As filed with the Securities and Exchange Commission on April 17, 2012

Registration No. 333-173037

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McJUNKIN RED MAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5084	55-0229830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

2 Houston Center

909 Fannin, Suite 3100

Houston, Texas 77010

(877) 294-7574

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay

2 Houston Center

909 Fannin, Suite 3100

Houston, Texas 77010

(877) 294-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Levitt, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
9.50% Senior Secured Notes due December 15, 2016	(1)	(1)	(1)	(1)
Guarantees of 9.50% Senior Secured Notes due December 15, 2016	(2)	(2)	(2)	(2)

(1)	An indeterminate amount of securities are being registered hereby to be offered solely for market-making purposes by specified affiliates of the registrants. Pursuant to Rule 457(q) under the Securities Act of 1933, as amended, no filing fee is required.
(2)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
GREENBRIER PETROLEUM CORPORATION	West Virginia	5084	55-0566559
MCJUNKIN RED MAN DEVELOPMENT CORPORATION	Delaware	5084	55-0825430
MIDWAY-TRISTATE CORPORATION	New York	5084	13-3503059
MILTON OIL & GAS COMPANY	West Virginia	5084	55-0547779
MRC GLOBAL INC.	Delaware	5084	20-5956993
MRC MANAGEMENT COMPANY	Delaware	5084	26-1570465
RUFFNER REALTY COMPANY	West Virginia	5084	55-0547777
THE SOUTH TEXAS SUPPLY COMPANY, INC.	Texas	5084	74-2804317

(1)	The address for each of the additional registrant guarantors is c/o McJunkin Red Man Corporation, 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 17, 2012

Prospectus

McJunkin Red Man Corporation

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

The 9.50% senior secured notes due December 15, 2016 offered hereby, which we refer to as “the notes”, relate to an aggregate of $1,050,000,000 of 9.50% senior secured notes due December 15, 2016 that we originally issued on December 21, 2009 and February 11, 2010.

We pay interest on the notes on June 15 and December 15 of each year. We may also redeem the notes, in whole or in part, at any time on or after December 15, 2012 at the redemption prices set forth in this prospectus. In addition, at any time prior to December 15, 2012, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest to the redemption date. We may also, at any time prior to December 15, 2012, redeem up to 35% of the aggregate principal amount of the notes issued under the indenture governing the notes with the net proceeds of certain equity offerings at the redemption price set forth in this prospectus.

The notes are unconditionally guaranteed, jointly and severally, by all of our wholly owned domestic subsidiaries (together with any other restricted subsidiaries that may guarantee the notes from time to time, the “Subsidiary Guarantors”) and by MRC Global Inc., our parent company. The notes and the guarantees by the Subsidiary Guarantors are secured on a senior basis (subject to permitted prior liens), together with any other Priority Lien Obligations (as such term is defined in “Description of Notes—Certain Definitions”), equally and ratably by security interests granted to the collateral trustee in all Notes Priority Collateral (as such term is defined in “Description of Notes—Certain Definitions”) from time to time owned by the Issuer or the Subsidiary Guarantors. The guarantee of MRC Global Inc. is not secured. The notes and the guarantees by the Subsidiary Guarantors are also secured on a junior basis (subject to the lien to secure our revolving credit facility and other permitted prior liens) by security interests granted to the collateral trustee in all ABL Priority Collateral (as such term is defined in “Description of Notes—Certain Definitions”) from time to time owned by the Issuer or the Subsidiary Guarantors.

There is no existing public market for the notes offered hereby. We do not intend to list the notes on any securities exchange or seek approval for quotation through any automated trading system.

You should consider carefully the “Risk Factors” beginning on page 22 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is                    , 2012.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

McJunkin Red Man Corporation is a Delaware corporation. We are a wholly owned subsidiary of MRC Global Inc., a Delaware corporation. Our principal executive offices are located in 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574.

This prospectus contains registered and unregistered trademarks and service marks of McJunkin Red Man Corporation and its affiliates, as well as trademarks and service marks of third parties. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

The following summary contains a summary of basic information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. For a more complete understanding, we encourage you to read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes. Unless otherwise indicated or the context otherwise requires, all references to “the Company”, “MRC”, “we”, “us”, and “our” refer to MRC Global Inc. and its consolidated subsidiaries, and all references to the “Issuer” are to McJunkin Red Man Corporation, exclusive of its subsidiaries.

Our Company

We are the largest global industrial distributor of pipe, valves and fittings (“PVF”) and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream, midstream and downstream sectors. We offer more than 150,000 stock keeping units (“SKUs”), including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products from over 12,000 suppliers. Through our North American and International segments, we serve more than 12,000 customers through over 400 service locations throughout North America, Europe, Asia and Australasia.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

We believe that growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in North American energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year maintenance, repair and operations (“MRO”) arrangements. Our average annual retention rate for these contracts since 2000 is 95%. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions, exploration or new construction projects, are more commonly associated with a customer’s capital expenditures budget. Such projects can be more sensitive to global oil and natural gas prices and general economic conditions.

We distribute products globally, including in PVF intensive, rapidly expanding oil and natural gas exploration and production (“E&P”) areas such as the Bakken, Barnett, Eagle Ford, Fayetteville,

Haynesville, Marcellus, Niobrara and Utica shales in North America. Furthermore, our Canadian subsidiary Midfield Supply ULC (“MRC Midfield”), one of the two largest Canadian PVF distributors based on sales, provides PVF products to oil and natural gas companies operating primarily in Western Canada, including the Western Canadian Sedimentary Basin, Alberta Oil Sands and heavy oil regions. These regions are still in the early stages of infrastructure investment with numerous companies seeking to facilitate the long-term harvesting of difficult to extract and process crude oil. Beyond North America, our acquisitions of Transmark Fcx Group BV (together with its subsidiaries, “MRC Transmark”) and Stainless Pipe and Fittings Australia Pty Ltd. (“MRC SPF”) have provided us with a well-established and integrated platform for international growth and further positioned us to be the leading global PVF distributor to the energy industry. The following map illustrates our global presence:

MRC Locations – 18 Countries

Australia	Kazakhstan
Belgium	Netherlands
Canada	New Zealand
China	Singapore
Finland	South Korea
France	Thailand
Germany	United Arab Emirates
Indonesia	United Kingdom
Italy	United States

Our business is characterized by diversity in the industry sectors and regions we serve and in the products we supply. The following charts summarize our revenue by sector, geography and product, across both our North American and International segments, for the year ended December 31, 2011:

Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our PVF products typically are mission critical yet represent a fraction of the total cost of the project, our customers often place a premium on service and high reliability given the high cost to them of maintenance or project delays. Our products are typically used in high-volume, high-stress and abrasive applications or in high-pressure, extreme temperature and high-corrosion applications.

With over 400 global service locations servicing the energy and industrial sectors, we are an important link between our more than 12,000 customers and our more than 12,000 suppliers. We add value to our customers and suppliers in a number of ways:

•

Broad Product Offering and High Customer Service Levels:    The breadth and depth of our product offering enables us to provide a high level of service to our energy and industrial customers. Given our global inventory coverage and branch network, we are able to fulfill orders more quickly, including orders for less common and specialty items, and provide our customers with a greater array of value added services than if we operated on a smaller scale or only at a local or regional level. These value added services include multiple daily deliveries, volume purchasing, product testing, manufacturer assessments, inventory management and warehousing, technical support, just-in-time delivery, order consolidation, product tagging and tracking and system interfaces customized to customer and supplier specifications.

•

Approved Manufacturer List (“AML”) Services:    Our customers rely on us to provide a high level of quality control for their PVF products. We do this by regularly auditing many of our suppliers for quality assurance through our Supplier Registration Process (“SRP”). We use our resulting Approved Supplier List (the “MRC ASL”) to supply products across many of the industries we support, particularly for downstream and midstream customers. Increasingly, many of our customers rely on the MRC ASL and our AML services to help devise and maintain their own approved manufacturer listings.

•

Customized and Integrated Service Offering:    We offer our customers integrated supply services, including product procurement, quality assurance, physical warehousing and inventory management and analysis, using our proprietary information technology (“IT”) platform. This is part of an overall strategy to provide a “one stop” solution for PVF purchases across the upstream-midstream-downstream spectrum through integrated supply agreements and MRO contracts. This enables our customers to focus on their core operations, generate cost savings and increase the overall efficiency of their businesses.

History

McJunkin Corporation (“McJunkin”) was founded in 1921 in Charleston, West Virginia and initially served the local oil and natural gas industry, focusing primarily on the downstream end market. In 1989, McJunkin broadened its upstream end market presence by merging its oil and natural gas division with Appalachian Pipe & Supply Co. to form McJunkin Appalachian Oilfield Supply Company (“McJunkin Appalachian”, which was a subsidiary of McJunkin Corporation, but has since been merged with and into McJunkin Red Man Corporation), which focused primarily on upstream oil and natural gas customers.

In April 2007, we acquired Midway-Tristate Corporation (“Midway”), a regional PVF oilfield distributor, primarily serving the upstream Appalachia and Rockies regions. This extended our leadership position in Appalachia/Marcellus shale region, while adding additional branches in the Rockies.

Red Man Pipe & Supply Co. (“Red Man”) was founded in 1976 in Tulsa, Oklahoma and began as a distributor to the upstream end market and subsequently expanded into the midstream and downstream end markets. In 2005, Red Man acquired an approximate 51% voting interest in MRC Midfield, giving Red Man a significant presence in the Western Canadian Sedimentary Basin.

In October 2007, McJunkin and Red Man completed a business combination transaction to form the combined company, McJunkin Red Man Corporation. This transformational merger combined leadership positions in the upstream, midstream and downstream end markets, while creating a “one stop” PVF leader across all end markets with full geographic coverage across North America. Red Man has since been merged with and into McJunkin Red Man Corporation.

On July 31, 2008, we acquired the remaining voting and equity interest in Midfield. Also, in October 2008, we acquired LaBarge Pipe & Steel Company (“LaBarge”). LaBarge is engaged in the sale and distribution of carbon steel pipe (predominately large diameter pipe) for use primarily in the North American midstream energy infrastructure market. The acquisition of LaBarge expanded our midstream end market leadership, while adding a new product line in large outside diameter pipe.

On October 30, 2009, we acquired MRC Transmark. MRC Transmark is a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia. MRC Transmark was formed from a series of acquisitions, the most significant being the acquisition of FCX European and Australasian distribution business in July 2005. The acquisition of MRC Transmark provided geographic expansion internationally, additional downstream diversification and enhanced valve market leadership.

During 2010, we acquired The South Texas Supply Company, Inc. (“South Texas Supply”) and also certain operations and assets from Dresser Oil Tools & Supply. With these two acquisitions, we expanded our footprint in the Eagle Ford and Bakken shale regions, expanding our local presence in two of the emerging active shale basins in North America.

In June 2011, we acquired MRC SPF. Headquartered in Perth, Western Australia, MRC SPF is a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates.

In July 2011, we acquired Curtiss-Wright Flow Control Corporation (“VSC”). VSC specializes in valve automation for upstream projects and maintenance, repairs and operation in the downstream sector.

In December 2011, we signed an agreement to acquire the operations and assets of OneSteel Piping Systems (“OPS”). This acquisition was completed in March 2012. OPS is a leading PVF product and service specialist with proven capabilities supplying the oil and gas, mining and mineral processing industries in Australia.

On January 10, 2012, MRC Global Inc. amended its amended and restated certificate of incorporation and amended and restated bylaws to reflect a change in its name from “McJunkin Red Man Holding Corporation” to “MRC Global Inc.”

MRC Global Inc. was incorporated in Delaware on November 20, 2006 and McJunkin Red Man Corporation was incorporated in West Virginia on March 21, 1922 and was reincorporated in Delaware on June 14, 2010. Our principal executive office is located at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010. Our telephone number is (877) 294-7574. Our website address is www.mrcpvf.com. Information contained on our website or on other external websites mentioned throughout this prospectus is expressly not incorporated by reference into this prospectus.

Recent Developments

Preliminary First Quarter 2012 Results

We expect to report the following results for each of sales, net income, Adjusted EBITDA and total indebtedness for the three months ending March 31, 2012 and as of March 31, 2012, as applicable:

•

Sales. We expect to report sales of between approximately $1.30 billion and $1.34 billion for the three months ending March 31, 2012, as compared to sales of $991.8 million for the three months ended March 31, 2011.

•

Net income. We expect to report net income of between approximately $30 million and $36 million for the three months ending March 31, 2012, as compared to a net loss of $(1.1) million for the three months ended March 31, 2011.

•

Adjusted EBITDA. We expect to report Adjusted EBITDA of between approximately $101 million and $111 million for the three months ending March 31, 2012, as compared to Adjusted EBITDA of $60 million for the three months ended March 31, 2011.

•

Total indebtedness. We expect that our total indebtedness outstanding at March 31, 2012 will be approximately $1.6 billion to $1.7 billion, as compared to $1.53 billion of total indebtedness as of December 31, 2011.

Expected results for the three months ending March 31, 2012 primarily reflect continued strength in each of the upstream, midstream and downstream sectors of our business, including strong drilling activity in North America, particularly in the shale and conventional oil regions. The results estimated above include an approximately $1.7 million write-off of deferred financing costs, which we expect to record in the three months ending March 31, 2012 in connection with the refinancing of our ABL Credit Facility. The expected increase in total indebtedness at March 31, 2012 primarily reflects the acquisition of OneSteel Piping Systems and working capital growth.

Management has prepared the estimates presented above in good faith based upon our internal reporting and expectations as of and for the three months ending March 31, 2012. These estimated ranges are preliminary, unaudited, subject to completion, reflect our current good faith estimates and may be revised as a result of results posted during the remainder of the quarter and management’s further review of our results. We and our auditors have not completed our normal quarterly review procedures as of and for the three months ending March 31, 2012, and there can be no assurance that our final results for this quarterly period will not differ from these estimates. Any such changes could be material. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ending March 31, 2012, we may identify items that would require us to make material adjustments to the preliminary financial information. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, these preliminary estimates as of and for the three months ending March 31, 2012 are not necessarily indicative of the results to be achieved for the remainder of 2012 or any future period. Our consolidated financial statements and related notes as of and for three months ending March 31, 2012 are not expected to be filed with the SEC until after this offering is completed.

Adjusted EBITDA is a non-GAAP measure within the rules of the SEC. The most closely comparable GAAP measure is net income. The following table reconciles Adjusted EBITDA to net income for the ranges presented above for the three months ending March 31, 2012 (estimated) and for the three months ended March 31, 2011 (actual). For more information about our use of Adjusted EBITDA, see footnote 2 to “—Summary Consolidated Financial Information” included elsewhere in this prospectus.

	Three Months Ended March 31,
	2012 (Estimated Low)	2012 (Estimated High)	2011 (Actual)
	($ in millions)
Net income (loss)	$30.0	$36.1	$(1.1)
Income tax (benefit) expense	16.9	20.3	(0.7)
Interest expense	33.5	33.9	33.5
Depreciation and amortization	4.1	4.2	4.0
Amortization of intangibles	12.1	12.2	12.4
Change in fair value of derivative instruments	(2.1)	(1.9)	(1.9)
Share based compensation expense	1.8	1.9	1.5
Legal and consulting expenses	(1.1)	(0.9)	1.2
Increase in LIFO Reserve	5.0	5.2	10.1
Other noncash expenses (1)	(0.9)	(1.3)	1.0
Deferred financing costs	1.7	1.7	—

Adjusted EBITDA	$101.0	$111.4	$60.0

(1)	For the three months ended March 31, 2012, estimated to include foreign exchange gains and losses. For the three months ended March 31, 2011, included transaction-related expenses, pre-acquisition EBITDA of MRC SPF and other items added back to net income pursuant to our then existing ABL credit facility.

Global ABL Facility

On March 27, 2012, we entered into a new multi-currency Global ABL Facility (the “Global ABL Facility”) which replaced our existing North American ABL Credit Facility, our European Transmark term loan and revolving credit facility and our UK overdraft facility. The administrative agent and collateral agent for the Global ABL Facility is Bank of America, N.A., and the co-syndication agents of the Global ABL Facility are Barclays Bank PLC and Wells Fargo Capital Finance LLC. The five-year Global ABL Facility contains up to US$1.25 billion of total revolving credit facilities, including US$1.025 billion in the United States, US$145 million in Canada, US$12 million in the United Kingdom, US$52 million in Australia, US$9 million in the Netherlands and US$7 million in Belgium. The facility also contains an accordion feature that allows us to increase the principal amount of the facility by up to US$300 million.

The Global ABL Facility is primarily secured by all of our receivables, inventory and related assets in the relevant countries. Our ability to borrow in each jurisdiction under the facility is limited by a borrowing base in that jurisdiction equal to 85% of eligible receivables, plus the lesser of 70% of eligible inventory and 85% of appraised net orderly liquidation value of the inventory. The facility initially bears interest at LIBOR plus an initial margin of 1.75%, though from and after September 1, 2012 the margin will vary between 1.50% and 2.00% based on our fixed charge coverage ratio. For additional information about the Global ABL Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Indebtedness—Global ABL Facility.”

Initial Public Offering

On April 17, 2012, MRC Global Inc. closed its initial public offering of 22,727,273 shares of its common stock. MRC Global Inc. sold 17,045,455 shares and PVF Holdings LLC (“PVF Holdings”), a selling stockholder and an affiliate of Goldman, Sachs & Co., sold 5,681,818 shares. The initial public offering price of the common stock was $21.00 per share. The selling stockholder in the offering granted the underwriters a 30-day option to purchase up to 3,409,091 additional shares at the initial public offering price less the underwriting discount. The Company used the proceeds of the offering to repay indebtedness. The Company will not receive any proceeds from the sale of stock by the selling stockholder in the offering. The shares are listed on the New York Stock Exchange under the ticker symbol “MRC”.

The Goldman Sachs Funds

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings, our largest shareholder.

Since 1986, the Goldman Sachs Merchant Banking Division (“GS MBD”), which manages The Goldman Sachs Funds, has raised 16 private equity and principal debt investment funds aggregating over $78 billion of capital and invested in over 500 companies globally. GS Capital Partners VI is the current private equity vehicle through which Goldman Sachs conducts its large, privately negotiated, corporate equity investment activities. With six offices in five countries around the world, GS MBD is one of the largest managers of private capital globally.

Since 1998, GS MBD has invested over $8 billion in over 20 companies in the energy and industrial distribution sectors. Investments include, but are not limited to, Bill Barrett Corporation (natural gas exploration and production in the Rocky Mountain region of the U.S.), CCS Corporation

(provider of integrated energy and environmental waste management services), Cobalt International Energy (deepwater Gulf of Mexico and West Africa oil exploration), CVR Energy (U.S. mid-continent based oil refinery), EF Energy Holdings, LLC (start-up upstream oil and gas company), Expro International (market leader in deepwater well testing and commissioning services), Horizon Wind Energy (one of the largest developers of wind power projects in North America), Kenan Advantage Group (largest provider of “last mile” fuel delivery services on a dedicated basis in the U.S.), Nalco Corporation (global provider of integrated water treatment and process improvement services), OIG Offshore Installation Group (provider of offshore mooring and subsea installation, module handling and logistics services), Associated Asphalt (largest asphalt terminalling operation in the U.S.) and Ahlsell Sverige (industrial distributor in the Nordic region).

Summary of the Notes

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	McJunkin Red Man Corporation.

Securities Offered	Up to $1,050,000,000 aggregate principal amount of 9.50% senior secured notes due 2016.

Maturity Date	The notes will mature on December 15, 2016.

Interest Payment Dates	Interest on the notes will be payable in cash on June 15 and December 15 of each year.

Guarantees	The notes are unconditionally guaranteed, jointly and severally, by all of our wholly owned domestic subsidiaries (together with any other restricted subsidiaries that may guarantee the notes from time to time, the “Subsidiary Guarantors”) and by MRC Global Inc. MRC Global Inc. does not have any material assets other than its ownership of 100% of the Issuer’s capital stock.

Under the indenture relating to the notes, any wholly owned domestic subsidiary (other than immaterial subsidiaries) formed or acquired on or after the date of the indenture and any restricted subsidiary that provides a guarantee with respect to our asset-based revolving credit facility (the “Global ABL Facility”) or any other indebtedness of the Issuer or any Subsidiary Guarantor will also be required to guarantee the notes. See “Description of Notes—Certain Covenants—Guarantees”.

Collateral	The notes and the guarantees by the Subsidiary Guarantors are secured on a senior basis (subject to permitted prior liens), together with any other Priority Lien Obligations (as such term is defined in “Description of Notes—Certain Definitions”), equally and ratably by security interests granted to the collateral trustee in all Notes Priority Collateral (as such term is defined in “Description of Notes—Certain Definitions”) from time to time owned by the Issuer or the Subsidiary Guarantors. The guarantee of MRC Global Inc. is not secured.

The Notes Priority Collateral generally comprises substantially all of the Issuer’s and the Subsidiary Guarantors’ tangible and intangible assets, other than specified excluded assets. The collateral trustee holds the senior liens on the Notes Priority Collateral in trust for the benefit of the holders of the notes and the holders of any other Priority Lien Obligations. See “Description of Notes—Security—Collateral”.

The notes and the guarantees by the Subsidiary Guarantors are also secured on a junior basis (subject to the lien which secures the Global ABL Facility and other permitted prior liens) by security interests granted to the collateral trustee in all ABL Priority Collateral (as such term is defined in “Description of Notes—Certain Definitions”) from time to time owned by the Issuer or the Subsidiary Guarantors.

The ABL Priority Collateral generally comprises substantially all of the Issuer’s and the Subsidiary Guarantors’ accounts receivable, inventory, general intangibles and other assets relating to the foregoing, deposit and securities accounts (other than the “Net Available Cash Account”, as such term is defined in the intercreditor agreement), and proceeds and products of the foregoing, other than specified excluded assets. See “Description of Notes—Security—Collateral”. The collateral trustee holds the junior liens on the ABL Priority Collateral in trust for the benefit of the holders of the notes and the holders of any other Priority Lien Obligations.

Assets owned by our non-guarantor subsidiaries and by MRC Global Inc. are not part of the collateral securing the notes. See “Description of Notes—Security” and “Risk Factors—Risks Related to the Collateral and the Guarantees”.

Ranking	The notes and the related guarantees are the Issuer’s and the Subsidiary Guarantors’ senior secured obligations and MRC Global Inc.’s senior unsecured obligation. The indebtedness evidenced by the notes and subsidiary guarantees ranks:

•	senior to any debt of the Issuer and the Subsidiary Guarantors to the extent of the collateral which secures the notes and guarantees on a senior basis;

•	equal with all of the Issuer’s and the Subsidiary Guarantors’ existing and future senior indebtedness (before giving effect to security interests);

•	senior to all of the Issuer’s and the Subsidiary Guarantors’ existing and future subordinated indebtedness;

•

junior in priority to the Global ABL Facility (to the extent of the collateral that secures the Global ABL Facility) and to any other debt incurred after the issue date that has a priority security interest relative to the notes in the collateral that secures the Global ABL Facility;

•	equal in priority to any other indebtedness incurred before or after the issue date which is secured on an equal basis with the notes and guarantees; and

•	junior in priority to the existing and future claims of creditors and holders of preferred stock of our subsidiaries that do not guarantee the notes, including foreign subsidiaries that have guaranteed and secured debt of foreign subsidiaries under the Global ABL Facility.

As of December 31, 2011, after giving effect to our entry into the Global ABL Facility and assuming the use of proceeds of the initial public offering to repay debt:

•

we and the Subsidiary Guarantors would have had $149.3 million outstanding under the Global ABL Facility and outstanding letters of credit of approximately $16.7 million (with approximately $695.3 million of estimated available borrowings under the Global ABL Facility), all of which would rank senior to the notes to the extent of the collateral securing the Global ABL Facility on a senior basis;

•

our non-guarantor subsidiaries would have had indebtedness of $19.0 million and estimated borrowing availability of an additional approximately $144.9 million, all of which would rank senior to the notes;

•	we and the guarantors would have had $1.05 billion of notes outstanding plus certain outstanding interest rate swap agreements, all of which would rank pari passu with the notes;

•	we and the guarantors would have had no subordinated indebtedness; and

•	our parent guarantor would have had no indebtedness other than its guarantee of the notes.

See “Description of Notes—Brief Description of the Notes and the Note Guarantees”.

Intercreditor Agreement	The collateral trustee has entered into an intercreditor agreement with the Issuer, the Subsidiary Guarantors and Bank of America, N.A., as collateral agent under the Global ABL Facility, which governs the relationship of noteholders and the lenders under the Global ABL Facility with respect to collateral and certain other matters. See “Description of Notes—The Intercreditor Agreement”.

Collateral Trust Agreement	The Issuer and the Subsidiary Guarantors have entered into a collateral trust agreement with the collateral trustee and the trustee under the indenture governing the notes. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all liens upon the collateral which it holds in trust. See “Description of Notes—The Collateral Trust Agreement”.

Sharing of Liens and Collateral	The Issuer and the Subsidiary Guarantors may issue additional senior secured indebtedness under the indenture governing the notes. The liens securing the notes may also secure, together on an equal and ratable basis with the notes, other Priority Lien Debt (as such term is defined in “Description of Notes—Certain Definitions”) permitted to be incurred by the Issuer under the indenture governing the notes, including additional notes of the same class under the indenture governing the notes. The Issuer and the Subsidiary Guarantors may also grant additional liens on the collateral securing the notes on a junior basis to secure Subordinated Lien Debt (as such term is defined in “Description of Notes—Certain Definitions”) permitted to be incurred under the indenture governing the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after December 15, 2012 at the redemption prices set forth in this prospectus. In addition, at any time prior to December 15, 2012, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest to the redemption date, in each case, as described in this prospectus under “Description of Notes—Optional Redemption”.

We may also, at any time prior to December 15, 2012, redeem up to 35% of the aggregate principal amount of the notes issued under the indenture governing the notes with the net proceeds of certain equity offerings at the redemption price set forth in this prospectus. See “Description of Notes—Optional Redemption”.

Offers to Purchase	If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of notes may require us to purchase all or a portion of its notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the purchase date. See “Description of Notes—Repurchase at the Option of Holders”. The Global ABL Facility or other agreements may restrict us from repurchasing any of the notes, including any purchase we may be required to make as a result of a change of control or certain asset sales. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the notes”.

Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	issue certain preferred stock or disqualified capital stock;

•	create liens;

•	pay dividends or make other restricted payments;

•	make certain payments on debt that is subordinated or secured on a basis junior to the notes;

•	make investments;

•	sell assets;

•	create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of Notes”.

Original Issue Discount	The notes were issued with original issue discount for United States federal income tax purposes. For United States federal income tax purposes, U.S. Holders will be required to include the original issue discount in gross income (as ordinary income) as it accrues on a constant yield basis in advance of the receipt of the cash payment to which such income is attributable (regardless of whether such U.S. Holders use the cash or accrual method of tax accounting). See “Material United States Federal Tax Considerations—Stated Interest and Original Issue Discount”.

No Assurance of Active Trading Market	The notes are not listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the notes will exist or be maintained. If an active or liquid trading market for the notes is not maintained, the market price and liquidity of the notes may be adversely affected. See “Risk Factors—Risks Related to the Notes—An active or liquid trading market for the notes may not be maintained”.

Risk Factors

Investing in our notes involves substantial risk, and our business faces various risks. For example, decreased capital and operating expenditures in the energy industry could lead to decreased demand for our products and services and could therefore have a material adverse effect on our business, results of operations and financial condition. We face other risks including, among others, fluctuations in steel prices, particularly for our tubular product category, volatility of oil and natural gas prices, economic downturns, our lack of long-term contracts with many of our customers and suppliers and the absence of minimum purchase obligations under the long-term customer contracts that we do have. Additionally, we have significant indebtedness. As of December 31, 2011, we had total debt outstanding of $1,526.7 million, borrowing availability of $583.7 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $629.8 million, representing leverage of 4.1x as of December 31, 2011 under the terms of our then existing asset-based revolving credit facility (the “ABL Credit Facility”). Our significant indebtedness could limit our ability to obtain additional financing, our ability to use operating cash flow in other areas of our business, and our ability to compete with other companies that are less leveraged, and could have other negative consequences. See “Risk Factors” for a more detailed discussion of these risks and other risks associated with the notes and with our business.

The data included in this prospectus regarding the industrial and oilfield PVF distribution industry, including trends in the market and our position and the position of our competitors within this industry, are based on our estimates which have been derived from management’s knowledge and experience in the areas in which our business operates, and information obtained from customers, suppliers, trade and business organizations, internal research, publicly available information, industry publications and surveys and other contacts in the areas in which our business operates. We have also cited information compiled by industry publications, governmental agencies and publicly available sources.

In this prospectus, unless otherwise indicated, foreign currency amounts are converted into U.S. dollar amounts at the exchange rate in effect on December 31, 2011, the last day of our fiscal year. Income statement figures are converted on a monthly basis, using each month’s average conversion rate.

Summary Consolidated Financial Information

On January 31, 2007, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), an affiliate of The Goldman Sachs Group, Inc., acquired a majority of the equity of the entity now known as McJunkin Red Man Corporation (then known as McJunkin Corporation) (the “GS Acquisition”). In this prospectus, the term “Predecessor” refers to McJunkin Corporation and its subsidiaries prior to January 31, 2007 and the term “Successor” refers to the entity now known as MRC Global Inc. and its subsidiaries on and after January 31, 2007. As a result of the change in McJunkin Corporation’s basis of accounting in connection with the GS Acquisition, Predecessor’s financial statement data for the one month ended January 30, 2007 and earlier periods are not comparable to Successor’s financial data for the eleven months ended December 31, 2007 and subsequent periods.

McJunkin Corporation completed a business combination transaction with Red Man (the “Red Man Transaction”) on October 31, 2007. At that time, McJunkin Corporation was renamed McJunkin Red Man Corporation. Operating results for the eleven-month period ended December 31, 2007 include the results of MRC Global Inc. for the full period and the results of Red Man for the two months after the business combination on October 31, 2007. Accordingly, our historical results for the years ended December 31, 2011, 2010, 2009 and 2008 and the 11 months ended December 31, 2007 are not comparable to McJunkin Corporation’s historical results for the one month ended January 30, 2007.

The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the years ended December 31, 2011, 2010, 2009 and 2008, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2011 and December 31, 2010, have been derived from the consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus that Ernst & Young LLP, our independent registered public accounting firm, has audited. The summary consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the one month ended January 30, 2007 and the eleven months ended December 31, 2007, and the summary consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2009, December 31, 2008 and December 31, 2007, have been derived from the consolidated financial statements of MRC Global Inc. not included in this prospectus that Ernst & Young LLP has audited.

All information in this prospectus gives effect to the two-for-one reverse split of MRC Global Inc.’s common stock which occurred on February 29, 2012.

The historical data presented below has been derived from financial statements that have been prepared using United States generally accepted accounting principles (“GAAP”). This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Successor					Predecessor
	Year Ended December 31,				Eleven Months Ended December 31,	One Month Ended January 30,
	2011	2010	2009	2008	2007	2007
	(In millions)
Statement of Operations Data:
Sales	$4,832.4	$3,845.5	$3,661.9	$5,255.2	$2,124.9	$142.5
Cost of sales	4,124.2	3,327.0	3,067.4	4,273.1	1,761.9	114.9
Inventory write-down	—	0.4	46.5	—	—	—

Gross margin	708.2	518.1	548.0	982.1	363.0	27.6
Selling, general and administrative expenses	513.6	451.7	411.6	482.1	218.5	15.9
Goodwill and intangibles impairment charge	—	—	386.1	—	—	—

Operating income (loss)	194.6	66.4	(249.7)	500.0	144.5	11.7
Other (expense) income
Interest expense	(136.8)	(139.6)	(116.5)	(84.5)	(61.7)	(0.1)
Write off of debt issuance costs	(9.5)	—	—	—	—	—
Change in fair value of derivative instruments	7.0	(4.9)	8.9	(6.2)	—	—
Other, net	0.5	2.9	2.5	(2.6)	(0.8)	(0.4)

Total other (expense) income	(138.8)	(141.6)	(105.1)	(93.3)	(62.5)	(0.5)

Income (loss) before income taxes	55.8	(75.2)	(354.8)	406.7	82.0	11.2
Income taxes	26.8	(23.4)	(15.0)	153.2	32.1	4.6

Net income (loss)	$29.0	$(51.8)	$(339.8)	$253.5	$49.9	$6.6

Other Financial Data:
Net cash provided by (used in) operations	$(102.9)	$112.7	$505.5	$(137.4)	$110.2	$6.6
Net cash provided by (used in) investing activities	(48.0)	(16.2)	(66.9)	(314.2)	(1,788.9)	(0.2)
Net cash provided by (used in) financing activities	140.6	(98.2)	(393.9)	452.0	1,687.2	(8.3)
Adjusted Gross Margin(1)	849.6	663.2	493.5	1,164.0	400.6	27.9
Adjusted EBITDA(2)	360.5	224.2	218.5	744.4	344.9	26.0
Adjusted EBITDA RONA(3)	24.1%	19.6%	18.6%

	Successor
	As of December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$46.1	$56.2	$56.2	$12.1	$10.1
Working capital(4)	1,074.7	842.6	930.2	1,208.0	674.1
Total assets	3,227.7	2,991.2	3,083.2	3,919.7	3,083.8
Total debt(5)	1,526.7	1,360.2	1,452.6	1,748.6	868.4
Stockholders’ equity	720.9	689.8	743.9	987.2	1,262.7

(1)	We define Adjusted Gross Margin as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last in, first out (“LIFO”) inventory costing methodology. We present Adjusted Gross Margin because we believe it is a useful indicator of our operating performance and facilitates a meaningful comparison to our peers. We believe this for the following reasons:

•

Our management uses Adjusted Gross Margin for planning purposes, including the preparation of our annual operating budget and financial projections. This measure is also used to assess the performance of our business.

•

Investors use Adjusted Gross Margin to measure a company’s operating performance without regard to items, such as depreciation and amortization, and amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of transactions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether those companies elect to utilize the LIFO method and depending upon which LIFO method they may elect.

•	Securities analysts can use Adjusted Gross Margin as a supplemental measure to evaluate overall operating performance of companies.

In particular, we believe that Adjusted Gross Margin is a useful indicator of our operating performance because Adjusted Gross Margin measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses.

However, Adjusted Gross Margin does not represent and should not be considered an alternative to gross margin or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted Gross Margin in the same manner as we do. Although we use Adjusted Gross Margin as a measure to assess the operating performance of our business, Adjusted Gross Margin has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include depreciation and amortization expense. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this measure. Furthermore, Adjusted Gross Margin does not account for our LIFO inventory costing methodology and, therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted Gross Margin may overstate our operating performance. Because Adjusted Gross Margin does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted Gross Margin in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Successor					Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007
Gross margin	$708.2	$518.1	$548.0	$982.1	$363.0	$27.6
Depreciation and amortization	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	50.7	53.9	46.6	44.4	21.9	—
Increase (decrease) in LIFO reserve	73.7	74.6	(115.6)	126.2	10.3	—

Adjusted Gross Margin	$849.6	$663.2	$493.5	$1,164.0	$400.6	$27.9

(2)	We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, other non-recurring and non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee we pay under our Global ABL Facility. In addition, we believe it is a useful indicator of our operating performance. We believe this for the following reasons:

•

Our management uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections, as well as for determining a significant portion of the compensation of our executive officers.

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

In particular, we believe that Adjusted EBITDA is a useful indicator of our operating performance because Adjusted EBITDA measures our Company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.

Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a significant element of our costs. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of certain taxes, which is also a significant element of our operations. Furthermore, Adjusted EBITDA does not account for our LIFO inventory costing methodology, and therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted EBITDA may overstate our operating performance. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The calculation of Adjusted EBITDA is consistent with the computation of Consolidated Cash Flow (as such term is defined in “Description of Notes—Certain Definitions”) except for the change in the LIFO reserve, which would not be an adjustment in determining Consolidated Cash Flow.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Successor					Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 31, 2007

Net income (loss)	$29.0	$(51.8)	$(339.8)	$253.5	$49.9	$6.6
Income tax expense (benefit)	26.8	(23.4)	(15.0)	153.2	32.1	4.6
Interest expense	136.8	139.6	116.5	84.5	61.7	0.1
Write off of debt issuance costs	9.5	—	—	—	—	—
Depreciation and amortization	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	50.7	53.9	46.6	44.4	21.9	—
Amortization of Purchase Price Accounting	—	—	15.7	2.4	—	—
Change in fair value of derivative instruments	(7.0)	4.9	(8.9)	6.2	—	—
Closed locations	—	(0.7)	1.4	4.4	—	—
Share based compensation expense	8.4	3.7	7.8	10.2	3.0	—
Franchise taxes	0.4	0.7	1.4	1.5	—	—
Gain on early extinguishment of debt	—	—	(1.3)	—	—	—
Goodwill and intangibles impairment charge	—	—	386.1	—	—	—
Inventory write-down	—	0.4	46.5	—	—	—
IT system conversion costs	—	—	2.4	1.4	—	—
M&A transaction & integration expenses	0.5	1.4	17.5	30.4	12.7	—
Midway pre-acquisition contribution	—	—	—	—	2.8	1.0
Legal and consulting expenses	9.9	4.2	1.9	0.4	—	—
Joint venture termination	1.7	—	—	—	—	—
Provision for uncollectible accounts	0.4	(2.0)	1.0	7.7	0.4	—
Red Man pre-acquisition contribution	—	—	—	—	142.2	13.1
Severance and related costs	1.1	3.2	4.4	—	—	—
MRC Transmark pre-acquisition contribution	—	—	38.5	—	—	—
LIFO	73.7	74.6	(115.6)	126.2	10.3	—
Other non-cash expenses	1.6	(1.1)	(3.1)	6.7	2.5	0.3

Adjusted EBITDA	$360.5	$224.2	$218.5	$744.4	$344.9	$26.0

(3)	We define Adjusted EBITDA Return on Net Assets (“Adjusted EBITDA RONA”) as (a) Adjusted EBITDA divided by (b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant & equipment, net, less accounts payable. The calculation of Adjusted EBITDA RONA is set forth below (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Adjusted EBITDA	$360,465	$224,124	$218,496

Accounts receivable	$791,280	$596,404	$506,194
Inventory at LIFO	899,064	765,367	871,653
LIFO Reserve	175,122	101,419	26,862
Property, plant & equipment, net	107,430	104,725	111,480
Accounts payable	(479,584)	(426,632)	(338,512)

Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677

Adjusted EBITDA RONA	24.1%	19.6%	18.6%

We present Adjusted EBITDA RONA because we believe it is a useful indicator of our operating performance. Management believes that Adjusted EBITDA RONA provides meaningful supplemental information regarding our performance by excluding certain income and expense items and assets and liabilities that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with our peers. Our management uses Adjusted EBITDA RONA for determining a significant portion of the compensation of our executive officers. In addition, Adjusted EBITDA RONA is a useful indicator of our operating performance because it measures our performance without regard to acquisition transaction-related assets such as intangibles and goodwill.

However, Adjusted EBITDA RONA does not represent and should not be considered an alternative to other GAAP measures of performance such as net income. Also, our definition of Adjusted EBITDA RONA may not be comparable to similar measures that other companies report. Further, Adjusted EBITDA RONA has certain limitations, such as excluding our LIFO inventory costing methodology. In addition, the omission of our substantial intangible assets and goodwill further limits the usefulness of this measure. As a result, management does not view Adjusted EBITDA RONA in isolation or as a primary performance measure and uses other measures such as net income and sales to measure operating performance.

Management believes that the GAAP-based measure which is most comparable to Adjusted EBITDA RONA is a percentage with net income in the numerator and stockholders’ equity in the denominator. We believe Adjusted EBITDA is a useful measure of performance as compared to net income for the reasons stated above in note 2. We believe that for our Company total adjusted net assets (as calculated above) is a more useful measure than stockholders’ equity for purposes of a RONA calculation because, among other things, our calculation omits intangible assets and goodwill arising from acquisitions. Given the Company’s history of making numerous acquisitions in recent years, the Company believes that the measure it uses is more comparable to similar measures used by other companies if the effects of acquisitions are eliminated.

For a reconciliation of Adjusted EBITDA (the numerator in our calculation of Adjusted EBITDA RONA) to net income, see footnote 2 above. For a reconciliation of total adjusted net assets (the denominator in our calculation of Adjusted EBITDA RONA) to stockholders’ equity, see the following table:

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)
Stockholders’ equity	$720,862	$689,758	$743,898
Long term debt	1,526,740	1,360,241	1,452,610
Deferred taxes, net	357,195	373,719	377,948
Other liabilities	143,306	140,844	170,188
Intangible assets	(1,333,137)	(1,366,549)	(1,425,721)
LIFO Reserve	175,122	101,419	26,862
Other assets	(50,649)	(101,947)	(111,864)
Cash	(46,127)	(56,202)	(56,244)

Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677

The following table summarizes (1) the numerator and denominator in our calculation of Adjusted EBITDA RONA and (2) the numerator (net income) and denominator (stockholders’ equity) in the most comparable GAAP-based measure.

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)
Adjusted EBITDA	$360,465	$224,124	$218,496
Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677
Adjusted EBITDA RONA	24.1%	19.6%	18.6%

Net income (loss)	$28,984	$(51,824)	$(339,771)
Stockholders’ equity	$720,862	$689,758	$743,898
Net income / stockholders’ equity	4.02%	(7.5)%	(45.7)%

(4)	Working capital is defined as current assets less current liabilities.

(5)	Includes current portion.

RISK FACTORS

Before investing in the securities offered through this prospectus, you should carefully consider the following risk factors as well as the other information that this prospectus provides. If one or more of these risks or uncertainties actually occurs, they could materially and adversely affect our business, financial condition and operating results. In this prospectus, unless the context expressly requires a different reading, when we state that a factor could “adversely affect us”, have a “material adverse effect”, “adversely affect our business” and similar expressions, we mean that the factor could materially and adversely affect our business, financial condition and operating results.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We have now and will likely continue to have a significant amount of indebtedness. As of December 31, 2011, we had total debt outstanding of $1,526.7 million, borrowing availability of $583.7 million under our credit facilities and total liquidity (borrowing capacity plus cash on hand) of $629.8 million, representing leverage of 4.1x under the terms of our then existing ABL Credit Facility. In addition, as of December 31, 2011 on an adjusted basis, after giving effect to our use of proceeds of the initial public offering and our entry into the Global ABL Facility; we would have had total indebtedness outstanding of $1,200.1 million, representing leverage of 3.2x under the terms of the Global ABL Facility. In addition, we may incur significant additional indebtedness in the future. If new indebtedness is added to our current indebtedness, the risks described below could increase.

Our significant level of indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate purposes or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we may be subject to restrictive financial and operating covenants in the agreements governing our and our subsidiaries’ long term indebtedness;

•

we may be exposed to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, results of operations and financial condition;

•	we may be vulnerable to economic downturns and adverse industry conditions, including a downturn in pricing of the products we distribute;

•

our ability to capitalize on business opportunities and to react to pressures and changing market conditions in our industry and in our customers’ industries as compared to our competitors may be compromised due to our high level of indebtedness;

•	our ability to compete with other companies who are not as highly leveraged may be limited; and

•	our ability to refinance our indebtedness, including the notes, may be limited.

We may be unable to service our indebtedness, including the notes.

Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may seek to sell assets to fund our liquidity needs but may not be able to do so.

In addition, we can give no assurance that we will be able to refinance any of our debt, including the Global ABL Facility, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as sales of assets, sales of equity and/or negotiations with our lenders to restructure the applicable debt. The Global ABL Facility and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options.

The borrowings under certain of our credit facilities bear interest at variable rates and other debt we incur could likewise be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial indebtedness.

As of December 31, 2011, we had $456.4 million of secured indebtedness outstanding under our and our subsidiaries’ revolving credit facilities and up to approximately $711.3 million available for borrowing under our and our subsidiaries’ revolving credit facilities. In addition, as of December 31, 2011 on an adjusted basis, after giving effect to the use of proceeds of the initial public offering and our entry into the Global ABL Facility, we would have had total indebtedness outstanding of $1,200.1 million, representing leverage of 3.2x under the terms of the Global ABL Facility. The terms of the indenture governing the notes and the Global ABL Facility permit us to incur substantial additional indebtedness in the future, including secured indebtedness. If we incur any additional indebtedness that ranks equal to the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. In particular, the terms of the indenture allow us to incur a substantial amount of incremental debt which ranks equal to the notes and is secured by the same collateral as the notes, including various amounts of debt permitted under the definition of “Permitted Liens” in the Description of Notes. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Our debt instruments, including the indenture governing the notes and the Global ABL Facility, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the notes.

The indenture and the Global ABL Facility impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	issue certain preferred stock or disqualified capital stock;

•	pay dividends or make certain other restricted payments;

•	make certain payments on debt that is subordinated or secured on a basis junior to the notes;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Indebtedness” and “Description of Notes”.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We can give no assurance that such waivers, amendments or alternative or additional financings could be obtained or, if obtained, would be on terms acceptable to us.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in a default or an event of default under those agreements. Such a default or event of default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we may not be able to repay them and also repay the notes in full.

Your right to receive payments on the notes is effectively subordinated to the rights of lenders under the Global ABL Facility to the extent of the value of the collateral securing the Global ABL Facility on a senior lien basis.

The notes and the guarantees by our subsidiaries are secured by (1) a senior lien on substantially all of our and such guarantors’ tangible and intangible assets, other than the collateral securing the Global ABL Facility and (2) a junior lien on our and such guarantors’ accounts receivable, inventory and related assets which secure the Global ABL Facility on a senior lien basis, in each case subject to certain excluded assets and permitted liens. The lenders under the Global ABL Facility and certain other permitted secured debt will have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing that other indebtedness on a senior basis. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, the lenders under the Global ABL Facility will have a prior claim to those of our assets that constitute their collateral. After claims of the lenders under the Global ABL Facility have been satisfied in full, to the extent of the value of the collateral securing the Global ABL Facility on a senior lien basis, there may be no assets remaining under the Global ABL Facility collateral that may be applied to satisfy the claims of holders of the notes. As a result, holders of notes may receive less, ratably, than the lenders under the Global ABL Facility.

As of December 31, 2011, after giving effect to our entry into the Global ABL Facility and the use of proceeds of the initial public offering, the notes and the related guarantees would have been subordinated to $149.3 million of secured debt of the Issuer and the guarantors under the Global ABL Facility to the extent of the collateral securing debt of the Issuer and the guarantors under the Global ABL Facility on a senior basis, and up to approximately $695.3 million was available for borrowing as additional secured debt of the Issuer and the guarantors under the Global ABL Facility. In addition, the indenture governing the notes allows us to increase the size of the Global ABL Facility, or refinance or replace the Global ABL Facility, and the notes and guarantees would be effectively subordinated to amounts borrowed under such increased, refinanced or replacement revolving credit facility. We expect that this subordination will continue until the notes are retired, repaid or otherwise redeemed.

Your right to receive payment on the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will be required to guarantee the notes. For example, our foreign subsidiaries, certain immaterial subsidiaries and our subsidiaries (other than wholly owned domestic subsidiaries) that do not guarantee the Global ABL Facility or any other indebtedness of the Issuer or the Subsidiary Guarantors will not guarantee the notes. Creditors of our non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2011, on an adjusted basis, after giving effect to our entry into the Global ABL Facility and the use of the proceeds of the initial public offering, our non-guarantor subsidiaries would have had debt and trade payables of $168.0 million, all of which would rank senior to the notes and guarantees.

We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the notes.

Upon the occurrence of a “change of control”, as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Similarly, we must offer to buy back the notes (or repay other indebtedness in certain circumstances) at a price equal to 100% of the principal amount of the notes (or other debt) purchased, together with accrued and unpaid interest, if any, to the date of repurchase, with the proceeds of certain asset sales (as defined in the indenture). Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes, which would also trigger a cross default under the Global ABL Facility. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

If a change of control or asset sale occurs that would require us to repurchase the notes, it is possible that we may not have sufficient liquidity or assets to make the required repurchase of notes or to satisfy all obligations under the Global ABL Facility and the indenture governing the notes. A change of control would also trigger a default under the Global ABL Facility. In order to satisfy our obligations, we could seek to refinance the indebtedness under the Global ABL Facility and the indenture governing the notes or obtain a waiver from the lenders or you as a holder of the notes. We can give no assurance that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

Certain restrictive covenants in the indenture governing the notes will be suspended if the notes achieve investment grade ratings.

Most of the restrictive covenants in the indenture governing the notes will not apply for so long as the notes achieve investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, undergoing a change of control transaction or making certain dividends or distributions that would otherwise be prohibited under the indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We can give no assurance that the notes will achieve investment grade ratings, nor that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

Certain affiliates of The Goldman Sachs Group, Inc. own a significant majority of the equity of our principal stockholder. Conflicts of interest may arise because affiliates of our principal stockholder have continuing agreements and business relationships with us.

Certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), an affiliate of Goldman, Sachs & Co., are the majority owners of PVF Holdings LLC, our largest stockholder. The Goldman Sachs Funds will have the power, subject to certain exceptions, to direct our affairs and policies. A majority of the voting power of the Board of Directors of PVF Holdings LLC is held by directors who have been designated by the Goldman Sachs Funds. Through such representation on the Board of Directors of PVF Holdings LLC, the Goldman Sachs Funds will be able to substantially influence the appointment of management, the entering into of mergers and sales of substantially all assets and other extraordinary transactions. Furthermore, an affiliate of the Goldman Sachs Funds is a lender under the Global ABL Facility.

The interests of the Goldman Sachs Funds and their respective affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Goldman Sachs Funds as an equity holder might conflict with your interests as a note holder. The Goldman Sachs Funds may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, although such transactions might involve risks to you as a holder of notes.

The Goldman Sachs Funds are in the business of making investments in companies and may directly, or through affiliates, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, the Goldman Sachs Funds or their affiliates could pursue business interests or exercise their power as majority owners of PVF Holdings LLC in ways that are detrimental to you as a holder of notes but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to the Goldman Sachs Funds and they may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Under the terms of our certificate of incorporation, the Goldman Sachs Funds have no obligation to offer us corporate opportunities. See “Principal Stockholders”, “Certain Relationships and Related Party Transactions”, and “Description of Notes”.

As a result of these relationships, the interests of the Goldman Sachs Funds may not coincide with your interests as holders of notes. So long as the Goldman Sachs Funds continue to own a significant majority of our equity, the Goldman Sachs Funds will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

An active or liquid trading market for the notes may not be maintained.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation systems. The liquidity of any market for the notes will depend on a number of factors, including:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	the number of holders of notes; and

•	the market for similar securities.

The notes were issued to, and we believe the notes are owned by, a relatively small number of beneficial owners. Goldman, Sachs & Co., or the Initial Purchaser, was an initial purchaser of the notes, pursuant to a purchase agreement among us, the guarantors, Goldman, Sachs & Co. and the other initial purchasers named therein, dated December 16, 2009. The Initial Purchaser has advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the Initial Purchaser is under no obligation to do so and may cease its market-making at any time without notice. Accordingly, the market for the notes may cease to exist. Because we are an affiliate of the Initial Purchaser, the Initial Purchaser is required to deliver a current “market-maker” prospectus, such as this prospectus, and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect its ability to continue market-making activities. We have agreed to make a “market-maker” prospectus generally available to the Initial Purchaser to permit it to engage in market-making transactions. However, the registration rights agreements also provide that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time set forth in the registration rights agreement. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current “market-maker” prospectus.

Assuming the issuance of notes on February 11, 2010 constituted a “qualified reopening” of our 9.50% senior secured notes due December 15, 2016 for United States federal income tax purposes, the notes issued in exchange for those notes will be treated as issued with the same amount of original issue discount as the notes issued in exchange for the notes issued on December 21, 2009 for United States federal income tax purposes.

We issued $1,000,000,000 and $50,000,000 aggregate principal amount of our 9.50% senior secured notes due December 15, 2016 on December 21, 2009 and February 11, 2010, respectively.

The stated principal amount of the notes issued on December 21, 2009 (the “December notes”) exceeded the issue price of the December notes by an amount in excess of the statutory de minimis amount. Accordingly, the December notes were issued with original issue discount for United States federal income tax purposes.

We have taken the position that the issuance of notes on February 11, 2010 (the “February notes”) constituted a “qualified reopening” of our 9.50% senior secured notes due December 15, 2016 for United States federal income tax purposes. Accordingly, we have treated all of the February notes as having the same issue price as the December notes and therefore as having been issued with the same amount of original issue discount as the December notes for United States federal income tax purposes.

However, the application of the qualified reopening rules is not entirely clear, and it is possible that the February notes could be treated as a separate issue from the December notes, with an issue price determined by the first price at which a substantial amount of the February notes was sold (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In that event, the February notes would have been issued with original issue discount in an amount different from the amount of original issue discount on the December notes, the February notes would not have been fungible with the December notes for United States federal income tax purposes and the notes received in exchange for the February notes would not be fungible with the notes received in exchange for the December notes for United States federal income tax purposes. See “Material United States Federal Tax Considerations—Qualified Reopening”.

For United States federal income tax purposes, U.S. Holders will be required to include the original issue discount in gross income (as ordinary income) as it accrues on a constant yield basis in advance of the receipt of the cash payment to which such income is attributable (regardless of whether such U.S. Holders use the cash or accrual method of tax accounting). See “Material United States Federal Tax Considerations—Stated Interest and Original Issue Discount”. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original issue discount on the notes.

Risks Related to the Collateral and the Guarantees

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the fair market value of the collateral securing the notes has been made and the value of the collateral depends on market and economic conditions, the availability of buyers and other factors. We can give no assurance to you of the value of the collateral or that the net proceeds received upon a sale of the collateral would be sufficient to repay all, or would not be substantially less than, amounts due on the notes following a foreclosure upon the collateral (and any payments in respect of prior liens) or a liquidation of our assets or the assets of the guarantors that may grant these security interests.

In the event of a liquidation or foreclosure, the value of the collateral securing the notes is subject to fluctuations based on factors that include general economic conditions, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers and similar factors. The value of the assets pledged as collateral for the notes also could be impaired in the future as a result of our failure to implement our business strategy, competition or other future trends. In addition, courts could limit recoverability with respect to the collateral if they apply laws of a jurisdiction other than the State of New York to a proceeding and deem a portion of the interest claim usurious in violation of applicable public policy. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we can give no assurance to you that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. A portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or the subsidiary guarantors or constitute senior, pari passu or subordinate liens on the collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at a particular site and the ability of the collateral trustee to realize or foreclose on the collateral at that site.

In addition, the asset sale covenant and the definition of asset sale in the indenture governing the notes have a number of significant exceptions pursuant to which we are able to sell Notes Priority

Collateral (as such term is defined in the indenture governing the notes) without being required to reinvest the proceeds of such sale into assets that will comprise Notes Priority Collateral or to make an offer to the holders of the notes to repurchase the notes.

The intercreditor agreement limits the ability of holders of notes to exercise rights and remedies with respect to the ABL Priority Collateral.

The rights of the holders of the notes with respect to the ABL Priority Collateral (as such term is defined in the indenture governing the notes) securing the notes on a junior basis are substantially limited by the terms of the lien ranking and other provisions in the intercreditor agreement. Under the terms of the intercreditor agreement, at any time that any obligations that have the benefit of senior liens on the ABL Priority Collateral are outstanding, almost any action that may be taken in respect of the ABL Priority Collateral, including the rights to exercise remedies with respect to, release liens on, challenge the liens on or object to actions taken by the administrative agent under the Global ABL Facility with respect to, the ABL Priority Collateral, will be at the direction of the holders of the obligations secured by the senior liens on the ABL Priority Collateral, and the collateral trustee, on behalf of noteholders with junior liens on the ABL Priority Collateral, will not have the ability to control or direct such actions, even if the rights of noteholders are adversely affected. The lenders under the Global ABL Facility may cause the collateral agent for such facility to dispose of, release or foreclose on or take other actions with respect to, the ABL Priority Collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes.

In addition, the intercreditor agreement contains certain provisions benefiting holders of indebtedness under the Global ABL Facility that prevent the collateral trustee from objecting to a number of important matters regarding the ABL Priority Collateral following the filing of a bankruptcy. After such filing, the value of the ABL Priority Collateral could materially deteriorate and noteholders would be unable to raise an objection.

See “Description of Notes—The Intercreditor Agreement”.

The rights of the holders of notes to the ABL Priority Collateral are subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under the Global ABL Facility and rights of the holders of the notes to the notes priority collateral are similarly subject to any exceptions, defects, encumbrances, liens and other imperfections permitted by the indenture.

The ABL Priority Collateral is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the Global ABL Facility and other creditors that have the benefit of first priority liens on the collateral from time to time, whether on or after the date the notes and guarantees are issued. The indenture for the notes and the related security documents also permit the collateral for the notes to be subject to specified exceptions, defects, encumbrances, liens and other imperfections, generally referred to as “Permitted Liens”.

The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The initial purchasers of the notes did not analyze the effect of such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The collateral securing the notes may be diluted under certain circumstances.

The loan agreement governing the Global ABL Facility and the indenture governing the notes permit us to issue additional senior secured indebtedness, including additional notes, subject to our compliance with the restrictive covenants in the indenture governing the notes and the loan agreement governing the Global ABL Facility at the time we issue such additional senior secured indebtedness.

Any additional notes issued under the indenture governing the notes would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as currently secure the notes. As a result, the collateral securing the notes would be shared by any additional notes the Issuer may issue under the indenture, and an issuance of such additional notes would dilute the value of the collateral compared to the aggregate principal amount of notes issued.

In addition, the indenture and our other security documents permit us and certain of our subsidiaries to incur additional priority lien debt and subordinated lien debt up to respective maximum priority lien and subordinated lien debt threshold amounts by issuing additional debt securities under one or more new indentures or by borrowing additional amounts under new credit facilities. Any additional priority lien debt or subordinated lien debt secured by the collateral would dilute the value of the rights of the holders of notes to the collateral.

The rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral (or record mortgages) and other issues generally associated with the realization of security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The senior liens in all Notes Priority Collateral from time to time owned by the Issuer or the guarantors and/or the junior liens in all ABL Priority Collateral from time to time owned by the Issuer or the guarantors may not be perfected with respect to the notes and the note guarantees if the grantor of such liens (or, if applicable, the collateral trustee) has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the notes. For example, the collateral trustee for the notes will not have the benefit of control agreements to perfect its security interest in deposit accounts or securities accounts of the Issuer or the Subsidiary Guarantors, except that we have agreed to use our commercially reasonable efforts to maintain a specified deposit account at PNC Bank (or any replacement of such account) subject to an account control agreement. The inability or failure of any party to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority of the security interest for the benefit of the noteholders to which they would have been entitled as a result of such non-perfection.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The Issuer and the guarantors have limited obligations to perfect the security interest of the holders of notes in specified collateral. Moreover, if owned real property is acquired by us or our guarantor subsidiaries in the future, a lien to secure the notes with such real property would only be created and perfected by a mortgage, deed of trust or similar instrument entered into after such acquisition. We can give no assurance to you that the collateral trustee for the notes or the administrative agent under the Global ABL Facility will monitor, or that the Issuer or the guarantors will inform such collateral trustee or administrative agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest and will have no responsibility for any resulting loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties.

The security interest of the collateral trustee is subject to practical challenges generally associated with the realization of security interests in the collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in an asset. We can give no assurance to you that the collateral trustee will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. As a result, the collateral trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The collateral for the notes does not include certain “Excluded Assets”.

The collateral for the notes does not include “Excluded Assets”. These Excluded Assets include, among other things, all of the shares or other securities issued by us or our subsidiaries. Accordingly, the collateral trustee for the notes would not be able to foreclose on the shares or other securities issued by us or our subsidiaries as a remedy after an event of default. In addition , the guarantee of the notes provided by MRC Global Inc. is unsecured. See “Description of Notes—Certain Definitions—Excluded Assets”.

Because each guarantor’s liability under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully below, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, the notes will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes”.

Federal and state laws allow courts, under specific circumstances, to void guarantees and grants of security and require holders of the notes to return payments received from guarantors.

The issuer’s creditors and the creditors of the guarantors could challenge the note guarantees as fraudulent transfers or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of any note guarantee and the grant of security by the applicable guarantor could be found to be a fraudulent transfer and declared void, or subordinated to all indebtedness and other liabilities of such guarantor, if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its note guarantee (1) delivered such note guarantee with the intent to hinder, delay or defraud its existing or future creditors or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of such note guarantee and any one of the following three conditions apply:

•	the applicable guarantor was insolvent or was rendered insolvent as a result of such transaction;

•

the applicable guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	the applicable guarantor intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

A court likely would find that a guarantor did not receive equivalent value or fair consideration for its note guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court declares the issuance of the notes, any note guarantee or the related security agreements to be void, or if any note guarantee must be limited or voided in accordance with its terms, any claim holders may make against us or the guarantors for amounts payable on the notes or, in the case of the security agreements, a claim with respect to the related collateral, would, with respect to amounts claimed against the applicable guarantor, be unenforceable to the extent of any such limitation or voidance. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the court could order holders to return any payments previously made by the applicable guarantor to a fund for the benefit of our creditors if such payment is made to an insider within a one year period prior to the a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Title 11 of the U.S. Bankruptcy Code. In addition, the loss of a guarantee (other than in accordance with the terms of the indenture) will constitute a default under the indenture, which default could cause all notes to become immediately due and payable. If the liens were voided, holders of the notes would not have the benefits of being a secured creditor against the applicable guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the offering of the outstanding notes and the application of the proceeds therefrom, we were not insolvent, did not have unreasonably small capital for the business in which we are engaged and did not incur debts beyond our ability to pay such debts as they mature. However, we can give no assurance as to what standard a court would apply in making these determinations or, regardless of the standard, that a court would not limit or void any of the note guarantees.

In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In the event that any of the guarantees are voided, the notes will become structurally subordinated to any debt, leases or any other liabilities at that guarantor.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the notes is engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

The collateral is subject to casualty risks.

The indenture governing the notes, the loan agreement governing the Global ABL Facility and the security documents require the Issuer and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, which may be either uninsurable or not economically insurable, in whole or in part. As a result, we can give no assurance that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the notes, we can give no assurance that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Any future note guarantees or additional liens on collateral could also be avoided by a trustee in bankruptcy.

The indenture governing the notes provides that certain of our future subsidiaries will guarantee the notes and secure their note guarantees with liens on their assets. The indenture governing the notes also requires the Issuer and the Subsidiary Guarantors to grant liens on certain assets that they acquire. Any future note guarantee or additional lien in favor of the collateral trustee for the benefit of the holders of the notes might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future note guarantee or additional lien were insolvent at the time of the grant and if such grant was made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the note guarantee or lien is an “insider” under the U.S. Bankruptcy Code), and the granting of the future note guarantee or additional lien enabled the holders to receive more than they would if the grantor were liquidated under chapter 7 of the U.S. Bankruptcy Code, then such note guarantee or lien could be avoided as a preferential transfer.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest. Should the Issuer’s obligations under the notes equal or exceed the fair market value of the collateral securing the notes, holders of notes may be deemed to have an unsecured claim.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the Issuer or the guarantors, holders of the notes will be entitled to post-petition interest under the U.S. Bankruptcy Code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Note holders may be deemed to have an unsecured claim if the Issuer’s obligations under the notes equal or exceed the fair market value of the collateral securing the notes. Note holders that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of note holders to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the notes has been prepared in connection with this offering and, therefore, the value of the collateral trustee’s interest in the collateral may not equal or exceed the principal amount of the notes. We can give no assurance that there will be sufficient collateral to satisfy our and the Subsidiary Guarantors’ obligations under the notes.

U.S. federal bankruptcy laws may significantly impair the ability of note holders to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the collateral securing the notes upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings were to be commenced by or against the Issuer or any guarantor prior to or possibly even after the collateral trustee has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy proceeding, or from disposing of security repossessed from such debtor, without the approval of the bankruptcy court. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use the collateral, and the proceeds, products, rents or profits of the collateral, even after the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy proceeding. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In addition, the bankruptcy court may determine not to provide cash payments as adequate protection to the holders of the notes if, among other possible reasons, the bankruptcy court determines that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. In view of the broad discretionary powers of a bankruptcy court, the imposition of the stay, and the lack of a precise definition of the term “adequate protection”, we cannot predict (1) how long payments on the notes could be delayed following commencement of a bankruptcy proceeding, (2) whether or when the collateral trustee would repossess or dispose of the collateral or (3) whether or to what extent note holders would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection”. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders would have “undersecured claims”. U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy proceeding.

In the event of a bankruptcy proceeding, holders of the notes may not be entitled to recover the principal amount of the notes to the extent of any unamortized original issue discount.

In the event of a bankruptcy proceeding, the bankruptcy court could decide that holders of the notes are only entitled to recover the amortized portion of the original issue discount on the notes. Accordingly, to the extent the original issue discount on the notes has not been amortized, holders of the notes may not be entitled to recover the full principal amount of the notes.

Risks Related to Our Business

Decreased capital and other expenditures in the energy industry, which can result from decreased oil and natural gas prices, among other things, can adversely impact our customers’ demand for our products and our revenue.

A large portion of our revenue depends upon the level of capital and operating expenditures in the oil and natural gas industry, including capital and other expenditures in connection with exploration, drilling, production, gathering, transportation, refining and processing operations. Demand for the products we distribute and services we provide is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital and other expenditures by, oil and natural gas companies. A material decline in oil or natural gas prices could depress levels of exploration, development and production activity and, therefore, could lead to a decrease in our customers’ capital and other expenditures. If our customers’ expenditures decline, our business will suffer.

Volatile oil and gas prices affect demand for our products.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. For example, oil and natural gas prices during much of 2008 were at levels much higher than historical long term averages, and worldwide oil and natural gas drilling and exploration activity during much of 2008 was also at record high levels. Oil and natural gas prices decreased during the second half of 2008 and during 2009. This sustained decline in oil and natural gas prices resulted in decreased capital expenditures in the oil and natural gas industry and had an adverse effect on our business, results of operations and financial condition. Any sustained decrease in capital expenditures in the oil and natural gas industry could have a material adverse effect on us.

Many factors affect the supply of and demand for energy and, therefore, influence oil and natural gas prices, including:

•	the level of domestic and worldwide oil and natural gas production and inventories;

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the level of drilling activity and the availability of attractive oil and natural gas field prospects, which governmental actions may affect, such as regulatory actions or legislation, or other restrictions on drilling, including those related to environmental concerns (e.g., the temporary moratorium on deepwater drilling in the Gulf of Mexico following the Deepwater Horizon drilling rig accident and subsequent oil spill);

•	the discovery rate of new oil and natural gas reserves and the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and natural gas;

•	depletion rates;

•	domestic and worldwide refinery overcapacity or undercapacity and utilization rates;

•	the availability of transportation infrastructure and refining capacity;

•	increases in the cost of products and services that the oil and gas industry uses, such as those that we provide, which may result from increases in the cost of raw materials such as steel;

•	shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the economic or political attractiveness of alternative fuels, such as coal, hydrocarbon, wind, solar energy and biomass-based fuels;

•	increases in oil and natural gas prices or historically high oil and natural gas prices, which could lower demand for oil and natural gas products;

•	worldwide economic activity including growth in non-OECD countries, including China and India;

•	interest rates and the cost of capital;

•	national government policies, including government policies that could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and prices for oil;

•	the impact of armed hostilities, or the threat or perception of armed hostilities;

•	environmental regulation;

•	technological advances;

•	global weather conditions and natural disasters;

•	currency fluctuations; and

•	tax policies.

Oil and natural gas prices have been and are expected to remain volatile. This volatility has historically caused oil and natural gas companies to change their strategies and expenditure levels from year to year. We have experienced in the past, and we will likely experience in the future, significant fluctuations in operating results based on these changes. In particular, volatility in the oil and natural gas sectors could adversely affect our business.

General economic conditions may adversely affect our business.

U.S. and global general economic conditions affect many aspects of our business, including demand for the products we distribute and the pricing and availability of supplies. General economic conditions and predictions regarding future economic conditions also affect our forecasts. A decrease in demand for the products we distribute or other adverse effects resulting from an economic downturn may cause us to fail to achieve our anticipated financial results. General economic factors beyond our control that affect our business and customers include interest rates, recession, inflation, deflation, customer credit availability, consumer credit availability, consumer debt levels, performance of housing markets, energy costs, tax rates and policy, unemployment rates, commencement or escalation of war or hostilities, the threat or possibility of war, terrorism or other global or national unrest, political or financial instability, and other matters that influence our customers’ spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency or increase in magnitude. In addition, worldwide economic conditions, including those associated with the current European sovereign debt crisis, could have an adverse effect on our business, prospects, operating results, financial condition and cash flows going forward. The global economic downturn in 2009 and 2010 significantly adversely affected our business, results of operations and financial condition. Continued adverse economic conditions would have an adverse effect on us.

We may be unable to compete successfully with other companies in our industry.

We sell products and services in very competitive markets. In some cases, we compete with large oilfield services providers with substantial resources. In other cases, we compete with smaller regional players that may increasingly be willing to provide similar products and services at lower prices. Competitive actions, such as price reductions, consolidation in the industry, improved delivery and other actions, could adversely affect our revenue and earnings. We could experience a material adverse effect to the extent that our competitors are successful in reducing our customers’ purchases of products and services from us. Competition could also cause us to lower our prices, which could reduce our margins and profitability. Furthermore, consolidation in our industry could heighten the impacts of competition on our business and results of operations discussed above, particularly if such consolidation results in competitors with stronger financial and strategic resources, and could also result in increases to the prices we are required to pay for acquisitions we may make in the future.

Demand for the products we distribute could decrease if the manufacturers of those products were to sell a substantial amount of goods directly to end users in the sectors we serve.

Historically, users of PVF and related products have purchased certain amounts of these products through distributors and not directly from manufacturers. If customers were to purchase the products that we sell directly from manufacturers, or if manufacturers sought to increase their efforts to sell directly to end users, we could experience a significant decrease in profitability. These or other developments that remove us from, or limit our role in, the distribution chain, may harm our competitive position in the marketplace and reduce our sales and earnings.

We may experience unexpected supply shortages.

We distribute products from a wide variety of manufacturers and suppliers. Nevertheless, in the future we may have difficulty obtaining the products we need from suppliers and manufacturers as a result of unexpected demand or production difficulties that might extend lead times. Also, products may not be available to us in quantities sufficient to meet our customer demand. Our inability to obtain products from suppliers and manufacturers in sufficient quantities, or at all, could adversely affect our product offerings and our business.

We may experience cost increases from suppliers, which we may be unable to pass on to our customers.

In the future, we may face supply cost increases due to, among other things, unexpected increases in demand for supplies, decreases in production of supplies or increases in the cost of raw materials or transportation. Any inability to pass supply price increases on to our customers could have a material adverse effect on us. For example, we may be unable to pass increased supply costs on to our customers because significant amounts of our sales are derived from stocking program arrangements, contracts and MRO arrangements, which provide our customers time limited price protection, which may obligate us to sell products at a set price for a specific period. In addition, if supply costs increase, our customers may elect to purchase smaller amounts of products or may purchase products from other distributors. While we may be able to work with our customers to reduce the effects of unforeseen price increases because of our relationships with them, we may not be able to reduce the effects of the cost increases. In addition, to the extent that competition leads to reduced purchases of products or services from us or a reduction of our prices, and these reductions occur concurrently with increases in the prices for selected commodities which we use in our operations, including steel, nickel and molybdenum, the adverse effects described above would likely be exacerbated and could result in a prolonged downturn in profitability.

We do not have contracts with most of our suppliers. The loss of a significant supplier would require us to rely more heavily on our other existing suppliers or to develop relationships with new suppliers. Such a loss may have an adverse effect on our product offerings and our business.

Given the nature of our business, and consistent with industry practice, we do not have contracts with most of our suppliers. We generally make our purchases through purchase orders. Therefore, most of our suppliers have the ability to terminate their relationships with us at any time. Approximately

50% of our total purchases during the year ended December 31, 2011 were from our 25 largest suppliers. Although we believe there are numerous manufacturers with the capacity to supply the products we distribute, the loss of one or more of our major suppliers could have an adverse effect on our product offerings and our business. Such a loss would require us to rely more heavily on our other existing suppliers or develop relationships with new suppliers, which may cause us to pay higher prices for products due to, among other things, a loss of volume discount benefits currently obtained from our major suppliers.

Price reductions by suppliers of products that we sell could cause the value of our inventory to decline. Also, these price reductions could cause our customers to demand lower sales prices for these products, possibly decreasing our margins and profitability on sales to the extent that we purchased our inventory of these products at the higher prices prior to supplier price reductions.

The value of our inventory could decline as a result of manufacturer price reductions with respect to products that we sell. We have been selling the same types of products to our customers for many years and, therefore, do not expect that our inventory will become obsolete. However, there is no assurance that a substantial decline in product prices would not result in a write-down of our inventory value. Such a write-down could have an adverse effect on our financial condition.

Also, decreases in the market prices of products that we sell could cause customers to demand lower sales prices from us. These price reductions could reduce our margins and profitability on sales with respect to the lower-priced products. Reductions in our margins and profitability on sales could have a material adverse effect on us.

A substantial decrease in the price of steel could significantly lower our gross profit or cash flow.

We distribute many products manufactured from steel. As a result, the price and supply of steel can affect our business and, in particular, our tubular product category. When steel prices are lower, the prices that we charge customers for products may decline, which affects our gross profit and cash flow. At times pricing and availability of steel can be volatile due to numerous factors beyond our control, including general domestic and international economic conditions, labor costs, sales levels, competition, consolidation of steel producers, fluctuations in the costs of raw materials necessary to produce steel, steel manufacturers’ plant utilization levels and capacities, import duties and tariffs and currency exchange rates. Currently, steel pipe producers in the Western Hemisphere are in the process of adding more than two million tons of welded and seamless production capacity, most of which is due to come on line over the next three years. The increase in capacity could put pressure on the prices we receive for our tubular products. When steel prices decline, customer demands for lower prices and our competitors’ responses to those demands could result in lower sale prices and, consequently, lower gross profit or cash flow.

If steel prices rise, we may be unable to pass along the cost increases to our customers.

We maintain inventories of steel products to accommodate the lead time requirements of our customers. Accordingly, we purchase steel products in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historic buying practices, contracts with customers and market conditions. Our commitments to purchase steel products are generally at prevailing market prices in effect at the time we place our orders. If steel prices increase between the time we order steel products and the time of delivery of the products to us, our suppliers may impose surcharges that require us to pay for increases in steel prices during the period. Demand for the products we distribute, the actions of our competitors and other factors will influence whether we will be able to pass on steel cost increases and surcharges to our customers, and we may be unsuccessful in doing so.

We do not have long-term contracts or agreements with many of our customers. The contracts and agreements that we do have generally do not commit our customers to any minimum purchase volume. The loss of a significant customer may have a material adverse effect on us.

Given the nature of our business, and consistent with industry practice, we do not have long-term contracts with many of our customers. In addition, our contracts, including our MRO contracts, generally do not commit our customers to any minimum purchase volume. Therefore, a significant number of our customers, including our MRO customers, may terminate their relationships with us or reduce their purchasing volume at any time. Furthermore, the long-term customer contracts that we do have are generally terminable without cause on short notice. Our 25 largest customers represented approximately half of our sales for the year ended December 31, 2011. The products that we may sell to any particular customer depend in large part on the size of that customer’s capital expenditure budget in a particular year and on the results of competitive bids for major projects. Consequently, a customer that accounts for a significant portion of our sales in one fiscal year may represent an immaterial portion of our sales in subsequent fiscal years. The loss of a significant customer, or a substantial decrease in a significant customer’s orders, may have an adverse effect on our sales and revenue.

In addition, we are subject to customer audit clauses in many of our multi-year contracts. If we are not able to provide the proper documentation or support for invoices per the contract terms, we may be subject to negotiated settlements with our major customers.

Changes in our customer and product mix could cause our gross margin percentage to fluctuate.

From time to time, we may experience changes in our customer mix or in our product mix. Changes in our customer mix may result from geographic expansion, daily selling activities within current geographic markets and targeted selling activities to new customer segments. Changes in our product mix may result from marketing activities to existing customers and needs communicated to us from existing and prospective customers. If customers begin to require more lower-margin products from us and fewer higher-margin products, our business, results of operations and financial condition may suffer.

Customer credit risks could result in losses.

The concentration of our customers in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. Further, laws in some jurisdictions in which we operate could make collection difficult or time consuming. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. While we maintain reserves for potential credit losses, we cannot assure such reserves will be sufficient to meet write-offs of uncollectible receivables or that our losses from such receivables will be consistent with our expectations.

We may be unable to successfully execute or effectively integrate acquisitions.

One of our key operating strategies is to selectively pursue acquisitions, including large scale acquisitions, in order to continue to grow and increase profitability. However, acquisitions, particularly of a significant scale, involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions in the future, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of our stockholders’ net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms, assumption of undisclosed or unknown liabilities and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions. In addition, any future acquisitions may entail significant transaction costs and risks associated with entry into new markets. For example, we incurred $17.5 million in fees and expenses during 2009 related to our acquisition of MRC Transmark.

In addition, even when acquisitions are completed, integration of acquired entities can involve significant difficulties, such as:

•	failure to achieve cost savings or other financial or operating objectives with respect to an acquisition;

•	strain on the operational and managerial controls and procedures of our business, and the need to modify systems or to add management resources;

•	difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies;

•	amortization of acquired assets, which would reduce future reported earnings;

•	possible adverse short-term effects on our cash flows or operating results;

•	diversion of management’s attention from the ongoing operations of our business;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	coordinating sales and marketing functions;

•	failure to obtain and retain key personnel of an acquired business; and

•	assumption of known or unknown material liabilities or regulatory non-compliance issues.

Failure to manage these acquisition growth risks could have an adverse effect on us. We also agreed to acquire the piping systems business of OneSteel Ltd., and subsequently closed the acquisition in the first quarter of 2012. We may experience any of the risks described herein in closing and integrating the piping systems business of OneSteel Ltd.

We are a holding company and depend upon our subsidiaries for our cash flow.

We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or to pay dividends or make other distributions in the future will depend upon the cash flow of our subsidiaries and our subsidiaries’ payment of funds to us in the form of dividends, tax sharing payments or otherwise.

The ability of our subsidiaries to make any payments to us will depend on their earnings, the terms of their current and future indebtedness, tax considerations and legal and contractual restrictions on the ability to make distributions. In particular, our subsidiaries’ credit facilities currently impose significant limitations on the ability of our subsidiaries to make distributions to us and consequently our ability to pay dividends to our stockholders. Subject to limitations in our credit facilities, our subsidiaries may also enter into additional agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to us under certain circumstances, including to pay dividends.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt that the subsidiary issued.

Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity.

Changes in our credit profile may affect the way our suppliers view our ability to make payments and may induce them to shorten the payment terms of their invoices, particularly given our high level of outstanding indebtedness. Given the large dollar amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers and, consequently, may have a material adverse effect on us.

If tariffs and duties on imports into the U.S. of line pipe, OCTG or certain of the other products that we sell are lifted, we could have too many of these products in inventory competing against less expensive imports.

U.S. law currently imposes tariffs and duties on imports from certain foreign countries of line pipe and OCTG and, to a lesser extent, on imports of certain other products that we sell. If these tariffs and duties are lifted or reduced or if the level of these imported products otherwise increases, and our U.S. customers accept these imported products, we could be materially and adversely affected to the extent that we would then have higher-cost products in our inventory or increased supplies of these products drive down prices and margins. If prices of these products were to decrease significantly, we might not be able to profitably sell these products, and the value of our inventory would decline. In addition, significant price decreases could result in a significantly longer holding period for some of our inventory.

We are subject to strict environmental, health and safety laws and regulations that may lead to significant liabilities and negatively impact the demand for our products.

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws, regulations and permitting requirements, including those governing the discharge of pollutants or hazardous substances into the air, soil or water, the generation, handling, use, management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination and occupational health and safety. Regulations and courts may impose fines and penalties for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Our failure to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Certain laws and regulations, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the “U.S. federal Superfund law”) or its state and foreign equivalents, may impose the obligation to investigate and remediate contamination at a facility on current and former owners or operators or on persons who may have sent waste to that facility for disposal. These laws and regulations may impose liability without regard to fault or to the legality of the activities giving rise to the contamination. Although we are not aware of any active litigation against us under the U.S. federal Superfund law or its state or foreign equivalents, contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate and remediate these conditions.

Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. We believe that indemnities contained in certain of our acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, we may be subject to liability with respect to the environmental matters that those indemnification provisions address.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving. It is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have on us. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have a material adverse effect on us.

In particular, legislation and regulations limiting emissions of greenhouse gases, including carbon dioxide associated with the burning of fossil fuels, are at various stages of consideration and implementation, at the international, national, regional and state levels. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which established a binding set of emission targets for greenhouse gases, became binding on the countries that ratified it. Attention is now focused on the development of a post-2012 international policy framework to guide international action to address climate change when the Kyoto protocol expires in 2012. Certain states and regions have adopted or are considering legislation or regulation imposing overall caps on greenhouse gas emissions from certain facility categories or mandating the increased use of electricity from renewable energy sources. Similar legislation has been proposed at the federal level. In addition, the U.S. Environmental Protection Agency (the “EPA”) has begun to implement regulations that require permits for and reductions in greenhouse gas emissions for certain categories of facilities, the first of which became effective in January 2011. Pursuant to the terms of a settlement agreement, the EPA also intends to finalize greenhouse gas emissions standards, known as New Source Performance Standards (“NSPS”), for power plants in May 2012 and plans to issue such NSPS for refineries in the future. These laws and regulations could negatively impact the market for the products we distribute and, consequently, our business.

In addition, some states have adopted, and other states and the federal government are considering adopting, regulations that could impose more stringent permitting, disclosure, wastewater disposal and well construction requirements on hydraulic fracturing, a practice involving the injection of water containing more limited amounts of certain substances into rock formations (after perforating the formation with explosive charges) to stimulate production of hydrocarbons, particularly natural gas, from shale basin regions. These effective and potential regulations include a variety of well construction, set back, wastewater disposal and disclosure requirements limiting how fracturing can be performed and requiring various degrees of disclosures regarding the contents of chemicals injected into the rock formations, as well as moratoria on all hydraulic fracturing activity. Any increased federal, regional or state regulation of hydraulic fracturing could significantly reduce the demand for our products in the high-growth shale regions of the U.S.

We may not have adequate insurance for potential liabilities, including liabilities arising from litigation.

In the ordinary course of business, we have and in the future may become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, the products we distribute, employees and other matters, including potential claims by individuals alleging exposure to hazardous materials as a result of the products we distribute or our operations. Some of these claims may relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of the businesses. The products we distribute are sold primarily for use in the energy industry, which is subject to inherent risks that could result in death, personal injury, property damage, pollution, release of hazardous substances or loss of production. In addition, defects in the products we distribute could result in death, personal injury, property damage, pollution, release of hazardous substances or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages.

We maintain insurance to cover certain of our potential losses, and we are subject to various self-retentions, deductibles and caps under our insurance. It is possible, however, that judgments could be rendered against us in cases in which we would be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for these matters. Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on us. Furthermore, we may not be able to continue to obtain insurance on commercially reasonable terms in the future, and we may incur losses from interruption of our business that exceed our insurance coverage. Finally, even in cases where we maintain insurance coverage, our insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Due to our position as a distributor, we are subject to personal injury, product liability and environmental claims involving allegedly defective products.

Our customers use certain of the products we distribute in potentially hazardous applications that can result in personal injury, product liability and environmental claims. A catastrophic occurrence at a location where end users use the products we distribute may result in us being named as a defendant in lawsuits asserting potentially large claims, even though we did not manufacture the products. Applicable law may render us liable for damages without regard to negligence or fault. In particular, certain environmental laws provide for joint and several and strict liability for remediation of spills and releases of hazardous substances. Certain of these risks are reduced by the fact that we are a distributor of products that third-party manufacturers produce, and, thus, in certain circumstances, we may have third-party warranty or other claims against the manufacturer of products alleged to have been defective. However, there is no assurance that these claims could fully protect us or that the manufacturer would be able financially to provide protection. There is no assurance that our insurance coverage will be adequate to cover the underlying claims. Our insurance does not provide coverage for all liabilities (including liability for certain events involving pollution or other environmental claims).

We are a defendant in asbestos-related lawsuits. Exposure to these and any future lawsuits could have a material adverse effect on us.

We are a defendant in lawsuits involving approximately 981 claims as of December 31, 2011 alleging, among other things, personal injury, including mesothelioma and other cancers, arising from exposure to asbestos-containing materials included in products that we distributed in the past. Each claim involves allegations of exposure to asbestos-containing materials by a single individual, his or her spouse or family members. The complaints in these lawsuits typically name many other defendants. In the majority of these lawsuits, little or no information is known regarding the nature of the plaintiffs’ alleged injuries or their connection with the products we distributed. Based on our experience with asbestos litigation to date, as well as the existence of certain insurance coverage, we do not believe that the outcome of these pending claims will have a material impact on us. However, the potential liability associated with asbestos claims is subject to many uncertainties, including negative trends with respect to settlement payments, dismissal rates and the types of medical conditions alleged in pending or future claims, negative developments in the claims pending against us, the current or future insolvency of co-defendants, adverse changes in relevant laws or the interpretation of those laws and the extent to which insurance will be available to pay for defense costs, judgments or settlements. Further, while we anticipate that additional claims will be filed against us in the future, we are unable to predict with any certainty the number, timing and magnitude of future claims. Therefore, we can give no assurance that pending or future asbestos litigation will not ultimately have a material adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings” and “Business—Legal Proceedings” for more information.

If we lose any of our key personnel, we may be unable to effectively manage our business or continue our growth.

Our future performance depends to a significant degree upon the continued contributions of our management team and our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. In particular, we rely on our sales and marketing teams to create innovative ways to generate demand for the products we distribute. The loss or unavailability to us of any member of our management team or a key sales or marketing employee could have a material adverse effect on us to the extent we are unable to timely find adequate replacements. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. We may be unsuccessful in attracting, hiring, training and retaining qualified personnel.

Interruptions in the proper functioning of our information systems could disrupt operations and cause increases in costs or decreases in revenues.

The proper functioning of our information systems is critical to the successful operation of our business. We depend on our IT systems to process orders, track credit risk, manage inventory and monitor accounts receivable collections. Our information systems also allow us to efficiently purchase products from our vendors and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. However, our information systems are vulnerable to natural disasters, power losses, telecommunication failures and other problems. If critical information systems fail or are otherwise unavailable, our ability to procure products to sell, process and ship customer orders, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay accounts payable and expenses could be adversely affected. Our ability to integrate our systems with our customers’ systems would also be significantly affected. We maintain information systems controls designed to protect against, among other things, unauthorized program changes and unauthorized access to data on our information systems. If our information systems controls do not function properly, we face increased risks of unexpected errors and unreliable financial data or theft of proprietary Company information.

The loss of third-party transportation providers upon whom we depend, or conditions negatively affecting the transportation industry, could increase our costs or cause a disruption in our operations.

We depend upon third-party transportation providers for delivery of products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, increases in fuel prices and adverse weather conditions, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis. We cannot predict whether or to what extent increases or anticipated increases in fuel prices may impact our costs or cause a disruption in our operations going forward.

We may need additional capital in the future, and it may not be available on acceptable terms.

We may require more capital in the future to:

•	fund our operations;

•	finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

•	enhance and expand the range of products we offer; and

•	respond to potential strategic opportunities, such as investments, acquisitions and international expansion.

We can give no assurance that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness.

Adverse weather events or natural disasters could negatively affect our local economies or disrupt our operations.

Certain areas in which we operate are susceptible to adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods and earthquakes. These events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. Additionally, we may experience communication disruptions with our customers, vendors and employees. These events can cause physical damage to our branches and require us to close branches. Additionally, our sales order backlog and shipments can experience a temporary decline immediately following these events.

We cannot predict whether or to what extent damage caused by these events will affect our operations or the economies in regions where we operate. These adverse events could result in disruption of our purchasing or distribution capabilities, interruption of our business that exceeds our insurance coverage, our inability to collect from customers and increased operating costs. Our business or results of operations may be adversely affected by these and other negative effects of these events.

We have a substantial amount of goodwill and other intangibles recorded on our balance sheet, partly because of our recent acquisitions and business combination transactions. The amortization of acquired assets will reduce our future reported earnings. Furthermore, if our goodwill or other intangible assets become impaired, we may be required to recognize charges that would reduce our income.

As of December 31, 2011, we had $1.3 billion of goodwill and other intangibles recorded on our balance sheet. A substantial portion of these intangible assets result from our use of purchase accounting in connection with the acquisitions we have made over the past several years. In accordance with the purchase accounting method, the excess of the cost of an acquisition over the fair value of identifiable tangible and intangible assets is assigned to goodwill. The amortization expense associated with our identifiable intangible assets will have a negative effect on our future reported earnings. Many other companies, including many of our competitors, will not have the significant acquired intangible assets that we have because they have not participated in recent acquisitions and business combination transactions similar to ours. Thus, the amortization of identifiable intangible assets will not negatively affect their reported earnings to the same degree as ours.

Additionally, under GAAP, goodwill and certain other intangible assets are not amortized, but must be reviewed for possible impairment annually, or more often in certain circumstances where events indicate that the asset values are not recoverable. These reviews could result in an earnings charge for the impairment of goodwill, which would reduce our net income even though there would be no impact on our underlying cash flow. For example, we recorded a non-cash impairment charge in the amount of $386 million during the year ended December 31, 2009. This charge was based on the results of our annual impairment tests for goodwill and intangible assets, which indicated that the book value of these assets exceeded their fair value by this amount.

We face risks associated with conducting business in markets outside of North America.

We currently conduct substantial business in countries outside of North America. In addition, we are evaluating the possibility of establishing distribution networks in certain other foreign countries, particularly in Europe, Asia, the Middle East and South America. We could be materially and adversely affected by economic, legal, political and regulatory developments in the countries in which we do business in the future or in which we expand our business, particularly those countries which have historically experienced a high degree of political or economic instability. Examples of risks inherent in such non-North American activities include:

•	changes in the political and economic conditions in the countries in which we operate, including civil uprisings and terrorist acts;

•	unexpected changes in regulatory requirements;

•	changes in tariffs;

•	the adoption of foreign or domestic laws limiting exports to or imports from certain foreign countries;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings;

•	expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights; and

•

the acceptance of business practices which are not consistent with or are antithetical to prevailing business practices we are accustomed to in North America including export compliance and anti-bribery practices and governmental sanctions.

If we begin doing business in a foreign country in which we do not presently operate, we may also face difficulties in operations and diversion of management time in connection with establishing our business there.

We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions, and similar laws and regulations, including those in the jurisdictions where we operate. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on our operations, trade practices, partners and investment decisions. In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”), export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). As a result of doing business in foreign countries and with foreign partners, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.

The FCPA prohibits us from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. It also requires us to keep books and records that accurately and fairly reflect the Company’s transactions. As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. In addition, the United Kingdom Bribery Act (the “Bribery Act”) has been enacted and came into effect on July 1, 2011. The provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the U.S., including in developing countries, and our development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.

Economic sanctions programs restrict our business dealings with certain sanctioned countries, persons and entities. In addition, because we act as a distributor, we face the risk that our customers might further distribute our products to a sanctioned person or entity, or an ultimate end-user in a sanctioned country, which might subject us to an investigation concerning compliance with OFAC or other sanctions regulations.

Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment. We have established policies and procedures designed to assist our compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by OFAC, and have trained our employees to comply with these laws and regulations. However, there can be no assurance that all of our employees, consultants, agents or other associated persons will not take actions in violation of our policies and these laws and regulations, and that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our local, strategic or joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Such a violation, even if our policies prohibit it, could have a material adverse effect on our reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities, which could adversely affect the market for our common stock or our other securities.

We face risks associated with international instability and geopolitical developments.

In some countries, there is an increased chance for economic, legal or political changes that may adversely affect the performance of our services, sale of our products or repatriation of our profits. We do not know the impact that these regulatory, geopolitical and other factors may have on our business in the future and any of these factors could adversely affect us.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the NYSE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the NYSE. These requirements may place a strain on our management, systems and resources. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and to prepare proxy statements with respect to our annual meeting of shareholders. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. The NYSE will require that we comply with various corporate governance requirements. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting and comply with the Exchange Act and NYSE requirements, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on us.

We also expect that it could be difficult and will be significantly more expensive to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors (the “Board”) or as executive officers. Advocacy efforts by shareholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of these costs.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and will be required to comply with Section 404 in full (including an auditor attestation on management’s internal controls report) in our annual report on Form 10-K for the year ending December 31, 2012 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations that remain unremediated. As a publicly reporting company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies in internal control over financial reporting that results in a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

If we fail to implement the requirements of Section 404 in a timely manner, regulatory authorities such as the SEC or the PCAOB might subject us to sanctions or investigation. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our controls. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in our stock price. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate and we may face restricted access to the capital markets.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the NYSE rules and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of the Board consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

MRC Global Inc. is relying on all of the exemptions listed above. Accordingly, our bondholders will not have the same protections afforded to bondholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The SEC’s move toward a single set of international accounting standards could materially impact our results of operations.

The SEC continues to move forward with a convergence to a single set of international accounting standards (such as International Financial Reporting Standards (“IFRS”)). The associated changes in regulatory accounting may negatively impact the way we record revenues, expenses, assets and liabilities. Currently, under IFRS, the LIFO method of valuing inventory is not permitted. If we had ceased valuing our inventory under the LIFO method at December 31, 2011, we would have been required to make tax payments approximating $136 million over the subsequent four years.

The financial statements presented in this prospectus may not provide an accurate indication of what our future results of operations are likely to be.

Given our recent history of consummating numerous acquisitions, our financial statements may not represent an accurate picture of what our future performance will be. We acquired the remaining 15% majority voting interest in McJunkin Appalachian in January 2007; we acquired Midway in April 2007; we entered into a business combination with Red Man in October 2007 (effectively doubling our size); we acquired the remaining approximately 49% noncontrolling interest in MRC Midfield in July 2008; we acquired LaBarge in October 2008; we acquired MRC Transmark in October 2009; we acquired MRC SPF in June 2011; and we acquired the piping systems business of OneSteel Ltd. in March 2012. Our limited combined operating history may make it difficult to forecast our future operating results and financial condition. In particular, because of the significance of the Red Man combination, the financial statements for periods prior to that transaction are not comparable with those after the transaction.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our Company’s image, all of which could negatively impact our financial results

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our Company’s image, and private data exposure. We have implemented solutions, processes, and procedures to help mitigate this risk, but these measures, as well as our organization’s increased awareness of our risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, estimates and projections of future activity and trends in the oil and natural gas industry. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors”, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

•	our significant indebtedness;

•	decreases in oil and natural gas prices;

•	decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors;

•	increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels;

•	U.S. and international general economic conditions;

•	our ability to compete successfully with other companies in our industry;

•	the risk that manufacturers of the products we distribute will sell a substantial amount of goods directly to end users in the industry sectors we serve;

•	unexpected supply shortages;

•	cost increases by our suppliers;

•	our lack of long-term contracts with most of our suppliers;

•	increases in customer, manufacturer and distributor inventory levels;

•	suppliers’ price reductions of products that we sell, which could cause the value of our inventory to decline;

•	decreases in steel prices, which could significantly lower our profit;

•	increases in steel prices, which we may be unable to pass along to our customers, which could significantly lower our profit;

•	our lack of long-term contracts with many of our customers and our lack of contracts with customers that require minimum purchase volumes;

•	changes in our customer and product mix;

•	risks related to our customers’ credit;

•	the potential adverse effects associated with integrating acquisitions into our business and whether these acquisitions will yield their intended benefits;

•	the success of our acquisition strategies;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	changes in our credit profile;

•	a decline in demand for certain of the products we distribute if import restrictions on these products are lifted;

•	environmental, health and safety laws and regulations and the interpretation or implementation thereof;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	product liability claims against us;

•	pending or future asbestos-related claims against us;

•	the potential loss of key personnel;

•	interruption in the proper functioning of our information systems;

•	loss of third-party transportation providers;

•	potential inability to obtain necessary capital;

•	risks related to adverse weather events or natural disasters;

•	impairment of our goodwill or other intangible assets;

•	changes in tax laws or adverse positions taken by taxing authorities in the countries in which we operate;

•	adverse changes in political or economic conditions in the countries in which we operate;

•	exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;

•	potential increases in costs and distraction of management resulting from the requirements of being a publicly reporting company;

•	risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

•	the operation of our Company as a “controlled company”; and

•	the limited usefulness of our historic financial statements.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the period indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and change in accounting principle, net of taxes, plus fixed charges, exclusive of capitalized interest. Fixed charges consist of interest expense, capitalized interest and a portion of operating rental expense that management believes is representative of the interest component of rental expense.

	Successor					Predecessor
	Year Ended December 31,				Eleven Months Ended December 31, 2007	One Month Ended January 30, 2007
	2011	2010*	2009*	2008
Ratio of earnings to fixed charges	1.4x	—	—	5.8x	2.3x	107.7x

*	Earnings were insufficient to cover fixed charges by $75 million and $355 million for the years ended December 31, 2010 and 2009, respectively.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2011:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance by MRC Global Inc. of common stock in the initial public offering, the application of proceeds from that offering and our entry into the Global ABL Facility as if each had occurred on December 31, 2011.

You should read this table in conjunction with “Selected Historical Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that we include elsewhere in this prospectus.

	As of December 31, 2011
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$46.1	$46.1

Total Debt (including current portion):
9.50% senior secured notes due 2016, net of discount	$1,031.6	$1,031.6
Global ABL Facility(1)	—	167.8
ABL Credit Facility(2)	456.4	—
MRC Transmark term loan(3)	30.8	—
MRC Transmark factoring facility	7.2	—
MRC Transmark revolving credit facility	—	—
Other	0.7	0.7

Total debt	1,526.7	1,200.1
Stockholders’ equity:
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 84,427,000 shares issued and outstanding actual; 500,000,000 shares authorized and 101,487,198 shares issued and outstanding as adjusted(4)	0.8	1.0
Preferred stock, $0.01 par value per share; 150,00,000 shares authorized, no shares issued and outstanding actual; 100,000,000 shares authorized as adjusted, no shares issued and outstanding as adjusted	—	—
Additional paid-in capital	1,283.0	1,616.7
Retained (deficit)	(536.8)	(536.8)
Other comprehensive (loss)	(26.1)	(26.1)

Total equity	720.9	1,054.8

Total capitalization	$2,247.6	$2,254.9

(1)	We entered into the Global ABL Facility on March 27, 2012. The facility also includes a $300 million accordion, which may be drawn upon subject to certain conditions. The amount shown in the As Adjusted column reflects the repayment of $333.9 million under the Global ABL Facility with the proceeds of the initial public offering of MRC Global Inc.’s common stock and includes $7.3 million of borrowings under the Global ABL Facility to pay expenses incurred in connection with our entry into the facility. The As Adjusted column does not reflect the write-off of certain debt issuance costs associated with our previously existing ABL Credit Facility which are not material.

(2)	As of December 31, 2011, we had availability of $538.7 million under our ABL Credit Facility. As of April 11, 2012, approximately $609 million was outstanding under the Global ABL Facility, due in part to borrowing to finance the acquisition of OneSteel Piping Systems and working capital growth.
(3)	As of December 31, 2011, we had availability of $45.0 million under the MRC Transmark revolving credit facility.
(4)	The number of shares of MRC Global Inc.’s common stock outstanding on an actual and as adjusted basis as of December 31, 2011:

•	gives effect to the two-for-one reverse split of MRC Global Inc.’s common stock which occurred on February 29, 2012;

•	excludes 2,845,688 shares of MRC Global Inc.’s common stock issuable upon the exercise of stock options granted to certain of our employees pursuant to our 2007 Stock Option Plan; and

•	excludes 127,301 shares of non-vested restricted stock awarded to certain of our employees and directors pursuant to our 2007 Restricted Stock Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

On January 31, 2007, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), an affiliate of The Goldman Sachs Group, Inc., acquired a majority of the equity of the entity now known as McJunkin Red Man Corporation (then known as McJunkin Corporation) (the “GS Acquisition”). In this prospectus, the term “Predecessor” refers to McJunkin Corporation and its subsidiaries prior to January 31, 2007 and the term “Successor” refers to the entity now known as MRC Global Inc. and its subsidiaries on and after January 31, 2007. As a result of the change in McJunkin Corporation’s basis of accounting in connection with the GS Acquisition, Predecessor’s financial statement data for the one month ended January 30, 2007 and earlier periods are not comparable to Successor’s financial data for the eleven months ended December 31, 2007 and subsequent periods.

McJunkin Corporation completed a business combination transaction with Red Man (the “Red Man Transaction”) on October 31, 2007. At that time, McJunkin Corporation was renamed McJunkin Red Man Corporation. Operating results for the eleven-month period ended December 31, 2007 include the results of MRC Global Inc. for the full period and the results of Red Man for the two months after the business combination on October 31, 2007. Accordingly, our historical results for the years ended December 31, 2011, 2010, 2009 and 2008 and the 11 months ended December 31, 2007 are not comparable to McJunkin Corporation’s historical results for the one month ended January 30, 2007.

The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the years ended December 31, 2011, 2010, 2009 and 2008, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2011 and December 31, 2010, have been derived from the consolidated financial statements of MRC Global Inc. included elsewhere in this prospectus that Ernst & Young LLP, our independent registered public accounting firm, has audited. The selected consolidated financial information presented below under the captions Statement of Operations Data and Other Financial Data for the one month ended January 30, 2007 and the eleven months ended December 31, 2007, and the selected consolidated financial information presented below under the caption Balance Sheet Data as of December 31, 2009, December 31, 2008 and December 31, 2007, have been derived from the consolidated financial statements of MRC Global Inc. not included in this prospectus that Ernst & Young LLP has audited.

All information in this prospectus gives retroactive effect to the two-for-one reverse split of MRC Global Inc.’s common stock which occurred on February 29, 2012.

The selected historical consolidated financial data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States of America (in millions, except share and per share amounts). This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Successor					Predecessor
	Year Ended December 31,				Eleven Months Ended December 31,	One Month Ended January 30,
	2011	2010	2009(1)	2008	2007	2007
Statement of Operations Data:
Sales	$4,832.4	$3,845.5	$3,661.9	$5,255.2	$2,124.9	$142.5
Cost of sales	4,124.2	3,327.0	3,067.4	4,273.1	1,761.9	114.9
Inventory write-down	—	0.4	46.5	—	—	—

Gross margin	708.2	518.1	548.0	982.1	363.0	27.6
Selling, general and administrative expenses	513.6	451.7	411.6	482.1	218.5	15.9
Goodwill and intangibles impairment charge	—	—	386.1	—	—	—

Operating income (loss)	194.6	66.4	(249.7)	500.0	144.5	11.7
Other (expenses) income:
Interest expense	(136.8)	(139.6)	(116.5)	(84.5)	(61.7)	(0.1)
Write off of debt issuance costs	(9.5)	—	—	—	—	—
Change in fair value of derivatives	7.0	(4.9)	8.9	(6.2)	—	—
Other, net	0.5	2.9	2.5	(2.6)	(0.8)	(0.4)

Total other (expense) income	(138.8)	(141.6)	(105.1)	(93.3)	(62.5)	(0.5)

Income (loss) before income taxes	55.8	(75.2)	(354.8)	406.7	82.0	11.2
Income taxes	26.8	(23.4)	(15.0)	153.2	32.1	4.6

Net (loss) income	29.0	(51.8)	(339.8)	253.5	49.9	6.6

Earnings (loss) per share amounts:
Basic	$0.34	$(0.61)	$(4.30)	$3.26	$1.44	—
Diluted	$0.34	$(0.61)	$(4.30)	$3.26	$1.44	—
Weighted average shares, basic (in thousands)	84,417	84,384	79,067	77,646	34,663	—
Weighted average shares, diluted (in thousands)	84,655	84,384	79,067	77,828	34,731	—
Basic—Class A	—	—	—	—	—	$376.70
Diluted—Class A	—	—	—	—	—	$376.70
Basic—Class B	—	—	—	—	—	$376.70
Diluted—Class B	—	—	—	—	—	$376.70
Dividends	$—	$—	$0.04	$6.10	$—	—

Balance Sheet Data:
Cash	$46.1	$56.2	$56.2	$12.1	$10.1	$2.0
Working capital	1,074.7	842.6	930.2	1,208.0	674.1	211.1
Total assets	3,227.7	2,991.2	3,083.2	3,919.7	3,083.8	474.2
Total debt	1,526.7	1,360.2	1,452.6	1,748.6	868.4	4.8
Stockholders’ equity	720.9	689.8	743.9	987.2	1,262.7	245.2

Other Financial Data:
Adjusted Gross Margin	$849.6	$663.2	$493.5	$1,164.0	$400.6	$27.9
Adjusted EBITDA	$360.5	$224.2	$218.5	$744.4	$344.9	$26.0
Adjusted EBITDA RONA	24.1%	19.6%	18.6%

Net cash:
Operating Activities	(102.9)	112.7	505.5	(137.4)	110.2	6.6
Investing Activities	(48.0)	(16.2)	(66.9)	(314.2)	(1,788.9)	(0.2)
Financing Activities	140.6	(98.2)	(393.9)	452.0	1,687.2	(8.3)

(1)	Includes $46.5 million inventory write-down and $386.1 million goodwill and intangibles impairment charge.

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, other non-recurring and non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee we pay under our Global ABL Facility. In addition, we believe it is a useful indicator of our operating performance. We believe this for the following reasons:

•

Our management uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections, as well as for determining a significant portion of the compensation of our executive officers;

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense and depreciation and amortization, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired; and

•	Securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

In particular, we believe that Adjusted EBITDA is a useful indicator of our operating performance because Adjusted EBITDA measures our Company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.

Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted EBITDA in the same manner as we do. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a significant element of our costs. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of the amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of certain taxes, which is also a significant element of our operations. Furthermore, Adjusted EBITDA does not account for our LIFO inventory costing methodology, and therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted EBITDA may overstate our operating performance. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The calculation of Adjusted EBITDA is consistent with the computation of Consolidated Cash Flow (as such term is defined in “Description of Notes—Certain Definitions”) except for the change in the LIFO reserve, which would not be an adjustment in determining Consolidated Cash Flow.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Successor					Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 30, 2007
Net (loss) income	$29.0	$(51.8)	$(339.8)	$253.5	$49.9	$6.6
Income taxes	26.8	(23.4)	(15.0)	153.2	32.1	4.6
Interest expense	136.8	139.6	116.5	84.5	61.7	0.1
Write off of debt issuance costs	9.5	—	—	—	—	—
Depreciation and Amortization	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	50.7	53.9	46.6	44.4	21.9	—
Amortization of purchase price accounting	—	—	15.7	2.4	—	—
Change in fair value of derivative instruments	(7.0)	4.9	(8.9)	6.2	—	—
Closed locations	—	(0.7)	1.4	4.4	—	—
Share based compensation	8.4	3.7	7.8	10.2	3.0	—
Franchise taxes	0.4	0.7	1.4	1.5	—	—
Gain on early extinguishment of debt	—	—	(1.3)	—	—	—
Goodwill and intangibles impairment	—	—	386.1	—	—	—
Inventory write-down	—	0.4	46.5	—	—	—
IT system conversion costs	—	—	2.4	1.4	—	—
M&A transaction & integration expenses	0.5	1.4	17.5	30.4	12.7	—
Midway pre-acquisition contribution	—	—	—	—	2.8	1.0
Legal and consulting expenses	9.9	4.2	1.9	0.4	—	—
Joint venture termination	1.7	—	—	—	—	—
Provision for uncollectible accounts	0.4	(2.0)	1.0	7.7	0.4	—
Red Man pre-acquisition Contribution	—	—	—	—	142.2	13.1
Severance and related costs	1.1	3.2	4.4	—	—	—
MRC Transmark pre-Acquisition contribution	—	—	38.5	—	—	—
LIFO	73.7	74.6	(115.6)	126.2	10.3	—
Other non-cash expenses	1.6	(1.1)	(3.1)	6.7	2.5	0.3

Adjusted EBITDA	$360.5	$224.2	$218.5	$744.4	$344.9	$26.0

We define Adjusted Gross Margin as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted Gross Margin because we believe it is a useful indicator of our operating performance and facilitates a meaningful comparison to our peers. We believe this for the following reasons:

•

Our management uses Adjusted Gross Margin for planning purposes, including the preparation of our annual operating budget and financial projections. This measure is also used to assess the performance of our business;

•

Investors use Adjusted Gross Margin to measure a company’s operating performance without regard to items, such as depreciation and amortization, and amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of transactions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether those companies elect to utilize the LIFO method and depending upon which LIFO method they may elect; and

•	Securities analysts can use Adjusted Gross Margin as a supplemental measure to evaluate overall operating performance of companies.

In particular, we believe that Adjusted Gross Margin is a useful indicator of our operating performance because Adjusted Gross Margin measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses.

However, Adjusted Gross Margin does not represent and should not be considered an alternative to gross margin or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to similar measures that other companies report because other companies may not calculate Adjusted Gross Margin in the same manner as we do. Although we use Adjusted Gross Margin as a measure to assess the operating performance of our business, Adjusted Gross Margin has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include depreciation and amortization expense. Because we use capital assets, depreciation expense is a significant element of our costs and impacts our ability to generate revenue. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this measure. Furthermore, Adjusted Gross Margin does not account for our LIFO inventory costing methodology and, therefore, to the extent that recently purchased inventory accounts for a relatively large portion of our sales, Adjusted Gross Margin may overstate our operating performance. Because Adjusted Gross Margin does not account for certain expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view Adjusted Gross Margin in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Successor					Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Eleven Months Ended December 31, 2007	One Month Ended January 30, 2007
Gross margin	$708.2	$518.1	$548.0	$982.1	$363.0	$27.6
Depreciation and amortization	17.0	16.6	14.5	11.3	5.4	0.3
Amortization of intangibles	50.7	53.9	46.6	44.4	21.9	—
Increase (decrease) in LIFO reserve	73.7	74.6	(115.6)	126.2	10.3	—

Adjusted Gross Margin	$849.6	$663.2	$493.5	$1,164.0	$400.6	$27.9

We define Adjusted EBITDA Return on Net Assets (Adjusted EBITDA RONA) as (a) Adjusted EBITDA divided by (b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant & equipment, net, less accounts payable. The calculation of Adjusted EBITDA RONA is set forth below (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Adjusted EBITDA	$360,465	$224,124	$218,496

Accounts receivable	$791,280	$596,404	$506,194
Inventory at LIFO	899,064	765,367	871,653
LIFO Reserve	175,122	101,419	26,862
Property, plant & equipment, net	107,430	104,725	111,480
Accounts payable	(479,584)	(426,632)	(338,512)

Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677

Adjusted EBITDA RONA	24.1%	19.6%	18.6%

We present Adjusted EBITDA RONA because we believe it is a useful indicator of our operating performance. Management believes that Adjusted EBITDA RONA provides meaningful supplemental information regarding our performance by excluding certain income and expense items and assets and liabilities that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with our peers. Our management uses Adjusted EBITDA RONA for determining a significant portion of the compensation of our executive officers. In addition, Adjusted EBITDA RONA is a useful indicator of our operating performance because it measures our performance without regard to acquisition transaction-related assets such as intangibles and goodwill.

However, Adjusted EBITDA RONA does not represent and should not be considered an alternative to other GAAP measures of performance such as net income. Also, our definition of Adjusted EBITDA RONA may not be comparable to similar measures that other companies report. Further, Adjusted EBITDA RONA has certain limitations, such as excluding our LIFO inventory costing methodology. In addition, the omission of our substantial intangible assets and goodwill further limits the usefulness of this measure. As a result, management does not view Adjusted EBITDA RONA in isolation or as a primary performance measure and uses other measures such as net income and sales to measure operating performance.

Management believes that the GAAP-based measure which is most comparable to Adjusted EBITDA RONA is a percentage with net income in the numerator and stockholders’ equity in the denominator. We believe Adjusted EBITDA is a useful measure of performance as compared to net income for the reasons stated above in note 2 under “Summary—Summary Consolidated Financial Information” included elsewhere in this prospectus. We believe that for our Company total adjusted net assets (as calculated above) is a more useful measure than stockholders’ equity for purposes of a RONA calculation because, among other things, our calculation omits intangible assets and goodwill arising from acquisitions. Given the Company’s history of making numerous acquisitions in recent years, the Company believes that the measure it uses is more comparable to similar measures used by other companies if the effects of acquisitions are eliminated.

For a reconciliation of Adjusted EBITDA (the numerator in our calculation of Adjusted EBITDA RONA) to net income, see footnote 2 under “Summary—Summary Consolidated Financial Information” included elsewhere in this prospectus. For a reconciliation of total adjusted net assets (the denominator in our calculation of Adjusted EBITDA RONA) to stockholders’ equity, see the following table:

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)
Stockholders’ equity	$720,862	$689,758	$743,898
Long term debt	1,526,740	1,360,241	1,452,610
Deferred taxes, net	357,195	373,719	377,948
Other liabilities	143,306	140,844	170,188
Intangible assets	(1,333,137)	(1,366,549)	(1,425,721)
LIFO Reserve	175,122	101,419	26,862
Other assets	(50,649)	(101,947)	(111,864)
Cash	(46,127)	(56,202)	(56,244)

Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677

The following table summarizes (1) the numerator and denominator in our calculation of Adjusted EBITDA RONA and (2) the numerator (net income) and denominator (stockholders’ equity) in the most comparable GAAP-based measure.

	Year Ended December 31,
	2011	2010	2009
	(dollars in thousands)
Adjusted EBITDA	$360,465	$224,124	$218,496
Total adjusted net assets	$1,493,312	$1,141,283	$1,177,677
Adjusted EBITDA RONA	24.1%	19.6%	18.6%

Net income (loss)	$28,984	$(51,824)	$(339,771)
Stockholders’ equity	$720,862	$689,758	$743,898
Net income / stockholders’ equity	4.02%	(7.5)%	(45.7)%

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of MRC Global Inc. have been derived from the audited historical financial statements of MRC Global Inc. for the year ended and as of December 31, 2011, which are included elsewhere in this prospectus.

The pro forma consolidated balance sheet as of December 31, 2011 and the pro forma consolidated statement of operations for the year ended December 31, 2011 have been adjusted to give effect to the following transactions:

•	the issuance by MRC Global Inc. of 17,045,455 shares of its common stock to the public at an offering price of $21.00 per share; and

•

the application of the net proceeds of the initial public offering to be received by MRC Global Inc. after giving effect to underwriting discounts and commissions and other offering expenses ($333.9 million) to repay indebtedness outstanding under the Global ABL Facility.

The pro forma adjustments have been prepared as if the transactions described above had taken place on December 31, 2011, in the case of the pro forma balance sheet, or as of January 1, 2011, in the case of the pro forma statement of operations.

We entered into the new Global ABL Facility on March 27, 2012. The Global ABL Facility replaced our then existing ABL Credit Facility, and the proceeds of the initial public offering of MRC Global Inc.’s common stock were used to repay indebtedness under the Global ABL Facility. The replacement of our previous ABL Credit Facility with the Global ABL Facility does not materially change the unaudited pro forma consolidated statements.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements of MRC Global Inc., the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2011, included elsewhere herein.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and the assumptions included therein are described in the accompanying notes.

MRC Global Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2011

	Actual as of December 31, 2011	Pro forma adjustments			Pro Forma as of December 31, 2011
		(in thousands)
Assets
Total current assets	$1,747,908	$—			$1,747,908
Other assets	39,212	—			39,212
Fixed assets	107,430	—			107,430
Intangible assets	1,333,137	—			1,333,137

Total assets	3,227,687	—			3,227,687

Liabilities and stockholders’ equity
Total current liabilities	673,167	—			673,167
Long-term debt, net	1,526,740	(333,900)	(a	)	1,192,840
Other long-term liabilities	306,918	—			306,918

Stockholders’ equity:
Common stock	844	170	(b	)	1,014
Preferred stock	—	—			—
Additional paid-in capital	1,282,949	333,730	(b	)	1,616,679
Retained (deficit)	(536,791)	—			(536,791)
Other comprehensive (loss)	(26,140)	—			(26,140)

Total equity	720,862	333,900			1,054,762

Total liabilities and equity	$3,227,687	$—			$3,227,687

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

MRC Global Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2011

	Actual as of December 31, 2011	Pro forma adjustments			Pro Forma as of December 31, 2011
		(in thousands)
Sales	$4,832,423	$—			$4,832,423
Cost of sales	4,124,271	—			4,124,271

Gross margin	708,152	—			708,152

Selling, general and administrative expenses	513,563	—			513,563

Operating income	194,589	—			194,589

Other income (expense):
Interest expense	(136,844)	7,622	(c	)	(129,222)
Other	(1,977)	—			(1,977)

	(138,821)	7,622			(131,199)

Income before income taxes	55,768	7,622			63,390
Income tax expense	26,784	2,858	(d	)	29,642

Net income	$28,984	$4,764			$33,748

Basic earnings per common share	$0.34				$0.33
Diluted earnings per common share	$0.34				$0.33
Weighted-average common shares, basic	84,417	17,045	(e	)	101,462
Weighted-average common shares, diluted	84,655	17,045	(e	)	101,700

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

MRC Global Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

(a)	Long-term debt, net has been adjusted to reflect the estimated repayment of indebtedness outstanding under the Global ABL Facility. This amount equals the estimated net proceeds of the initial public offering of MRC Global Inc.’s common stock at the offering price of $21.00 per share giving effect to underwriting discounts and commissions and other offering expenses, as MRC Global Inc. applied all of the proceeds from the offering toward the repayment of this indebtedness.

(b)	Stockholders’ equity has been adjusted to reflect an increase equal to the estimated net proceeds of the initial public offering of MRC Global Inc.’s common stock at the offering price of $21.00 per share giving effect to underwriting discounts and commissions and other offering expenses.

(c)	Interest expense has been decreased to reflect lower debt balances resulting from the pro forma repayment of outstanding indebtedness utilizing net proceeds from the initial public offering. This estimated reduction in interest expense has been computed assuming the repayment of $333.9 million of indebtedness under the Global ABL Facility as though it had occurred on January 1, 2011. The interest savings is computed using an effective interest rate of 2.28%, which represents actual borrowing rates under the ABL Credit Facility during 2011, less the amount of any commitment fees that would have been incurred had the debt not been outstanding.

(d)	Income tax expense has been adjusted as a result of higher income before income taxes resulting from lower pro forma interest expense. The increase in income tax expense has been computed utilizing MRC Global Inc.’s 37.5% marginal U.S. income tax rate.

(e)	Weighted average common shares outstanding have been adjusted to reflect the issuance of 17,045,455 shares of common stock in the initial public offering of MRC Global Inc.’s common stock. This amount excludes 5,681,818 shares of common stock that were sold by the selling shareholder named in the prospectus for the initial public offering as well as an option the underwriters were granted to purchase up to an additional 3,409,091 shares of common stock from the selling stockholder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. All references throughout this section (and elsewhere in this prospectus) to amounts available for borrowing under various credit facilities refer to amounts actually available for borrowing after giving effect to any borrowing base limitations imposed by the facility.

Overview

We are the largest global industrial distributor of pipe, valves and fittings (PVF) and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. Globally, we have two operating segments through which we serve our customers in over 400 service locations. Our North American segment includes over 175 branch locations, six distribution centers in the U.S., one distribution center in Canada, 12 valve automation service centers and over 160 third party pipe yards located in the most active oil and natural gas regions in North America. Our International segment includes over 30 branch locations throughout Europe, Asia and Australasia with distribution centers in the United Kingdom, Singapore and Australia and 10 automation service centers in Europe and Asia. We offer a wide array of PVF and oilfield supplies encompassing a complete line of products from our global network of suppliers to our more than 12,000 customers. We are diversified by geography, the industry sectors we serve and the products we sell. We seek to provide best-in-class service to our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

We have benefited from several growth trends within the energy industry, including high levels of customer expansion and maintenance expenditures and believe that longer-term growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year MRO arrangements where we have demonstrated an average annual retention rate of over 95% since 2000. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions or new construction projects, are more commonly associated with a customer’s capital expenditures budget and can be more sensitive to global oil and natural gas prices and general economic conditions. We mitigate our exposure to price volatility by limiting the length of any price-protected contracts, and as pricing continues to rebound, we believe that we have the ability to pass price increases on to the marketplace.

Key Drivers of Our Business

Our revenues are predominantly derived from the sale of PVF and other oilfield and industrial supplies to the energy sector in North America, Europe, Asia and Australasia. Our business is therefore dependent upon both the current conditions and future prospects in the energy industry and, in particular, maintenance and expansionary operating and capital expenditures by our customers in the upstream, midstream and downstream sectors of the industry. Long-term growth in spending has been, and we believe will continue to be, driven by several factors, including underinvestment in global energy infrastructure, growth in shale and unconventional exploration and production (E&P) activity, and anticipated strength in the oil, natural gas, refined products, petrochemical and other industrial sectors. The outlook for future oil, natural gas, refined products, petrochemical and other industrial PVF spending is influenced by numerous factors, including the following:

•

Oil and Natural Gas Prices.    Sales of PVF and related products to the oil and natural gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and natural gas industry and its ability and willingness to make maintenance and capital expenditures to explore for, produce and process oil and natural gas and refined products. Oil and natural gas prices, both current and projected, along with the costs necessary to produce oil and gas, impact other drivers of our business, including E&P spending, additions and maintenance to pipeline mileage, refinery utilization and petrochemical and other industrial processing activity.

•

Steel Prices, Availability and Supply and Demand.    Fluctuations in steel prices can lead to volatility in the pricing of the products we distribute, especially carbon steel tubular products, which can influence the buying patterns of our customers. A majority of the products we distribute contain various types of steel. The worldwide supply and demand for these products, or other steel products that we do not supply, impacts the pricing and availability of our products and, ultimately, our sales and operating profitability.

•

Economic Conditions.    The demand for the products we distribute is dependent on the general economy, the energy and industrials sectors and other factors. Changes in the general economy or in the energy and industrials sectors (domestically or internationally) can cause demand for the products we distribute to materially change.

•

Customer, Manufacturer and Distributor Inventory Levels of PVF and Related Products.    Customer, manufacturer and distributor inventory levels of PVF and related products can change significantly from period to period. Increases in our customers’ inventory levels can have an adverse effect on the demand for the products we distribute when customers draw from their inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and profitability. Increased inventory levels by manufacturers or other distributors can cause an oversupply of PVF and related products in the industry sectors we serve and reduce the prices that we are able to charge for the products we distribute. Reduced prices, in turn, would likely reduce our profitability. Conversely, decreased customer and manufacturer inventory levels may ultimately lead to increased demand for our products and would likely result in increased sales volumes and overall profitability.

Recent Trends and Outlook

The current outlook for activity in our end markets is positive. The period from 2005 to 2008 was a period of steady growth in North American oil and gas drilling and completion spending in our upstream market. Activity peaked in 2008, with oil pricing above $140 per barrel and natural gas prices above $14/mcf. Due to the associated record levels of E&P activity, there was a shortage of tubular products to meet the demand, and significant steel price inflation followed as a result. The price per ton on tubular products increased approximately 200% in 2008 as compared to the prior year (compared to an increase of 5% in 2011 compared to 2010). Approximately 44% of our sales and half of our gross profit was in tubular products during 2008 and these sales were typically at margins in excess of longer term historical levels for this product category. In 2008, we operated with five purchasing managers and five separate IT systems (versus one purchasing manager and North American IT system in 2011), and our OCTG inventories expanded to a greater than six month supply and accounted for over 30% of all inventory in 2008, as opposed to less than three months supply and approximately 20% in 2011. A significant contributor to the 2008 rise was spot purchases of inventory, which ultimately accounted for approximately 50% of our inventory purchases for 2008 (versus less than 10% in 2011). In our downstream/industrial market, 2005 to 2008 was a period of major refinery expansion projects in the U.S. to upgrade Midwestern and Gulf Coast refineries to handle heavier and more sour crude oil from Canada, Venezuela and other international sources. These large projects were in addition to normal “turnaround” and smaller project activity. Because of these large projects, MRO business represented approximately half of our business in 2008, compared to approximately two-thirds in 2011. During 2009 to 2010, as peak crude oil prices negatively impacted refining margins, the global economic recession reduced refined product demand, which resulted in decreased capital spending by our refining customers. In the U.S. petrochemical industry, the high natural gas prices of 2008 reduced investment, as natural gas is a primary cost and feedstock to this industry segment. In 2010 and 2011, increases in natural gas production from the U.S. shale plays led to lower natural gas commodity prices, which helped drive increases in customer spending and activity levels in this sector.

Global energy demand was negatively impacted in 2009 by the “great recession” in the global economy, which directly negatively affected oil and natural gas commodity prices. This resulted in lower spending by our major customers during 2009 and 2010, which, coupled with significant deflation in tubular steel prices, had a material impact on our profitability in 2009 and 2010 as customers renegotiated contracts with drilling contractors, energy service companies, equipment suppliers and distributors. The steep drop in demand, steel price deflation and new lower customer contract pricing along with high-cost inventory purchased in 2008 led to a major de-stocking effort of approximately $1 billion (including both inventory and outstanding purchase orders) at our Company during 2009, generating over $500 million in cash flow from operations. In certain instances, sales during this period in our tubular product category carried negative margins, which severely impacted our results during this period. Our non-tubular product lines were impacted to a much lesser degree.

Between 2008 and 2011, the gross profit contribution and gross profit margins of our two product categories, energy carbon steel tubular products (line pipe and oil country tubular goods) (“tubulars”) and valves, fittings, flanges and other products (“VFFO”), has shifted. The tubular and VFFO product categories each contributed approximately 50% of our gross profit in 2008, whereas in 2011 VFFO contributed approximately 75% of our gross profit and tubulars contributed approximately 25% of our gross profit. In addition, our gross profit margins (average cost) were consistent in 2008 and 2011 for our VFFO products, whereas our gross profit margins (average cost) for our tubular products in 2011 were approximately 50% of the tubular margins in 2008.

In 2010, our business stabilized, but given continued economic uncertainty and the slow recovery, activity levels remained slow relative to more historical levels. In 2011, commodity oil and natural gas pricing improved, our customers’ E&P budgets increased, and product pricing increased as a result of the improvement in PVF demand. In addition, our high-cost tubular inventory was largely sold during 2009 and 2010, and as a result, profitability in 2011 began to improve. Steel inflation and pricing levels currently remain well below 2008 levels, but carbon steel pricing in line pipe has returned to a more normal historic range. OCTG pricing currently remains challenging, and we are rebalancing our product portfolio towards higher margin products, such as valves, fittings, flanges and other industrial products as a result.

During 2011, oil prices remained strong with an average price of approximately $95 per barrel for West Texas Intermediate (“WTI”), or approximately 19% above the average for 2010. Natural gas prices remained relatively flat at an average price during this period of $4/Mcf (Henry Hub), although they have declined below $3/Mcf more recently. Behind the strength of oil prices, in particular, North American drilling activity has increased an estimated 21% in 2011 relative to 2010. We continue to see a shift in rig counts from natural gas to oil, with oil drilling representing approximately 55% of the total North American rig count during 2011.

Activity levels in the upstream sector remain strong. In the U.S., the average total rig count was up 21% in 2011 as compared to 2010. Continued development within the Marcellus, Eagle Ford and Bakken shale regions primarily drove this increase in rig count. In 2011, we shipped approximately 674,000 tons of energy carbon steel tubular products in the U.S., 20% more tons than in 2010. In Canada, the average total rig count was up 20% in 2011 as compared to 2010. There we have experienced an increase in MRO, particularly in the heavy oil and tar sands regions, which has mitigated the downturn experienced in shallow natural gas drilling elsewhere in Canada.

The midstream sector, which includes gathering, transmission pipeline and natural gas utilities, is currently our fastest growing sector. We generated revenue growth of 33% in 2011 compared to 2010. New wells coming on line and the continued need for infrastructure within the shale basins has driven this growth. As a result of the shift in E&P activity from natural gas to oil, we have experienced a shift in activity from the natural gas regions of the Barnett, Haynesville, Woodford, and Fayetteville shales to the Bakken, Eagle Ford, Niobrara and Permian shales, which are heavier producing regions for oil and natural gas liquids. Revenue from our gathering and transmission customers increased 40% in 2011 as compared to 2010, while revenue from our natural gas utilities customers increased approximately 28% in 2011 compared to 2010, due to the increasing focus on pipeline integrity work and the need for utilities to repair or replace aging pipeline infrastructure.

Our downstream and other industrials sector performance has improved in 2011 as compared to 2010. However, downstream market participants still appear cautious with respect to major capital spending in refining because of international refining capacity additions, higher crude oil prices and relatively low margins relative to longer term historical levels. We believe there will be increased turnaround activity by our major customers in our U.S. refining end market in 2012 and 2013 due to customers’ delays in routine turnaround activity for maintenance and repair. Our chemical and general industrials sector increased approximately 5% in 2011 compared to 2010, due to an increase in general economic activity, and growth in maintenance and capital projects activity. Internationally, where our business is heavily weighted toward the downstream sector, excluding the impact of the acquisition of MRC SPF, we have seen an improvement of 3% in revenues in 2011 as compared to 2010 due to a modest recovery in capital and operating expenditures in Europe during 2011. The impact of the European debt crisis on general economic conditions and the impact on energy consumption and the downstream sector are uncertain.

We determine backlog by the amount of unshipped third-party customer orders, either specific or general in nature (including orders held under pipe programs), which the customer may revise or cancel in certain instances. There can be no assurance that the backlog amounts will be ultimately realized as revenue, or that we will earn a profit on the backlog of orders. Our backlog at December 31, 2011 was $823 million, including $693 million in our North American segment and $130 million in our International segment. In total, this backlog represents year over year growth of 41%, which we believe is a relatively good general indicator of overall activity for MRC.

Results of Operations for the years ended December 31, 2011, 2010 and 2009

Our operating results by segment are as follows (in millions). The results for the year ended December 31, 2009 only include the results of MRC Transmark (which comprises a majority of our International segment) for the two months after the business combination on October 30, 2009. Corporate administrative costs are included in the North American segment.

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Sales:
North America	$4,502.8	$3,589.9	$3,610.1
International	329.6	255.6	51.8

Consolidated	$4,832.4	$3,845.5	$3,661.9

Operating Income (Loss):
North America	$183.9	$56.0	$(253.5)
International	10.7	10.4	3.8

Consolidated	$194.6	$66.4	$(249.7)

The following table shows key industry indicators for the years ended December 31, 2011, 2010 and 2009:

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Average Total Rig Count(1):
United States	1,875	1,546	1,089
Canada	422	351	221

Total North America	2,297	1,897	1,310
International	1,167	1,094	997

Total Worldwide	3,464	2,991	2,307

Average Oil Rig Count(1):
United States	984	591	278
Canada	279	199	102

Total North America	1,263	790	380

Average Natural Gas Rig Count(1):
United States	888	943	801
Canada	141	148	120

Total North America	1,029	1,091	921

Average Commodity Prices(2):
WTI crude oil (per barrel)	$94.91	$79.48	$61.95
Brent crude oil (per barrel)	$111.26	$79.61	$61.74
Natural gas ($/Mcf)	$4.00	$4.37	$3.94
Average Monthly Well Permits(3)	5,811	5,317	4,266
3:2:1 Crack Spread(4)	$25.40	$12.92	$7.77
PMI Index (as of December 1 of each year)(5)	53.1	57.3	55.8

(1)	Source—Baker Hughes (www.bakerhughes.com) (Total rig count includes oil, natural gas and other rigs.)
(2)	Source—Department of Energy, EIA (www.eia.gov)
(3)	Source—RigData (U.S.)

(4)	Source—Commodity Systems, Inc.
(5)	Source—Institute for Supply Management

The breakdown of our sales by sector for the years ended December 31, 2011, 2010 and 2009 was as follows:

	Year Ended December 31,
	2011	2010	2009
Upstream	47%	46%	44%
Midstream	26%	24%	24%
Downstream and other industrials	27%	30%	32%

	100%	100%	100%

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

For the years ended December 31, 2011 and 2010 the following table summarizes our results of operations (in millions):

	Year Ended December 31,
	2011	2010	$ Change	% Change
Sales:
North America	$4,502.8	$3,589.9	$912.9	25%
International	329.6	255.6	74.0	29%

Consolidated	$4,832.4	$3,845.5	$986.9	26%

Gross margin:
North America	$613.7	$442.7	$171.0	39%
International	94.5	75.4	19.1	25%

Consolidated	$708.2	$518.1	$190.1	37%

Selling, general and administrative expenses:
North America	$429.8	$386.7	$43.1	11%
International	83.8	65.0	18.8	29%

Consolidated	$513.6	$451.7	$61.9	14%

Operating income (loss):
North America	$183.9	$56.0	$127.9	228%
International	10.7	10.4	0.3	3%

Consolidated	$194.6	$66.4	$128.2	193%
Interest expense	(136.8)	(139.6)	2.8	2%
Write off of deferred financing fees	(9.5)	—	(9.5)	N/A
Other, net	7.5	(2.0)	9.5	475%
Income tax benefit (expense)	(26.8)	23.4	(50.2)	(215)%

Net income (loss)	$29.0	$(51.8)	$80.8	156%

Adjusted Gross Margin	849.6	663.2	186.4	28%

Adjusted EBITDA	$360.5	$224.2	$136.3	61%

Sales.    Sales include the revenue recognized from the sales of the products we distribute and services to customers and freight billings to customers, less cash discounts taken by customers in return for their early payment of our invoices to them. Our sales were $4,832.4 million for the year ended December 31, 2011 as compared to $3,845.5 million for the year ended December 31, 2010.

North American Segment—Our North American sales increased $912.9 million to $4,502.8 million for 2011 from $3,589.9 million for 2010. The 25% increase was due to an increase in volume related to the improved business environment, including, in particular, the upstream and midstream sectors, which have been driven by activity levels in the oil and natural gas shale regions in the U.S. as well as the heavy oil and tar sands regions of Canada.

International Segment—Our International sales increased $74.0 million to $329.6 million for 2011 from $255.6 million for 2010. Approximately $56 million of this increase was due to the acquisition of MRC SPF in June 2011, while the remainder of the increase is due to an improvement in volume in the downstream sector in Europe during 2011.

Gross Margin.    Our gross margin was $708.2 million (14.7% of sales) for the year ended December 31, 2011 as compared to $518.1 million (13.5% of sales) for the year ended December 31, 2010. The 1.2% improvement in gross margin percentage reflected the growth in sales, relative to certain costs such as depreciation and amortization, amortization of intangibles, and the impact of our LIFO inventory costing methodology, which are not directly related to activity levels and which remained relatively consistent from period to period. Excluding the impact of these items, gross margin percentage improved by 0.4%.

North American Segment—Gross margin for our North American segment increased to $613.7 million (13.6% of sales) for 2011 from $442.7 million (12.3% of sales) for 2010. The increase of $171.0 million was due to an increase in the volume of products sold year over year. The rig count increased 21% for that same period.

International Segment—Gross margin for our International segment increased to $94.5 million (28.7% of sales) for 2011 from $75.4 million (29.5% of sales) for 2010, an improvement of $19.1 million. The increase in gross margin was largely due to the acquisition of MRC SPF in June 2011, while the remainder of the increase is due to an increase in sales, particularly in Europe. The decrease in the gross margin percentage was due to the mix of products changing as a result of the acquisition of MRC SPF.

Certain purchasing costs and warehousing activities (including receiving, inspection, and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross profit may not be comparable to others who may include these expenses as a component of costs of goods sold. Purchasing and warehousing activities costs approximated $27.3 million and $25.5 million for the years ended December 31, 2011 and 2010.

Adjusted Gross Margin.    Adjusted Gross Margin increased to $849.6 million (17.6% of sales) for 2011 from $663.2 million (17.2% of sales) for 2010, an improvement of $186.4 million. We define Adjusted Gross Margin as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our LIFO inventory costing methodology. We present Adjusted Gross Margin because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize the LIFO method and depending upon which method they may elect. In particular, we believe that Adjusted Gross Margin is a useful indicator of our operating performance because Adjusted Gross Margin measures our Company’s operating performance without regard to acquisition transaction-related amortization expenses. We use Adjusted Gross Margin as a key performance indicator in managing our business. We believe that gross margin is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Margin. The following table reconciles Adjusted Gross Margin with our gross margin, as derived from our financial statements (in millions):

	Year Ended December 31,
	2011	Percentage of Revenue	2010	Percentage of Revenue
Gross margin, as reported	$708.2	14.7%	$518.1	13.5%
Depreciation and amortization	17.0	0.4%	16.6	0.4%
Amortization of intangibles	50.7	1.0%	53.9	1.4%
Increase in LIFO reserve	73.7	1.5%	74.6	1.9%

Adjusted Gross Margin	$849.6	17.6%	$663.2	17.2%

Selling, General and Administrative (“SG&A”) Expenses.    Costs such as salaries, wages, employee benefits, rent, utilities, communications, insurance, fuel and taxes (other than state and federal income taxes) that are necessary to operate our branch and corporate operations are included in selling, general and administrative expenses. Also contained in this category are certain items that are nonoperational in nature, including certain costs of acquiring and integrating other businesses. Our selling, general and administrative expenses were $513.6 million (10.6% of sales) for the year ended December 31, 2011 as compared to $451.7 million (11.7% of sales) for the year ended December 31, 2010. The $61.9 million increase was largely due to additional personnel costs such as overtime and incentives directly related to the overall increase in business activity combined with the impact of the acquisition of MRC SPF, which had SG&A expenses of $12.3 million.

Operating Income.    Operating income was $194.6 million for the year ended December 31, 2011 as compared to operating income of $66.4 million for the year ended December 31, 2010, an improvement of $128.2 million.

North American Segment—Operating income for our North American segment increased to $183.9 million for 2011 from $56.0 million for 2010. The improvement of $127.9 million was driven by a $171.0 million increase in gross margin offset by a $43.1 million increase in selling, general and administrative expenses.

International Segment—Operating income for our International segment increased to $10.7 million for 2011 from $10.4 million in 2010. The $0.3 million improvement was driven a $19.1 million improvement in gross margin that was largely offset by an $18.8 million increase in selling, general and administrative expenses that was principally the result of our mid-year acquisition of MRC SPF.

Interest Expense.    Our interest expense was $136.8 million for the year ended December 31, 2011 as compared to $139.6 million for the year ended December 31, 2010.

Other Income (Expense).    We use derivative instruments to help manage our exposure to interest rate risks and certain foreign currency risks. The change in the fair market value of our derivatives resulted in earnings of $7.0 million and losses of $4.9 million during the year ended December 31, 2011 and December 31, 2010, respectively. In June 2011, we refinanced certain of our credit facilities. As a result of their termination, we wrote off and expensed $9.5 million in deferred financing costs.

Income Tax (Expense) Benefit.    Our income tax expense was $26.8 million for the year ended December 31, 2011, as compared to an income tax benefit of $23.4 million for the year ended December 31, 2010. Our effective tax rates were 48.0% and 31.1% for the years ended December 31, 2011 and 2010. These rates generally differ from the federal statutory rate of 35% principally as a result of state income taxes and differing foreign income tax rates. The 2011 effective tax rate of 48.0% includes adjustments made in the fourth quarter of $4.0 million in deferred income tax expense required to recognize a higher rate at which we expect certain deferred taxes in the Netherlands and Canada to be realized, and an additional $3.9 million in current income tax expense related to the taxation of our foreign operations primarily caused by a geographic shift in taxable income in different jurisdictions.

Net Income (Loss).    Our net income was $29.0 million for the year ended December 31, 2011 as compared to a $51.8 million net loss for the year ended December 31, 2010, an improvement of $80.8 million.

Adjusted EBITDA.    We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and other non-cash charges (such as gains/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of our LIFO inventory costing methodology. Adjusted EBITDA was $360.5 million for the year ended December 31, 2011, as compared to $224.2 million for the year ended December 31, 2010. Our Adjusted EBITDA increased $136.3 million over that period primarily due to the increase in gross margin and other factors noted above.

Adjusted EBITDA is an important measure under our Global ABL Facility. In addition, we believe it provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We believe that net income (loss) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted EBITDA. The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

The calculation of Adjusted EBITDA is consistent with the computation of Consolidated Cash Flow (as such term is defined in “Description of Notes—Certain Definitions”) except for the change in the LIFO reserve, which would not be an adjustment in determining Consolidated Cash Flow.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Year Ended December 31,
	2011	2010
Net income (loss)	$29.0	$(51.8)
Income tax (benefit) expense	26.8	(23.4)
Interest expense	136.8	139.6
Write off of debt issuance costs	9.5	—
Depreciation and amortization	17.0	16.6
Amortization of intangibles	50.7	53.9
Change in fair value of derivative instruments	(7.0)	4.9
Share based compensation expense	8.4	3.7
Legal and consulting expenses	9.9	4.2
Joint venture termination	1.7	—
Other non-cash expenses(1)	4.0	1.9
Increase in LIFO reserve	73.7	74.6

Adjusted EBITDA	$360.5	$224.2

(1)	Other non-cash expenses include transaction-related expenses, pre-acquisition EBITDA of MRC SPF and other items added back to net income pursuant to our then existing ABL Credit Facility.

The following table reconciles Adjusted EBITDA with our net income (loss) in each of the quarters during the years ended December 31, 2011 and 2010 (in millions):

	Three months ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Net income	$3.6	$21.9	$4.7	$(1.1)
Income tax (benefit) expense	13.8	11.1	2.5	(0.7)
Interest expense	34.5	34.3	34.5	33.5
Write off of debt issuance costs	—	—	9.5	—
Depreciation and amortization	4.2	4.7	4.2	4.0
Amortization of intangibles	12.9	12.7	12.7	12.4
Change in fair value of derivative instruments	(1.8)	(1.8)	(1.6)	(1.9)
Share based compensation expense	2.1	3.8	1.0	1.5
Legal and consulting expenses	3.8	1.5	3.4	1.2
Joint venture termination	—	1.7	—	—
Other non-cash expenses(1)	(0.5)	1.4	2.1	1.0
Increase in LIFO reserve	27.7	18.3	17.6	10.1

Adjusted EBITDA	$100.3	$109.6	$90.6	$60.0

	Three months ended
	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Net income	$(13.5)	$(10.5)	$(15.9)	$(11.9)
Income tax (benefit) expense	(1.4)	(4.0)	(11.4)	(6.5)
Interest expense	34.9	35.0	34.3	35.3
Write off of debt issuance costs	—	—	—	—
Depreciation and amortization	4.4	4.1	4.1	4.0
Amortization of intangibles	12.9	13.6	13.6	13.8
Change in fair value of derivative instruments	(1.7)	1.0	1.6	4.1
Share based compensation expense	1.3	0.2	1.2	1.0
Legal and consulting expenses	1.5	1.8	0.9	—
Joint venture termination	—	—	—	—
Other non-cash expenses(1)	0.5	2.9	(2.4)	0.8
Increase in LIFO reserve	17.8	19.8	30.1	6.9

Adjusted EBITDA	$56.7	$63.9	$56.1	$47.5

(1)	Other non-cash expenses include transaction-related expenses, pre-acquisition EBITDA of MRC SPF and other items added back to net income pursuant to our then existing ABL Credit Facility.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

For the years ended December 31, 2010 and 2009, the following table summarizes our results of operations (in millions):

	Year Ended December 31,
	2010	2009	$ Change	% Change
Sales:
North America	$3,589.9	$3,610.1	$(20.2)	<1%
International	255.6	51.8	203.8	393%

Consolidated	$3,845.5	$3,661.9	$183.6	5%

Gross Margin:
North America	$442.7	$534.1	$(91.4)	(17)%
International	75.4	13.9	61.5	442%

Consolidated	$518.1	$548.0	$(29.9)	(5)%

Selling, general and administrative expenses:
North America	$386.7	$400.9	$(14.2)	(4)%
International	65.0	10.7	54.3	507%

Consolidated	$451.7	$411.6	$40.1	10%

Goodwill and intangibles impairment charge:
North America	$—	$386.1	$(386.1)	(100)%
International	—	—	—	—

Consolidated	$—	$386.1	$(386.1)	(100)%

Operating income (loss):
North America	$56.0	$(253.5)	$309.5	122%
International	10.4	3.8	6.6	174%

Consolidated	$66.4	(249.7)	$316.1	127%
Interest expense	(139.6)	(116.5)	(23.1)	20%
Other, net	(2.0)	11.4	(13.4)	(118)%
Income tax benefit (expense)	23.4	15.0	8.4	56%

Net (loss)	$(51.8)	$(339.8)	$288.0	85%

Adjusted Gross Margin	$663.2	$493.5	$169.7	34%

Adjusted EBITDA	$224.2	$218.5	$5.7	3%

Sales.    Our sales were $3,845.5 million for the year ended December 31, 2010, as compared to $3,661.9 million for the year ended December 31, 2009, an increase of 5%.

North American Segment—Although sales were down slightly year-over-year, we started to see signs of an improving economy beginning in the fourth quarter of 2009. The previous year’s results included the carryover effect from high average capital and other expenditures during 2008, which was evident in our strong results through the first four months of 2009. As the economic environment in which we operate improved, including the year-over-year growth in rig counts and commodity prices, our sales followed. The fourth quarter of 2010 represented our fifth consecutive quarter of revenue growth. During the year ended December 31, 2010, the U.S. Gross Domestic Product (“GDP”) expanded by 2.9%, compared with a 2.6% contraction during the year ended December 31, 2009.

International Segment—Internationally, the inclusion of a full year’s results of MRC Transmark, as compared to only two months in 2009 following its acquisition on October 31, 2009, drove the overall increase we experienced in sales. However, our business environment weakened in 2010 due to reduced capital and other expenditures and project delays by our customers, especially in our downstream sector.

Sales of energy carbon steel tubular products accounted for approximately 38% and 40% of our total sales for the years ended December 31, 2010 and 2009. The change in sales of our energy carbon steel tubular products from 2009 to 2010 can be attributed to an increase in volumes. Substantially all of our energy carbon steel tubular products are sold in North America. Our valves, fittings, flanges and other products are not as susceptible to significant price fluctuations and pricing was largely consistent with 2009 levels.

We operate in many foreign countries and are subject to foreign currency rate fluctuations. Approximately 20% of our 2010 revenues were generated in domiciles outside of the United States, compared to 12% in 2009 (principally as a result of the acquisition of MRC Transmark at the end of October 2009).

Gross Margin.    Our North American gross margin decreased to $442.7 million (12.3% of sales) in 2010, from $534.1 million (14.8% of sales) in 2009. During the year ended December 31, 2010, we recognized $74.6 million in increased cost of sales related to our use of the LIFO method of accounting for inventory costs, compared to a $115.6 million decrease in cost of sales for the year ended December 31, 2009. Also, during the year ended December 31, 2009, we recognized a $46.5 million inventory write-down; there was no significant inventory write-down during the year ended December 31, 2010. In addition, during 2011 we continued to liquidate higher cost inventory, from the carryover effect of 2008. These factors resulted in a reduction in our gross margins from 2009 to 2010.

Internationally, our margin remained strong, increasing to 29.5% of sales in 2010 from 26.8% of sales in 2009.

Certain purchasing costs and warehousing activities (including receiving, inspection, and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross profit may not be comparable to others who may include these expenses as a component of costs of goods sold. Purchasing and warehousing activities costs approximated $25.5 million and $24.4 million for the years ended December 31, 2010 and 2009.

Adjusted Gross Margin.    Our Adjusted Gross Margin was $663.2 million (or 17.2% of sales) for the year ended December 31, 2010, as compared to $493.5 million (or 13.5% of sales) for the year ended December 31, 2009.

The following table reconciles Adjusted Gross Margin to gross margin (in millions):

	Year Ended December 31,
	2010	Percentage of Revenue	2009	Percentage of Revenue
Gross margin, as reported	$518.1	13.5%	$548.0	15.0%
Depreciation and amortization	16.6	0.4%	14.5	0.4%
Amortization of intangibles	53.9	1.4%	46.6	1.3%
Increase in LIFO reserve	74.6	1.9%	(115.6)	(3.2)%

Adjusted Gross Margin	$663.2	17.2%	$493.5	13.5%

Selling, General and Administrative Expenses.    Our selling, general and administrative expenses were $451.7 million (or 11.7% of sales) for the year ended December 31, 2010, as compared to $411.6 million (or 11.2% of sales) for the year ended December 31, 2009. This increase is attributable to our International operations where SG&A expenses increased $54.3 million as the result of the inclusion of a full year of expenses of MRC Transmark as compared to only two months of activity in 2009 following its October 31, 2009 acquisition. Our North American SG&A expenses as a percentage of sales decreased to 10.8% from 11.1%, as we implemented various cost savings initiatives, including reducing employee headcount by 2%, to right size our operations in light of the economic environment we faced.

Goodwill and Intangibles Impairment Charge.    During 2009, our earnings progressively decreased due to the reductions in our customers’ expenditure programs caused by the global economic recession, reductions in oil and natural gas commodity prices and other factors. These reductions resulted in reduced demand for our products and lower sales prices and margins, which altered our view of our marketplace. Consequently, we revised certain long-term projections for our business, which, in turn, impacted its estimated fair value. We concluded that the carrying value of our North American goodwill and our indefinite lived trade names exceeded their fair value resulting in a non-cash goodwill and intangibles impairment charge in the amount of $386.1 million during the year ended December 31, 2009. There was no such goodwill and intangibles impairment charge recorded during the year ended December 31, 2010.

Operating Income (Loss).    Operating income was $66.4 million for the year ended December 31, 2010, as compared to an operating loss of $249.7 million for the year ended December 31, 2009.

North American Segment—Operating income for our North American segment increased to $56.0 million in 2010 from a loss of $253.5 million in 2009 an improvement of $309.5 million. Results in 2009 were negatively impacted by the $386.1 million non-cash goodwill and intangibles impairment charge, as well as the $46.5 million non-cash inventory write down. Excluding these non-cash items, operating income declined by $116.5 million principally as a result of reduced gross margins.

International Segment—Operating income for our International segment increased to $10.4 million in 2010 from $3.8 million in 2009. We acquired our international operations in October 2009, therefore, only two months of operating income are included in 2009.

Interest Expense.    Our interest expense was $139.6 million for the year ended December 31, 2010, as compared to $116.5 million for the year ended December 31, 2009. The increase was due to a higher weighted-average interest rate, including the impact of our interest rate swap agreements and various commitment fees, which increased to 8.5% during 2010 from 6.6% in 2009. The issuance of the notes in December 2009 and February 2010 had the impact of increasing the interest rate that we pay on $1.05 billion of debt by approximately 250 basis points. Also, in connection with the amendment to our then-existing principal revolving credit facility, the interest rate and commitment fees on such facility increased by approximately 200 basis points and 12.5 basis points, respectively.

Other Income (Expense).    We use derivative instruments to help manage our exposure to interest rate risks and certain foreign currency risks. The change in the fair market value of our derivatives reduced earnings by $4.9 million for the year ended December 31, 2010 and increased earnings by $8.9 million for the year ended December 31, 2009.

Income Tax Benefit (Expense).    Our income tax benefit was $23.4 million for the year ended December 31, 2010, as compared to income tax benefit of $15.0 million for the year ended December 31, 2009. Our effective tax rates were 31.1% for the year ended December 31, 2010 and 4.2% for the year ended December 31, 2009. The 2010 rate differs from the federal statutory rate of 35% principally as a result of the impact of differing foreign income tax rates, which included the establishment of a valuation allowance related to certain foreign net operating loss carryforwards. The 2009 rate differs from the federal statutory rate primarily as a result of our nondeductible goodwill impairment charge.

Net (Loss).    Our net loss was $51.8 million for the year ended December 31, 2010 as compared to $339.8 million for the year ended December 31, 2009, an improvement of $288.0 million, primarily as a result of the non-cash $386.1 million goodwill and intangibles impairment charge and $46.5 million non-cash inventory write down. Excluding these non-cash items and their related income tax effects, net loss was lower by $98.9 million principally as a result of reduced gross margins from North American operations recorded in 2009.

Adjusted EBITDA.    Adjusted EBITDA was $224.2 million for the year ended December 31, 2010, as compared to $218.5 million for the year ended December 31, 2009.

The following table reconciles Adjusted EBITDA with our net income (loss), as derived from our financial statements (in millions):

	Year Ended December 31,
	2010	2009
Net income (loss)	$(51.8)	$(339.8)
Income tax (benefit) expense	(23.4)	(15.0)
Interest expense	139.6	116.5
Depreciation and amortization	16.6	14.5
Amortization of intangibles	53.9	46.6
Inventory write-down	0.4	46.5
Change in fair value of derivative instruments	4.9	(8.9)
Goodwill impairment charge	—	386.1
MRC Transmark pre-acquisition contribution	—	38.5
Gain on early extinguishment of debt	—	(1.3)
Amortization of Purchase Price Accounting	—	15.7
Share based compensation expense	3.7	7.8
M&A transaction & integration expenses	1.4	17.5
Legal and consulting expenses	4.2	1.9
Other non-cash expenses(1)	0.1	7.5
LIFO	74.6	(115.6)

Adjusted EBITDA	$224.2	$218.5

(1)	Other non-cash expenses include transaction-related expenses, pre-acquisition EBITDA of MRC SPF, and other items added back to net income pursuant to our then existing ABL Credit Facility.

Financial Condition and Cash Flows

Financial Condition

The following table sets forth selected balance sheet data for the periods indicated below (in millions):

	December 31, 2011		December 31, 2010		December 31, 2009
Inventory	$899.1		$765.4		$871.7
Working capital	1,074.7		842.6		930.2
Long-term debt, including current portion	1,526.7		1,360.2		1,452.6
Days sales outstanding (quarterly)	55.1		52.4		55.5
Annual inventory turns	5.0	x	4.1	x	2.9	x

Starting in 2010, we have been emphasizing a shift in our sales to higher gross margin products. Typically, OCTG (within our energy carbon steel tubular product portfolio) has generated the lowest gross margin. In alignment with this shift in emphasis, we have been re-balancing our inventories. At December 31, 2011, our energy carbon steel tubular products constituted approximately 45% of our inventory balance, down from 56% at the end of 2009. Conversely, our oilfield and natural gas distribution products, which typically generate a higher gross margin, comprised 55% of our inventory at December 31, 2011, up from 44% at the end of 2009.

Our working capital increased 28% from 2010 to 2011, as higher business activity levels drove volume related growth in inventories, accounts receivable and accounts payable, resulting in a $166.5 million increase in long-term borrowings from 2010 to 2011. We closely monitor our working capital position to ensure that we have the appropriate flexibility for our operations.

Cash Flows

The following table sets forth our cash flows for the periods indicated below (in millions):

	Year Ended December 31,
	2011	2010	2009
Net cash provided by (used in):
Operating activities	$(102.9)	$112.7	$505.5
Investing activities	(48.0)	(16.2)	(66.9)
Financing activities	140.6	(98.2)	(393.9)

Net (decrease) increase in cash and cash equivalents	$(10.3)	$(1.7)	$44.7

Effect of foreign exchange rate on cash	$0.3	$1.7	$(0.6)

Operating Activities

Net cash used in operating activities was $102.9 million in 2011, compared to net cash provided by operating activities of $112.7 million in 2010. The decrease in net cash used in operations was primarily the result of an increase in working capital required to meet the demands of increased business activity levels. Increased investment in working capital is typical in our business during periods of growth.

Net cash provided by operating activities decreased by $392.8 million to $112.7 million for the year ended December 31, 2010. In 2009, we implemented our inventory reduction plan in response to changing market conditions which contributed to the $505.5 million of cash provided by operations.

During 2008, cash used in operations was $137.4 million, which included an increase in operating assets and liabilities of $585.4 million.

Investing Activities

Net cash used in investing activities was $48.0 million in 2011, compared to $16.2 million in 2010. The $31.8 million increase in cash used in investing activities is primarily due to the acquisitions of MRC SPF and the Valve Systems and Controls business unit of VSC. Our capital expenditures as a percentage of sales was 0.4% in both 2011 and 2010. We believe that this level of capital expenditures is typical for our business.

Net cash used in investing activities decreased by $50.7 million to $16.2 million for the year ended December 31, 2010. In each year, our net cash used primarily related to our acquisition activity. In 2010, $12.4 million was used to acquire South Texas Supply and Dresser Oil Tools & Supply. In 2009, $55.5 million was used to acquire MRC Transmark.

Net cash used in investing activities in 2008 was $314.2 million, which included $298.7 million for acquisitions and $18.4 million for capital expenditures, net of disposals.

Financing Activities

Net cash provided by financing activities was $140.6 million in 2011, compared to net cash used in financing activities of $98.2 million used in 2010. These activities generally reflect advances and payments on our revolving credit facilities. In 2011, we advanced $150.4 million under such facilities in order to fund growth in working capital in addition to the acquisitions of MRC SPF and VSC. By contrast, in 2010 we repaid $141.9 million under these facilities reflecting our efforts to reduce working capital, particularly inventory, in a weaker business environment.

Net cash used in financing activities decreased by $295.7 million to $98.2 million for the year ended December 31, 2010. The decrease reflected our discipline in managing our working capital and paying down our indebtedness in a difficult business environment.

Liquidity and Capital Resources

Our primary sources of liquidity consist of cash generated from our operating activities, existing cash balances and borrowings under our existing revolving credit facilities. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on our sales of products to our customers at margins sufficient to cover our fixed and variable expenses. As of December 31, 2011 and 2010, we had cash and cash equivalents of $46.1 million and $56.2 million, respectively. As of December 31, 2011 and 2010, $41.0 million and $50.7 million of our cash and cash equivalents was maintained in the accounts of our various foreign subsidiaries and, if such amounts were transferred among countries or repatriated to the U.S., such amounts may be subject to additional tax liabilities, which would be recognized in our financial statements in the period during which such decision was made. We have the intent and ability to permanently reinvest the cash held by our foreign subsidiaries and there are currently no plans that require the repatriation of such amounts.

As of December 31, 2011, our credit facilities consisted of a $1.05 billion North American asset-based revolving credit facility that provided for borrowings of up to $900 million under a U.S. tranche and CAD$150 million under a Canadian tranche, a €10 million multi-currency overdraft facility, and a €60 million credit facility at our principal international subsidiary, which consisted of a AUD$30.3 million term loan facility and a €34.5  million revolving credit facility, with a €20 million sublimit on letters of credit. We maintained these facilities primarily to finance our working capital and operations, as well as pursue certain mergers and acquisitions. As of December 31, 2011, we had $583.7 million available under these credit facilities, which represented approximately a $109.0 million increase in availability under similar facilities at December 31, 2010. As noted above, our ability to transfer funds among countries could be hampered by additional tax liabilities imposed as a result of these transfers.

On March 27, 2012, we entered into a new $1.25 billion multi-currency Global ABL Facility, which replaced our existing $1.05 billion North American asset-based revolving credit facility, the €10  million multi-currency overdraft facility, and the € 60 million credit facility at our principal internal subsidiary. For additional information about the Global ABL Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Indebtedness—Global ABL Facility.”

We also have $1.05 billion of the notes outstanding. In December 2009, we issued $1.0 billion of notes and applied the net proceeds to pay substantially all the outstanding borrowings under our then existing term loan and our junior term loan facilities. In February 2010, we issued an additional $50 million of notes and applied the net proceeds to repay amounts outstanding under our U.S. revolving credit facility. See “Corporate Structure” for an explanation of our debt in our capital structure.

On April 17, 2012, MRC Global Inc. closed its initial public offering of 22,727,273 shares of its common stock. MRC Global Inc. sold 17,045,455 shares and PVF Holdings, a selling stockholder and an affiliate of Goldman, Sachs & Co., sold 5,681,818 shares. The initial public offering price of the common stock was $21.00 per share. The Company used the proceeds of the offering to repay indebtedness under the Global ABL Facility. The Company will not receive any proceeds from the sale of stock by the selling stockholder in the offering.

Our credit ratings are below “investment grade” and as such could impact both our ability to raise new funds as well as the interest rates on our future borrowings. Our ability to incur additional debt is restricted by our existing obligations. We were in compliance with the covenants contained in the Indenture and various credit facilities as of and during the year ended December 31, 2011.

We believe our sources of liquidity will be sufficient to satisfy the anticipated cash requirements associated with our existing operations for at least the next twelve months. However, our future cash requirements could be higher than we currently expect as a result of various factors. Additionally, our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. We may from time to time seek to raise additional debt or equity financing in the public or private markets, based on market conditions. There can be no assurance that we will be able to raise any such financing on terms acceptable to us or at all. We may also seek, from time to time, depending on market conditions, to refinance certain categories of our debt, including the notes and our debt agreements. We may also, from time to time, seek to repurchase the notes in the open market or otherwise. Any such transaction would be subject to market conditions, compliance with all of our debt agreements, and various other factors.

Contractual Obligations, Commitments and Contingencies

Contractual Obligations

The following table summarizes our minimum payment obligations as of December 31, 2011 relating to long-term debt, interest payments, capital leases, operating leases, purchase obligations and other long-term liabilities for the periods indicated (in millions):

	Total	2012	2013-2014	2015-2016	More Than 5 Years
Long-term debt(1)	$1,526.7	$—	$38.6	$1,488.1	$—
Interest payments(2)	552.6	114.2	225.3	213.1	—
Interest rate swap	2.2	2.2	—	—	—
Capital leases	3.3	0.5	1.0	0.6	1.2
Operating leases	114.6	31.3	44.8	21.7	16.8
Purchase obligations(3)	617.7	617.7	—	—	—
Other long-term liabilities	14.6	—	—	—	14.6

Total	$2,831.7	$765.9	$309.7	$1,723.5	$32.6

(1)	Long-term debt is based on debt outstanding on December 31, 2011.
(2)	Interest payments are based on interest rates in effect at December 31, 2011 and assume contractual amortization payments.
(3)	Purchase obligations reflect our commitments to purchase PVF products in the ordinary course of business. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases cancellations may subject to cancellation fees or penalties, depending on the terms of the contract.

We historically have been an acquisitive company. We expect to fund future acquisitions primarily with cash flows from (i) borrowings, either the unused portion of our facilities or new debt issuances, (ii) cash provided by operations, or (iii) the issuance of additional equity in connection with such acquisitions.

Description of Our Indebtedness

ABL Credit Facility

In June 2011, McJunkin Red Man Corporation and certain of its subsidiaries entered into an asset-based revolving credit facility with Bank of America, N.A., as agent and a lender (the “Agent”) and other lenders from time to time parties to the facility. McJunkin Red Man Corporation is a wholly owned, direct subsidiary of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation). See “Corporate Structure”. On March 27, 2012, we refinanced all indebtedness outstanding under the ABL Credit Facility and replaced it with the Global ABL Facility. The ABL Credit Facility consisted of:

•

a U.S. tranche, under which McJunkin Red Man Corporation and certain of its U.S. subsidiaries (the “U.S. Borrowers”) could borrow in U.S. Dollars up to a maximum amount of the lesser of the U.S. Borrowing Base (as defined below) and $900 million (the “Total U.S. Commitment”), and

•

a Canadian tranche, under which Midfield Supply LLC, a wholly owned Canadian subsidiary of McJunkin Red Man Corporation, could borrow in Canadian Dollars up to a maximum amount of the lesser of its Canadian Borrowing Base (as defined below) and CAD$150 million (the “Total Canadian Commitment”).

The U.S. Borrowers could use up to $80 million of the U.S. tranche for letters of credit and up to $75 million for swingline loans. Subject to certain conditions, McJunkin Red Man Corporation had the power to designate other Canadian subsidiaries as borrowers under the ABL Credit Facility (together with Midfield Supply LLC, the “Canadian Borrowers”). The Canadian Borrowers could use up to CAD$20 million of the Canadian tranche for letters of credit and up to CAD$25 million for swingline loans. We refer to the Canadian Borrowers and the U.S. Borrowers collectively as the “Borrowers” in this “—ABL Credit Facility” description.

Each Canadian Borrower was permitted to make borrowings under the Canadian tranche in Canadian Dollars of up to the maximum amount of the lesser of its Canadian Borrowing Base (calculated separately from the Canadian Borrowing Bases of the other Canadian Borrowers) and the Total Canadian Commitment (less the borrowings of any other Canadian Borrowers). Subject to certain conditions, the Total U.S. Commitment and the Total Canadian Commitment could increase from time to time up to an amount which, in the aggregate for all such increases, did not exceed $250 million.

Borrowing Bases.    The “U.S. Borrowing Base” was equal to the sum of:

•	the book value of eligible accounts receivable of the U.S. Borrowers; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the U.S. Borrowers and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the U.S. Borrowers multiplied by the advance rate of 85%;

•	minus certain reserves.

Each “Canadian Borrowing Base” was equal to the sum of:

•	the book value of eligible accounts receivable of the applicable Canadian Borrower; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the applicable Canadian Borrower and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the applicable Canadian Borrower multiplied by the advance rate of 85%;

•	minus certain reserves.

Guarantees and Security.    The U.S. Borrowers guaranteed the obligations under the U.S. tranche. The U.S. Borrowers and the Canadian Borrowers guaranteed the obligations under the Canadian tranche.

Obligations under the U.S. tranche were secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers. Obligations under the Canadian tranche were secured, subject to certain exceptions, by:

•	a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers and the Canadian Borrowers and

•	a pledge of indebtedness owing to the Canadian Borrowers and capital stock of their wholly owned subsidiaries.

The security interest in accounts receivable and inventory of the U.S. Borrowers ranked prior to the security interest in this collateral, which secured the notes (as defined below).

Interest Rate and Fees.    Borrowings under the U.S. tranche bore interest at a rate per annum equal to, at the U.S. Borrower’s option, either:

•	the adjusted LIBOR rate plus an applicable margin or

•	a U.S. base rate plus an applicable margin.

Borrowings under the Canadian Tranche bore interest at a rate per annum equal to, at the Canadian Borrower’s option, either:

•	the adjusted Canadian BA Rate (as defined) plus an applicable margin,

•	a Canadian base rate plus an applicable margin or

•	a Canadian prime rate plus an applicable margin.

The applicable margin was initially 2.00% for LIBOR and Canadian BA Rate borrowings and 1.00% for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings, in each case subject to a 0.25% step-up or step-down based on a consolidated fixed charge coverage ratio as of the end of the most recent fiscal quarter. The applicable margin for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings was 100 basis points lower than the applicable margin for LIBOR and Canadian BA Rate borrowings.

In addition to paying interest on outstanding principal under the ABL Credit Facility, the Borrowers were required to pay a commitment fee in respect of unutilized commitments under the ABL Credit Facility, which was equal to 0.375% per annum.

Voluntary Prepayments.    The Borrowers could voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to the payment of certain costs in the case of LIBOR and Canadian BA Rate borrowings.

Restrictive Covenants and Other Matters.    The ABL Credit Facility required the Company and its restricted subsidiaries, on a consolidated basis, to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA to the sum of cash interest, principal payments on indebtedness, unfinanced capital expenditures and accrued income taxes) of at least 1.0 to 1.0 when excess availability was less than or equal to the greater of:

•	10% of the total commitments under the ABL Credit Facility; and

•	$75 million.

The ABL Credit Facility also contained restrictive covenants (in each case, subject to exclusions) that limited, among other things, the ability of the Borrowers and their restricted subsidiaries to:

•	create, incur, assume, or suffer to exist, any liens;

•	create, incur, assume or permit to exist, directly or indirectly, any additional indebtedness;

•	consolidate, merge, amalgamate, liquidate, wind up, or dissolve themselves;

•	convey, sell, lease, license, assign, transfer or otherwise dispose of the Borrowers’ or their restricted subsidiaries’ assets;

•	make certain restricted payments;

•	make certain investments;

•	amend or otherwise alter the terms of documents related to certain subordinated indebtedness;

•	enter into transactions with affiliates; and

•	prepay certain subordinated indebtedness.

The ABL Credit Facility also contained other customary restrictive covenants. The covenants were subject to various baskets and materiality thresholds, with many restrictions on the repayment of subordinated indebtedness, restricted payments and investments not being applicable when the Borrowers’ excess availability exceeded a certain threshold. The restriction on incurring unsecured indebtedness was not applicable when the Borrowers’ and their restricted subsidiaries’ total debt to EBITDA ratio was less than or equal to 5.5:1.0, and the restriction on incurring secured indebtedness was not applicable when, among other things, the Borrowers’ and their restricted subsidiaries’ secured debt to EBITDA ratio was less than or equal to 5.0:1.0.

The ABL Credit Facility contained certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the ABL Credit Facility to be in force and effect and change of control. If such an event of default occurred, the Agent under the ABL Credit Facility was entitled to take various actions, including the acceleration of amounts due under the ABL Credit Facility, the termination of all revolver commitments and all other actions that a secured creditor is permitted to take.

Senior Secured Notes

In December 2009, McJunkin Red Man Corporation issued $1.0 billion of the notes. We used the proceeds of the offering of the notes to pay all the outstanding borrowings under our then-existing term loan facility and junior term loan facility. McJunkin Red Man Corporation issued an additional $50 million of notes in February 2010. See “Corporate Structure”.

The notes mature on December 15, 2016. Interest accrues at 9.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2010. The notes are guaranteed on a senior secured basis by MRC Global Inc. and all of the current and future wholly owned domestic subsidiaries of McJunkin Red Man Corporation (other than certain excluded subsidiaries) and any of McJunkin Red Man Corporation’s future restricted subsidiaries that guarantee any indebtedness of McJunkin Red Man Corporation or any subsidiary guarantor, including the ABL Credit Facility (the “Subsidiary Guarantors”).

Redemption and Repurchase.    At any time prior to December 15, 2012 and subject to certain conditions, McJunkin Red Man Corporation may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of 109.50%, plus accrued and unpaid interest, with the cash proceeds of certain qualifying equity offerings. Additionally, at any time prior to December 15, 2012, McJunkin Red Man Corporation may, on any one or more occasions, redeem all or a part of the notes at a redemption price equal to 100%, plus any accrued and unpaid interest, and plus a make-whole premium. On or after December 15, 2012, McJunkin Red Man Corporation may redeem all or a part of the notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Percentage
On or after December 15, 2012, but before December 15, 2013	107.125%
On or after December 15, 2013 but before December 15, 2014	104.750%
On or after December 15, 2014 but before December 15, 2015	102.375%
On or after December 15, 2015 and thereafter	100.000%

Upon the occurrence of a change of control as defined under the Indenture, McJunkin Red Man Corporation will be required to make an offer to repurchase each holder’s notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants.    The Indenture contains covenants that limit the ability of McJunkin Red Man Corporation and its restricted subsidiaries to, among other things, incur additional indebtedness, issue certain preferred stock or disqualified capital stock, create liens, pay dividends or make other restricted payments, make certain payments on debt that is subordinated or secured on a basis junior to the notes, make investments, sell assets, create restrictions on the payment of dividends or other amounts to McJunkin Red Man Corporation from restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of McJunkin Red Man Corporation’s assets, enter into transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries.

Collateral.    The notes and the Subsidiary Guarantor guarantees are secured on a senior basis (subject to permitted prior liens), together with any other notes issued under the Indenture or other debt that is secured equally and ratably with the notes, subject to certain conditions (“Priority Lien Obligations”), equally and ratably by security interests granted to the collateral trustee in all Notes Priority Collateral (as such term is defined in the Indenture) from time to time owned by McJunkin Red Man Corporation or the Subsidiary Guarantors. The guarantee of MRC Global Inc. of the notes is not secured. The Notes Priority Collateral generally comprises substantially all of McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ tangible and intangible assets, other than specified excluded assets.

The notes and the guarantees by the Subsidiary Guarantors are also secured on a junior basis (subject to the lien to secure the ABL Credit Facility and other permitted prior liens) by security interests granted to the collateral trustee in all ABL Priority Collateral (as such term is defined in the Indenture) that McJunkin Red Man Corporation or the Subsidiary Guarantors owns from time to time. Subject to certain exceptions, the ABL Priority Collateral generally comprises substantially all of McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ accounts receivable, inventory, general intangibles and other assets relating to the foregoing, deposit and securities accounts, and proceeds and products of the foregoing, other than specified excluded assets. Assets owned by McJunkin Red Man Corporation’s non-guarantor subsidiaries and by MRC Global Inc. are not part of the collateral securing the notes.

MRC Transmark Facility

MRC Transmark and its material subsidiaries (the “MRC Transmark Group”) were parties to a €60 million credit facility with HSBC Bank PLC, dated September 17, 2010 (as amended, restated and supplemented from time to time, the “MRC Transmark Facility”) which consisted of a AUD$30.3 million (USD$31 million) term loan facility and a €34.5  million (USD$45 million) revolving credit facility, with a €20 million (USD $26 million) sublimit on letters of credit. MRC Transmark Holdings UK Limited was also party to a €10 million (USD$13 million) multi-currency overdraft facility, which was entered into on June 30, 2011. At December 31, 2011, AUD$30.3 million (USD$31 million) was outstanding under the MRC Transmark Facility, USD$45.0 million was available under the MRC Transmark Facility, and the weighted average interest rate on borrowings was 7.17%. At December 31, 2011, €0.2  million (USD$0.3 million) was outstanding under the multi-currency overdraft facility. On March 27, 2012, each of the above facilities was repaid in full and terminated.

The MRC Transmark Facility reduced by €10 million (USD$13 million) over its three year term (subject to foreign exchange calculations given its dual currency nature). The multi-currency overdraft facility had a term of one year.

The MRC Transmark Facility bore interest at LIBOR or, in relation to any loan in Euros, EURIBOR, plus an applicable margin. The margin was calculated according to the following table:

Leverage Ratio	Margin
Less than or equal to 0.75:1	1.50%
Greater than 0.75:1, but less than or equal to 1.00:1	1.75%
Greater than 1.00:1, but less than or equal to 1.50:1	2.00%
Greater than 1.50:1, but less than or equal to 2.00:1	2.25%
Greater than 2.00:1	2.50%

MRC Transmark and its material subsidiaries guaranteed the MRC Transmark Facility. Substantially all of the assets of the MRC Transmark Group secured the MRC Transmark Facility.

The MRC Transmark Facility also required MRC Transmark to ensure (in respect of the MRC Transmark Group):

•	an interest coverage ratio not less than 3.50:1, and

•	a leverage ratio not to exceed 2.50:1.

We were in compliance with these covenants as of and for the year ended December 31, 2011.

Global ABL Facility

On March 27, 2012, McJunkin Red Man Corporation and certain of its subsidiaries entered into a new multi-currency Global ABL Facility (the “Global ABL Facility”) which replaced our then existing ABL Credit Facility, the MRC Transmark Facility and our UK overdraft facility. The administrative agent and collateral agent for the facility is Bank of America, N.A. and the co-syndication agents of the facility are Barclays Bank PLC and Wells Fargo Capital Finance LLC. The following description contains a summary of the material terms of the Global ABL Facility.

The Global ABL Facility consists of up to US$1.25 billion of the following revolving credit facilities:

•	a US$1.025 billion U.S. tranche, with McJunkin Red Man Corporation and certain of its U.S. subsidiaries as borrowers (the “U.S. Borrowers”), available in U.S. dollars;

•	a US$145 million Canadian tranche, with Midfield Supply ULC, a wholly owned Canadian subsidiary of McJunkin Red Man Corporation as borrower, available in Canadian dollars and U.S. dollars;

•

a US$12 million UK tranche, with certain indirect wholly owned UK subsidiaries of McJunkin Red Man Corporation organized under the laws of England and Wales as borrowers, available in British pounds sterling, U.S. dollars and euros and up to $5 million of which is available in other currencies subject to administrative agent approval;

•

a US$52 million Australian tranche, with certain indirect wholly owned subsidiaries of McJunkin Red Man Corporation organized under the laws of Australia as borrowers, available in Australian dollars, British pounds sterling, U.S. dollars and euros;

•

a US$9 million Dutch tranche, with certain indirect wholly owned subsidiaries of McJunkin Red Man Corporation organized under the laws of the Netherlands as borrowers, available in U.S. dollars and euros; and

•

a US$7 million Belgian tranche, with MRC Transmark NV, an indirect, wholly owned subsidiary of McJunkin Red Man Corporation organized under the laws of Belgium as borrower, available in U.S. dollars and euros.

Each of the facilities includes sublimits for letters of credit and swingline loans. All of the borrowers under the facilities described above are referred to herein as the “Borrowers,” and all of the Borrowers, other than the U.S. Borrowers, are referred to herein as the “Foreign Borrowers.” The U.S. tranche is referred to as the “U.S. Facility,” the Belgian tranche is referred to as the “Belgian Facility,” all of the foreign facilities described above are referred to as the “Foreign Facilities,” and the U.S. Facility and the Foreign Facilities are referred to collectively as the “Facilities.” The Global ABL Facility allows the addition of other borrowers in the above jurisdictions and also allows for potential future borrowers organized in New Zealand and Singapore.

Accordion.    Subject to certain conditions, the principal amount of the Global ABL Facility may be increased from time to time up to an amount which, in the aggregate for all such increases, does not exceed US$300 million.

Maturity.    The Global ABL Facility matures in March 2017. However, the facility also has a springing maturity date on the date that is 90 days prior to the current maturity date of the notes if the maturity date for the notes is not extended to June 30, 2017 or later.

Borrowing Base.    With respect to each Facility, advances are limited to (a) the aggregate commitments under such Facility and (b) the sum of the following for the U.S. Borrowers or the applicable Foreign Borrower:

•	85% of the book value of eligible accounts receivable; plus

•	for all Facilities other than the Belgian Facility, the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve with respect to the U.S. and Canadian Facilities) and

•	85% of the appraised net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost);

•	for the Belgian Facility only:

•

for Belgian inventory subject to a business pledge under Belgian law, 50% multiplied by the lesser of 70% of the net book value of eligible inventory and 85% of the appraised net orderly liquidation value of eligible inventory; plus

•

for Belgian inventory subject to a possessory pledge under Belgian law, 100% multiplied by the lesser of 70% of the net book value of eligible inventory and 85% of the appraised net orderly liquidation value of eligible inventory;

•	minus certain reserves.

Each Foreign Borrower has a separate stand alone Borrowing Base that limits the Foreign Borrower’s ability to borrow under its respective Facility, provided that the Foreign Borrowers may utilize excess availability under the U.S. Facility to borrow amounts in excess of their respective borrowing bases (but not to exceed the applicable commitment amount for such Foreign Borrower’s jurisdiction), which utilization will reduce availability under the U.S. Facility dollar for dollar.

Guarantees.    Obligations of the U.S. Borrowers are guaranteed by each of the wholly owned material U.S. subsidiaries of the U.S. Borrowers (the “U.S. Guarantors”). The obligations of the Foreign Borrowers are guaranteed by the U.S. Borrowers and the U.S. Guarantors (collectively, the “Guarantors”).

Security.    Obligations under the U.S. Facility are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of the U.S. Borrowers and U.S. Guarantors. The obligations of any Foreign Borrower are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of such Foreign Borrower and the Guarantors and a first-priority pledge by such Foreign Borrower of the equity interests of its direct wholly owned restricted subsidiaries incorporated in the relevant borrower jurisdictions and intercompany debt instruments held by such Foreign Borrower. No property of a Foreign Borrower or its subsidiaries secures the U.S. Facility. The security interest in accounts receivable, inventory and related assets of the U.S. Borrowers ranks prior to the security interest in this collateral which secures the notes.

Interest Rates and Fees.    Prior to September 1, 2012, borrowings bear interest at a rate equal to:

•	in the case of U.S. dollar and euro advances,

•	LIBOR plus 1.75%,

•	for base rate advances in the U.S. or Canada, the U.S. Base Rate (or Canadian Base Rate if in Canada) plus 0.75%, or

•	for base rate advances outside the U.S. and Canada, an applicable Base Rate plus 1.75%,

•	in the case of Canadian dollar advances, the BA Equivalent Rate plus 1.75% or the Canadian Prime Rate plus 0.75%,

•	in the case of British pound sterling advances, LIBOR plus 1.75% or the UK Base Rate plus 1.75%, or

•	in the case of Australian dollar advances, the Australian Bank Bill Rate plus 1.75% or the Australian Base Rate plus 1.75%.

On and after September 1, 2012, the applicable margins will be subject to a 0.25% step-up or step-down based on a consolidated fixed charge coverage ratio as of the end of the fiscal quarter that most recently ended.

In addition to paying interest on outstanding principal under the Global ABL Facility, the Borrowers are required to pay a commitment fee in respect of unutilized commitments, which is equal to 0.375% per annum for each Facility (0.25% per annum if utilization of a Facility exceeds 50% of the aggregate commitments under such Facility).

Voluntary Prepayment.    The Borrowers will be able to voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to certain breakage costs.

Restrictive Covenants and Other Matters.    The Global ABL Facility requires the Company and its restricted subsidiaries, on a consolidated basis, to maintain a minimum fixed charge coverage ratio of at least 1.0 to 1.0 when an event of default has occurred or when excess availability is less than the greater of:

•	10% of the total commitments under the Global ABL Facility; and

•	$95 million.

The Global ABL Facility also contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Borrowers and their restricted subsidiaries to:

•	create, incur, assume or suffer to exist, any liens,

•	create, incur, assume or permit to exist, directly or indirectly, and additional indebtedness,

•	consolidate, merge, amalgamate, liquidate, wind up or dissolve themselves,

•	convey, sell, lease, license, assign, transfer or otherwise dispose of their assets,

•	make certain restricted payments,

•	make certain investments,

•	amend or otherwise alter the terms of documents related to certain subordinated indebtedness,

•	enter into transactions with affiliates, and

•	prepay certain subordinated indebtedness.

The Global ABL Facility also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with many restrictions on the repayment of subordinated indebtedness, restricted payments and investments not being applicable when the Borrowers’ excess availability exceeds a certain threshold. The restriction on incurring unsecured indebtedness is not applicable when the Borrowers’ and their restricted subsidiaries’ total debt to EBITDA ratio is less than or equal to 5.5:1.0, and the restriction on incurring secured indebtedness is not applicable when, among other things, the Borrowers’ and their restricted subsidiaries’ secured debt to EBITDA ratio is less than or equal to 5.0:1.0.

The facility contains no dollar limit on permitted acquisitions, and an unlimited basket for investments, so long as after giving pro forma effect to the acquisition or investment either (1) both (A) excess availability is greater than the higher of 10% of the aggregate commitments and $95 million and (B) the fixed charge coverage ratio is greater than 1.0 to 1.0, or (2) excess availability is greater than the higher of 15% of the aggregate commitments and $150 million.

In addition, the facility contains no dollar limit on certain dividends and restricted payments so long as after giving pro forma effect to the dividend or restricted payment either (1) both excess availability is greater than the higher of 15% of the aggregate commitments and $150 million and the fixed charge coverage ratio is greater than 1.0 to 1.0 or (2) excess availability is greater than the higher of 20% of the aggregate commitments and $210 million.

In determining compliance with the tests described above, at least 50% of the excess availability used in determining compliance must be comprised of excess availability under the U.S. Facility.

The Global ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the Global ABL Facility to be in force and effect and change of control. If such an event of default occurs, the Agent under the Global ABL Facility is entitled to take various actions, including the acceleration of amounts due under the Global ABL Facility, the termination of all revolver commitments and all other actions that a secured creditor is permitted to take following a default.

Other Commitments

In the normal course of business with customers, vendors and others, we are contingently liable for performance under standby letters of credit and bid, performance and surety bonds. We were contingently liable for approximately $17 million of standby letters of credit, trade guarantees given by bankers and bid, performance and surety bonds at December 31, 2011. Management does not expect any material amounts to be drawn on these instruments.

Legal Proceedings

Asbestos Claims.    We are involved in various legal proceedings and claims, both as a plaintiff and a defendant, which arise in the ordinary course of business. These legal proceedings include claims that individuals brought against a large number of defendant entities, including us, seeking damages for injuries that certain products containing asbestos allegedly caused. As of December 31, 2011, we are a defendant in lawsuits involving approximately 981 of these claims. Each claim involves allegations of exposure to asbestos-containing materials by an individual or his or her family members. The complaints typically name many defendants. In a majority of these lawsuits, little or no information is known regarding the nature of the plaintiff’s alleged injuries or their connection with products that we distributed. Through December 31, 2011, lawsuits involving 11,831 claims have been brought against us. No asbestos lawsuit has resulted in a judgment against us to date, with the majority being settled, dismissed or otherwise resolved. In total, since the first asbestos claim brought against us in 1984 through December 31, 2011, approximately $1.8 million has been paid to asbestos claimants in connection with settlements of claims against us without regard to insurance recoveries. Of this amount, approximately $1.4 million has been paid to settle claims alleging mesothelioma, $0.4 million for claims alleging lung cancer and $0.1 million for non-malignant claims. The following chart summarizes, for each year since 2007, the approximate number of pending claims, new claims, settled claims, dismissed claims, and approximate total settlement payments, average settlement amount and total defense costs:

	Claims Pending at End of Period	Claims Filed	Claims Settled	Claims Dismissed	Settlement Payments $	Average Settlement Amount $	Defense Costs $
Fiscal year ended December 31, 2007	825	23	3	7	72,500	24,167	218,900
Fiscal year ended December 31, 2008	846	43	16	6	295,500	18,469	336,497
Fiscal year ended December 31, 2009	905	81	12	10	193,500	16,125	463,213
Fiscal year ended December 31, 2010	948	89	28	18	481,000	17,179	604,565
Fiscal year ended December 31, 2011	981	96	33	30	571,500	17,318	562,964

As the table above shows, there has been an increase in the number of claims filed since the fiscal year ending December 31, 2007. We believe that this increase is primarily due to an increase in the marketing efforts by personal injury law firms in West Virginia and Pennsylvania. Although we do not know whether this is a trend that will continue in the near term, in the long term, we anticipate that asbestos-related litigation against us will decrease as the incidence of asbestos-related disease in the general U.S. population decreases.

We annually conduct analyses of our asbestos-related litigation to estimate the adequacy of the reserve for pending and probable asbestos-related claims. These analyses consist of separately estimating our reserve with respect to pending claims (both those scheduled for trial and those for which a trial date had not been scheduled), mass filings (including lawsuits brought in West Virginia each involving many, in some cases over a hundred, plaintiffs, which include little information regarding the nature of each plaintiff’s claim and historically have rarely resulted in any payments to plaintiff) and probable future claims. A key element of the analysis is categorizing our claims by the type of disease the plaintiffs allege and developing “benchmark” estimated settlement values for each claim category based on our historical settlement experience. These estimated settlement values are applied to each of our pending individual claims. With respect to pending claims where the disease type is unknown, the outcome is projected based on historic experience. The reserve with respect to mass filings is estimated by determining the number of individual plaintiffs included in the mass filings likely to have claims resulting in settlements based on our historical experience with mass filings. Finally, we estimate the value of probable claims that plaintiffs may assert against us over the next 15 years based on public health estimates of future incidences of certain asbestos-related diseases in the general U.S. population. Estimated settlement values are applied to those projected claims. Our annual assessment, dated September 30, 2011, projected that our payments to asbestos claimants over the next 15 years are estimated to range from $5 million to $11 million. Given these estimates and existing insurance coverage that historically has been available to cover substantial portions of our past payments to claimants and defense costs, we believe that our current accruals and associated estimates relating to pending and probable asbestos-related litigation likely to be asserted over the next 15 years are currently adequate. Our belief that our accruals and associated estimates are currently adequate, however, relies on a number of significant assumptions, including:

•	That our future settlement payments, disease mix and dismissal rates will be materially consistent with historic experience;

•	That future incidences of asbestos-related diseases in the U.S. will be materially consistent with current public health estimates;

•	That the rates at which future asbestos-related mesothelioma incidences result in compensable claims filings against us will be materially consistent with its historic experience;

•	That insurance recoveries for settlement payments and defense costs will be materially consistent with historic experience;

•	That legal standards (and the interpretation of these standards) applicable to asbestos litigation will not change in material respects;

•	That there are no materially negative developments in the claims pending against us; and

•	That key co-defendants in current and future claims remain solvent.

If any of these assumptions prove to be materially different in light of future developments, liabilities related to asbestos-related litigation may be materially different than amounts accrued or estimated. Further, while we anticipate that additional claims will be filed in the future, we are unable to predict with any certainty the number, timing and magnitude of such future claims.

Also, there is a possibility that resolution of certain legal contingencies for which there are no liabilities recorded could result in a loss. Management is not able to estimate the amount of such loss, if any. However, in our opinion, the ultimate resolution of all pending matters is not expected to have a material effect on our financial position, although it is possible that such resolutions could have a material adverse impact on results of operations in the period of resolution. Further, given the relatively small amounts we have paid in recent periods and our expectations regarding future required payments, we do not believe that the ultimate resolution of these matters for any period will have a material impact on our liquidity in any period on either a short term or long term basis.

Other Legal Claims and Proceedings.    From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, there are no material pending legal proceedings that are likely to have a material effect on our business, financial condition or results of operations. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings” and “Note 15—Commitments and Contingencies” to the audited consolidated financial statements as of December 31, 2011.

Product Claims.    From time to time, in the ordinary course of our business, our customers may claim that the products that we distribute are either defective or require repair or replacement under warranties that either we or the manufacturer may provide to the customer. These proceedings are, in the opinion of management, ordinary and routine matters incidental to our normal business. Our purchase orders with our suppliers generally require the manufacturer to indemnify us against any product liability claims, leaving the manufacturer ultimately responsible for these claims. In many cases, state, provincial or foreign law provides protection to distributors for these sorts of claims, shifting the responsibility to the manufacturer. In some cases, we could be required to repair or replace the products for the benefit of our customer and seek our recovery from the manufacturer for our expense. In the opinion of management, the ultimate disposition of these claims and proceedings is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

NiSource Claim.    In the summer of 2010, our customer NiSource, Inc. notified us that certain polyethylene pipe that PolyPipe, Inc. manufactured may be defective. NiSource requested that the Company and PolyPipe repair and replace the allegedly defective pipe and reimburse NiSource for the costs of locating and removing the pipe. When installing the pipe, NiSource did not track where the pipe was installed, so to locate the allegedly defective pipe, NiSource has embarked on a program of “potholing” or digging holes by possible sites where the pipe was used to locate the serial numbers of the pipe that may be defective. This has caused NiSource to test locations far in excess of the locations where the allegedly defective pipe may have been used.

On April 28, 2011, PolyPipe filed a petition in the District Court in Cooke County, Texas against the Company and NiSource seeking, among other things, a declaratory judgment that PolyPipe was not responsible for the costs relating to the NiSource’s alleged failure to track and record the installation locations of the pipe and NiSource’s expenditures to implement a potential remediation plan including finding the pipe and removing the pipe. On June 1, 2011, the Court entered an order of non-suit, dismissing PolyPipe’s claims without prejudice to their re-filing the same claims.

NiSource is in the process of locating where the allegedly defective pipe was used while the parties discuss a possible resolution of their respective claims. NiSource has asserted that the Company and PolyPipe are liable for the costs of finding the allegedly defective pipe. Under its contract with NiSource, the Company is not liable for consequential damages. The Company believes that this applies to damages such as finding the allegedly defective pipe. To the extent that pipe is actually defective, the Company may be liable under its warranty to replace the defective pipe. The Company believes that PolyPipe, as the manufacturer of the pipe, is ultimately liable for any manufacturing defects. The Company believes that the ultimate outcome of NiSource’s claim will not be material.

Former Shareholder Litigation.    On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company has not fully complied with a contractual obligation to divest of certain non-core assets contained in the December 2006 merger agreement, and seeking damages and equitable relief. We have also received written notice from other former shareholders who similarly claim the Company has not fully complied with that contractual obligation. On September 28, 2010, we filed a motion to dismiss the action in its entirety. On February 11, 2011, the Court granted our motion to dismiss the claims for equitable relief with prejudice, but denied the motion to dismiss the contractual claims. The Company moved for summary judgment to dismiss the remaining claims, and the plaintiffs moved for summary judgment to uphold their claims, in each case, on October 21, 2011. The Delaware Chancery Court heard oral arguments with respect to the summary judgment motion on February 8, 2012. The parties subsequently reached an agreement whereby the Company agreed to distribute $1.9 million to the former shareholders (excluding the plaintiffs in the litigation) and both parties have released each other from their respective claims. The final settlement documents were executed by the parties in February 2012.

Off-Balance Sheet Arrangements

We do not have any material “off-balance sheet arrangements” as such term is defined within the rules and regulations of the SEC.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with GAAP. To apply these principles, management must make judgments and assumptions and develop estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events. Our accounting policies are described in the notes to our audited financial statements included elsewhere in this prospectus. These critical accounting policies could materially affect the amounts recorded in our financial statements. We believe the following describes significant judgments and estimates used in the preparation of our consolidated financial statements:

Allowance for Doubtful Accounts:    We evaluate the adequacy of the allowance for losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer and other relevant data. This formal analysis is inherently subjective and requires us to make significant estimates of factors affecting doubtful accounts, including customer-specific information, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually, but is based upon historical loss experience. Because this process is subjective and based on estimates, ultimate losses may differ from those estimates. Receivable balances are written off when we determine that the balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance when received. The provision for losses on receivables is included in SG&A expenses in the accompanying consolidated statements of income. During 2010, we reduced our allowance for doubtful accounts by approximately $2 million, as the economic conditions in which we, and our customers, operate improved. At December 31, 2011, 2010 and 2009, the allowance for doubtful accounts was $4.8 million, $4.5 million and $8.8 million, or 0.6%, 0.7% and 1.7% of gross accounts receivable, respectively.

Inventories:    Our U.S. inventories are valued at the lower of cost (principally using the LIFO method) or market. We record an estimate each quarter, if necessary, for the expected annual effect of inflation and estimated year-end inventory volume. These estimates are adjusted to actual results determined at year-end. Our inventories that are held outside of the U.S., totaling $217.0 million and $140.0 million at December 31, 2011 and 2010, respectively, were valued at the lower of weighted-average cost or market.

Under the LIFO inventory valuation method, changes in the cost of inventory are recognized in cost of sales in the current period even though these costs may have been incurred at significantly different values. Since the Company values most of its inventory using the LIFO inventory costing methodology, a rise in inventory costs has a negative effect on operating results, while, conversely, a fall in inventory costs results in a benefit to operating results. In a period of rising prices, cost of sales recognized under LIFO is generally higher than the cash costs incurred to acquire the inventory sold. Conversely, in a period of declining prices, costs of sales recognized under LIFO are generally lower than cash costs of the inventory sold.

The LIFO inventory valuation methodology is not utilized by many of the companies with which we compete, including foreign competitors. As such, our results of operations may not be comparable to those of our competitors during periods of volatile material costs due, in part, to the differences between the LIFO inventory valuation method and other acceptable inventory valuation methods.

During 2008, in addition to an increase in sales volumes, we experienced inflation in the cost of our products of approximately 21% on a weighted average basis. The increase in our tubular products was even more significant, with 2008 inflation of approximately 28%. In 2009, this trend reversed, with our overall product mix experiencing 15% deflation, with tubular products deflating approximately 20%. As a result of lengthening lead times from our manufacturers during mid to late 2008, we continued to receive inventory during the fourth quarter and into the first quarter of 2009 that was ordered to support the greater demand during mid to late 2008. The resulting inventory overstock, coupled with the deflation we experienced, resulted in the cost of our inventory balance being above market value. As a result of our lower-of-cost-or-market assessment, we recorded a $46.5 million write-down of our inventory during the year ended December 31, 2009. There were no significant write-downs during the years ended December 31, 2010 or 2011.

Impairment of Long-Lived Assets:    Our long-lived assets consist primarily of amortizable intangible assets, which comprise approximately 16% of our total assets as of December 31, 2011. These assets are recorded at fair value at the date of acquisition and are amortized over their estimated useful lives. We make significant judgments and estimates in both calculating the fair value of these assets, as well as determining their estimated useful lives.

The carrying value of these assets is subject to an impairment test when events or circumstances indicate a possible impairment. When events or circumstances indicate a possible impairment, we assess recoverability from future operations using an undiscounted cash flow analysis, derived from the lowest appropriate asset group. If the carrying value exceeds the undiscounted cash flows, we would recognize an impairment charge to the extent that the carrying value exceeds the fair value, which is determined based on a discounted cash flow analysis. During 2009, as the key factors affecting our business declined and our profitability progressively declined throughout the year, we determined that an impairment indicator existed and performed an impairment test on our long-lived assets. This test required us to make forecasts of our future operating results, the extent and timing of future cash flows, working capital, profitability and growth trends. We performed our impairment test as of October 27, 2009 which did not result in an impairment charge. During 2010 and 2011, no indicators of impairment existed. While we believe our assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Goodwill and Other Indefinite-Lived Intangible Assets:    Our goodwill and other indefinite-lived intangible assets comprise approximately 26% of our total assets as of December 31, 2011. Goodwill and intangible assets with indefinite useful lives are tested for impairment annually, each October, or more frequently if circumstances indicate that impairment may exist. Prior to the acquisition of MRC Transmark, which closed on October 30, 2009, we had only one reporting unit. Following the MRC Transmark acquisition, we began evaluating goodwill for impairment at two reporting units that mirror our two reportable segments (North America and International). Within each reporting unit, we have elected to aggregate the component countries and regions into a single reporting unit based on their similar economic characteristics, products, customers, suppliers, methods of distribution and the manner in which we operate each segment. We perform our annual tests for indications of goodwill impairment as of the end of October of each year, updating on an interim basis should indications of impairment exist.

The goodwill impairment test compares the carrying value of the reporting unit that has the goodwill with the estimated fair value of that reporting unit. If the carrying value is more than the estimated fair value, the second step is performed, whereby we calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the estimated fair value of the reporting unit. Impairment losses are recognized to the extent that recorded goodwill exceeds implied goodwill. Our impairment methodology uses discounted cash flow and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses. These valuation methods require us to make certain assumptions and estimates regarding future operating results, the extent and timing of future cash flows, working capital, sales prices, profitability, discount rates and growth trends. As a result of our impairment test, we recognized a $309.9 million pre-tax impairment charge during the year ended December 31, 2009. No such impairment charges were recognized during the years ended December 31, 2010 and 2011 as the estimated fair value of each of our two reporting units substantially exceeded their carrying values. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently if circumstances indicate that impairment may exist. This test compares the carrying value of the indefinite-lived intangible assets with their estimated fair value. If the carrying value is more than the estimated fair value, impairment losses are recognized in amount equal to the excess of the carrying value over the estimated fair value. Our impairment methodology uses discounted cash flow and estimated royalty rate valuation techniques. These valuation methods require us to make certain assumptions and estimates regarding future operating results, sales prices, discount rates and growth trends. As a result of our impairment test, we recognized a $76.2 million pre-tax impairment charge during the year ended December 31, 2009. No such impairment charges were recognized during the years ended December 31, 2010 and 2011, as the estimated fair value of our indefinite-lived intangible assets substantially exceeded their carrying value. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Income Taxes:    We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

Deferred tax assets and liabilities are recorded for differences between the financial reporting and tax bases of assets and liabilities using the tax rate expected to be in effect when the taxes will actually be paid or refunds received. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, we have considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets. The ultimate realization of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

Our tax provision is based upon our expected taxable income and statutory rates in effect in each country in which we operate. We are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact on the amount of income taxes we provide during any given year.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including any related appeals or litigation processes, on the basis of the technical merits. We adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which the new information is available.

We classify interest and penalties related to unrecognized tax positions as income taxes in our financial statements. We intend to permanently reinvest certain earnings of our foreign subsidiaries in operations outside of the U.S., and accordingly, we have not provided for U.S. income taxes on such earnings.

Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU No. 2011-05), Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. The amendments in this update are to be applied retrospectively.

In December 2011, the FASB issued Accounting Standards Update to the above statement (ASU No. 2011-12), Deferral of the Effective Date for Amendments to the Presentation of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, changes in Update 2011-05 that relate to presentation of reclassification adjustments have been deferred. All other requirements in Update 2011-05 are not affected by this update. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. We do not expect the guidance to impact our consolidated financial statements, as it only requires a change in the format of presentation.

In September 2011, the FASB issued Accounting Standards Update (ASU No. 2011-08), Testing for Goodwill Impairment, an amendment to ASC Topic 350, Intangibles—Goodwill and Other. Under this amendment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The guidance for public entities is effective during interim or annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We do not believe that ASU No. 2011-08 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As of December 31, 2011, all of our outstanding term and revolving debt, except for the notes, was at floating rates. These facilities prescribe the percentage point spreads from U.S. prime, LIBOR, Canadian prime and EURIBOR. Our facilities generally allow us to fix the interest rate, at our option, for a period of 30 to 180 days.

As of December 31, 2011, a 1% increase in the LIBOR rate would result in an increase in our interest expense of approximately $5.0 million per year if the amounts outstanding under our revolving credit facilities remained the same for an entire year.

The risk inherent in our market risk sensitive instruments and positions is the potential loss from adverse changes in interest rates. Currently, we manage our interest rate risk through the use of floating interest rate debt facilities and interest rate contracts. As of December 31, 2011, we had 100% of our floating interest rate debt hedged with interest rate contracts. Effective March 31, 2009, we entered into a freestanding $500 million interest rate swap derivative to pay interest at a fixed rate of approximately 1.77% and receive 1-month LIBOR variable interest rate payments monthly through March 31, 2012. We have several additional interest rate swap derivatives, with notional amounts approximating $19 million in the aggregate. At December 31, 2011, the fair value of our interest rate swap agreements was a liability of approximately $2.0 million. All of our derivative instruments are freestanding and, accordingly, changes in their fair market value are recorded in earnings. The counterparties to our interest rate swap agreements are major financial institutions.

Foreign Currency Exchange Rates

Our operations outside of the U.S. expose us to foreign currency exchange rate risk, as these transactions are primarily denominated in currencies other than the U.S. dollar, our functional currency. Our exposure to changes in foreign exchange rates is managed primarily through the use of forward foreign exchange contracts. These contracts increase or decrease in value as foreign exchange rates change, protecting the value of the underlying transactions denominated in foreign currencies. All currency contracts are entered into for the sole purpose of hedging existing or anticipated currency exposure; we do not use foreign currency contracts for trading or speculative purposes. The terms of these contracts generally do not exceed one year. We record all changes in the fair market value of forward foreign exchange contracts in income. We recorded losses related to foreign currency contracts and translation adjustments of $0.2 million, $0.6 million and $0.2 million in the years ended December 31, 2011, 2010 and 2009, respectively.

Steel Prices

Our business is sensitive to steel prices, which can impact our product pricing, with steel tubular prices generally having the highest degree of sensitivity. While we cannot predict steel prices, we manage this risk by managing our inventory levels, including maintaining sufficient quantity on hand to meet demand, while reducing the risk of overstocking.

BUSINESS

General

We are the largest global industrial distributor of PVF and related products and services to the energy industry based on sales and hold the leading position in our industry across each of the upstream (exploration, production and extraction of underground oil and natural gas), midstream (gathering and transmission of oil and natural gas, natural gas utilities and the storage and distribution of oil and natural gas) and downstream (crude oil refining, petrochemical processing and general industrials) sectors. We offer more than 150,000 SKUs, including an extensive array of PVF, oilfield supply, automation, instrumentation and other general and specialty industry supply products from our over 12,000 suppliers. Through our North American and International segments, we serve our more than 12,000 customers through over 400 service locations throughout North America, Europe, Asia, and Australasia.

Our North American segment includes over 175 branch locations, six distribution centers in the U.S., one distribution center in Canada, 12 valve automation service centers and over 160 pipe yards located in the most active oil and natural gas regions in North America. Our International segment includes over 30 branch locations throughout Europe, Asia and Australasia with distribution centers in each of the United Kingdom, Singapore and Australia and 10 automation service centers in Europe and Asia. We offer a wide array of PVF and oilfield supplies encompassing a complete line of products from our global network of suppliers. We are diversified by geography and the industry sectors we serve and the products we sell.

Our PVF and oilfield supplies are used in mission critical process applications that require us to provide a high degree of product knowledge, technical expertise and comprehensive value added services to our customers. We seek to provide best-in-class service and a one-stop shop for our customers by satisfying the most complex, multi-site needs of many of the largest companies in the energy and industrial sectors as their primary PVF supplier. We provide services such as product testing, manufacturer assessments, multiple daily deliveries, volume purchasing, inventory and zone store management and warehousing, technical support, just-in-time delivery, truck stocking, order consolidation, product tagging and system interfaces customized to customer and supplier specifications for tracking and replenishing inventory, which we believe result in deeply integrated customer relationships. We believe the critical role we play in our customers’ supply chain, together with our extensive product offering, broad global presence, customer-linked scalable information systems and efficient distribution capabilities, serve to solidify our long-standing customer relationships and drive our growth. As a result, we have an average relationship of over 20 years with our largest 25 customers.

We have benefited historically from several growth trends within the energy industry, including high levels of customer expansion and maintenance expenditures. Although these trends were offset in 2009 and 2010 due to adverse economic conditions, we believe that growth in PVF and industrial supply spending within the energy industry is likely to continue. Several factors have driven the long-term growth in spending, including underinvestment in North American energy infrastructure, production and capacity constraints, and market expectations of future improvements in the oil, natural gas, refined products, petrochemical and other industrial sectors. In addition, the products we distribute are often used in extreme operating environments, leading to the need for a regular replacement cycle. Approximately two-thirds of our sales are attributable to multi-year MRO arrangements. Our average annual retention rate for these contracts since 2000 is 95%. We consider MRO arrangements to be normal, generally repetitive business that primarily addresses the recurring maintenance, repair or operational work to existing energy infrastructure. Project activities, including facility expansions, exploration or new construction projects, are more commonly associated with a customer’s capital expenditures budget. Such projects can be more sensitive to global oil and natural gas prices and general economic conditions. We mitigate our exposure to price volatility by limiting the length of any price-protected contracts, and as pricing continues to rebound, we believe that we have the ability to pass price increases on to the marketplace.

Our business is segregated into two operating segments, one consisting of our North American operations and one consisting of our international operations. These segments represent our business of providing PVF and related products and services to the energy and industrial sectors, across each of the upstream, midstream and downstream sectors. Financial information regarding our reportable segments appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 13 of the Notes to the Consolidated Financial Statements included in this prospectus.

Our Strengths

Global Market Leader with Worldwide Branch Network and Significant Scale.    We are the leading global industrial distributor of PVF and related products to the energy industry based on sales, with nearly twice the sales of our nearest competitor in 2011. We have a significant global presence through a network of over 400 service locations worldwide. This provides us with substantial economies of scale, global reach and product breadth that we believe makes us a more effective competitor. The benefits of our size and international presence include:

•	the ability to act as a single-source supplier to large, multi-national customers operating across the various segments of the global energy industry;

•	the ability to commit significant financial resources to further develop and invest in our operating infrastructure and provide a strong platform for future expansion;

•	the ability to secure improved access, service and volume purchasing benefits from our suppliers;

•	the ability to leverage our global inventory coverage to provide greater overall breadth and depth of product offerings;

•	the ability to attract and retain effective managers and salespeople;

•	the ability to improve margins from our business model through operating leverage; and

•	the ability to identify, close and successfully integrate acquisitions.

We leverage our global footprint of locations and human capital to increase productivity and efficiency as our business continues to grow. In North America, in particular, we have been able to leverage our extensive infrastructure to meet our customers’ supply needs, which includes opening and closing locations and transferring employees to higher growth areas. The following table summarizes our revenue and operating income per location and employee for the years ended December 31, 2011 and 2010 (dollars in thousands):

				Locations		Average Headcount
				2011	2010	2011	2010
				408	432	3,805	3,619

Sales/Location			Sales/Employee			Adjusted EBITDA/Location			Adjusted EBITDA/Employee
2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change
$11,844	$8,902	33%	$1,270	$1,062	20%	$884	$519	70%	$95	$62	53%

Our presence and scale have also enabled us to establish an efficient supply chain and logistics platform, allowing us to better serve and integrate with our customers and to further differentiate us from our competitors. In 2011 in North America, we processed on average approximately 157,000 sales orders per month, including on average approximately 737,000 line items with an average revenue per order of $2,400 and an average revenue per line item of $500.

The following chart summarizes our revenue by geography for the year ended December 31, 2011:

Year Ended December 31, 2011
United States	80%
Canada	13%
International (includes Europe, Asia and Australasia)	7%

100%

Proven Track Record of Successfully Identifying, Executing and Integrating Acquisitions.    Growing the scale and scope of our business through selective strategic acquisitions has been a core focus of our management team. We have demonstrated our ability to successfully integrate acquired companies in 26 acquisitions since 2000, collectively representing approximately $1.8 billion in sales in the respective years of acquisition, in addition to the business combination between McJunkin Corporation and Red Man in October 2007 (which had approximately $2 billion of revenue in the year of merger). Our operating scale and integration capabilities have also enabled us to realize important synergies, while minimizing execution risk. Including Red Man, we have completed 10 acquisitions since 2007 as follows (revenue amounts are for the respective years of acquisition):

•	OPS (revenue: $174 million), a PVF distributor, which expanded our footprint in Australia;

•	VSC (revenue: $13 million), which strengthened our overall valve capabilities in the Gulf Coast of the U.S., in July 2011;

•

MRC SPF (revenue: $91 million), a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates, in June 2011;

•

South Texas Supply (revenue: $9 million) and Dresser Oil Tools & Supply (revenue: $13 million), which expanded our footprint in the Eagle Ford and Bakken shale regions, in May and August 2010, respectively;

•	MRC Transmark (revenue: $346 million), a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia, in October 2009;

•	LaBarge (revenue: $233 million), a distributor of carbon steel pipe to the North American midstream sector that significantly expanded our line pipe capability, in October 2008;

•	Red Man, including its interest in MRC Midfield, one of the two largest oilfield supply companies in Canada with over 40 branches, in July 2008 (revenue: collectively approximately $2.0 billion); and

•	Midway (revenue: $150 million), an oilfield distributor primarily serving the Rockies and Appalachian regions, in April 2007.

Historically, our operating scale and integration capabilities have enabled us to realize important synergies, while minimizing execution risk. All of our North American acquisitions have been integrated onto a single IT platform, which facilitates more efficient pricing, sourcing and inventory management.

High Level of Integration and MRO Contracts with a Global Energy Customer Base.    We have a diversified global customer base with over 12,000 active customers. We serve as the sole or primary supplier in all sectors or in specified sectors or geographies for many of our customers. Our largest 25 customers, with whom we have had relationships for more than 20 years on average, accounted for approximately half of our sales for 2011, while no single customer accounted for more than 6% of our sales during that period. We enjoy fully integrated relationships, including interconnected technology systems and daily communication, with many of our customers, and we provide an extensive range of integrated and outsourced supply services, allowing us to market a “total transaction value” concept as opposed to individual product prices. We provide services such as multiple daily deliveries, zone stores management, valve tagging, truck stocking and significant system support for tracking and replenishing inventory, which we believe results in deeply integrated customer relationships. We sell products to our major customers through multi-year MRO contracts, which are typically renegotiated every three to five years. Although there are typically no guaranteed minimum purchase amounts under these contracts, these MRO customers, representing approximately two-thirds of our 2011 sales with an average annual retention rate of over 95% since 2000, provide a relatively stable revenue stream and help mitigate the effect of industry downturns on our business. We believe we have been able to retain customers by providing a high level of service and integration and, during 2011, we signed several new MRO contracts, including contracts with new customers that displace competitors and contracts with existing customers that broaden existing customer relationships.

Business and Geographic Diversification in High-Growth Areas.    We are well diversified across the upstream, midstream and downstream operations of the energy industry, as well as through our participation in selected industrial sectors. During the year ended December 31, 2011, we generated approximately 47% of our sales in the upstream sector, 26% in the midstream sector and 27% in the downstream, industrial and other energy sectors. This diversification affords us some measure of protection in the event of a downturn in any one sector while providing us the ability to offer a “one stop” solution for our integrated energy customers. Across these end markets, PVF and oilfield supply products are used in mission critical process applications that require a high degree of technical understanding and product knowledge. We are skilled in nearly every aspect of flow control and automation, including expert knowledge of our key venders, product specifications and customer applications. This expertise is recognized by customers as a key differentiator for MRC, and is of critical importance in complex plant environments, where demanding operating conditions and numerous regulatory and safety requirements must be carefully considered and addressed. In our North American operating segment, our more than 175 branch locations are located near major hydrocarbon and refining regions, including rapidly expanding oil and natural gas E&P areas, such as the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara and Utica shales. In these non-conventional shale areas, a typical well can produce three to five times the revenue for us than a conventional well due to the greater length and the higher quality of pipe and related PVF products we furnish. During the year ended December 31, 2011, we estimate that approximately 50% of our upstream and midstream business, excluding the gas utility portion of our midstream business, was related to activity in the shale areas, and we believe this percentage will continue to increase as this activity accelerates. In our International operating segment, we have a network of over 30 branch locations throughout Europe, Asia and Australasia in close proximity to major projects in liquefied natural gas (“LNG”), mining and mineral processing and other high-growth energy and infrastructure development areas. Our geographic diversity enhances our ability to quickly respond to customers worldwide, gives us a strong presence in these high growth areas and reduces our exposure to a downturn in any one region.

For the years ended December 31, 2011, December 31, 2010, and December 31, 2009, the breakdown of our revenue by sector was as follows:

	Year Ended December 31,
	2011	2010	2009
Upstream	47%	46%	44%
Midstream	26%	24%	24%
Downstream and industrial	27%	30%	32%

	100%	100%	100%

Additional detail regarding our diversification by energy sector and geography is presented below.

Strategic Supplier Relationships.    We have extensive relationships with our suppliers and have key supplier relationships dating back in certain instances over 60 years. We source from over 35 countries. In 2008-2011, 22 major new suppliers were qualified under our SRP, with 21 of these outside of the U.S. Approximately 50% of our total purchases for the year ended December 31, 2011 were from our largest 25 suppliers. In 2011, no one supplier provided more than 10% of our total purchases. We believe our customers view us as an industry leader in part due to the formal processes we use to evaluate vendor performance and product quality. We employ individuals who specialize in conducting manufacturer assessments both domestically and internationally and who are certified by the International Registry of Certificated Auditors. Our Supplier Registration Process, which allows us to maintain the MRC ASL, serves as a significant strategic advantage to us in developing, maintaining and institutionalizing key supplier relationships. For our suppliers, inclusion on the MRC ASL represents an opportunity for them to increase their product sales to our customers. The SRP also adds value to our customers, as they collaborate with us regarding specific manufacturer performance, our past experiences with products and the results of our on-site manufacturer assessments. Having a timely, uninterrupted supply of those mission critical products from approved vendors is an essential part of our customers’ day-to-day operations, and we work to fulfill that need through our SRP.

IT Platform Focused on Customer Service.    Our proprietary, integrated, scalable, customer-linked and highly customized information systems support our business. A wide area network links these systems and our more than 4,000 employees. We operate a single information and operating system (“SIMS”) for all of out North American locations and a separate, Oracle-based system for our other international locations (other than those we have recently acquired). This enables real-time access to our business resources, including customer order processing, purchasing and material requests, distribution requirements planning, warehousing and receiving, inventory control and accounting and financial functions. In 2011, we had over 1.6 million electronic data interchange customer transactions (including purchase orders, advance ship notices, electronic funds transfer and internet ordering), compared to less than 700,000 in 2000. Significant elements of our systems include firm-wide pricing controls, resulting in disciplined pricing strategies, advanced scanning and customized bar-coding capabilities, allowing for efficient warehousing activities at customer as well as our own locations, and significant levels of customer-specific integrations. Our bar code technology includes over 400 scanners used for customer zone store management, over 1,200 scanners installed in various warehouses and over 100 custom bar coded labels produced to customer specifications. We believe that the customized integration of our customers’ systems into our own information systems has increased customer retention by reducing our customers’ expenses, resulting in switching costs when our customers compare us to alternative sources of supply. Typically, smaller regional and local competitors do not have IT capabilities that are as advanced as ours, which we believe further differentiates us from our competition.

Highly Efficient, Flexible Operating Structure Drives Significant Free Cash Flow Generation.    We place a particular emphasis on practicing financial discipline as evidenced by our strong focus on Adjusted EBITDA RONA, minimal maintenance capital expenditures and high free cash flow generation. Our disciplined cost control, coupled with our active asset management strategies and IT and services capabilities, result in a business model exhibiting a high degree of operating leverage. As is typical with the flexibility associated with a distribution operating model, our variable cost base includes substantially all of our cost of goods sold and a large portion of our operating costs. Furthermore, our total capital expenditures were approximately 0.4% of our sales for the year ended December 31, 2011. This cost structure allows us to adjust effectively to changing industry dynamics. As a result, during periods of decreased sales activity, we typically generate a significant amount of cash as our costs are reduced and working capital contracts. For example, although our sales decreased by 30% in 2009, our cash flow from operations that year increased by over $640 million.

Experienced and Motivated Management Team.    Our executive management team averages approximately 30 years of experience in the oilfield and industrial supply business, the majority of which has been with MRC or its predecessors. Employees own approximately 8% of our Company, including approximately 5% that is owned by executive and senior management, either directly or indirectly through their equity interests in PVF Holdings, our largest shareholder. We also seek to incentivize and align management with shareholder interests through equity-linked compensation plans. Furthermore, management incentive compensation is based on profitability and Adjusted EBITDA RONA targets, which we believe drives accountability and further aligns the organization with our shareholders.

Our Strategy

Our goal is to grow our market position as the largest global industrial distributor of PVF and related products to the energy industry. Our strategy is focused on pursuing growth by increasing market share and growing our business with current customers, expanding into new geographies and sectors, increasing recurring revenues through integrated supply and MRO business, capturing additional high growth project activity, continuing to increase our operational efficiency and making and integrating strategic acquisitions. We seek to extend our current MRO contracts, and bundle certain products, most notably pipe, flanges, fittings and other products (“PFF”), into MRC Transmark’s existing customer base and branch network. We also seek to opportunistically add other products and new suppliers, including alloy, chrome, stainless products, gaskets, seals, safety and other industrial supply products, into our existing North American platform. We will also look at future complementary distribution acquisitions that would supplement our PVF leadership position, and we will look at future “bolt-on” acquisitions that broaden our geographic footprint, increase international focus or expand our product offering to our major customers.

Increase Market Share Organically and Grow Business with Current Customers.    We are committed to expanding existing deep relationships with our current customer base while concurrently striving to secure new customers. To accomplish this, we are focused on providing a global “one stop” PVF procurement solution across the upstream, midstream and downstream sectors of the energy industry, maximizing bundling opportunities by leveraging our extensive product offering and increasing our penetration of existing customers’ new multi-year projects. Since 2000, we have retained in excess of 95% of our MRO contracts.

The migration of existing customer relationships to sole or primary sourcing arrangements is a core strategic focus. We seek to position ourselves as the sole or primary provider of a broad complement of PVF products and services for a particular customer, often by sector or region, or in certain instances across all of a customer’s global upstream, midstream and downstream operations. Several of our largest customers have recently switched to sole or primary sourcing contracts with us. Additionally, we believe that other significant opportunities exist to expand our deep customer and supplier relationships and thereby increase our market share. There is also a significant opportunity to extend our current North American MRO contracts internationally as well as bundle certain products, most notably PFF, into MRC Transmark’s existing customer base, branch network and more valve-focused product platform.

We also aim to increase our penetration of our existing customers’ new projects. For example, while we often provide nearly 100% of the PVF products for certain customers under MRO contracts, increased penetration of those customers’ new downstream and midstream projects remains a strategic priority. Initiatives are in place to deepen relationships with engineering and construction firms and to extend our product offering into certain niches.

Increase Recurring Revenues through Integrated Supply and MRO Contracts.    We have entered into, and continue to pursue, integrated supply and MRO contracts with certain of our customers. Under these arrangements, we are typically the sole or primary source provider of the upstream, midstream or downstream requirements of our customers. In certain instances, we are the sole or primary source provider for our customers across all the energy sectors or North American geographies within which the customer operates. We will seek to extend these contracts internationally.

In addition, our customers have, over time, increasingly moved toward centralized PVF procurement management at the corporate level rather than at individual local units. These developments are partly due to significant consolidation among our customer base. Sole or primary sourcing arrangements allow customers to focus on their core operations and provide economic benefits by generating immediate savings for the customer through administrative cost and working capital reductions, while providing for increased volumes, more stable revenue streams and longer term visibility for us. We believe we are well positioned to obtain these arrangements due to our:

•	leadership position, experience, and technical expertise and reputation for premier customer service operating across all segments of the energy industry;

•	geographically diverse and strategically located global branch network;

•	breadth of available product lines, value added services and scale in purchasing; and

•	existing deep relationships with customers and suppliers.

We also have both exclusive and non-exclusive MRO contracts in place. Our customers are increasing their capital and operating spending, which is being driven by aging infrastructure, increasing regulatory, safety and environmental requirements, the increased utilization of existing facilities and the decreasing quality of energy feedstocks. Our customers benefit from MRO arrangements through lower inventory investment and the reduction of transaction costs associated with the elimination of the bid submission process, and our Company benefits from the recurring revenue stream that occurs with an MRO contract in place. We believe there are additional opportunities to utilize MRO arrangements through our “one-stop” PVF solution, both in North America and globally, for servicing the requirements of our customers. We are actively pursuing such agreements.

We have significantly enhanced our business development efforts by implementing global account management processes more closely aligned with our customers’ procurement operations at the national and local level to continue to grow our business. Our global account management strategy is based on aligning key sales executives as single-point MRC contacts servicing the upstream, midstream and downstream requirements of customer accounts that represent the largest percentage of our revenue. As a result in part of this effort, our executive sales force has had success in increasing sales under, and in obtaining new, MRO contracts. We continue to focus on increasing our MRO business both in our North American and International segments.

Capitalize on Significant Growth in U.S. Shale Activity.    The development of shale oil and gas in the U.S. has been rapid over the past several years. Natural gas is a major source of energy in the U.S., providing about 25% of total U.S. energy according to the Department of Energy. Shale gas, as a percentage of total natural gas production, has, in turn, rapidly increased from less than 2% of total U.S. natural gas production in 2001 to 30% in 2011 and is projected to increase to 49% by 2035 according to the EIA. Over the past ten years, technological advances in directional drilling and fracturing technologies have enabled the production of oil and natural gas products in previously underdeveloped U.S. oil and natural gas shale basins. As a result, unconventional E&P activity in shale regions has accelerated significantly and production levels have increased.

In 2011, U.S. shale gas production increased 37% from 2010 levels to approximately 7 trillion cubic feet per year. While shale gas drilling and production is still in the early stages in the U.S., over the next 10 to 20 years significant investment will be required to meet shale gas production goals and offset declining production from conventional energy sources. The EIA projects that over the long-term shale gas will provide the largest source of growth in U.S. natural gas supply and will constitute about 49% of total U.S. gas production by 2035, up from 23% in 2010. Relatively low natural gas prices combined with environmental concerns and increasing regulation of the coal industry should lead to increasing conversion of coal-generated power to natural gas-generated power. As our customers are predominantly engaged in natural gas E&P relative to coal, we believe our business will benefit from the continued shift to natural gas-generated power over the next five to ten years.

We believe that PVF expenditures for unconventional shale plays can amount to as much as five times that required for comparable conventional plays and have positioned ourselves to benefit from this increase in unconventional E&P and midstream infrastructure activity by investing in these shale regions. This includes adding new branches, building new distribution centers, increasing inventory, strengthening our supply chain and providing greater local resources, including additional headcount in certain locations. We have also positioned the Company through regional bolt-on acquisitions in these most active areas, including the recent acquisitions of South Texas Supply in the Eagle Ford shale and Dresser Oil Tools & Supply in the Bakken shale. Finally, we recently completed a new 80,000 square foot distribution center in Cheyenne, WY to serve the Niobrara and Bakken shale basins.

In addition, we are well positioned to continue to benefit from the more recent marked shift in drilling activity in the U.S. towards oil production. During 2007, approximately 83% of E&P activity in the U.S. consisted of oil drilling and 17% consisted of natural gas drilling. As of the fourth quarter of 2011, approximately 55% of E&P activity in the U.S. consisted of oil drilling and 45% consisted of natural gas drilling. This is the highest percentage of oil drilling in the U.S. in approximately two decades. We benefit from this shift, as oil prices are global in nature and thus more impacted by changes in international geopolitical instability, maintain a tighter global supply and demand dynamic and are less susceptible to the seasonal variations associated with U.S. natural gas prices. As part of our efforts to continue to participate in the growth in oil E&P activity, we made two acquisitions in 2010, South Texas Supply and Dresser Oil Tools & Supply. These acquisitions position us in two of the most active oil drilling basins in the U.S., the Eagle Ford shale in South Texas and the Bakken shale in North Dakota. We also added branches in these and other active oil E&P areas in 2010 and 2011 and expanded our inventory in the Permian Basin and in California, two high activity oil drilling basins where we already had a strong local presence.

Capitalize on Anticipated Midstream MRO Activity.    Our major midstream customers face new safety regulations requiring additional inspection and hydro-testing requirements for U.S. pipelines. On January 3, 2012, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (the “Pipeline Act”) was enacted into law. The Pipeline Act is expected to accelerate PVF testing and replacement as well as require midstream participants to install additional automatic or remote-controlled shut-off valves and excess flow valves in new or replaced transmission pipelines. In addition, approximately 60% of the 178,000 miles of pipeline in the U.S. is over 40 years old. Recent initiatives from several of our major customers suggest a longer term trend towards continued replacement of this aged pipeline infrastructure and related MRO spending. Our acquisition of LaBarge, along with our increased focus and investments in line pipe and its attendant PVF and industrial supply products, uniquely positions us to benefit from increased pipeline replacement and MRO spending over the next 10 years.

Further Penetrate the Canadian Oil Sands, Particularly the Downstream Sector.    The Canadian Oil Sands region and its attendant downstream sector represent long-term growth areas for our Company. Improvements in mining and mineral processing and in-situ technology are driving significant long-term investment in the area. The Canadian Association of Petroleum Producers and Energy Resources Conservation Board estimates that Oil Sands capital expenditures increased by approximately 18% in 2010 to $13 billion and projects that expenditures will increase to approximately $20 billion by 2016, a compound annual growth rate (“CAGR”) of 7.4%, which we believe will generate significant PVF expenditures. While MRC Midfield has historically focused on the upstream and midstream sectors in Canada, we believe that a significant opportunity exists to continue to penetrate the Canadian Oil Sands and downstream industries, which include the upgrader, refinery, petrochemical and other industrial processing sectors. Our sales to the Canadian Oil Sands region and downstream sectors increased by 45% to $361 million from 2010 to 2011. Additionally, we believe there is also a significant opportunity to penetrate the Canadian Oil Sands extraction sector involving in-situ recovery methods, including SAGD (steam assisted gravity drainage) and CSS (cyclic steam stimulation) techniques used to extract the bitumen. We have made targeted inventory and facility investments in Canada, including a 74,000 square foot distribution center located near Edmonton and a 16,000 square foot warehouse near Fort McMurray, to address this opportunity. Finally, we also believe that an attractive opportunity exists to more fully penetrate the MRO sector in Canada, particularly in Eastern Canada, including refineries, petrochemical facilities, gas utilities and pulp and paper and other general industrial sectors. We recently opened a branch in Sarnia, Ontario to target these sectors.

Expanding Globally Through Positioning on EPC Projects.    Projects are a growing part of our business and represent approximately one-third of our sales. In 2011, 15% of our revenue was derived from infrastructure projects through engineering, procurement and construction (“EPC”) firms and 19% was derived from drilling/production projects. These projects can be either brownfield or greenfield in nature, with the latter representing new construction and the former representing projects that are more refurbishment or replacement in scope. Infrastructure projects are an important part of all the sectors we serve but are typically more active in our downstream and midstream sectors. Due to our strong MRO position in these sectors, we are often our customers’ choice for brownfield expansion in these facilities. We are actively looking to increase our participation in new greenfield projects both domestically and internationally by working closely with both end customers and EPC contractors.

Our major customers’ capital E&P spending is split approximately 25% in North America and 75% internationally and has recently been increasing. As of December 31, 2011, backlog at several of our largest EPC customers increased by 4.4% as compared to December 31, 2010. Similarly, our volume of new project wins increased significantly in 2011 as compared to 2010. Since 2007, we have increased our focus on projects in the Canadian Oil Sands and since our acquisitions of MRC Transmark in 2009 and MRC SPF in 2011, we have expanded our focus on projects in Europe,

Australasia and Southeast Asia. We believe that through our international acquisitions, global sourcing and project execution experience, comprehensive product and service offering and global account management strategies, we will be able to capitalize on the large amount of expected capital expenditure project spending by our customers over the next ten years.

Expand into New Geographies and Adjacent Sectors.    We intend to continue to selectively establish new branches to facilitate our expansion into new geographies and enter adjacent sectors where extreme operating environments generate high PVF product replacement rates. We continue to evaluate establishing branches and service and supply centers in select domestic and international regions as well as identifying existing branches for overlap and strategic elimination. We added 11 branches in 2010 and four in 2011 while closing 56 branches over this period. The majority of these closures were due to synergies resulting from our acquisitions, part of our restructuring efforts during the market downturn in 2009 and 2010 or to better position us to capitalize on shale or oil E&P activity.

We believe that an attractive opportunity exists to further expand our International operating segment. We continue to actively evaluate opportunities to selectively establish new branches in order to grow with our existing global customer base or to develop new customer relationships and extend our offering to key international markets, particularly in Asia, Europe, Australasia and the Middle East. We recently acquired the operations and assets of OneSteel Piping Systems (OPS) in Australia. This acquisition, when combined with the acquisitions of MRC Transmark Australia in October 2009, and Perth-based MRC SPF in June 2011, is expected to provide the Company with Australia’s largest full-line PVF product offering including carbon steel, stainless steel, and alloy pipe, valves, fittings and flanges to serve both the MRO and project needs of our key customers throughout Australia in the oil and gas, mining and industrial processing sectors. We also recently expanded our global presence through our acquisition of MRC SPF and opened our first location in Kazakhstan to service a large existing North American customer. The current installed base of energy infrastructure internationally, including the upstream, midstream and downstream sectors, is significantly larger than in North America, and, as a result, we believe represents an attractive long term opportunity for us. In addition, the increased focus, particularly by foreign, typically government controlled, national energy companies that traditionally have not used distributors for their PVF procurement requirements, on efficiency, cost savings, process improvements and core competencies has also generated potential growth opportunities to add new customers. Since 2006, when 100% of our revenues were generated in the U.S., we have expanded into Canada, Europe, Asia and Australasia. In the year ended December 31, 2011, approximately 20% of our revenues were generated outside the U.S.

We also believe opportunities exist for expansion into new and under-penetrated sectors where PVF products are used in specialized or highly corrosive applications. These sectors include pulp and paper, waterworks, food and beverage and other general industrial sectors, in addition to other energy sectors such as power generation, mining and mineral processing, solar, LNG, coal, nuclear, ethanol and desalinization facilities. We believe our global branch network, comprehensive PVF product offering, large sales force and reputation for high customer service and technical expertise positions us to participate in the growth in these sectors.

We believe there also remains an opportunity to continue to expand into certain niche and specialty products that complement our current extensive product offering. These products include automated valves, instrumentation, stainless, chrome and high nickel alloy PVF, gaskets, traps and other flow control products and certain other general and specialty industrial supply products.

Pursue Selective Strategic Acquisitions and Investments.    We continue to seek opportunities to strengthen our franchise through selective acquisitions and strategic investments. In particular, we will consider investments that enhance our presence in the energy infrastructure sector and enable us to leverage our existing operations, either through acquiring new branches or by acquiring companies offering complementary products or geographic breadth. Our industry remains highly fragmented while our customers and suppliers continue to consolidate. We believe a significant number of small and larger acquisition opportunities remain that offer favorable synergy potential and attractive growth characteristics. We intend to focus on utilizing our global operating scale and integration capabilities to further realize important synergies while minimizing execution risk.

Continued Focus on Operational Efficiency.    We strive for continued operational excellence. Our branch managers, regional management and corporate leadership team continually examine branch profitability, working capital management and return on managed assets and utilize this information to optimize global, regional and local strategies, reduce operating costs and maximize cash flow generation. An important part of our strategy is to align management incentives from corporate officers through branch managers on achieving Adjusted EBITDA and Adjusted EBITDA RONA targets.

In response to past market downturns, our management team focused on several restructuring initiatives to align our cost structure with the level of business activity. These cost saving initiatives included branch consolidations, supplier rationalizations, regional realignments and reductions in corporate overhead, personnel and profit sharing programs. For example, during 2008 and 2009 we streamlined our organization by realigning our eight North American geographic regions into four, merged, converted, reorganized or closed over 47 branches and reduced headcount by 20% in North America as part of this process. Several of the cost saving initiatives were put in place as part of the McJunkin Red Man merger integration plan and thus were not reversed as activity returned to the more normalized levels that we are more recently experiencing.

To improve efficiencies and profitability, we work to leverage operational best practices, optimize our vendor relationships, purchasing and inventory levels, and source inventory internationally when appropriate. As part of this strategy, we have integrated our purchasing functions into a central procurement function and believe we have developed strong relationships with vendors that value our international footprint, large sales force and volume purchasing capabilities. Because of this, we are often considered the preferred distribution channel. As we continue to consolidate our vendor relationships, we plan to devote additional resources to assist our customers in identifying products that improve their processes, day-to-day operations and overall operating efficiencies. We believe that offering these value added services maximizes our value to our customers and helps differentiate us from competitors.

History

McJunkin Corporation was founded in 1921 in Charleston, West Virginia and initially served the local oil and natural gas industry, focusing primarily on the downstream sector. In 1989, McJunkin Corporation broadened its upstream sector presence by merging its oil and natural gas division with Appalachian Pipe & Supply Co. to form McJunkin Appalachian, which was a subsidiary of McJunkin Corporation, but has since been merged with and into McJunkin Red Man Corporation, which focused primarily on upstream oil and natural gas customers.

In April 2007, we acquired Midway, a regional PVF oilfield distributor, primarily serving the upstream Appalachia and Rockies regions. This extended our leadership position in the Appalachia/Marcellus shale region, while adding additional branches in the Rockies.

Red Man was founded in 1976 in Tulsa, Oklahoma and began as a distributor to the upstream sector and subsequently expanded into the midstream and downstream sectors. In 2005, Red Man acquired an approximate 51% voting interest in Canadian oilfield distributor MRC Midfield, giving Red Man a significant presence in the Western Canadian Sedimentary Basin.

In October 2007, McJunkin Corporation and Red Man completed a business combination transaction to form the combined company, McJunkin Red Man Corporation. This transformational merger combined leadership positions in the upstream, midstream and downstream sectors, while creating a “one stop” PVF leader across all sectors with full geographic coverage across North America. Red Man has since been merged with and into McJunkin Red Man Corporation.

In July 2008, we acquired the remaining voting and equity interest in MRC Midfield. Also, in October 2008, we acquired LaBarge. LaBarge is engaged in the sale and distribution of carbon steel pipe (predominately large diameter pipe) for use primarily in the North American midstream energy infrastructure sector. The acquisition of LaBarge expanded our midstream sector leadership, while adding a new product line in large outside diameter pipe.

In October 2009, we acquired MRC Transmark. MRC Transmark is a leading distributor of valves and flow control products in Europe, Southeast Asia and Australasia. MRC Transmark was formed from a series of acquisitions, the most significant being the acquisition of the FCX European and Australasian distribution business in July 2005. The acquisition of MRC Transmark provided geographic expansion internationally, additional downstream diversification and enhanced valve sector leadership.

During 2010, we acquired South Texas Supply and also certain operations and assets of Dresser Oil Tools & Supply. With these two acquisitions, we expanded our footprint in the Eagle Ford and Bakken shale regions, expanding our local presence in two of the emerging active shale basins in North America.

In June 2011, we acquired MRC SPF. Headquartered in Perth, Western Australia, MRC SPF is a distributor of stainless steel piping products through its seven locations across Australia as well as Korea, the United Kingdom and the United Arab Emirates.

In July 2011, we acquired VSC. VSC specializes in valve automation for upstream projects and maintenance, repairs and operation in the downstream sector.

In December 2011, we signed an agreement to acquire the operations and assets of OneSteel Piping Systems (“OPS”). This acquisition was completed in March 2012. OPS is a leading PVF product and service specialist with proven capabilities supplying the oil and gas, mining and mineral processing industries in Australia.

On January 10, 2012, MRC Global Inc. amended its amended and restated certificate of incorporation and amended and restated bylaws to reflect a change in its name from “McJunkin Red Man Holding Corporation” to “MRC Global Inc.”

The following timeline illustrates our growth on a chronological basis since the founding of McJunkin Corporation:

Industry

We primarily serve the global oil and natural gas industry, generating approximately 90% of our sales from supplying products and various services to customers throughout the energy industry. Of our total sales, 62% of sales are comprised of valves, fittings and flanges and other industrial supply products and 38% are tubular products, predominantly line pipe and OCTG for the year ended December 31, 2011. Given the diverse requirements and various factors that drive the growth of the upstream, midstream and downstream sectors, our sales to each sector or by product may vary over time, though the overall strength of the global energy market and the level of our customers’ operating and capital expenditures are typically good indicators of our business activity. In each of 2010 and 2011, as part of the broader global economic recovery, our customers’ capital and operating expenditures increased as compared to 2009, although overall oil and natural gas drilling and completion spending still remained below 2006 and 2007 levels. Over the longer term, we expect to continue to see customer spending increase due to a variety of global supply and demand fundamentals, a slowly improving global economy, shale E&P activity and longer term outlooks for oil and natural gas prices.

	Year Ended December 31,
Average Commodity Prices(1)	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
Natural gas ($/Mcf)	$4.31	$3.96	$3.38	$5.47	$5.87	$8.69	$6.73	$6.97	$8.86	$3.94	$4.37	$4.00
WTI crude oil ($per barrel)	$30.38	$25.98	$26.18	$31.08	$41.51	$56.64	$66.05	$72.34	$99.67	$61.95	$79.48	$94.91
Brent crude oil ($per barrel)	$28.66	$24.46	$24.99	$28.85	$38.27	$54.57	$65.16	$72.44	$96.94	$61.74	$79.61	$111.26

(1)	Source—Department of Energy, EIA (www.eia.gov).

During the last several years, the global energy industry has experienced a number of favorable supply and demand dynamics that have led our customers to make substantial investments to expand their physical infrastructure and processing capacities. On the demand side, world energy markets are benefiting from:

(i)	increased consumption of energy, caused in part by the industrialization of China, India and other non-OECD countries;

(ii)	a slow recovery in economic growth in OECD countries from the severe downturn in 2009 and 2010;

(iii)	continued global energy infrastructure expansion; and

(iv)	increased use of natural gas, as opposed to coal, in power generation.

At the same time, global energy supply has been generally constrained due to increasing scarcity of natural resources, declining excess capacity of existing energy assets, geopolitical instability, natural and other unforeseen disasters and more stringent regulatory, safety and environmental standards. These demand and supply dynamics underscore the need for investment in energy infrastructure and increases in global exploration, extraction, production, transportation, refining and processing of energy inputs.

As the global energy industry has evolved, our customers have continued to focus on generating supply chain efficiencies. One notable trend that has favored our company is a shift toward a more centralized purchasing function. In the past, it was standard for PVF purchasing to be handled at a local level, often with separate contracts for each PVF product category (pipes, valves, fittings and flanges and all other). But as the energy industry has consolidated and as companies explore ways to leverage their aggregate purchases, many companies have consolidated vendors and moved to a more centralized function in which PVF contracts are put in place by energy sector (upstream/ midstream/ downstream) or by geography (for instance, North America, multi-country regions or global). This trend favors larger distributors such as our company that have the scale, product breadth, IT capabilities, global presence and financial strength to support large global contracts across all product categories. We believe that this can create a favorable environment for other energy companies, including state owned or national oil companies, to explore shifting from a direct model to a distribution focused model.

Within the U.S., the energy industry has benefited from technological developments that have enabled more recent significant increases in U.S. oil production and natural gas supply. EIA expects that U.S. crude oil production, which increased 2.1% in 2010 and 2.1% in 2011, will increase by a further 4.3% in 2012, driven by increased oil-directed drilling activity, particularly in unconventional shale formations. EIA expects that U.S. marketed natural gas production, which increased by 3.5% in 2010 and 7.8% in 2011, will grow further by 2.2% in 2012. Finally, as companies in the energy industry, both in North America and internationally, continue to focus on improving operating efficiencies, they have been increasingly looking to outsource their procurement and related administrative functions to distributors such as MRC.

The following charts illustrate the growth in U.S. natural gas and liquid fuel production, the increasing development of U.S. and Canadian unconventional oil production and the anticipated shift in U.S. natural gas production to shale regions:

U.S. Liquid Fuel and Natural Gas Production (1)	U.S. and Canadian Oil Production (1)

(1)	Projections from IHS CERA. Historical Data from the U.S. Energy Information Administration

North American Liquid Fuel Production (1)	U.S. Natural Gas Production (2)

(1)	Projections from IHS CERA. Historical Data from the U.S. Energy Information Administration (www.eia.gov)
(2)	U.S Energy Information Administration (www.eia.gov)

Upstream: E&P companies, commonly referred to as upstream companies, search for oil and natural gas underground and extract it to the surface. Representative companies include Aera Energy LLC, Anadarko Petroleum Corporation, Apache Corporation, Canadian Natural Resources, Ltd., Chesapeake Energy Corporation, Chevron Corporation, ConocoPhillips, Encana Corporation, ExxonMobil Corporation, Hess Corporation, Husky Energy Inc., Marathon Oil Company, Range Resources Corporation and Royal Dutch Shell plc. E&P companies typically purchase oilfield supplies, including carbon steel and other pipe, OCTG, valves, sucker rods, tools, pumps, production equipment, meters and general industrial supply products from us.

The capital spending budgets of upstream companies have grown over the past decade as tight supply conditions, strong global demand for oil and natural gas and economically feasible E&P in shale formations have spurred companies to expand their operations. Spears & Associates expects global oil and natural gas drilling and completion spending will increase at an approximately 9% CAGR between 2011 and 2017.

The following chart illustrates historical and forecasted North American and international oil and natural gas drilling and completion spending:

Oil and Natural Gas Drilling and Completion Spending(1)

(1)	Source—Spears & Associates: Outlook for the Worldwide Upstream Oil and Gas Industry, March 2012
(2)	Includes Europe and the Far East

Rig counts are considered to be generally indicative of activity levels in the upstream sector. The average North American rig count increased at an approximate 3% CAGR between 2006 and 2008, but, due to the global economic recession that began in late 2008, the average fell by more than 40% in 2009. As the economy recovered, the rig count increased, rising by 44% in 2010. Spears & Associates expects that the North American rig count will increase at a 3.6% CAGR between 2011 and 2017. Furthermore, more technically sophisticated drilling methods, such as deep and horizontal drilling and the multiple fracturing of hydrocarbon production zones, coupled with higher oil and natural gas prices relative to long term averages, have made E&P in previously underdeveloped areas, such as Appalachia and the Rockies, more economically feasible. As part of this trend, there has been growing commercial interest by our customers in several shale deposit areas in the United States, including the Bakken, Barnett, Eagle Ford, Fayetteville, Haynesville, Marcellus, Niobrara, Permian and Utica shales, where we have an extensive local presence. During 2010 and 2011, there was a significant shift towards oil prospects, with an average oil rig count of approximately 53% of the total for 2011, the highest percentage in the United States since 1997. Additionally, we believe improved E&P technologies will allow for more deepwater drilling both offshore in the Gulf of Mexico and offshore in certain international areas, where we maintain a presence. In the Gulf of Mexico, new drilling and safety requirements will have to be met before we anticipate a significant activity increase. In Canada, improvements in mining and mineral processing and in-situ technology are driving increased investment in the Canadian Oil Sands.

Oil and Natural Gas Rig Count

The following chart illustrates the historical and forecasted North American and International oil and natural gas rig count from 2004 through 2017:

Forecasted Worldwide Rig Count	Forecasted North American Rig Count

(1)	Baker Hughes (www.bakerhughes.com), Spears & Associates:
Outlook for the Worldwide Upstream Oil and Gas Industry, March 2012

Midstream:    The midstream sector of the oil and natural gas industry is comprised of companies that provide gathering, storage, transmission, distribution, and other services related to the movement of oil, natural gas and refined petroleum products from sources of production to demand centers. Representative midstream companies include AGL Resources Inc., Atmos Energy Corporation, Chesapeake Midstream Partners, Consolidated Edison, Inc., DCP Midstream Partners, LP, El Paso Natural Gas Company, Enterprise Products Partners L.P., Kinder Morgan Inc., Magellan Midstream Partners, L.P., NiSource, Inc., Pacific Gas and Electric Company, Vectren Energy and Williams Partners L.P. Core products supplied for midstream infrastructure include carbon steel line pipe for gathering and transporting oil and natural gas, actuation systems for the remote opening and closing of valves, polyethylene pipe for “last mile” transmission to end user locations, metering equipment for the measurement of oil and natural gas delivery and general industrial supplies.

The natural gas utilities portion of the midstream sector has been one of our fastest growing sectors since regulatory changes enacted in the late 1990s encouraged utilities to outsource through distribution their PVF purchasing and procurement needs. Outsourcing provides significant labor and working capital savings to customers through the consolidation of standardized product procurement spending and the delegation of warehousing operations to us. We estimate that less than one-half of natural gas utilities currently outsource in varying degrees and we anticipate that some of the remaining large natural gas utilities will most likely switch from the direct sourcing model to a distributor model. Furthermore, we believe natural gas utilities will increasingly seek operating efficiencies as large natural gas pipelines and related distribution networks continue to be built, and will increasingly rely on companies such as ours to optimize their supply chains and enable them to focus on their core operations.

The gathering and transmission pipeline activity is anticipated to exhibit significant growth over the next several years due to the new discoveries of natural gas reserves in various shale natural gas fields and the need for additional pipelines to carry heavy sour crude from Canada to processing facilities in the United States. The Interstate Natural Gas Association of America (“INGAA”) estimates that companies will invest $178 billion in natural gas infrastructure between 2011 and 2035, the majority of which will be comprised of gathering and transmission pipelines.

Recent heightened activity in oil and natural gas fields such as the Bakken, Eagle Ford, Niobrara and Marcellus shale regions remain largely unsupported by transmission facilities of the appropriate scale necessary to bring the oil and natural gas to market. INGAA estimates that companies will need to build

35,600 miles of large, high pressure natural gas pipelines between 2011 and 2035 to meet market demands. Further, an INGAA study completed by ICF International projects that on average, approximately 16,500 miles of new gathering lines and approximately 2,000 miles of new transmission line will be added each year from 2011 through 2035. This need for large pipelines to transport energy feedstocks to markets is creating significant growth for PVF and other products we sell. Drivers of pipeline development and growth include the development of natural gas production in new geographies, increased pipeline interconnection driven by a need to lower price differences within regions, and the need to link facilities that may be developed over the next decade.

The following chart illustrates historical and projected additions to total natural gas pipeline mileage in the U.S. from 2005 through 2016:

(1)	ICF International, North American Midstream Infrastructure Through 2035 – A Secure Energy Future, Prepared for the INGAA Foundation, June 28, 2011

The need for increased safety and governmental demands for pipeline integrity have also accelerated the MRO cycle for PVF products in this segment. Government mandated programs have hastened the testing of existing lines to ensure that the integrity of the pipe remains consistent with its original design criteria. All pipe falling outside the necessary performance criteria as it relates to safety and overall integrity must be replaced. These regulations for pipeline integrity management should continue to stimulate MRO demand for products as older pipelines are inspected and eventually replaced. About 60% of the U.S. network of natural gas-transmission pipeline is over 40 years old and will likely require significant maintenance or replacement as shown below.

Source: Wall Street Journal, Pipeline Safety and Hazardous Materials Administration

Downstream:     Typical downstream activities include the refining of crude oil and the selling and distribution of products derived from crude oil, as well as the production of petro and industrial chemical products. Representative downstream companies include BP plc, Chevron, ConocoPhillips, ExxonMobil Corporation, Marathon Petroleum Corporation, Royal Dutch Shell plc and Valero Energy Corporation. Refinery infrastructure products include carbon steel line pipe and gate valves, fittings to construct piping infrastructure and chrome or high alloy pipe and fittings for high heat and pressure applications. Chemical/petrochemical products include corrosive-resistant stainless steel or high alloy pipes, multi-turn valves and quarter-turn valves and general industrial supply products.

Over the 2008-2009 period, refinery utilization rates decreased significantly as part of the global economic slowdown and as a result, several new projects to increase capacity were delayed, or in some cases cancelled. Since 2010, utilization rates have improved but remained at levels below longer term historical averages. The number of operable refineries in the U.S. declined from 223 in 1985 to approximately 148 in 2010, and we believe that continued stress on refinery infrastructure caused by demand for petroleum products will accelerate PVF replacement rates over the longer term. This trend is most pronounced outside the U.S. where capacity utilization rates are the highest and the demand for petroleum products is growing the fastest.

The following charts illustrate the utilization of oil refineries in the U.S. and the European Union from 2002 through 2011 and global refinery margins during the same period:

Percent Utilization of Refinery Operable Capacity(1)(2)	3:2:1 Crack Spread(3)

(1)	Refinery utilization is calculated as refinery throughput divided by capacity
(2)	Source—BP Statistical Review of World Energy June 2011 (www.bp.com/statisticalreview)
(3)	Source—Commodity Systems, Inc.

The pre-recession gap between fuel consumption and U.S. refining capacity, coupled with an anticipated recovery in refinery utilization levels, may necessitate new projects and generate new project and MRO contract opportunities for MRC. Further, as refineries look for ways to improve margins and value-added capabilities, they are also increasingly broadening the crude processed to include heavier, sour crude. Heavier, sour crude is harsher and more corrosive than light sweet crude, and requires high-grade alloys in many parts of the refining process, shortening product replacement cycles and creating additional MRO contract opportunities for us following project completion. Thus, we believe that this need will create greater demand for our specialty products that include, among others, corrosion resistant components and steam products used in various process applications in refineries.

The following charts illustrate industrial PMI (Purchasing Managers’ Index) from January 2008 through January 2012 and actual and forecasted refining turnaround activity on an annual basis from 2008 through 2013, based on data from Industrial Info Resources, Inc.:

Industrial PMI (Purchasing Managers’ Index)(1)	Annual Refining Turnaround Activity Planned Unit Outages (thousand barrels per day)(2)

(1)	Institute for Supply Management
(2)	Industrial info Resources, Inc.

Petrochemical plants generally use crude oil, natural gas or coal in production of a variety of primary petrochemicals (e.g. ethylene and propylene) that are the building blocks for many of the manufactured goods produced in the world today. The burgeoning economies in China, India and other non-OECD countries have generated increasing demand for petrochemicals and we expect that future increases in demand will require additional capital and other expenditures to increase capacity. Industry participants include integrated oil and natural gas companies with significant petrochemical operations and large industrial chemical companies, such as BP Chemicals, Celanese Chemicals, Chevron Phillips Chemical Co. LLC, Dow Chemical Company, E.I. DuPont de Nemours and Company, Eastman Chemicals Company, ExxonMobil Corporation, PPG Industries, Inc. and Shell Chemical L.P. In North America, increased shale E&P activity has led to a significantly increased supply of natural gas feedstock for the chemicals industry, thereby lowering input prices and stimulating activity. As a result of the improved profitability, several of our major chemical customers are currently considering significant new projects to increase North American capacity. In March 2011, the American Chemistry Council projected $16.2 billion in new capital investments, including debottlenecking, brownfield and greenfield projects, in the petrochemical industry over the next several years, and we believe that we will materially benefit as a result of this increase in anticipated activity.

Other Industries Served.    Beyond the oil and natural gas industry, we also supply products and services to other energy sectors, such as coal, mining and mineral processing, power generation, LNG and alternative energy facilities. We also serve more general industrial sectors, such as pulp and paper, metals processing, fabrication, pharmaceutical, desalinization, food and beverage and manufacturing, which together make use of products such as corrosion resistant piping products as well as automation and instrumentation products. Some of the customers we serve in these sectors include Alcoa, Inc., Arcelor Mittal, BHP Billiton, Eli Lilly and Company, Georgia Pacific Corporation, International Paper Company, the Rio Tinto Group and U.S. Steel Corporation. These other sectors are typically characterized by large physical plants requiring significant ongoing maintenance and capital programs to ensure efficient and reliable operations. We include these industries within our downstream sector category.

North American Operations

Our North American segment represented approximately 93% of our consolidated revenues in 2011 and is comprised of our business of distributing PVF to the energy and industrial sectors, across each of the upstream, midstream and downstream sectors, through our distribution operations located throughout the U.S. and Canada.

Products:    Through our over 175 branch locations strategically located throughout North America, we distribute a complete line of PVF products, primarily used in specialized applications in the energy infrastructure sector, from our global network of suppliers. The products we distribute are used in the construction, maintenance, repair and overhaul of equipment used in extreme operating conditions such as high pressure, high/low temperature, high corrosive and abrasive environments. We are required to carry significant amounts of inventory to meet the rapid delivery, often same day, requirements of our customers. The breadth and depth of our product offerings and our extensive North American presence allow us to provide high levels of service to our customers. Due to our national inventory coverage, we are able to fulfill more orders more quickly, including those with lower volume and specialty items, than we would be able to if we operated on a smaller scale or only at a local or regional level. Key product types are described below:

•

Valves and Specialty Products (19% of our North American revenue in 2011). Products offered include ball, butterfly, gate, globe, check, needle and plug valves which are manufactured from cast steel, stainless/alloy steel, forged steel, carbon steel or cast and ductile iron. Valves are generally used in oilfield and industrial applications to control direction, velocity and pressure of fluids and gases within transmission networks. Specialty products include lined corrosion resistant piping systems, valve automation and top work components used for regulating flow and on/off service, and a wide range of steam and instrumentation products used in various process applications within our refinery, petrochemical and general industrial sectors.

•

Line Pipe (23% of our North American revenue in 2011). Carbon line pipe is typically used in high-yield, high-stress and abrasive applications, such as the gathering and transmission of oil, natural gas and phosphates. Line pipe is part of our tubular product category.

•

OCTG (18% of our North American revenue in 2011). OCTG is part of our tubular product category, includes casing (used for production and to line the well bore) and tubing pipe (used to extract oil or natural gas from wells) and is either classified as carbon or alloy depending on the grade of material.

•

Carbon Steel Fittings and Flanges and Stainless Steel and Alloy Pipe and Fittings (18% of our North American revenue in 2011). Carbon steel fittings and flanges include carbon weld fittings, flanges and piping components used primarily to connect piping and valve systems for the transmission of various liquids and gases. These products are used across all the industries in which we operate. Stainless steel and alloy pipe and fittings include stainless, alloy and corrosion resistant pipe, tubing, fittings and flanges. These are used most often in the chemical, refining and power generation industries but are used across all of the sectors in which we operate. Alloy products are principally used in high-pressure, high-temperature and high-corrosion applications typically seen in process piping applications.

•

Other (22% of our North American revenue in 2011). Other includes natural gas distribution products, oilfield supplies, and other industrial products such as mill and safety and electrical supplies. Natural gas distribution products include risers, meters, polyethylene pipe and fittings and various other components and industrial supplies used primarily in the distribution of natural gas to residential and commercial customers. We offer a comprehensive range of oilfield and industrial supplies and completion equipment, and products offered include high density polyethylene pipe and fittings, valves, well heads, pumping units and rods. Additionally, we can supply a wide range of specialized production equipment including meter runs, tanks and separators used in our upstream sector.

The following table provides a breakdown of our total North American revenues by product type on an actual basis for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
Energy carbon steel tubular products:
Line Pipe	23%	19%	20%
OCTG	18%	21%	21%

	41%	40%	41%

Valves, fittings, flanges and other products:
Valves and Specialty Products	19%	20%	18%
Carbon Steel Fittings and Flanges and Stainless Steel and Alloy Pipe and Fittings	18%	18%	18%
Other	22%	22%	23%

	59%	60%	59%

Services:    We provide many of our customers with a comprehensive array of services including multiple deliveries each day, zone store management, valve tagging and significant system interfaces that directly tie the customer into our proprietary information systems. This allows us to interface with our customers’ IT systems and provide an integrated supply service. Such services strengthen our position with our customers as we become more integrated into the customer’s business and supply chain and are able to market a “total transaction value” solution rather than individual product prices.

Our comprehensive information systems, which provide for customer and supplier electronic integrations, information sharing and e-commerce applications, further strengthen our ability to provide high levels of service to our customers. In 2011, we processed over 1.6 million EDI/EDE customer transactions. Our highly specialized implementation group focuses on the integration of our information systems and implementation of improved business processes with those of a new customer during the initiation phase. By maintaining a specialized team, we are able to utilize best practices to implement our systems and processes, thereby providing solutions to customers in a more organized, efficient and effective manner. This approach is valuable to large, multi-location customers who have demanding service requirements.

As major integrated and large independent energy companies have implemented efficiency initiatives to focus on their core business, many of these companies have begun outsourcing certain of their procurement and inventory management requirements. In response to these initiatives and to satisfy customer service requirements, we offer integrated supply services to customers who wish to outsource all or a part of the administrative burden associated with sourcing PVF and other related products, and we also often have MRC employees on-site full-time at many customer locations. Our integrated supply group offers procurement-related services, physical warehousing services, product quality assurance and inventory ownership and analysis services.

Suppliers:    We source the products we distribute from a global network of suppliers. Our suppliers benefit from access to our diversified customer base and, by consolidating customer orders, we benefit from stronger purchasing power and preferred vendor programs. Our purchases from our largest 25 suppliers in 2011 approximated 52% of our North American total purchases, with our single largest supplier constituting approximately 10%. We are the largest customer for many of our suppliers and we source a significant majority of the products we distribute directly from the manufacturer. The remainder of the products we distribute are sourced from manufacturer representatives, trading companies and, in some instances, other distributors.

We believe our customers and suppliers recognize us as an industry leader in part due to the quality of products we supply and for the formal processes we use to evaluate vendor performance. This vendor assessment process is referred to as the MRC Supplier Registration Process, which involves employing individuals, certified by the International Registry of Certificated Auditors, who specialize in conducting on-site assessments of our manufacturers as well as monitoring and evaluating the quality of goods produced. The result of this process is the MRC AML. Products from the manufacturers on this list are supplied across many of the industries we support. Given that many of our largest customers, especially those in our downstream sector, maintain their own formal AML listing, we are recognized as an important source of information sharing with our key customers regarding the results of our on-site assessment. For this reason, together with our commitment to promote high quality products that bring the best overall value to our customers, we often become the preferred provider of AML products to these customers. Many of our customers regularly collaborate with us regarding specific manufacturer performance, our own experience with vendors’ products and the results of our on-site manufacturer assessments. The emphasis placed on the MRC ASL by both our customers and suppliers helps secure our central and critical position in the global PVF supply chain.

We utilize a variety of freight carriers in addition to our corporate truck fleet to ensure timely and efficient delivery of our products. With respect to deliveries of products from us to our customers, or our outbound needs, we utilize both our corporate fleet and third-party transportation providers. We utilize third parties for approximately 22% of our outbound deliveries. With respect to shipments of products from suppliers to us, or our inbound needs, we principally use third-party carriers.

Sales and Marketing:    We distribute our products to a wide variety of end-users. Our broad distribution network and customer base allow us to capitalize on our extensive inventory base. Local relationships, depth of inventory, service and timely delivery are critical to the sales process in the PVF distribution industry. We generate approximately 93% of our total sales in North America. Our sales efforts are customer and product driven, and provide a system that is more responsive to changing customer and product needs than a traditional, fully centralized structure.

Our sales model applies a two-pronged approach to address both regional and national markets. Regional sales teams, led by four senior vice presidents with an average tenure of 30 years at MRC or its predecessors, are based in our core geographic regions and are complemented by a national accounts sales team organized by sector or product expertise and focused on large regional, national or global customers. These sales teams are then supported by groups with additional specific service or product expertise, including integrated supply and implementation. Our overall sales force is then internally divided into outside and inside sales forces.

Our approximately 265 (as of December 31, 2011) account managers and outside sales representatives develop relationships with prospective and existing customers in an effort to better understand their needs and to increase the number of our products specified or approved by a given customer. Outside sales representatives may be branch outside sales representatives, focused on customer relationships in specific geographies, or technical outside sales representatives, who focus on specific products and provide detailed technical support to customers.

In order to address the needs of our customer base, our inside sales force of approximately 620 customer service representatives (as of December 31, 2011) is responsible for processing orders generated by new and existing customers as well as by our outside sales force. The customer service representatives develop order packages based on specific customer needs, interface with manufacturers to determine product availability, ensure on-time delivery and establish pricing of materials and services based on guidelines and predetermined metrics set by management.

Seasonality:    Our business experiences mild seasonal effects as demand for the products we distribute is generally higher during the months of August, September and October. Demand for the products we distribute during the months of November and December and early in the year generally tends to be lower due to a lower level of activity in the industry sectors we serve near the end of the calendar year and due to winter weather disruptions. In addition, certain E&P activities, primarily in Canada, typically experience a springtime reduction due to seasonal thaws and regulatory restrictions, limiting the ability of drilling rigs to operate effectively during these periods.

Customers:    Our principal customers are companies active in the upstream, midstream and downstream sectors of the energy industry as well as in other industrial and energy sectors. Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our PVF products typically are mission critical and represent a fraction of the total cost of a given project, our customers often place a premium on service and high reliability given the high cost to them of maintenance or new project delays. We strive to build long-term relationships with our customers by maintaining our reputation as a supplier of high-quality, efficient and reliable products and value-added services and solutions.

We have a diverse customer base of over 10,000 active customers. We are not dependent on any one customer or group of customers. A majority of our customers are offered terms of net 30 days (due within 30 days of the date of the invoice). Customers generally have the right to return products we have sold, subject to certain conditions and limitations, although returns have historically been immaterial to our sales. For the years ended December 31, 2011 and 2010, our largest 25 North American customers represented approximately half of our North American sales. For many of our largest customers, we are often their sole or primary PVF provider by sector or geography, their largest or second largest supplier in aggregate or, in certain instances, the sole provider for their upstream, midstream and downstream procurement needs. We believe that many customers for which we are not the exclusive or comprehensive North American sole source PVF provider will continue to reduce their number of suppliers in an effort to reduce costs and administrative burdens and focus on their core operations. As such, we believe these customers will seek to select PVF distributors with the most extensive product offering and broadest geographic presence. Furthermore, we believe our business will benefit as companies in the energy industry continue to consolidate and the larger, resulting companies look to larger distributors such as ourselves as their sole or primary source PVF provider.

Backlog:    Backlog is determined by the amount of unshipped third-party customer orders, which may be revised or cancelled by the customer in certain instances. Backlog is generally attributable to our project contract activity, as we generally supply products for MRO contracts within a short period of time from order. There can be no assurance that the backlog amounts will be ultimately realized as revenue, or that the Company will earn a profit on the backlog of orders. Our backlog at December 31, 2011 and December 31, 2010 was $693 million and $519 million, respectively. We expect to fill the substantial majority of our backlog within the next 12 months.

Competition:    We are the largest North American PVF distributor to the energy industry based on sales. The broad PVF distribution industry is fragmented and includes large, nationally recognized distributors, major regional distributors and many smaller local distributors. The principal methods of competition include offering prompt local service, fulfillment capability, breadth of product and service offerings, price and total costs to the customer. Our competitors include nationally recognized PVF distributors, such as Wilson Industries, Inc. (a subsidiary of Schlumberger), National Oilwell Varco, Inc. and Ferguson Enterprises (a subsidiary of Wolseley, plc), several large regional or product-specific competitors and many local, family-owned PVF distributors.

Employees:    As of December 31, 2011, we had approximately 3,450 employees in North America. 27 employees in the United States belong to a union and are covered by collective bargaining agreements. We consider our relationships with our employees to be good.

Properties:    We operate a modified hub and spoke model that is centered around our seven distribution centers in North America with more than 175 branch locations which have inventory and local employees. We own our Houston-Darien, TX and Nisku, AB Canada distribution centers and lease the remaining five distribution centers. We own less than 10% of our branch locations as we primarily lease the facilities. Additionally, in order to meet specific customer needs and maintain strong customer relationships, we hold inventory at approximately 700 on-site customer locations and over 160 third party pipe yards, including third party storage facilities and fabricator locations.

We maintain three U.S. corporate offices, our main corporate headquarters in Houston, TX, the precedent McJunkin headquarters in Charleston, WV, which we own, and the precedent Red Man headquarters in Tulsa, OK. We also maintain a corporate office for our Canadian operations in Calgary, Alberta and a corporate office for our other international operations in Bradford, UK.

International Operations

Our International segment represents our valve and stainless and alloy pipe, fitting and flange distribution business to the energy and general industrial sectors, across each of the downstream and upstream sectors, through our distribution operations located throughout Europe, Asia, Australasia and the Middle East. Our International segment represented approximately 7% of our consolidated revenues in 2011.

Products:    Through our over 30 strategic branch and service facilities throughout Europe, Asia, Australasia and the Middle East, we distribute a complete line of valve and stainless and alloy pipe, fittings and flanges and specialty products. The products we distribute are used in the construction, maintenance, repair and overhaul of equipment used in extreme operating conditions such as high pressure, high/low temperature, high corrosive and abrasive environments. Due to our geographical footprint, we are able to service our global customers at several of their locations. Key product types are described below:

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Valves and Specialty Products (83% of our International revenue in 2011). Valve products offered include ball, butterfly, gate, globe, check, needle and plug valves which are manufactured from cast steel, stainless/alloy steel, forged steel, carbon steel or cast and ductile iron. Valves are generally used in oilfield and industrial applications to control direction, velocity and pressure of fluids and gases within transmission networks. Specialty products include lined corrosion resistant piping systems, valve automation and top work components used for regulating flow and on/off service and a wide range of steam and instrumentation products used in various process applications within our offshore, refinery, petrochemical and general industrial sectors.

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Stainless Steel Pipe, Fittings and Flanges (17% of our International revenue in 2011). Stainless steel products are offered primarily through MRC SPF (acquired in June 2011) and are used in all sectors in which we operate including oil and gas, mining and mineral processing, water treatment and desalination, and petrochemical.

Services:    We provide our customers with a comprehensive array of services, including multiple daily deliveries, zone stores management, valve tagging and significant system interfaces that directly tie the customer into our proprietary information systems. This allows us to interface with our customers’ IT systems and provide an integrated supply service. Such services strengthen our position with our customers as we become more integrated into the customer’s business and supply chain and are able to market a “total transaction value” solution rather than individual product prices.

As major integrated and large independent energy companies have implemented efficiency initiatives to focus on their core business, many of these companies have begun outsourcing certain of their procurement and inventory management requirements. In response to these initiatives and to satisfy customer service requirements, we offer integrated supply services to customers who wish to outsource all or a part of the administrative burden associated with sourcing pipe, valves and fittings and other related products. Our integrated supply group offers procurement-related services, physical warehousing services, product inspection, product quality assurance and inventory ownership and analysis services.

A large portion of our International revenue is generated by providing products and services to support our customers’ large capital projects. As our products typically represent a fraction of the total cost of the project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. MRC can assist customers in project planning and execution to ensure that product is where they need it, when they need it.

Suppliers:    We source the products we distribute from a global and regional network of suppliers. Our suppliers benefit from access to our diversified customer base and, by consolidating customer orders, we benefit from stronger purchasing power and preferred vendor programs. Our purchases from our largest 25 suppliers in 2011 approximated 58% of our International total purchases, with our single largest supplier constituting approximately 10%. We are a significant buyer for many of our suppliers and we source a significant majority of the products we distribute directly from the manufacturer. The remainder of the products we distribute are sourced from manufacturer representatives, trading companies and other distributors.

Sales and Marketing:    We distribute our products to a wide variety of end-users in widely disbursed geographies. Our broad customer base and access to our other international locations allow us to leverage our extensive inventory base. Local relationships, depth of inventory, service and timely delivery are critical to the sales process in the PVF distribution industry. We generate approximately 7% of our sales within our International segment. Our marketing efforts are customer and product driven, and provide a system that is more responsive to changing customer and product needs than a traditional, fully centralized structure.

Our sales model is built on a highly trained sales force of over 230 sales professionals. For our valve sales, the majority of our sales force are qualified engineers. This team is able to meet complex customer requirements, selecting the optimal solution from a range of products to increase customers’ efficiency and lower total product lifecycle costs. The technical knowledge of our sales engineers combined with the application of local sales professionals addresses the high degree of engineering and product expertise required for each solution.

Our sales force is internally divided into outside and inside sales forces. Outside sales professionals spend the majority of their time building existing customer relationships at target accounts, introducing new products, and identifying and assisting customers with major projects. In addition, outside sales professionals are also responsible for developing new customer relationships. Internally, customer service representatives spend the majority of their time answering client inquiries, addressing customer requirements and making targeted outbound calls to generate additional business. Customer service representatives are product experts who ensure product deliveries meet customer timeframes, qualify sales opportunities and make pricing decisions within identified guidelines.

Customers:    Our principal customers are companies active in the upstream and downstream sectors of the energy industry, as well as in other industrial and energy sectors. Due to the demanding operating conditions in the energy industry, high costs and safety risks associated with equipment failure, customers prefer highly reliable products and vendors with established qualifications, reputation and experience. As our products typically represent a fraction of the total cost of the project, our customers often place a premium on service given the high cost to them of maintenance or new project delays. We strive to build long-term relationships with our customers by maintaining our reputation as a supplier of high-quality, efficient and reliable products and value-added services and solutions.

We have a diverse customer base, consisting of thousands of active customers. We are not dependent on any one customer or group of customers. Customers generally have the right to return products we have sold, subject to certain conditions and limitations, although returns have historically been immaterial to our sales. For the year ended December 31, 2011, our largest 10 International customers represented approximately 33% of our International segment sales. For many of our largest customers, we are often their sole or primary valve or stainless steel and alloy provider by sector or geography, their largest or second largest supplier in aggregate or, in certain instances, the sole provider for their upstream and downstream procurement needs. We believe that many customers for which we are not the exclusive or comprehensive sole source valve provider will continue to reduce their number of suppliers in an effort to reduce costs and administrative burdens and focus on their core operations. As such, we believe these customers will seek to select valve and PVF distributors with the most extensive product offering and broadest geographic presence. Furthermore, we believe our business will benefit as companies in the energy industry continue to consolidate and the larger, resulting companies look to larger distributors such as ourselves as their sole or primary source valve provider.

Backlog:    Backlog is determined by the amount of unshipped third-party customer orders, either specific or general in nature, which may be revised or cancelled by the customer in certain instances. Backlog is generally attributable to our project contract activity, as we generally supply products for MRO contracts within a short period of time. There can be no assurance that the backlog amounts will be ultimately realized as revenue or that the Company will earn a profit on the backlog of orders. Our backlog at December 31, 2011 and December 31, 2010 was $130 million and $64 million, respectively. We expect to fill the substantial majority of our backlog within the next 12 months.

Competition:    We are one of the largest global valve distributors to the energy industry based on sales. The broad PVF distribution industry is fragmented and includes large, internationally and nationally recognized distributors, major regional distributors and many smaller local distributors. The principal methods of competition include offering prompt local service, fulfillment capability, breadth of product and service offerings, price and total costs to the customer. Our competitors include several large regional or product-specific competitors, such as Econosto (a subsidiary of Eriks), and many local, family-owned PVF distributors.

Employees:    As of December 31, 2011, we had approximately 650 employees. Three employees, one in Australia, one in New Zealand and one in France, belong to a union and are covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

Properties:    We operate through a network of over 30 branch locations located throughout Europe, Asia, Australasia and the Middle East, including distribution centers in each of the United Kingdom, Singapore and Australia. We also maintain an operations center for our international operations in Bradford, United Kingdom and Perth, Australia. We own our Brussels location and the remainder of our locations are leased. We have not utilized third party pipe yards in the International segment.

For a breakdown of our annual revenues by geography, see “Note 13—Segment, Geographic and Product Line Information” to the audited consolidated financial statements as of December 31, 2011.

Information Systems

Our technology approach allows for extensive integration and customization with our clients. We believe that this is accretive to the value we bring to customers and increases their loyalty to MRC. Our information systems enable on-line real-time access to appropriate resources and are an integral part of our competitive advantage, particularly among larger customers whose own information systems we integrate with seamlessly.

We operate a SIMS for all North American locations and a separate, Oracle-based system for our other international locations, in each case other than for locations that we have recently acquired. Our branches are linked by our wide area networks into these integrated, scalable, and enterprise server-based systems allowing online, real-time access to all business resources, including customer order processing, purchasing and material request, distributing requirements planning, warehousing and receiving, inventory control and all accounting and financial functions. The large geographic coverage of each system not only enhances the efficient distribution of products but also standardizes internal processes, data management and reporting, as well as customer-facing applications and information presentation. Each system is highly functional and tailored to meet both the needs of MRC’s distribution network and our customers for functionality, customer and internal integration, operational controls, acquisition implementation, scalability, reliability, speed and accounting and reporting capability and compliance.

Third-party and web-based applications are incorporated in our platform and enhance our IT offering. Customer and supplier electronic integrations, information sharing and e-commerce applications help support and secure long-standing relationships and foster additional business with our customers. Scanning and customized bar-coding systems further increase efficiency. Our corporate Intranet also includes various web-based applications and access to valuable resources such as report libraries and a Document Imaging application that includes more than 15 million documents and reports. In addition, we have implemented solutions, processes, and procedures to help mitigate the risk of a cyber incident, or a deficiency in our cyber security, but these measures, as well as our organization’s increased awareness of our risk of a cyber incident, do not guarantee that our business will not be negatively impacted by such an incident. As of December 31, 2011, we had a staff of approximately 60 IT professionals.

Environmental Matters

We are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws, regulations and permitting requirements, including those governing the discharge of pollutants or hazardous substances into the air, soil or water, the generation, handling, use, management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate, remediate, monitor and clean up contamination and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Historically, the costs to comply with environmental and health and safety requirements have not been material. We are not aware of any pending environmental compliance or remediation matters that, in the opinion of management, are reasonably likely to have a material effect on our business, financial position or results of operations. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, employee, neighbor or other third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Under certain laws and regulations, such as the U.S. federal Superfund law or its foreign equivalents, the obligation to investigate, remediate, monitor and clean up contamination at a facility may be imposed on current and former owners, lessees or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be imposed without regard to fault or to the legality of the activities giving rise to the contamination. Although we are not aware of any active litigation against us under the U.S. federal Superfund law or its state or foreign equivalents, contamination has been identified at several of our current and former facilities, and we have incurred and will continue to incur costs to investigate, remediate, monitor and clean up these conditions. Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our prior, existing or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. We believe that indemnities contained in certain of our acquisition agreements may cover certain environmental conditions existing at the time of the acquisition, subject to certain terms, limitations and conditions. However, if these indemnification provisions terminate or if the indemnifying parties do not fulfill their indemnification obligations, we may be subject to liability with respect to the environmental matters that those indemnification provisions address.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, including laws regulating the energy industry, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have a material adverse effect on our business, financial condition and results of operations.

In particular, legislation and regulations limiting emissions of greenhouse gases, including carbon dioxide associated with the burning of fossil fuels, are at various stages of consideration and implementation at the international, national, regional and state levels. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which established a binding set of emission targets for greenhouse gases, became binding on the countries that ratified it. Attention is now focused on development of a post-2012 international policy framework to guide international action to address climate change when the Kyoto protocol expires in 2012. Certain states and regions have adopted or are considering legislation or regulation imposing overall caps on greenhouse gas emissions from certain facility categories or mandating the increased use of electricity from renewable energy sources. Similar legislation has been proposed at the federal level. In addition, the EPA has begun to implement regulations that require permits for and reductions in greenhouse gas emissions for certain categories of facilities, the first of which became effective in January 2011. Pursuant to the terms of a settlement agreement, the EPA also intends to finalize greenhouse gas emissions standards, known as New Source Performance Standards (NSPS), for power plants in May 2012 and plans to issue such NSPS for refineries in the future. These laws and regulations could negatively impact the market for the products we distribute and, consequently, our business.

In addition, some states have adopted regulations that could impose more stringent permitting, disclosure, wastewater and other waste disposal and well construction and testing requirements on hydraulic fracturing, a practice involving the injection of water containing more limited amounts of certain substances into rock formations (after perforating the formation with explosive charges) to stimulate production of hydrocarbons, particularly natural gas, from shale basin regions. Other states and the federal government are considering regulating this practice. These regulations include a variety of well construction, set back, wastewater disposal and disclosure requirements limiting how fracturing can be performed and requiring various degrees of disclosures regarding the contents of chemicals injected into the rock formations, as well as moratoria on all hydraulic fracturing activity. Any increased federal, regional or state regulation of hydraulic fracturing could reduce the demand for our products in these regions.

Legal Proceedings

From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, there are no material pending legal proceedings that are likely to have a material effect on our business, financial condition or results of operations.

Also, from time to time, in the ordinary course of our business, our customers may claim that the products that we distribute are either defective or require repair or replacement under warranties that either we or the manufacturer may provide to the customer. These proceedings are, in the opinion of management, ordinary and routine matters incidental to our normal business. Our purchase orders with our suppliers generally require the manufacturer to indemnify us against any product liability claims, leaving the manufacturer ultimately responsible for these claims. In many cases, state, provincial or foreign law provides protection to distributors for these sorts of claims, shifting the responsibility to the manufacturer. In some cases, we could be required to repair or replace the products for the benefit of our customer and seek our recovery from the manufacturer for our expense. In the opinion of management, the ultimate disposition of these claims and proceedings are not expected to have a material adverse effect on our financial position, results of operations or cash flows.

For information regarding asbestos cases in which we are a defendant and other claims and proceedings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies—Legal Proceedings” and “Note 15—Commitments and Contingencies” to our audited consolidated financial statements included elsewhere in this prospectus.

Corporate Information

Our company maintains its principal executive office at 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas, 77010 and also maintains corporate offices in Charleston, WV and in Tulsa, OK. All three locations have corporate functions such as accounting, human resources, legal and information technology. We also maintain operations centers for our Canadian operations in Calgary, Alberta and for our international operations in Bradford, United Kingdom.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages (as of December 31, 2011) and positions of each executive officer or director of MRC Global Inc. (“MRC Global”) (and the biographies following the table reflect the positions held by each of the named individuals at MRC Global Inc.):

	Age	Position
Andrew R. Lane	52	Chairman, President and CEO
James E. Braun	52	Executive Vice President and Chief Financial Officer
James F. Underhill	56	Executive Vice President and Chief Operating Officer—North America
Daniel J. Churay	49	Executive Vice President, General Counsel and Corporate Secretary
Gary A. Ittner	59	Executive Vice President and Chief Administrative Officer
Rory M. Isaac	61	Executive Vice President—Business Development
Scott A. Hutchinson	56	Executive Vice President—North America Operations
Neil P. Wagstaff	48	Executive Vice President—International Operations
Leonard M. Anthony	57	Director
Rhys J. Best	65	Director
Peter C. Boylan III	47	Director
Henry Cornell	55	Director
Christopher A.S. Crampton	34	Director
John F. Daly	45	Director
Craig Ketchum	54	Director
Gerard P. Krans	64	Director
Dr. Cornelis A. Linse	62	Director
John A. Perkins	64	Director
H.B. Wehrle, III	60	Director

Andrew R. Lane has served as MRC Global’s president and chief executive officer (“CEO”) since September 2008 and MRC Global’s chairman of the Board since December 2009. He has also served as a director of MRC Global since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, where he was responsible for Halliburton’s overall operational performance, managed over 50,000 employees worldwide and oversaw the integration of several mergers and acquisitions. Prior to that, he held a variety of leadership roles within Halliburton, serving as president and CEO of Kellogg Brown & Root, Inc. from July 2004 to November 2004, as senior vice president, global operations of Halliburton Energy Services Group from April 2004 to July 2004, as president of the Landmark Division of Halliburton Energy Services Group from May 2003 to March 2004, and as president and CEO of Landmark Graphics Corporation from April 2002 to April 2003. He was also chief operating officer of Landmark Graphics from January 2002 to March 2002 and vice president, production enhancement PSL, completion products PSL and tools/testing/TCP of Halliburton Energy Services Group from January 2000 to December 2001. Mr. Lane served as a director of KBR, Inc. from June 2006 to April 2007. He began his career in the oil and natural gas industry as a field engineer for Gulf Oil Corporation in 1982, and later worked as a production engineer in Gulf Oil’s Pipeline Design and Permits Group. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000. He is a member of the executive board of the Southern Methodist University School of Engineering. Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry and his deep knowledge of our operations.

James E. Braun has served as MRC Global’s executive vice president and chief financial officer since November 2011. Prior to joining the Company, Mr. Braun served as chief financial officer of Newpark Resources, Inc. since 2006. Newpark provides drilling fluids and other products and services to the oil and gas exploration and production industry, both inside and outside of the U.S. Before joining Newpark, Mr. Braun was chief financial officer of Baker Oil Tools, one of the largest divisions of Baker Hughes Incorporated, a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1998 until 2002, he was vice president, finance and administration, of Baker Petrolite, the oilfield specialty chemical business division of Baker Hughes. Previously, he served as vice president and controller of Baker Hughes. Mr. Braun is a CPA and was formerly a partner with Deloitte & Touche. Mr. Braun received a B.A. in accounting from the University of Illinois at Urbana-Champaign.

James F. Underhill has served as MRC Global’s executive vice president and chief operating officer – North America since November 2011. He served as MRC Global’s executive vice president and chief financial officer from November 2007 through October 2011. He served as MRC Global’s chief financial officer from May 2006 through October 2007, as senior vice president of accounting and information services from 1994 to May 2006, and vice president and controller from 1987 to 1994. Prior to 1987, Mr. Underhill served as controller, assistant controller, and corporate accounting manager. Mr. Underhill joined us in 1980 and has since overseen our accounting, information systems and mergers and acquisitions areas. He has been involved in numerous implementations of electronic customer solutions and has had primary responsibility for the acquisition and integration of more than 30 businesses. Mr. Underhill was also project manager for the design, development, and implementation of our IT operating system. He received a B.A. in accounting and economics from Lehigh University in 1977 and is a certified public accountant. Prior to joining us, Mr. Underhill worked in the New York City office of the accounting firm of Main Hurdman (Main Hurdman was incorporated into the successor accounting firm, KPMG).

Daniel J. Churay has served as MRC Global’s executive vice president and general counsel since August 2011 and as our corporate secretary since November 2011. Prior to that time, he served as president and CEO of Rex Energy Corporation, an independent oil and gas company, from December 2010 to June 2011. From September 2002 to December 2010, Mr. Churay served as executive vice president, general counsel and secretary of YRC Worldwide Inc., a Fortune 500 transportation and logistics company, with primary responsibility for YRC Worldwide Inc.’s legal, risk, compliance and external affairs matters, including its internal audit function. From 1995 to 2002, Mr. Churay served as the deputy general counsel and assistant secretary of Baker Hughes Incorporated, a Fortune 500 company that provides products and services to the petroleum and continuous process industries, where he was responsible for legal matters relating to acquisitions, divestitures, treasury matters and securities offerings. From 1989 to 1995, Mr. Churay was an attorney at the law firm of Fulbright and Jaworski LLP in Houston, Texas. Mr. Churay received a bachelor’s degree in economics from the University of Texas and a juris doctorate from the University of Houston Law Center, where he was a member of the Law Review.

Gary A. Ittner has served as MRC Global’s executive vice president and chief administrative officer since September 2010. Prior to that, he served as our executive vice president—supply chain management since January 2008 Prior to that, he had served as our senior corporate vice president of supply chain management since February 2007, having specific responsibility for the procurement of all industrial valves, automation, fittings and alloy tubular products. From March 2001 to November 2007, he served as our senior corporate vice president of supply chain management. Before joining the supply chain management group, Mr. Ittner worked in various field positions including branch manager, regional manager and senior regional vice president. He is a past chairman of the executive committee of the American Supply Association’s Industrial Piping Division. Mr. Ittner began working at MRC in 1971 following his freshman year at the University of Cincinnati and joined MRC full-time following his graduation in 1974.

Rory M. Isaac has served as MRC Global’s executive vice president—business development since December 2008. Prior to that, he served as our senior corporate vice president of sales (focusing on downstream, industrials and natural gas utilities operations) since November 2007. From 2000 to 2007 he served as our senior vice president—national accounts, utilities and marketing. From 1995 to 2000 he served as our senior vice president—national accounts. Mr. Isaac joined MRC in 1981. He has extensive experience in sales, customer relations and management and has served at MRC as a branch manager, regional manager and regional vice president. In 1995 he began working in our corporate office in Charleston, West Virginia as senior vice president for national accounts, where he was responsible for managing and growing our national accounts customer base and directing business development efforts into integrated supply markets. Prior to joining MRC, Mr. Isaac worked at Consolidated Services, Inc. and Charleston Supply Company. Mr. Isaac attended the Citadel.

Scott A. Hutchinson has served as MRC Global’s executive vice president—North America operations since November 2009. Prior to that, from January 2009 to November 2009 he had served as our senior vice president of the Eastern region covering most operational units east of the Mississippi River. Mr. Hutchinson’s extensive background in branch sales and operations was instrumental as he led the integration effort of the Midwest, Eastern and Appalachian regions. From October 1998 to January 2009, he served as senior vice president of our Midwest region. During this time he was key in the acquisitions and integration of Wilkins Supply, Joliet Valve, Cigma and Valvax, solidifying and expanding the market reach of the Company in the Midwest. From May 1988 to October 1998 he worked in various field positions including branch manager, regional manager and regional vice president in our Western Region. From 1984 to 1988, he served as outside sales representative for Grant Supply in Houston, Texas which became part of our Company in 1987. Prior to joining us, Mr. Hutchinson worked for Fluor Corporation in procurement. Mr. Hutchinson received a bachelor of arts degree in marketing from the University of Central Florida in 1977.

Neil P. Wagstaff has served as MRC Global’s executive vice president—international operations since January 1, 2011. Prior to that, he served as our executive vice president—international operations and as CEO of MRC Transmark since October 2009. From July 2006 until October 2009, he served as group chief executive of MRC Transmark, where he was responsible for the group’s overall performance in 13 operating companies in Europe, Asia and Australia and oversaw a number of acquisitions and integrations. Prior to that he held a variety of positions within MRC Transmark, serving as a group divisional director from 2003, responsible for operations in the UK and Asia, as well as managing director for the UK businesses. He was also sales and marketing director of Heaton Valves prior to the acquisition by MRC Transmark group in 1996, as well as sales and marketing director for Hattersley Heaton valves and Shipham Valves. Mr. Wagstaff began his career in the valve manufacturing business in 1983 when he studied mechanical engineering at the Saunders Valve Company. Educated at London Business School, he is a chartered director and fellow of the UK Institute of Directors.

Leonard M. Anthony has been a member of the Board of Directors of MRC Global (the “Board”) since October 2008. Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony has more than 25 years of financial and operational management experience. From April 2005 to August 2007, Mr. Anthony was the executive vice president and chief financial officer of Dresser-Rand Group Inc., a global supplier of rotating equipment solutions to the oil, natural gas, petrochemical and processing industries. From May 2003 to April 2005, he served as chief financial officer of International Steel Group Inc. From 1979 to 2003, he worked at Bethlehem Steel Corporation, where he held various managerial and leadership positions. Mr. Anthony had been the vice president of finance and treasurer of Bethlehem from October 1999 to September 2001 and senior vice president and chief financial officer from October 2001 to its acquisition by International Steel in April 2003, where he assumed the role of chief financial officer and treasurer. Mr. Anthony also serves on the board of TechPrecision Corp (TPCS), where he is a member of the audit committee and chairman of the compensation committee. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School. Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises.

Rhys J. Best has been a member of the Board since December 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which owns a group of businesses providing products and services to the industrial, energy, transportation and construction sectors, and Austin Industries, Inc., a Dallas-based general construction company. He is also a member of the board of directors of Commercial Metals Corporation, a producer and marketer of scrap metals and metal products and chairman (non-executive) of the board of directors of Crosstex Energy, L.P., an independent midstream energy services company. He is also involved in a number of industry-related and civic organizations, including the Petroleum Equipment Suppliers Association (for which he has previously served as chairman) and the Maguire Energy Institute of Southern Methodist University. He serves on the board of advisors of the College of Business Administration at the University of North Texas. Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry.

Peter C. Boylan III has been a member of the Board since August 2010. Mr. Boylan has served as the CEO of Boylan Partners, LLC, a provider of investment and advisory services, since March 2002. From April 2002 through March 2004, Mr. Boylan served as director, president and CEO of Liberty Broadband Interactive Television, Inc., a global technology provider controlled by Liberty Media Corporation. Previously, Mr. Boylan was co-president, co-chief operating officer, member of the office of the CEO, and director of Gemstar-TV Guide International, Inc., a media, entertainment, technology and communications company. Mr. Boylan currently serves on the board of directors of BOK Financial Corporation, a publicly traded regional financial services and bank holding company. Mr. Boylan has extensive corporate executive management and leadership experience, accounting, financial, and audit committee expertise, media and technology expertise, civic service, and experience sitting on other public and private boards of directors. In 2004, after a federal judge dismissed an SEC civil suit filed against Mr. Boylan in the United States District Court for the Central District of California (Western Division), he entered into court ordered mediation with the SEC leading to a civil settlement and a Final Judgment against Mr. Boylan, enjoining him from violating the anti-fraud, books and records and other provisions of the federal securities laws and ordering the payment of $600,000 in disgorgement and civil penalties. Mr. Boylan consented to the entry of the order without admitting or denying any wrongdoing. The Final Judgment and settlement had no officer and director bar. The judgment against Mr. Boylan arose out of a complaint filed against Mr. Boylan and other executive officers by the SEC, alleging that Mr. Boylan and other executive officers violated various provisions of the U.S. securities laws during his tenure as co-president, co-chief operating officer and director of Gemstar-TV Guide International, Inc. (Gemstar) from July 2000 to April 2002. Gemstar indemnified Mr. Boylan for legal fees and expenses.

Henry Cornell has been a member of the Board since November 2006. Mr. Cornell is a Managing Director of Goldman, Sachs & Co. He is the Chief Operating Officer of Goldman Sachs’ Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and is a member of the global Merchant Banking Investment Committee. Mr. Cornell also serves on the board of directors of The First Marblehead Corporation, Kenan Advantage Group, Apple American Group, ProSight Specialty Insurance, Kinder Morgan, Inc. and USI Holdings Corporation. Mr. Cornell is the chairman of The Citizens Committee of New York City, treasurer and trustee of the Whitney Museum of American Art, a member of The Council on Foreign Relations, trustee emeritus of the Asia Society, trustee emeritus of the Japan Society and a member of Sotheby’s International Advisory Board. He earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. Mr. Cornell practiced law with the firm of Davis, Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell joined Goldman, Sachs & Co. in 1984. Mr. Cornell brings extensive experience in corporate investment, corporate governance and strategic planning including in the pipeline transportation and energy storage industries. He also has extensive experience serving on boards of directors of other significant companies including multinational companies in the energy industry.

Christopher A.S. Crampton has been a member of the Board since January 2007. He is currently a vice president in the Merchant Banking Division of Goldman, Sachs & Co., which he joined in 2003. From 2000 to 2003, he worked in the investment banking division of Deutsche Bank Securities. Mr. Crampton currently serves as a director of U.S. Security Associates, Inc. He is a graduate of Princeton University. Mr. Crampton has extensive experience in investment banking, corporate finance and strategic planning.

John F. X. Daly has been a member of the Board since January 2007. Mr. Daly is a managing director in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a senior instructor of mechanical and aerospace engineering at Case Western Reserve University. He earned a bachelor of science and master of science in engineering from Case Western Reserve University and a masters in business administration from the Wharton School of Business at the University of Pennsylvania. Mr. Daly currently serves as a director of KAG Holding Corp., Fiberlink Communications Corp., Hawker Beechcraft, Inc. and U.S. Security Associates, Inc. In the past five years, Mr. Daly has also served on the boards of Cooper-Standard Automotive, Inc., Euramax Holdings, Inc. and IPC Systems, Inc. Mr. Daly has extensive experience in investment banking, corporate finance and strategic planning, including in the industrial and manufacturing sectors. He also has extensive experience serving on boards of directors of other significant companies, including multinational companies.

Craig Ketchum has been a member of the Board since October 2007. Mr. Ketchum served as our chairman of the Board from September 2008 to December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as co-president and co-CEO of McJunkin Red Man Corporation since the business combination between McJunkin Corporation and Red Man in October 2007. He served at Red Man in various capacities since 1979, including store operations and sales, working at Red Man locations in Ardmore, Oklahoma, Tulsa, Oklahoma, Denver, Colorado, and Dallas, Texas. He was named vice president—sales at Red Man in 1991, executive vice president of Red Man in 1994 and president and CEO in 1995. He also served on Red Man’s board of directors. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man in 1979. He has served as chairman of the Petroleum Equipment Suppliers Association. Mr. Ketchum is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man and McJunkin Red Man Corporation.

Gerard P. Krans has been a member of the Board since December 2009. Mr. Krans serves as the chief executive officer and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. Mr. Krans also serves on the board of directors of Royal Wagenborg and Crucell. From 2001 to 2007, Mr. Krans served as chairman of the board of directors of Royal van Zanten. From 1995 to 2000, Mr. Krans served on the executive board of VOPAK. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell. Mr. Krans received university degrees in law, econometrics and taxation. Mr. Krans has extensive experience in strategic planning and corporate oversight, including in the energy, chemical and oil sectors.

Dr. Cornelis A. Linse has been a member of the Board since May 2010. He was formerly a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. From February 2003 to February 2007, he was the executive vice president of contracting and procurement for Shell International B.V. Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies. Dr. Linse earned a doctorate degree from Leiden University in 1978.

John A. Perkins has been a member of the Board since December 2009. From 2001 until 2006, he was chief executive of London-based Truflo International plc, an international industrial group involved in the manufacture and specialist distribution of valves and related flow control products. Prior to emigrating to the UK in 1987, he was executive director and (from 1982) managing director of Metboard, a South African investment, property and financial services group, which merged with the banking group Investec, which was subsequently listed on the Johannesburg and London Stock Exchanges. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand and is a South African chartered accountant. Mr. Perkins brings extensive experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

H.B. Wehrle, III has been a member of the Board since January 2007. He served as our president and CEO from January 31, 2007 to October 30, 2007. From October 31, 2007 to May 2008, Mr. Wehrle served as co-president and co-CEO of McJunkin Red Man Corporation, and from May 2008 until September 2008, he served as our chairman of the Board. Mr. Wehrle began his career with McJunkin Corporation in 1973 in sales. He subsequently served as treasurer and was later promoted to executive vice president. He was elected president of McJunkin Corporation in 1987. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. He is affiliated with the Young Presidents’ Organization. He serves on the boards of the Central WV Regional Airport Authority, the Mid-Atlantic Technology, Research and Innovation Center and the National Institute for Chemical Studies in Charleston, West Virginia. He also serves on the board of the Mountain Company in Parkersburg, West Virginia and the University of Charleston. Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Each of the directors of MRC Global Inc., except for Messrs. Lane, Anthony, Best, Boylan, Linse and Perkins, is also a director of PVF Holdings, our largest stockholder. Messrs. Wehrle and Ketchum, two of our directors, are each co-chairman of PVF Holdings.

Board of Directors

The Board of MRC Global Inc. currently consists of twelve members. The current directors are included above. The directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The Board has determined that MRC Global Inc. is a “controlled company” under the rules of the NYSE and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements of the NYSE. Pursuant to the “controlled company” exception to the board of directors and committee composition requirements, MRC Global Inc. is exempt from the rules that require that:

•	the Board be comprised of a majority of “independent directors”,

•	the Board’s compensation committee be comprised solely of “independent directors” and

•	the Board establish a nominating and corporate governance committee comprised solely of “independent directors” (as the rules of the NYSE define).

The “controlled company” exception does not modify the independence requirements for the audit committee. MRC Global Inc. intends to comply with the audit committee requirements of the Sarbanes-Oxley Act and the NYSE, which require that the audit committee be composed of at least one independent director at the closing of the initial public offering, a majority of independent directors within 90 days of that offering and all independent directors within a year of that offering.

MRC Global Inc. currently has five directors who would be considered independent within the definitions of the NYSE: Messrs. Anthony, Best, Boylan, and Perkins and Dr. Linse.

Board Leadership Structure

The Board currently combines the positions of CEO and chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding at all meetings of the Board, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate, and performing such other duties as the Board requires from time to time. We believe that the current model is effective for the Company as the combined position of CEO and chairman maximizes strategic advantages and company and industry expertise. Mr. Lane has extensive leadership experience in our industry and is best positioned to set and execute strategic priorities. Mr. Lane’s leadership enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. The Board evaluates this structure periodically.

In addition, an independent director chairs each of the audit and compensation committees. The Board believes that having these two key committees with independent chairs provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the audit committee, which oversees the Company’s risk management practices. The audit committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. The Board believes that its administration of risk management has not affected the Board’s leadership structure, as described above.

In addition, MRC Global Inc. established a risk management committee. The risk management committee is currently comprised of Messrs. Lane, Braun, Churay, Ittner, Isaac, Hutchinson, Underhill and Wagstaff, as well as Diana D. Morris, senior vice president—human resources, Elton Bond, senior vice president and chief accounting officer, Theresa L. Dudding, senior vice president and controller, Hugh Brown, senior vice president and chief financial officer of MRC Transmark, John Durbin, senior vice president of finance and treasurer, Brian K. Shore, senior vice president associate general counsel, chief compliance officer and assistant corporate secretary, Will James, vice president corporate development and investor relations, Cinda Bowling, vice president of financial reporting, Stephanie McCaffrey, vice president of internal audit, and John Lohman, vice president—global tax. The principal responsibilities of the risk management committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures, and the Company’s policies and procedures for risk management. While the audit committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to determine the appropriate level of the Company’s exposure to risk.

Committees of the Board

Audit Committee.    MRC Global Inc.’s audit committee is currently comprised of Messrs. Anthony, Best and Perkins. Mr. Anthony is chairman of the audit committee. The Board has determined that Mr. Anthony qualifies as an “audit committee financial expert” and an “independent director” under the rules of the NYSE. The audit committee’s primary duties and responsibilities are to assist the Board in oversight of the integrity of our financial statements, the integrity and adequacy of our auditing, accounting and financial reporting processes and systems of internal controls for financial reporting, compliance with legal and regulatory requirements, including internal controls designed for that purpose, the independence, qualifications and performance of our independent auditor and the performance of our internal audit function.

Compensation Committee.    MRC Global Inc.’s compensation committee is currently comprised of Messrs. Best, Boylan, Crampton and Daly. Mr. Best is chairman of the compensation committee. The principal responsibilities of the compensation committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock and other long-term incentive awards and provide counsel regarding key personnel selection. See “Compensation Discussion and Analysis—Overview”. Messrs. Crampton and Daly would not be considered independent within the definitions of the NYSE.

International Committee.    MRC Global Inc.’s international committee is currently comprised of Messrs. Krans, Best, Crampton, Perkins and Daly and Dr. Linse. Mr. Krans is chairman of the international committee. The purpose of the international committee is to assist the Board and our management with the oversight of our business strategies and initiatives outside of the United States.

Code of Ethics

MRC Global Inc. has adopted a code of ethics that applies to its principal executive officer (CEO), principal financial officer (executive vice president and chief financial officer), principal accounting officer (senior vice president and chief accounting officer), and controller (senior vice president and controller) and persons performing similar functions. A copy of the code of ethics has been posted on our website at www.mrcpvf.com. If MRC Global Inc. amends or waives provisions of this code of ethics with respect to such officers, it intends to also disclose the same on MRC Global Inc.’s website.

Executive Compensation

Compensation Discussion and Analysis

Overview

For purposes of this Compensation Discussion and Analysis, references to “our,” “we” and “the Company” refer to MRC Global Inc., references to the Board are to the board of MRC Global Inc. and references to the Compensation Committee are to the compensation committee of the board of MRC Global Inc.

Since the GS Acquisition in January 2007, the overriding objective of our owners and management has been to increase the economic value and size of our Company during our owners’ period of ownership. We have designed our compensation programs to support this continuing goal. In addition, compensation decisions during 2007 and 2008 were made to successfully integrate the compensation programs of McJunkin Corporation and Red Man. This integration was largely completed by the end of 2008.

The compensation committee of the Board (the “Committee”) establishes policies and periodically determines matters involving executive compensation, recommends changes in employee benefit programs, grants or recommends the grant of stock options and stock and other long-term incentive awards and provides counsel regarding key personnel selection. During 2011, the Committee was comprised of Messrs. Best, Boylan, Crampton, Daly, Harry K. Hornish, Jr. (resigned January 2011) and Sam B. Rovit (resigned February 2011), with Mr. Best serving as chairman. Each member of the Committee is a non-employee director.

Generally, the Committee has decision-making authority with respect to executive compensation matters, including determination of the compensation and benefits of the executive officers. With respect to equity-based compensation awards (including to the executive officers), the Committee approves grants or makes recommendations to the entire Board for final approval.

Pursuant to the Committee’s charter, its duties include:

•

Subject to the terms of any employment contracts, reviewing and determining, or making recommendations to the Board with respect to, the annual salary, bonus, stock options and other compensation, incentives and benefits, direct and indirect, of the CEO and other executive officers. In determining long-term incentive compensation of the CEO and other executive officers, the Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs and other executive officers of comparable companies and the awards the Company gave to the CEO and the executive officers in the past;

•

Reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other executive officers and evaluating the CEO’s and other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), determining and approving the CEO’s and other executive officers’ compensation level based on this evaluation or making recommendations to the Board with respect to their compensation level;

•

Reviewing and authorizing or recommending to the Board to authorize, as the Committee determines, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and, at the option of the Committee, other officers and employees of the Company);

•	Periodically reviewing and considering the competitiveness and appropriateness of our executive officer compensation;

•

Reviewing new executive compensation programs, reviewing on a periodic basis the operation of our existing executive compensation programs to determine whether they integrate appropriately and establishing and periodically reviewing policies for the administration of executive compensation programs;

•

Overseeing the administration of incentive compensation plans and equity-based compensation plans and exercising all authority and discretion those plans provide to the Committee and performing such duties and responsibilities as the Board may assign with respect to those plans;

•

Conducting a review at least annually of, and determining or making recommendations to the Board regarding, compensation for non-employee directors (including compensation for service on the Board and Board committees, meeting fees and equity-based compensation). The Committee is also responsible for and oversees administration of any plans or programs providing for the compensation of non-employee directors; and

•

Overseeing the procedures and substance of the Company’s compensation and benefit policies (subject, if applicable, to shareholder approval), including establishing, reviewing, approving or making recommendations to the Board with respect to any incentive-compensation and equity-based plans of the Company that are subject to Board approval.

Compensation Philosophy and Objectives

The Committee believes that our executive compensation programs should be structured to reward the achievement of specific annual, long-term and strategic performance goals of our Company. Accordingly, the executive compensation philosophy of the Committee is threefold:

•	To align the interests of our executive officers with those of our shareholders, thereby providing long-term economic benefit to our shareholders;

•	To provide competitive financial incentives in the form of salary, bonus and benefits, with the goal of attracting and retaining talented executive officers; and

•

To maintain a compensation program that includes at-risk, performance based awards whereby executive officers who demonstrate exceptional performance will have the opportunity to realize appropriate economic rewards.

Setting Executive Compensation

Role of the Compensation Committee

The Committee has granted short-term cash incentive and long-term equity incentive awards to motivate our executive officers to achieve the business goals that our Company has established. In addition to considering our philosophy and objectives, the Committee considers the impact of the duties and responsibilities of each executive officer on the results and success of the Company. Based on these factors, the Committee has devised a compensation program designed to keep our executive officers highly incentivized and also to achieve parity among executive officers with similar duties and responsibilities.

Role of Executive Officers

Since September 2008, our CEO has met periodically with our senior vice president of human resources to discuss executive compensation issues. Our senior vice president of human resources makes quarterly presentations to the Committee with respect to issues and developments regarding compensation and our compensation programs. Our CEO and senior vice president of human resources work together annually to develop tally sheets, which our CEO presents to the Committee. These tally sheets present the current compensation of each executive officer, divided into each element of compensation, and also present the proposed changes to compensation for the upcoming year (except that no proposals are made with respect to changes to our CEO’s compensation). Changes to our CEO’s compensation are left to the Committee’s discretion. Following our CEO’s presentation of the tally sheets, the Committee determines appropriate changes in compensation for the upcoming year. Each year, the Committee approves the executive officers’ annual target bonuses (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual incentive awards that the Company would pay in respect of performance during the year. Certain elements of compensation (such as annual base salary and annual target bonus percentage) are set forth in employment agreements entered into between the Company and certain executive officers. The Committee makes decisions with respect to equity-based compensation awards that the Company grants to our named executive officers and may recommend these awards to the entire Board for final approval.

Role of Compensation Consultant

Pursuant to the Committee’s charter, the Committee has the power to retain or terminate compensation consultants and engage other advisors. In 2008, the Company engaged Hewitt Associates, a third-party global human resources consulting firm, to review and make recommendations with respect to the structure of our compensation programs, including executive compensation, following the business combination of McJunkin Corporation and Red Man in October 2007. During this engagement, Hewitt Associates worked with a team from the Company to review and assess compensation. The primary task of Hewitt Associates in 2008 was to assist the Company in successfully integrating the compensation programs of McJunkin Corporation and Red Man. As part of this process, Hewitt Associates reviewed existing McJunkin Corporation and Red Man compensation programs and made recommendations as to how these programs could be integrated based on its review and survey data. As part of Hewitt Associates’ integration work in 2008, an executive compensation specialist from Hewitt Associates advised the Committee regarding the appropriate allocation of executive compensation among each element of compensation using benchmark data. The Committee approved certain recommendations from the Hewitt study. Starting on January 1, 2009, the Company implemented a new compensation program structure, which included integration of multiple heritage plans that McJunkin Corporation and Red Man previously maintained. The Committee did not engage Hewitt Associates or any other compensation consultant during 2009.

In December 2010, the Committee engaged Meridian Compensation Partners, LLC (an independent consultant specializing in executive compensation) to formulate a report and make recommendations to the Committee regarding executive compensation during 2011, based on peer group and other market data, as well as industry trends and current practices. In making its report to the Committee, Meridian used compensation peer data from the following companies for each position that our named executive officers hold to the extent available:

• Airgas Inc.	• MSC Industrial Direct Co. Inc.

• Applied Industrial Technologies, Inc.	• National Oilwell Varco, Inc.

• Cameron International Corp.	• Oil States International, Inc.

• Complete Production Services, Inc.	• RPC Inc.

• Dresser-Rand Group, Inc.	• Superior Energy Services Inc.

• Edgen Murray II, LP	• Watsco, Inc.

• Fastenal Co.	• WESCO International Inc.

• Flowserve Corp.	• WW Grainger Inc.

These peers were chosen as distributors or sellers of industrial or energy products of a similar character as those that we sell or who have similar distribution business models to our business model. Each of these peer companies had fiscal year 2010 revenue between $628 million and $12.1 billion (with 50th percentile revenue of the group at $2.3 billion), a range within which our revenue lies. These peer companies also represent companies with whom we compete for talent. Meridian presented peer-company specific data, average compensation and compensation at each quartile of the data to the Committee with respect to total compensation and major elements of compensation (i.e. salary, annual bonus and long-term incentives) for each of the named executive officer’s positions. The Committee used this data to determine whether its compensation decisions were within the market levels for each named executive officer; however, the Committee did not set any compensation for any named executive officer at a specific level within the peer group range for each executive (such as pegging the compensation to a 50th percentile level). Rather, the Committee exercised its discretion considering the following factors:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experience with their prior employers; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Committee did not give any particular weight to any of these factors.

Components of Executive Compensation

Our named executive officers for the fiscal year ended December 31, 2011 were Messrs. Lane, Braun, Churay, Ittner and Underhill. The principal components of compensation for our named executive officers are:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity compensation;

•	Retirement benefits; and

•	Perquisites and other personal benefits.

Base Salary

We provide our named executive officers with base salary to compensate them for services they provide during the fiscal year. The Committee reviews base salary for executives (including the named executive officers) on an annual basis and determines based on each executive’s position, responsibilities, performance, current compensation (both individually and as compared to other executives) and survey data. Each of Messrs. Lane, Braun, Churay and Underhill is party to an employment agreement. The initial base salaries of these executive officers are set forth in their respective agreements, and the Committee reviews these base salaries annually and may adjust them upward based on the factors described above.

Annual Cash Incentive

During the annual review of compensation plans, the Committee approves performance metrics and goals for annual cash incentive awards that the Company will pay in respect of performance during the relevant performance period, including to our named executive officers. As part of this review, the Committee approves target bonus percentages for persons eligible to receive annual incentive awards, subject to the terms of any employment agreements between the Company and executives. Each of the named executive officers had a target annual bonus for the 2011 performance year equal to 67% of his annual base salary. The target annual bonus percentages for each of Messrs. Lane, Braun, Churay and Underhill are set forth in their respective employment agreements with us. Although the employment agreements of Messrs. Lane and Underhill each provided for a target annual bonus percentage of 100% of base salary for 2011, as a result of economic conditions during late 2009 through early 2011 and the actual bonus payouts for 2009 and 2010, these executives agreed to a target annual bonus percentage of 67% for 2011. The payment of annual incentive awards for the 2011 performance year to our named executive officers depends on the achievement of three weighted performance metrics. Those metrics for the named executive officers were adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); Adjusted EBITDA return on net assets (“Adjusted EBITDA RONA”), calculated as Adjusted EBITDA divided by the sum of accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant & equipment, net, less accounts payable; and individualized key performance indicators (“KPIs”). Achievement of goals with respect to Adjusted EBITDA, Adjusted EBITDA RONA and KPIs constituted 70%, 20% and 10% of annual awards, respectively for Messrs Lane, Braun, Churay, Ittner and Underhill. While the Committee generally measures annual cash incentives in respect of performance of these metrics, the Committee may also exercise its discretion to adjust award payouts to meet business objectives.

For the 2011 performance year, we determined the Adjusted EBITDA and Adjusted EBITDA RONA performance goals by a budgeting process that involved an examination of our Company’s markets, customers and general outlook with respect to 2011. The Board approved the final budget. The 2011 Adjusted EBITDA and Adjusted EBITDA RONA performance goals for the named executive officers related to the consolidated performance of the Company. The 2011 consolidated Company Adjusted EBITDA goal was $282,099,000 and the Adjusted EBITDA RONA goal was 22.3%. No awards were payable with respect to the Adjusted EBITDA or Adjusted EBITDA RONA performance metrics unless at least 75% of the relevant performance goal was achieved. At 75% achievement of each of these performance metrics, there was a payout of 25% of each participant’s target annual incentive bonus related to the performance metric; this portion of the payout increased with respect to the performance metric in 3% increments for each additional percent of achievement up to full achievement of the relevant performance goal. Achievement of KPIs was determined on a discretionary basis. Upon full achievement of each of the performance metrics (Adjusted EBITDA, Adjusted EBITDA RONA and KPIs), 100% of the target annual incentive bonus could be paid. In 2011, the maximum award payable to our named executive officers was 110% of target if Adjusted EBITDA and Adjusted EBITDA RONA goals were exceeded, which is earned in 1% increments to the extent Adjusted EBITDA and Adjusted EBITDA RONA performance exceed 100%. KPIs are capped at a maximum payout of 100%. The Committee evaluates the achievement of the performance metrics on an annual basis in connection with awards to the named executive officers. In 2011, the Company exceeded its Adjusted EBITDA and Adjusted EBITDA RONA goals, generating Adjusted EBITDA of approximately $360.5 million and Adjusted EBITDA RONA of 24.1%. The amounts payable in respect of the Adjusted EBITDA metric was 110%, and the amount payable in the respect of the Adjusted EBITDA RONA metric was 108% of the annual target bonus (prior to application of performance attributable to KPIs).

The Committee approved KPIs for the named executive officers based on a set of projects and plans designed to align the executives’ activities with the strategic plans and financial goals of the

Company for the relevant performance period, which are related to the functional responsibility of each executive’s position. As discussed above, KPIs for the named executive officers comprise 10% of annual bonuses for 2011. The following is a summary of the named executive officers’ achievements in 2011 with respect to their individual KPI goals.

•

Mr. Lane led a global growth plan that resulted in approximately $1 billion in annual sales growth since 2010 and exceeded the Company’s consolidated revenue goals for the year. Mr. Lane also led profitability improvement efforts that resulted in the Company exceeding gross margin, EBITDA and operating income goals for 2011 and delivered the Company’s first positive net income in the past three years. Mr. Lane engaged outside consultants to aid the Company in implementing operation excellence strategies in North America and to develop a three to five-year information technology strategy for the Company. Mr. Lane also led the Company’s mergers and acquisitions strategy with the completion of the Company’s acquisitions of Stainless Pipe & Fittings in Perth, Australia and Valve Systems & Controls in Houston, Texas. Under Mr. Lane’s leadership, the Company also acquired OneSteel Piping Systems in Sydney, Australia. Mr. Lane also led efforts and engaged outside consultants to recruit executive management talent with global, public company experience to the Company, which resulted in the hiring of a new general counsel and chief financial officer along with other corporate positions.

•

Mr. Braun joined the Company in late in 2011 and was immediately engaged in reorganizing the finance and accounting management team (including newly added global tax, treasury, internal audit, and investor relations and corporate development positions) to further position the Company for its international expansion and the functions the Company needed as a public company. Mr. Braun seamlessly transitioned into the chief financial officer role becoming immediately engaged in acquisition and financial reporting activities meeting the demands for public reporting and reporting to lenders and analysts.

•

Mr. Churay joined MRC in third quarter 2011 and became pivotal in the preparation of third quarter public reporting documents as well preparation and submission of the Company’s registration statement to the Securities and Exchange Commission, of which this prospectus forms a part. Further, Mr. Churay was actively involved in the successful negotiation of the acquisition of OneSteel Piping Systems in Australia. Mr. Churay has also expanded the resources of the Company’s legal department thereby improving internal capacity and reducing expenses for outside counsel. He has also led an effort to globalize the Company’s insurance program to obtain substantial insurance premium savings. Finally, Mr. Churay has been substantially involved in structuring and preparing the Company’s executive compensation programs in anticipation of the Company’s initial public offering of its common stock.

•

Mr. Ittner as Chief Administrative Officer was an important contributor to the financial success of MRC as a result of process improvements in the management of inventory and the optimization of our supply chain purchases to meet increasing customer activity and MRC profitability targets. Additionally, his management of other shared service groups contributed to the success and achievement of MRC goals by implementing recommendations of consultants engaged by MRC to improve our freight processes and putting in place new workflow tools and business processes to improve our North America branch and third party operations. Mr. Ittner also formalized governance processes for prioritizing and tracking IT projects and implemented ORACLE systems at MRC Transmark, made enhancements to SIMS in North America, and implemented business processes and training to accomplish SOX compliance in operations. In HR, he led our efforts to complete a benchmark review of health plan coverage and to secure competitive proposals from vendors for the 2012 plan year. Additionally, Mr. Ittner was responsible for MRC safety administration and practices which led to improved safety practices in 2011. Mr. Ittner led our efforts to recruit new leadership from outside the Company in both Safety and Freight Management to enhance our management capabilities.

•

Mr. Underhill, before moving from chief financial officer to chief operating officer- North America, successfully met goals relating to the improvement of systemic international financial reporting for all MRC operating entities. Mr. Underhill’s leadership and planning resulted in timely preparation of public reporting documents on Forms S-4, 10-K, 10-Q and 8-K. Mr. Underhill also made significant progress and achieved success with respect to internal audit capacity and implementation of controls and measures to minimize risk and support accurate recording of financial results. Mr. Underhill also was responsible for improvements to the budgeting process and systems within MRC which reconciled and consolidated budget projections granularly from local reporting up through the consolidated budget thereby aligning the company around central financial goals. Mr. Underhill was integral to the selection and reorganization of the finance and accounting group within MRC putting in place expertise and experience befitting a global publicly traded company.

In respect of performance during 2011, the named executive officers were paid 109% of their target annual incentive bonus. Messrs. Braun and Churay were paid a prorated amount based upon the length of time they were employed in 2011. The amounts the Company paid to the named executive officers as a result of their respective levels of performance are as follows: $509,334 for Mr. Lane; $51,540 for Mr. Braun; $83,677 for Mr. Churay; $272,858 for Mr. Ittner; and $363,810 for Mr. Underhill. As part of his negotiated offer of employment, the Company agreed to pay Mr. Braun a signing bonus of $350,000, consisting of $100,000 paid in 2011 on his first day of employment, with the balance payable in March 2012. Pursuant to the terms of his offer, this balance will be reduced by the $51,540 annual incentive bonus that he received for 2011. Mr. Braun must repay the signing bonus to the Company if he voluntarily leaves the Company or is terminated for cause within one year of his November 1, 2011 start date.

Long-Term Equity Compensation

We believe that long-term equity compensation is important to assure that the interests of management remain aligned with those of our stockholders. Since the GS Acquisition, the form of long-term equity compensation that the Company has granted to executives (including the named executive officers) has evolved. In connection with the GS Acquisition and the Red Man Transaction, certain executives (including Messrs. Ittner and Underhill) were granted profits units in PVF Holdings. The number of profits units that PVF Holdings awarded in connection with those transactions was determined based on various factors, including a consideration of what size award was required to adequately incentivize the executives (as part of the executives’ overall compensation package) and, most notably, negotiations between executives and our Company as part of the overall negotiations relating to the GS Acquisition and the Red Man Transaction. Starting in 2008, the Board, along with the Committee, decided to grant executives equity compensation in the form of stock options in respect of our common stock and restricted common stock. Since that time, the Board has approved grants of stock options and restricted common stock to our executives periodically in its discretion. The reasoning behind the Board’s decision to grant equity awards to our named executive officers is described in the discussion of the relevant equity grants in the subsection titled “Stock Options and Restricted Stock”. We do not currently have a formal policy regarding the timing of equity grants, although we are currently considering whether to adopt such a policy.

Profits Units

Profits units are governed by Articles III and VII of the Amended and Restated Limited Liability Company Agreement of PVF Holdings dated as of October 31, 2007, and amended on December 18, 2007 and October 30, 2009 (the “PVF LLC Agreement”). PVF Holdings granted Messrs. Ittner and Underhill profits units in PVF Holdings on January 31, 2007. PVF Holdings did not require grantees who received profits units to make any capital contribution in exchange for their profits units, which were awarded as compensation. Profits units have no voting rights, and PVF Holdings may from time to time distribute its available cash to holders of profits units along with its other equity holders. Pursuant to the PVF LLC Agreement, PVF Holdings is required to make distributions, first, to holders of common units, pro rata in proportion to the number of those units outstanding at the time of distribution, until each holder has received an amount equal to the holder’s net aggregate capital contributions (for purposes of the PVF LLC Agreement) and, second, to holders of all units (including profits units) pro rata in proportion to the number of units outstanding at the time of the distribution. Please see the table titled “Outstanding Equity Awards at 2011 Fiscal Year-End” below for the number of profits units held by Messrs. Ittner and Underhill as of December 31, 2011.

Pursuant to the PVF LLC Agreement, profits units generally become vested in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant. In the event of a termination of employment other than for Cause (as defined in the PVF LLC Agreement), all unvested profits units will be forfeited. However, in the event of a termination for Cause, unless otherwise determined by the board of directors of PVF Holdings, all profits units, whether vested or unvested, will be forfeited. In the event of a termination by reason of death or Disability (as defined in the PVF LLC Agreement), all unvested profits units will become vested and nonforfeitable. Also, in the event of a Transaction (as defined in the PVF LLC Agreement), all unvested profits units will become vested and nonforfeitable. The PVF LLC Agreement also specifies that profits units may be subject to different vesting schedules if the board of directors of PVF Holdings approves. The PVF LLC Agreement solely governs the terms, including the vesting schedules, of the profits units that Messrs. Ittner and Underhill hold. See “Corporate Structure” for an illustration of the location of PVF Holdings in our corporate structure.

Stock Options and Restricted Stock

We maintain a restricted stock plan and a stock option plan. Pursuant to these plans, the Committee may grant awards of restricted stock and stock options to our key employees, directors and consultants. The terms and conditions to which each award is subject are set forth in individual award agreements.

In connection with the hiring of Mr. Lane in September 2008, Mr. Lane purchased 85,109 shares of our common stock, and the Committee granted to him stock options in respect of 879,464 shares of our common stock, with an exercise price of $35.26 (taking into account the two-for-one reverse split of our common stock on February 29, 2012). Mr. Lane’s options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant, conditioned on continued employment through the applicable vesting date. Mr. Lane’s options are subject to pro-rata accelerated vesting if:

•	The Company terminates his employment other than for Cause (as defined in his employment agreement),

•	Mr. Lane terminates his employment for Good Reason (as defined in his employment agreement) or

•	Mr. Lane dies or becomes disabled.

In addition, Mr. Lane’s options fully vest upon the occurrence of a Change in Control (as defined in his employment agreement). All of Mr. Lane’s stock options, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the stock option plan). The grant of stock options to Mr. Lane was made as part of the Company’s offer of employment to Mr. Lane.

In February 2009, we granted Mr. Lane 25,000 shares of our restricted common stock. This restricted stock award vests on the fifth anniversary of the date of grant and is conditioned on continued employment through the vesting date. Mr. Lane’s restricted stock award fully vests in the event of a Transaction (as defined in the restricted stock agreement) or upon the termination of

Mr. Lane’s employment due to his death or disability. All shares of restricted stock, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the restricted stock plan). The Committee approved this grant of restricted stock to Mr. Lane to ensure the competitiveness of his total compensation package.

In June 2009, Mr. Lane transferred all common stock, restricted stock and stock options that he held to Andy & Cindy Lane Family, L.P. for no consideration. The terms and conditions of the stock option and restricted stock awards, including conditions relating to Mr. Lane’s employment, continue to govern these awards following this transfer. In September 2009, the option exercise price of the stock options that Andy & Cindy Lane Family, L.P. holds was reduced from $35.26 to $25.00, which is not less than the fair market value of our common stock as of the date of this amendment. The Committee made this reduction in exercise price to maintain the incentive value of this award. In December 2009, in connection with the $2.9 million cash dividend MRC Global Inc. paid to its shareholders, the option exercise price of the stock options held by Andy & Cindy Lane Family, L.P. was reduced to $24.96. In the third quarter of 2011, the Committee repriced the stock options held by Andy & Cindy Lane Family, L.P. to a $18.10 per share strike price.

In August 2011, we granted Mr. Lane 90,000 shares of our restricted common stock. Concurrently, Mr. Lane transferred the restricted common stock to Andy & Cindy Lane Family L.P. for no consideration. This restricted stock award vests on the fifth anniversary of the date of grant and is conditioned on continued employment through the vesting date. Mr. Lane’s restricted stock award fully vests in the event of a Transaction (as defined in the restricted stock agreement) or upon the termination of Mr. Lane’s employment due to his death or disability. All shares of restricted stock, whether vested or unvested, will be forfeited if we terminate his employment for Cause (as defined in the restricted stock plan). As described earlier, when joining the Company in 2008, Mr. Lane purchased 85,109 shares of Company common stock. In light of the diminution in value in this investment during the 2008-09 downturn and Mr. Lane’s subsequent successful efforts to address the Company’s financial performance, the Committee awarded Mr. Lane these restricted shares in addition to repricing his options described earlier to have a total equity award that was competitive and reasonable in value with the 50th percentile of the peer group of other chief executive officers in the Meridian peer group study. The Committee did not target the 50th percentile of the peer group, but rather used the peer group to gauge whether its decision was competitive and reasonable in the market. Thus, the Committee approved this grant of restricted stock to Mr. Lane to ensure the competitiveness of his total compensation package.

In August 2011, we also granted 66,577 stock options to Mr. Churay in connection with his offer of employment with the Company and also as a retention incentive. In November 2011, we granted 165,746 stock options to Mr. Braun in connection with his offer of employment with the Company and also a retention incentive. The amount of options that the Committee awarded to Messrs. Braun and Churay was determined by negotiation with each of these executives, subject to their individual circumstances when joining the Company. The Committee reviewed the Meridian peer group data to benchmark the value of the negotiated grants to confirm that the grants were both competitive and reasonable against the 50th percentile of those in the chief financial officer and general counsel positions, respectively, in the peer group. The Committee did not target the 50th percentile of the peer group, but rather used the peer group to gauge whether its decision was competitive and reasonable in the market. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan).

In November 2011, we granted 226,864 stock options to Mr. Lane and 17,174 stock options Mr. Churay. In reviewing the option repricing for Mr. Lane and the initial grant to Mr. Churay, the Committee determined that it had delivered less total equity value to each of them than the Committee intended in the August 2011 repricing and grant and, with respect to Mr. Churay, less value than the Company committed pursuant to Mr. Churay’s offer of employment. To adjust, the Committee granted additional stock options to each of them to adjust the total equity value delivered to each of them. The Committee determined that these additional options, when taken together with the prior August 2011 option repricing for Mr. Lane and option grant for Mr. Churay were both competitive and reasonable in value against the 50th percentile of those in the chief executive officer and general counsel positions, respectively, in the Meridian peer group data.

Concurrently, Mr. Lane transferred the stock options to Andy & Cindy Lane Family L.P. for no consideration. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). We granted these options to Messrs. Lane and Churay as a retention incentive.

In December 2009, we granted to Messrs. Ittner and Underhill stock options that follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. In connection with the $2.9 million cash dividend that MRC Global Inc. paid to its shareholders, the exercise price of options granted to Messrs. Ittner and Underhill was reduced from $22.88 to $22.84. These options fully vest upon the occurrence of a Transaction (as defined in the stock option plan) or upon the termination of the executive’s employment due to death or Disability (as defined in the stock option plan). All of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). We granted the stock options to Messrs. Ittner and Underhill in efforts to achieve parity among executives with similar duties and responsibilities and also as an added retention incentive.

In November 2011, we also granted 13,812 stock options to Mr. Ittner and 13,812 stock options to Mr. Underhill. These options vest in equal installments on the first through the fifth anniversaries of the date of grant and are conditioned on continued employment through the applicable vesting date. The options fully vest upon the occurrence of a Transaction (as defined in the stock option plan). Any of these stock options granted, whether vested or unvested, will be forfeited in the event of a termination of employment for Cause (as defined in the stock option plan). The Committee determined the value of the grant made to each of them by reviewing the prior equity that it had granted to each of them, each of their relative contributions and expected contributions and the internal equity of grants to other executives. The Committee then determined that the value of those grants were both competitive and reasonable against the 50th percentile of those in chief administrative officer and chief operating officer positions, respectively, in the Meridian peer group data. The Committee did not target the 50th percentile of the peer group, but rather used the peer group to gauge whether its decision was competitive and reasonable in the market. Thus, the Committee granted these options to Messrs. Ittner and Underhill as a retention incentive.

Retirement Benefits

In 2007, we adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan. Under the terms of the plan, select members of management and highly compensated employees may defer receipt of a specified amount or percentage of cash compensation, including annual bonuses. We adopted the plan in part to compensate certain participants for benefits forgone in connection with the GS Acquisition. Mr. Underhill is a participant in this plan. Pursuant to this plan, prior to 2009, McJunkin Red Man Corporation made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that we made on behalf of the participant to a defined contribution plan for the calendar year. The Committee decided in 2009 that no further company contributions would be made to participant accounts under this plan. In 2010, the Committee froze this plan. As of this date, we have permitted no company contributions or participant deferral elections, and we cancelled any existing participant deferral elections. The applicable provisions of the plan continue to govern amounts that participants deferred or the Company contributed to accounts under the plan prior to August 10, 2010.

If a participant’s account balance as of the beginning of a calendar year is less than $100,000, the plan credits the balance quarterly with interest at the “Prime Rate” (as defined in the plan) plus 1%. If a participant’s account balance at the beginning of a calendar year is $100,000 or greater, the participant may choose between being credited quarterly with interest at the Prime Rate divided by four plus .25% or having the account deemed converted into a number of phantom common units of PVF Holdings. If no investment election is made, a participant’s account will be credited quarterly with interest at the Prime Rate divided by four plus .25%. At December 31, 2011, Mr. Underhill had an account balance of $156,493 and Mr. Ittner had an account balance of $134,136. Neither Mr. Ittner nor Mr. Underhill has elected to convert his balance into phantom common units. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by McJunkin Red Man Corporation. People who became participants after December 31, 2007 are fully vested in their elective deferral amounts and will become vested in contributions by McJunkin Red Man Corporation as determined by the administrator of the plan. For additional information, please see the table titled “Nonqualified Deferred Compensation for 2011” below.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the plan), or upon a Change in Control (as defined in the plan) of McJunkin Red Man Corporation, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Perquisites and Other Personal Benefits

The Committee reviews the perquisites and personal benefits provided to certain of the named executive officers on an annual basis to ensure the reasonableness of these programs. The aggregate value of perquisites and personal benefits that the Company currently provides to Messrs. Ittner and Underhill is less than $10,000. Messrs. Lane, Braun and Churay do not currently receive any perquisites or personal benefits.

In addition, we provide our named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or a Change in Control”.

Relation among Various Components of Compensation

With respect to setting executive compensation amounts generally, since the Red Man Transaction, achieving parity among executives with similar duties and responsibilities has been an important goal as part of our integration process. In determining the amount of compensation of the executive officers attributable to each element of compensation, the Committee considers various factors, including the value of unvested outstanding equity awards, amount of base salary and target bonus. These segments, in total, are then viewed in light of competitiveness of the compensation package in the marketplace and the impact of the executive’s position on the success of the Company.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was an officer or employee of the Company during 2011, and no member of the Committee was formerly an officer of MRC or any of its subsidiaries. In addition, during 2011, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board. Mr. Daly is a managing director in the Principal Investment Area of Goldman Sachs & Co., and Mr. Crampton is a vice president in the Principal Investment Area of Goldman Sachs & Co. For a description of our Company’s transactions with Goldman Sachs & Co. and certain of its affiliates, see “Certain Relationships and Related Party Transactions—Transactions with the Goldman Sachs Funds”.

Stock Ownership Guidelines

We do not have any formal policies regarding stock ownership by directors or officers. We believe that awards made pursuant to our long-term equity programs combined with any individual equity purchases and the ownership of units in PVF Holdings are sufficient to ensure that the interests of directors and officers remain aligned with those of shareholders.

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this prospectus.

The Compensation Committee
Rhys J. Best
Peter C. Boylan, III
Christopher A.S. Crampton
John F. Daly

Risk in Relation to Compensation Programs

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have an upside cap on the amount of incentive compensation that can be paid under the plans, risk of windfall or excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the company to undue risk.

Summary Compensation Table for 2011

The following table sets forth certain information with respect to compensation earned during the fiscal year ended December 31, 2011 by MRC Global’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Andrew R. Lane,	2011	700,000	—	509,334	1,351,800	3,869,971	—	12,422	6,443,527
Chairman, President and CEO	2010	700,000	—	399,000	—	—	—	12,422	1,111,422

James E. Braun,	2011	71,923	298,460	51,540	—	1,362,410	—	184	1,784,517
Executive Vice President and Chief Financial Officer(4)

Daniel J. Churay,	2011	131,365	—	83,677	—	596,888	—	39,610	851,540
Executive Vice President, General Counsel and Corporate Secretary(4)

Gary A. Ittner,	2011	375,000	—	272,858	—	113,533	5,552	23,019	789,962
Executive Vice President and Chief Administrative Officer	2010	375,000	—	213,750	—	—	4,348	74,812	667,910

James F. Underhill,	2011	500,000	—	363,810	—	113,533	6,478	14,702	998,523
Executive Vice President and Chief Operating Officer North America	2010	500,000	—	285,000	—	—	5,073	52,164	842,237

(1)	See “Compensation Discussion and Analysis—Annual Cash Incentive”.
(2)	See “Compensation Discussion and Analysis—Stock Options and Restricted Stock”. The amount in these columns represents the grant date fair value of the restricted stock and option awards in MRC Global, respectively, calculated pursuant to ASC Topic 718. In addition, in the third quarter of 2011 the Committee repriced the options granted to Mr. Lane in September 2008 to a $18.10 per share strike price. As a result, the incremental fair value with respect to such award, computed as of the repricing pursuant to ASC Topic 718, is also included in the 2011 option column for Mr. Lane. Assumptions used in the calculation of the 2011 amounts are included in Note 11 to our 2011 audited financial statements.
(3)	Amounts in this column for 2011 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan of $9,800 for Messrs. Lane, Ittner and Underhill and $3,317 for Mr. Churay;

•	the imputed value for Company-provided group life insurance of $2,622, $184, $384, $4,902 and $4,902 for Messrs. Lane, Braun, Churay, Ittner and Underhill, respectively; and

•	reimbursement of relocation expenses made to Mr. Churay in accordance with his employment offer in the amount of $22,042, and tax and tax gross-up payments on those expenses of $13,867; and

•	tax and tax gross-up payments of $8,317 to Mr. Ittner related to relocation payments made in 2010.

(4)	As set forth in their employment agreements, Mr. Braun’s annual base salary is $425,000 and Mr. Churay’s annual base salary is $345,000. In this column, the salaries of Messrs. Braun and Churay are pro-rated based on their respective dates of hire in 2011. Pursuant to Mr. Braun’s offer of employment, he will receive a signing bonus of $350,000 less the value of his pro-rated 2011 annual incentive award of $51,540, for a total of $298,460. Mr. Braun must repay the signing bonus to the Company if he voluntarily leaves MRC Global or is terminated for cause within one year of his November 1, 2011 start date. The amount in the bonus column for Mr. Braun includes the portion of his signing bonus that MRC Global paid on Mr. Braun’s first day of employment. The remaining $198,460 will be paid to Mr. Braun in March 2012.

Grants of Plan-Based Awards in Fiscal Year 2011*

				All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
	Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)
Andrew R. Lane	117,250	469,000	511,210	—	—	—	—
	—	—	—	90,000	—	—	1,351,800
	—	—	—	—	226,864	18.10	1,864,792
						18.10	2,005,179	(4)

James E. Braun	11,865	47,458	51,730	—	—	—	—
	—	—	—	—	165,746	18.10	1,362,410

Daniel J. Churay	19,263	77,050	83,985	—	—	—	—
	—	—	—	—	66,577	18.10	455,716
					17,174	18.10	141,172

Gary A. Ittner	62,813	251,250	273,863	—	—	—	—
	—	—	—	—	13,812	18.10	113,533

James F. Underhill	83,750	335,000	365,150	—	—	—	—
	—	—	—	—	13,812	18.10	113,533

(1)	Estimated payouts to Messrs. Braun and Churay are pro-rated based on their respective dates of hire in 2011.
(2)	Under the annual incentive performance metrics and goals that the Committee approved for the 2011 performance period, no portion of the awards based on Adjusted EBITDA or Adjusted EBITDA RONA for each named executive officer were payable unless there is at least 75% achievement of those performance goals. At 75% achievement of each performance goal, there is a payout of 25% of a participant’s target annual incentive bonus with respect to the performance metric for which such achievement has occurred. The amounts in this column reflect 25% of the named executive officers’ target annual incentive bonuses for 2011.
(3)	Payouts for the Adjusted EBITDA and Adjusted EBITDA RONA performance goals increase in 3% increments for each additional percent of achievement beyond 75% up to full achievement of those annual goals. Upon full achievement of each of those performance goals and full achievement of KPIs, 100% of the target annual incentive bonus is paid. If performance goals for Adjusted EBITDA and Adjusted EBITDA RONA are exceeded, the maximum payment is 110% of target annual incentive. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual incentive bonuses for 2011, in each case, assuming 100% achievement of KPIs.
(4)	In addition, in the third quarter of 2011 the Committee repriced the 879,464 MRC Global options granted to Mr. Lane in September 2008 to a $18.10 per share strike price. As a result, the incremental fair value with respect to such award, computed as of the repricing, is included for Mr. Lane.
*	All stock and stock awards were granted by MRC Global Inc.

Employment Agreements

Messrs. Lane, Braun, Churay and Underhill have each entered into employment agreements with us. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

Andrew R. Lane

In 2008, MRC Global entered into an employment agreement with Mr. Lane as CEO and member of the Board. This employment agreement has an initial term of five years, which will automatically be extended on September 10, 2013 and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Mr. Lane’s agreement provides for an initial base salary, to be reviewed annually, of $700,000, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 100% of Mr. Lane’s base salary in effect at the beginning of the relevant fiscal year. Mr. Lane’s base salary for 2012 was increased to $850,000. Due to the difficult financial conditions of 2009-2010, Mr. Lane and the Committee established a new target annual bonus of 67% for 2011. In late 2011, the target was raised to 100% for 2012. This will be evaluated on an annual basis.

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for eighteen months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James E. Braun

In November 2011, MRC Global entered into an employment agreement with Mr. Braun as executive vice president and chief financial officer. The term of Mr. Braun’s employment agreement will end on November 15, 2014. Mr. Braun’s agreement provides for an initial base salary, to be reviewed annually, of $425,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Braun’s base salary in effect at the beginning of the relevant fiscal year. Mr. Braun’s target annual bonus for 2012 was increased to 75% of his base salary. In respect of fiscal year 2011, Mr. Braun is eligible to receive a pro rata bonus (targeted at 67% of his base salary) calculated based on actual performance and based on the number of days he was employed by the Company during the year.

Mr. Braun is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Daniel J. Churay

In July 2011, the MRC Global entered into an employment agreement with Mr. Churay as executive vice president, general counsel and secretary. The term of Mr. Churay’s employment agreement will end on July 12, 2014. Mr. Churay’s agreement provides for an initial base salary, to be reviewed annually, of $345,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Churay’s base salary in effect at the beginning of the relevant fiscal year. Mr. Churay’s base salary for 2012 was increased to $362,250. Mr. Churay’s target annual bonus for 2012 was increased to 75% of his base salary. In respect of fiscal year 2011, Mr. Churay is eligible to receive a pro rata bonus (targeted at 67% of his base salary) calculated based on actual performance and based on the number of days he was employed by the Company during the year.

Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James F. Underhill

In 2011, MRC Global entered into a revised employment agreement with Mr. Underhill as executive vice president and chief operating officer—North America, which replaced in its entirety the employment agreement entered into between Mr. Underhill, McJunkin Red Man Corporation and PVF Holdings on December 3, 2009. The term of Mr. Underhill’s employment agreement will end on November 15, 2014. Mr. Underhill’s agreement provides for an initial base salary, to be reviewed annually, of $500,000, which the Board or a Board committee may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 75% of Mr. Underhill’s base salary in effect at the beginning of the relevant fiscal year. Due to the difficult financial conditions of 2009-2010, Mr. Underhill and the Committee established a new target annual bonus of 67% for 2011, which was raised to 75% for 2012. This will be evaluated on an annual basis.

Mr. Underhill is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for twelve months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Annual Incentive Awards

Please see the section of the Compensation Discussion and Analysis titled “Annual Cash Incentive” for a discussion of the performance metrics and goals approved by the Committee for the 2011 performance year.

Outstanding Equity Awards at 2011 Fiscal Year-End*

	Option Awards				Stock Awards(2)
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexerci- sable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Vested (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew R. Lane	439,732	439,732	$18.10	9/10/18	—	115,000	2,081,500
	—	226,864	$18.10	11/10/21	—	—	—

James E. Braun	—	165,746	$18.10	11/10/21	—	—	—

Daniel J. Churay	—	66,577	$18.10	8/16/21	—	—	—
	—	17,174	$18.10	11/10/21	—	—	—

Gary A. Ittner	—	21,853	$22.84	12/3/19	254.4	127.1	545,254
	—	13,812	$18.10	11/10/21	—	—	—

James F. Underhill	—	21,853	$22.84	12/3/19	398.28	199.13	854,260
	—	13,812	$18.10	11/10/21	—	—	—

(1)	See “Compensation Discussion and Analysis—Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options.
(2)	See “Compensation Discussion and Analysis—Stock Options and Restricted Stock” and “Compensation Discussion and Analysis—Profits Units” for a discussion of the vesting schedules of outstanding restricted stock and profits units.
*	All stock and stock awards were granted by MRC Global Inc.

Option Exercises and Stock Vested During 2011*

	Stock Awards
Name	Number of Shares That Became Vested (#)(1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Gary A. Ittner	127.10	438,641
James F. Underhill	199.13	687,227

(1)	This column reflects the number of profits units in PVF LLC that became vested on January 31, 2011.
(2)	The value realized upon the vesting of profits units on January 31, 2011 is based on the value of profits units in PVF Holdings as of January 31, 2011, which was $3,451.15 per unit.
*	All stock and stock awards were granted by MRC Global Inc.

Nonqualified Deferred Compensation for 2011

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Gary A. Ittner	5,552	134,136
James F. Underhill	6,478	156,493

(1)	We did not make contributions to participant accounts under the McJunkin Red Man Nonqualified Deferred Compensation Plan in 2011. However, during 2011 the accounts of the named executive officers with accounts under the plan were credited with interest in accordance with the plan.

See “Compensation Discussion and Analysis—Retirement and Other Benefits” for a discussion of the terms and conditions of the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

Each of the named executive officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements. The amounts of potential payments and benefits for our named executive officers as reflected in the tables below assume that the relevant trigger event (termination of employment or a change in control, as applicable) took place on December 31, 2011.

Voluntary Separation

In the event of each named executive officer’s voluntary separation from employment, all unvested profits units in PVF Holdings and all stock option and restricted stock awards in respect of MRC Global’s common stock that the executive holds would be forfeited. As of December 31, 2011, all stock options that Messrs. Braun, Churay, Ittner and Underhill hold were unvested, all restricted stock that Mr. Lane holds was unvested, 50% of the September 2008 options that Mr. Lane holds were unvested and 100% of the November 2011 options that Mr. Lane holds were unvested. As of December 31, 2011, profit units that Messrs. Ittner and Underhill hold were two-thirds vested. The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Messrs. Ittner and Underhill hold would become payable (subject to the requirements of Section 409A). In addition, each of the named executive officers and Messrs. Braun and Churay would be paid the value of any accrued but unused vacation time as of the date of the voluntary termination.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	—	67,308
James E. Braun	32,693	—	32,693
Daniel J. Churay	26,539	—	26,539
Gary A. Ittner	50,481	134,136	184,617
James F. Underhill	57,691	156,493	214,184

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.

Termination Not for Cause and Termination for Good Reason

The employment agreements to which Messrs. Lane, Braun, Churay and Underhill are parties provide that if their employment is terminated other than for “Cause” or “Disability” (as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payment and benefits:

•	All accrued, but unpaid, obligations (including, salary, bonus, expense reimbursement and vacation pay);

•

In the case of Mr. Lane, monthly payments equal to 1/12th of base salary at the rate in effect immediately prior to termination and 1/12th target annual bonus for 18 months following termination. In the case of Messrs. Braun, Churay and Underhill, continuation of base salary for 12 months following termination at the rate in effect immediately prior to termination;

•

Continuation of medical benefits for 18 months for Mr. Lane and 12 months for Messrs. Braun, Churay and Underhill or, in each case, until such earlier time as the executive becomes eligible for medical benefits from a subsequent employer;

•	A pro-rata annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year; and

•

Solely in the case of Mr. Lane, a pro-rata portion of the stock options granted to him, which are currently held by Andy & Cindy Lane Family, L.P., would become vested. However, the restricted stock granted to Mr. Lane, which is currently held by Andy & Cindy Lane Family, L.P., would be forfeited.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 18 months following termination for Mr. Lane and for 12 months following termination for Messrs. Braun, Churay and Underhill. In addition, Messrs. Lane, Braun, Churay and Underhill are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination without Cause (as defined in their respective agreements) or a resignation with good reason (as defined in their respective agreements), unvested stock options and unvested restricted stock held by the named executive officers (other than Mr. Lane) would be forfeited. As described above, under these circumstances the vesting of a pro rata portion of Mr. Lane’s unvested options would become accelerated. As of December 31, 2011, all stock options that Messrs. Braun, Churay and Underhill hold were unvested, all restricted stock that Mr. Lane holds was unvested, and 60% of options that Mr. Lane holds were unvested. As of December 31, 2011, profits units that Messrs. Ittner and Underhill hold were two-thirds vested. If we terminate the executive’s employment without Cause (as defined in their respective agreements) or upon an executive’s resignation for Good Reason (as defined in their respective agreements), the unvested profits units that Messrs. Ittner and Underhill hold would be forfeited pursuant to the PVF LLC Agreement.

The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Messrs. Ittner and Underhill hold would become payable (subject to the requirements of Section 409A) upon a termination by us of the executive officer’s employment other than for Cause or the executive officer’s termination of employment for Good Reason.

In addition, each of the named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

	Accrued Obligations ($)(1)	Base Salary Continuation ($)	Pro Rata Incentive ($)(2)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)(3)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	1,050,000	509,334	28,062	0	—	1,654,704
James E. Braun	32,693	425,000	51,540	18,276	—	—	527,509
Daniel J. Churay	26,539	345,000	83,677	18,708	—	—	473,924
Gary A. Ittner	50,481	—	272,858	—	—	134,136	457,475
James F. Underhill	57,691	500,000	363,810	18,708	—	156,493	1,096,702

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.
(2)	Each of the named executive officers has an annual target bonus of 67% of annual base salary for 2011. Assuming a termination date of December 31, 2011, each of the named executive officers would be entitled to receive 109% of his target annual incentive bonus, which would be pro-rated for Messrs. Braun and Churay.
(3)	In the case of Mr. Lane, the amount in this column represents the value of the pro-rata acceleration of the vesting of his stock options. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $18.10 per share as of December 31, 2011, which is equal to the exercise price of these options (after taking into account the two-for-one reverse split of our common stock which occurred on February 29, 2012). As a result, there would be no value realized upon this accelerated vesting. The restricted stock award granted to Mr. Lane would not be subject to accelerated vesting under these circumstances. In the case of Messrs. Ittner and Underhill, all of their unvested profits units held as of December 31, 2011 would be forfeited as of that date. In addition, all unvested options held by named executive officers other than Mr. Lane as of December 31, 2011 would be forfeited as of that date.

Termination by Us for Cause

Upon a termination by us for Cause (as defined in the stock option plan), pursuant to the applicable award agreements, stock options, whether vested or unvested, that Messrs. Lane, Braun, Churay, Ittner and Underhill hold and restricted stock that Mr. Lane holds, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under these circumstances, the profits units that Messrs. Ittner and Underhill hold whether or not vested, would also be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2011”, the fully vested accounts in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan would become payable (subject to the requirements of Section 409A). Each of the named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	—	67,308
James E. Braun	32,693	—	32,693
Daniel J. Churay	26,539	—	26,539
Gary A. Ittner	50,481	134,136	184,617
James F. Underhill	57,691	156,493	214,184

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.

Termination due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun, Churay and Underhill, upon a termination of employment due to death or disability, they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Pursuant to the applicable award agreements, all unvested stock options and restricted stock awards that we granted to the named executive officers (other than Mr. Lane’s stock options) would become fully vested in the event of a termination due to death or Disability (as defined in the applicable plan). In the case of Mr. Lane’s stock options, the vesting of a pro rata portion of his unvested options would become accelerated. Pursuant to the PVF LLC Agreement, all unvested profits units that Messrs. Ittner and Underhill hold would become fully vested and nonforfeitable in the event of a termination due to death or Disability (as defined in the PVF LLC Agreement). In the event of termination due to death or Permanent Disability (as such term is defined in the McJunkin Red Man Nonqualified Deferred Compensation Plan), the full amount of each account, whether or not vested, would be payable. Each of the named executive officers (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	2,081,500	—	2,148,808
James E. Braun	32,693	0	—	32,693
Daniel J. Churay	26,539	0	—	26,539
Gary A. Ittner	50,481	545,268	134,136	729,885
James F. Underhill	57,691	854,253	156,493	1,068,437

(1)	These amounts represent accrued but unused vacation times as of December 31, 2011.
(2)

In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $18.10 per share as of December 31, 2011, which is equal to the exercise price of these options. As a result, there would be no value realized upon this accelerated vesting. The value of the accelerated vesting of Mr. Lane’s restricted stock is based on the per share value of $18.10. In the case of Messrs. Ittner and Underhill, all of their profits units and stock options, and in the case of Messrs. Braun and Churay, stock options, held as of December 31, 2011 would become fully vested as of that date. With respect to profits units, the value realized upon such acceleration is based on the value of profits units in PVF Holdings as of December 31, 2011, which was $4,289.96 per unit. With respect to options, assuming a $18.10 value per share of the Company’s common stock, there would be no value realized upon this accelerated vesting.

Change in Control

The PVF LLC Agreement provides that in the event of a Transaction (as defined in the PVF LLC Agreement), profits units will become fully vested and nonforfeitable. This accelerated vesting of the profits units was negotiated as part of the PVF LLC Agreement in connection with overall negotiations relating to the GS Acquisition. The PVF LLC Agreement defines “Transaction” as:

(i)	any event which results in the GSCP Members (as defined in the PVF LLC Agreement) and its or their Affiliates (as defined in the PVF LLC Agreement) ceasing to directly or indirectly beneficially own, in the aggregate, at least 35% of the equity interests of McJunkin Red Man Corporation that they beneficially owned directly or indirectly as of January 31, 2007; or

(ii)	in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of:

•	PVF Holdings;

•	MRC Global Inc.; or

•	McJunkin Red Man Corporation; or

•	substantially all of the assets of McJunkin Red Man Corporation;

shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the PVF LLC Agreement) (other than any Member (as defined in the PVF LLC Agreement) on the effective date of the PVF LLC Agreement or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member on the date of the PVF LLC Agreement or any of its or their affiliates, or McJunkin Red Man Corporation or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation;

it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert. The table below assumes that a Transaction as so defined has occurred.

MRC Global’s 2007 Stock Option Plan and MRC Global’s 2007 Restricted Stock Plan, pursuant to which we have granted stock options and restricted stock to our named executive officers, provide that in the event of a Transaction (as defined in the applicable plan), outstanding stock options and restricted stock shall become fully vested (and exercisable in the case of options). The definition of “Transaction” in each of the plans is the same as that set forth in the PVF LLC Agreement. The table below assumes that a Transaction as so defined has occurred.

Pursuant to the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan, the full amount of a participant’s account becomes vested to the extent not already vested upon a Change in Control and will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation, or substantially all of the assets of McJunkin Red Man Corporation, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert. The table below assumes that a Change in Control as so defined has occurred. The accelerated vesting of accounts under the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan in the event of a Change in Control does not provide an extra benefit to the named executive officers with accounts because each of their accounts was fully vested as of the effective date of the plan, which was December 31, 2007.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	67,308	2,081,500	—	2,148,808
James E. Braun	32,693	0	—	32,693
Daniel J. Churay	26,539	0	—	26,539
Gary A. Ittner	50,481	545,268	134,136	729,885
James F. Underhill	57,691	854,253	156,493	1,068,437

(1)	These amounts represent accrued but unused vacation time as of December 31, 2011.
(2)	In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award. There is currently no public market for the Company’s common stock. Therefore, it has been assumed that the per share market price of the Company’s common stock is $18.10 per share as of December 31, 2011, which is equal to the exercise price of these options. As a result, there would be no value realized upon this accelerated vesting. The value of the accelerated vesting of Mr. Lane’s restricted stock is based on the per share value of the Company’s stock as of December 31, 2011, which was $18.10. In the case of Messrs. Ittner and Underhill, all of their profits units and stock options, and in the case of Messrs. Braun and Churay, stock options, held as of December 31, 2011 would become fully vested as of that date. With respect to profits units, the value realized upon such acceleration is based on the value of profits units in PVF Holdings as of December 31, 2011, which was $4,289.96 per unit. With respect to options, assuming a $18.10 value per share of common stock, there would be no value realized upon this accelerated vesting.

Non-Employee Director Compensation

As compensation for their services on the Board in 2011, MRC Global paid each non-employee director an annual cash fee of $80,000. No additional cash fees are paid in respect of service on Board committees. In addition, many of our directors have received equity compensation awards at the time of their appointment to the Board and at such other times as the Committee and the Board has deemed appropriate. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

For 2012, MRC Global’s non-employee director compensation has changed. Beginning in 2012, MRC Global will pay non-employee directors an annual cash retainer of $60,000. MRC Global will pay the chairmen of the Audit Committee and the Compensation Committee an additional annual cash retainer of $15,000. In addition, MRC Global will pay each non-employee director a meeting fee of

$2,000 for each board meeting that the director attends in excess of five meetings per year. MRC

Global will also grant $100,000 in equity awards (in a form that the Board determines) to each non-employee director. MRC Global will make the initial grant 90 days after MRC Global’s initial public offering. Thereafter, MRC Global will make the grants immediately following each annual meeting of stockholders of MRC Global.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Leonard M. Anthony	80,000	—	—	—	80,000
Rhys J. Best	80,000	—	—	—	80,000
Peter C. Boylan, III	80,000	—	—	—	80,000
Henry Cornell(1)	—	—	—	—	—
Christopher A.S. Crampton(1)	—	—	—	—	—
John F. Daly(1)	—	—	—	—	—
Harry K. Hornish, Jr. (1)(2)	—	—	—	—	—
Craig Ketchum	80,000	—	—	—	80,000
Gerard P. Krans	80,000	—	—	—	80,000
Dr. Cornelis A. Linse	80,000	—	—	—	80,000
John A. Perkins	80,000	—	—	—	80,000
Sam B. Rovit (1)(2)	—	—	—	—	—
H.B. Wehrle, III	80,000	—	—	—	80,000

(1)	Each of these directors served on the Board during 2011, but did not receive any cash compensation for their services in 2011.
(2)	Messrs. Hornish and Rovit resigned from the Board in early 2011.

The following table indicates the aggregate number of shares of MRC Global common stock subject to outstanding option awards and the number of MRC Global stock awards that our non-employee directors held as of December 31, 2011 (after taking into account the two-for-one reverse split of MRC Global common stock which occurred on February 29, 2012):

Name	Stock Options (#)(a)	Stock Awards (#)
Leonard M. Anthony	11,207	3,650	(b)
Rhys J. Best	21,762	—
Peter C. Boylan, III	19,065	—
Craig Ketchum	—	381.31
Gerard P. Krans	2,697	—
Dr. Cornelis A. Linse	5,393	—
John A. Perkins	4,370	—
Sam B. Rovit	5,749	—
H.B. Wehrle, III	—	381.31

(a)	MRC Global granted all stock options that directors held pursuant to the McJ Holding Stock Option Plan. Stock options that directors held vest in equal increments on each of the third, fourth and fifth anniversaries of the date of grant or in equal increments on each of the second, third, fourth and fifth anniversaries of the date of grant. Vesting of all options is conditioned on continued service and subject to accelerated vesting under certain circumstances, including termination of service by reason of death or disability or the occurrence of a Transaction (as defined in the plan).
(b)	The restricted stock that Mr. Anthony held was granted pursuant to the McJ Holding Restricted Stock Plan and will vest on the fifth anniversary of the date of grant, conditioned on continued service and subject to accelerated vesting under certain circumstances including termination of service by reason of death or disability or the occurrence of a Transaction (as defined in the plan).

2011 Omnibus Incentive Plan

Overview.    MRC Global Inc. adopted the MRC Global Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) in November 2011. The 2011 Plan became effective on April 9, 2012, at which time the Committee also terminated the 2007 Stock Option Plan and 2007 Restricted Stock Plan on a prospective basis and released any shares under those plans that had not yet been granted. We expect that going forward the 2011 Plan will be the primary plan pursuant to which MRC Global Inc. will grant equity-based awards and other long-term incentive awards. The following is a summary of the material terms of the Plan.

Purpose.    The purpose of the 2011 Plan is to foster and promote the long-term financial success of the company and materially increase shareholder value by:

•	motivating superior performance by means of performance-related incentives;

•	encouraging and providing for the acquisition of an ownership interest in the company by employees, directors and consultants; and

•	enabling the company to attract and retain qualified and competent persons to serve as members of management, directors and consultants.

Authorized Shares.    The Board authorized a total of 3,250,000 shares of Company common stock for awards to be granted under the 2011 Plan. Shares will be subject to awards that:

•	terminate by expiration, forfeiture, cancellation or otherwise without any shares being issued;

•	are settled in cash; or

•	are exchanged with the Committee’s permission prior to the issuance of shares for awards pursuant to which no shares may be issued,

and will again be available for awards under the 2011 Plan.

No person may receive awards of stock options or stock appreciation rights (“SARs”) during any calendar year in respect of more than 150,000 shares, and no person may receive awards of restricted stock, restricted stock units (“RSUs”), performance shares or other stock-based awards, in each case, that are intended to be “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), during any calendar year in respect of more than 150,000 shares. The maximum aggregate amount that the plan permits us to pay under an award of performance units, cash-based awards or any other award that is not denominated in shares of common stock, in each case, that is intended to be performance-based compensation, will be $5 million, determined as of the date of payout.

If certain changes in capitalization of the company occur (such as reclassifications, recapitalizations, mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in capitalization of the Company), the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2011 Plan and the individual annual limits included in the 2011 Plan. The Committee will also make appropriate adjustments to the number and kind of shares of stock or securities subject to outstanding awards, the exercise prices of outstanding awards and any other terms of outstanding awards that the change in capitalization affects.

Administration.    The Committee will administer the 2011 Plan unless the Board designates another committee. The Committee will have the discretion to determine the individuals to whom MRC Global Inc. may grant awards, what type of award we grant, when and how MRC Global Inc. grants each award and other terms and conditions of awards (including the number of shares of common stock subject to each award and the vesting schedule or conditions of each award). The Committee will be authorized to construe and interpret the 2011 Plan and awards granted under the 2011 Plan, to establish, amend and revoke any rules and regulations relating to the 2011 Plan’s administration and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Plan. All actions taken and all interpretations and determinations that the Committee makes will be final and binding upon participants, the company and all other interested individuals.

Eligibility.    The Committee may grant awards under the 2011 Plan to employees, directors and consultants of the Company and its subsidiaries that the Committee selects.

Types of Awards.    The 2011 Plan permits the grant of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs, performance shares, performance units, cash-based awards and other stock-based awards.

•

Stock Options.    The Committee will determine the terms and conditions of each award of options, including whether the options will be NSOs or ISOs, and ISOs are subject to certain restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a NSO. The exercise price per share of each option the Committee grants will not be less than 100% of the fair market value of our common stock on the date of grant. A grantee may exercise an option by written notice and payment of the exercise price in cash or, as the Committee determines, by delivery of previously owned shares or withholding of shares deliverable upon exercise or through a broker-assisted cashless exercise, or by any other method the Committee approves in its sole discretion. The maximum term of any option the Committee grants under the 2011 Plan will be ten years from the date of grant, except that an option (other than an ISO) may provide that it can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

•

SARs.    The Committee will determine the terms and conditions applicable to each award of SARs, including the vesting schedule. The grant price per share of each SAR will not be less than 100% of the fair market value of our common stock on the date of grant. Generally, each SAR will entitle a grantee, upon exercise of the SAR, to an amount equal to the excess of the fair market value on the date of exercise of one share of our common stock over the grant price, multiplied by the number of shares of common stock the SAR covers. Payment may be made in shares of our common stock, in cash, or in a combination of stock and cash, as the Committee determines. The maximum term of any SAR granted under the 2011 Plan will be ten years from the date of grant except that a SAR may provide that in can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

•

Restricted Stock and RSUs.    The Committee will determine the terms and conditions applicable to each award of restricted stock and RSUs, including the vesting conditions (which may be time-based, performance-based or a combination of time-based and performance-based). Restricted stock awards consist of shares of stock that are transferred to a grantee subject to vesting conditions that will result in forfeiture of the shares if the specified conditions are not satisfied. Dividends paid in respect of shares of restricted stock may be paid to the grantee as and when dividends are paid to shareholders or at the time that the restricted stock vests, as the Committee determines. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares prior to vesting. RSUs provide a grantee the right to receive shares of our common stock, or cash equal to the fair market value of our shares, at a future date upon or following the attainment of certain conditions the Committee specifies.

•

Performance Shares and Performance Units.    The Committee will determine the terms and conditions applicable to each award of performance shares and performance units, including the performance conditions. Performance shares will be awards denominated in shares of our common stock, while performance units will be awards denominated as a dollar amount. At the end of the applicable performance period, the number of performance shares or performance units earned will be determined based on the extent to which the performance goals the Committee establishes have been achieved. Performance shares and performance units may be settled in cash, shares of our common stock or a combination of cash and stock, as the Committee determines.

•

Other Stock-Based Awards and Cash-Based Awards.    The Committee will have the authority to award other types of equity-based or cash-based awards under the 2011 Plan, including the grant or offer for sale of shares of our common stock that are not subject to vesting requirements or the right to receive one or more cash payments subject to the satisfaction of conditions the Committee specifies.

Performance Criteria.    Vesting of awards granted under the 2011 Plan may be subject to the satisfaction of one or more performance goals the Committee establishes. The performance goals may vary from participant to participant, group to group and period to period. Performance goals may be weighted for different factors and measures. For awards intended to constitute “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code), the performance goals applicable to the payment or vesting of an award will be one of the following: book value; cash flow; earnings; earnings before or after any of, or any combination of, interest, taxes, depreciation, and amortization (EBITDA) with such adjustments in calculation as the Committee determines; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); expenses/costs; gross or operating margins with such adjustments in calculation as the Committee determines; gross or net revenues; market share; net income; operating income/profit; pre-tax income; profit; profitability ratios; share price; total shareholder return; transactions relating to acquisitions or divestitures; or working capital. The Committee will certify the degree of attainment of performance goals after the end of the relevant performance period.

Transferability.    Unless the Committee determines otherwise, awards granted under the 2011 Plan will generally not be transferable by grantees except pursuant to domestic relations orders.

Change in Control.    The Committee will determine the treatment of awards granted under the 2011 Plan if a change in control occurs (as defined in the 2011 Plan).

Effect of Certain Transactions.    If a liquidation, dissolution, merger or consolidation of the Company occurs (a “Transaction”), either:

•

each outstanding award will be treated in accordance with the agreement entered into in connection with the relevant Transaction, which may include, the assumption or continuation of awards by, or the substitution for the awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary any of those entities, with equitable adjustments; or

•	if not so provided in the Transaction agreement, all outstanding awards will terminate upon the consummation of the transaction, provided, however, that vested awards shall not be terminated without:

•

in the case of vested options and SARs, (1) providing the holders of affected options and SARs a reasonable period of time prior to the date of the consummation of the Transaction to exercise the options and SARs, or (2) providing the holders of affected options and SARs payment (in cash or other consideration) in respect of each share covered by the option or SARs being cancelled an amount equal to the excess, if any, of the per share price to be paid or distributed to stockholders in the Transaction over the exercise price of the options or the grant price of the SARs; for the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; and

•

in the case of vested awards other than options or SARs, providing the holders of affected awards payment (in cash or other consideration) in respect of each share covered by the award being cancelled of the per share price to be paid or distributed to stockholders in the Transaction.

The Committee may, in its discretion and without the need for the consent of any recipient of an award, take one or more of the following actions to be effective upon the occurrence of or at any time prior to any Transaction (and any such action may be made contingent upon the occurrence of the Transaction):

•	cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part;

•	cancel all or any outstanding options or SARs by either:

•	providing holders with a reasonable period of time to exercise the options or SARs (whether or not they were otherwise exercisable); or

•

providing them with a cash payment in respect of each share covered by the options or SARs being cancelled in an amount equal to the excess, if any, of the per share price being paid in the transaction over the exercise or grant price of the option or SAR. For the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; or

•

cancel awards other than options and SARs by providing holders with a payment equal to the per share price being paid in the transaction, which may in the case of unvested awards, be paid in accordance with the vesting schedule of the award.

Tax Withholding.    The Company has the right to withhold all amounts required to be withheld from any payment under the 2011 Plan or to require a grantee to satisfy all applicable tax withholding requirements prior to any payment or issuance or release of shares pursuant to any award. The 2011 Plan authorizes us to withhold from grantees shares of common stock having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.

Effectiveness of the 2011 Plan; Amendment and Termination.    The 2011 Plan became effective on April 9, 2012. The 2011 Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The Board may amend or terminate the 2011 Plan or any outstanding awards made under the 2011 Plan at any time, except that stockholder approval will be required for any amendment to the Plan if required by applicable law or stock market requirements. Notwithstanding the foregoing, no amendment or termination the 2011 Plan or outstanding awards under the 2011 Plan that would adversely affect the rights of a grantee under any outstanding award may be made without the relevant grantee’s consent.

Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a Company tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code). As we have not historically been publicly traded, the Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Following MRC Global Inc.’s initial public offering, the Company intends to rely, to the maximum extent permitted, on a transition rule under Section 162(m) that would result in deductions not being disallowed with respect to amounts paid under the 2011 Plan during the transition period (and with respect to options, SARs and Restricted Stock, granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). It is expected that the

Company will seek to qualify the 2011 Plan under 162(m) following the end of the transition period so that options, SARs and other performance awards can qualify for the exemption from the deduction limitations of Section 162(m) for “performance-based compensation”. Among other things, that will require that the 2011 Plan be submitted for approval by the Company’s stockholders at that time. However, the Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that any payments are appropriate.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding beneficial ownership of the common stock of MRC Global Inc. after giving effect to its initial public offering:

•	each director of MRC Global Inc.;

•	each named executive officer of MRC Global Inc.;

•	each stockholder known by us to beneficially hold five percent or more of the common stock of MRC Global Inc.; and

•	all of the executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin, Suite 3100, Houston, Texas 77010.

	Shares Beneficially Owned After the Initial Public Offering‡
Name and Address	Number	Percent†
PVF Holdings(1)	78,532,208	77.4%
The Goldman Sachs Group, Inc.(1)	78,532,208	77.4%
200 West Street, New York, New York 10282
Andrew R. Lane(2)	639,841	*
James E. Braun	—	—
Daniel J. Churay	—	—
Gary A. Ittner(3)	—	—
James F. Underhill(4)	—	—
Leonard M. Anthony(5)	21,345	*
Rhys J. Best(6)	13,384	*
Peter C. Boylan III(7)	12,710	*
Henry Cornell(1)	78,532,208	77.4%
Christopher A.S. Crampton(1)	—	—
John F. Daly(1)	78,532,208	77.4%
Craig Ketchum(8)	—	—
Gerard P. Krans(9)	674	*
Dr. Cornelis A. Linse	12,135	*
John A. Perkins	22,945	*
H.B. Wehrle, III(10)	—	—
All directors and executive officers, as a group (20 persons)(11)	79,255,242	78.1%

†	Does not reflect exercise of the underwriters’ option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, then following the offering PVF Holdings, The Goldman Sachs Group, Inc., Henry Cornell and John F. Daly will be deemed to beneficially own 75,123,117 shares of common stock, or 74.0% of the shares outstanding, and all directors and executive officers as a group will be deemed to beneficially own 75,846,151 shares of common stock, or 74.7% of the shares outstanding.

*	Less than 1%.
‡	See “Corporate Structure” for an illustration of our expected capital structure upon completion of the initial public offering. Unless otherwise indicated, the share numbers presented in the footnotes below relate to shares beneficially owned prior to the initial public offering.

(1)	PVF Holdings is the selling stockholder in the initial public offering. PVF Holdings directly owns 84,214,026 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are members of PVF Holdings and own common units of PVF Holdings. The Goldman Sachs Funds’ common units in PVF Holdings correspond to 51,315,827 shares of common stock. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by PVF Holdings because:

(i)	affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds; and

(ii)	the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ common units of PVF Holdings consist of:

•	14,444,455 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	7,461,402 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	4,953,200 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	572,673 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	11,148,876 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	9,273,241 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	3,065,749 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	396,231 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Henry Cornell and John F. Daly are managing directors of Goldman, Sachs & Co. Mr. Cornell, Mr. Daly, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by PVF Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(2)	Mr. Lane owns no shares of common stock directly. Mr. Lane owns 85,109 shares of common stock, 115,000 shares of restricted common stock and options to purchase 439,732 shares of our common stock, which are exercisable within the next 60 days, through a limited partnership.

(3)	Mr. Ittner owns no shares of common stock directly. Mr. Ittner owns 6,469 shares indirectly through his ownership of common units in PVF Holdings. Mr. Ittner does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Ittner also owns profits units in PVF Holdings. These profits units do not give Mr. Ittner beneficial ownership of any shares of our common stock because the profits units do not give Mr. Ittner the power to vote or dispose of the shares.
(4)	Mr. Underhill owns no shares of common stock directly. Mr. Underhill owns 6,441 shares indirectly through his ownership of common units in PVF Holdings. Mr. Underhill does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Underhill also owns profits units in PVF Holdings. These profits units do not give Mr. Underhill beneficial ownership of any shares of our common stock because the profits units do not give Mr. Underhill the power to vote or dispose of the shares.
(5)	Mr. Anthony owns 14,184 shares of common stock and 3,650 shares of restricted common stock directly. Mr. Anthony also owns options to purchase 3,511 shares of our common stock, which are exercisable within the next 60 days.
(6)	Mr. Best owns no shares of common stock directly. Mr. Best owns 32,072 shares indirectly due to his limited liability company’s ownership of common units in PVF Holdings. Mr. Best does not have the power to vote or dispose of shares of common stock that correspond to the limited liability company’s ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Best also owns options to purchase 13,384 shares of our common stock, which are exercisable within the next 60 days.
(7)	Mr. Boylan owns no shares of common stock directly. Mr. Boylan owns 64,144 shares indirectly through his ownership of common units in PVF Holdings. Mr. Boylan does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Boylan also owns options to purchase 12,710 shares of our common stock, which are exercisable within the next 60 days.
(8)	Mr. Ketchum owns no shares of common stock directly. Mr. Ketchum owns common units in PVF Holdings both directly and through a limited liability company that correspond to 2,831,147 shares of common stock. Mr. Ketchum does not have the power to vote or dispose of shares of common stock that correspond to his ownership or his limited liability company’s ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Ketchum also owns profits units in PVF Holdings. These profits units do not give Mr. Ketchum beneficial ownership of any shares of our common stock because the profits units do not give Mr. Ketchum the power to vote or dispose of the shares.
(9)	Mr. Krans owns no shares of common stock directly. Mr. Krans owns 5,312,914 shares indirectly through his ownership of common units in PVF Holdings. Mr. Krans does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Krans also owns options to purchase 674 shares of our common stock, which are exercisable within the next 60 days.
(10)	Mr. Wehrle owns no shares of common stock directly. Mr. Wehrle owns 1,306,685 shares through his ownership of common units in PVF Holdings. Mr. Wehrle does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and thus does not have beneficial ownership of the shares. Mr. Wehrle also owns profits units in PVF Holdings. These profits units do not give Mr. Wehrle beneficial ownership of any shares of our common stock because the profits units do not give Mr. Wehrle the power to vote or dispose of the shares.

(11)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects:

•	all shares of common stock directly owned by PVF Holdings, with respect to which Henry Cornell and John F. Daly may be deemed to share beneficial ownership;

•

85,109 shares of unrestricted common stock, 115,000 shares of restricted common stock and options to purchase 439,733 of our common stock held indirectly by Andrew R. Lane, the chairman, president and CEO and a director of MRC Global Inc. through a limited partnership;

•

14,184 shares of unrestricted common stock, 3,650 shares of restricted common stock and options to purchase 3,511 shares of our common stock held directly by Leonard Anthony, a director of MRC Global Inc.;

•	options to purchase 13,384 shares of our common stock held by Rhys J. Best, a director of MRC Global Inc.;

•	options to purchase 12,710 shares of our common stock held by Peter C. Boylan III, a director of MRC Global Inc.;

•	10,787 shares of unrestricted common stock and options to purchase 1,348 shares of our common stock held directly by Dr. Cornelis A. Linse, a director of MRC Global Inc.;

•	21,853 shares of unrestricted common stock and options to purchase 1,092 shares of our common stock held directly by John Perkins, a director of MRC Global Inc.; and

•	options to purchase 674 shares of our common stock held by Gerard P. Krans, a director of MRC Global Inc.

The following table sets forth, as of the date hereof, the number of common units and profits units of PVF Holdings LLC held by each of the directors, executive officers and beneficial owners of more than five percent of the common stock of MRC Global Inc.

Name of Beneficial Owner	Common Units Owned Directly or Indirectly	Profits Units Owned Directly or Indirectly
The Goldman Sachs Funds	203,365.2099	—
Andrew R. Lane	—	—
James F. Underhill	25.5296	358.4312
Gary A. Ittner	25.6386	381.3098
Rory M. Isaac	127.3212	381.3098
Scott A. Hutchinson	51.0592	165.2342
Neil P. Wagstaff	3,081.2400	—
Leonard M. Anthony	—	—
Rhys J. Best	127.1033	—
Peter C. Boylan III	254.2065	—
Henry Cornell	—	—
Christopher A.S. Crampton	—	—
John F. Daly	—	—
Craig Ketchum	11,219.8688	381.3098
Gerard P. Krans	21,055.1400	—
Dr. Cornelis A. Linse	—	—
John A. Perkins	—	—
H.B. Wehrle, III	5,178.4082	381.3098
The Goldman Sachs Funds and all of our directors and executive officers, as a group	244,510.7253	2,048.9046
Other holders of common units of PVF Holdings, LLC, as a group	89,230.3988	2,435.7221

Total	333,741.1241	4,484.6267

CORPORATE STRUCTURE

The following chart illustrates our simplified organizational and ownership structure following the consummation of the initial public offering of common stock of MRC Global Inc. and assumes no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholder:

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between MRC Global Inc. (including its subsidiaries) and its directors, executive officers and 5% stockholders and their immediate family members that have occurred since January 1, 2008. See “Corporate Structure” for an illustration of where the related entities discussed below sit in our corporate structure.

Transactions with the Goldman Sachs Funds

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings, the largest shareholder of MRC Global Inc. See “Corporate Structure”.

May 2008 Dividend

On May 22, 2008, McJunkin Red Man Corporation borrowed $25 million in revolving loans under its revolving credit facility and distributed the proceeds of the loans to MRC Global Inc. On the same date, MRC Global Inc. borrowed $450 million in term loans under its term loan facility and distributed the proceeds of the term loans, together with the proceeds of the revolving loans, to its stockholders, including PVF Holdings. PVF Holdings used the proceeds from the dividend to fund distributions to members of PVF Holdings in May 2008. The Goldman Sachs Funds were paid $311,722,411.39 in such distribution.

LaBarge Acquisition

On October 9, 2008, we acquired LaBarge. In connection with the LaBarge acquisition, McJunkin Red Man Corporation paid an affiliate of the Goldman Sachs Funds a $1.6 million merger and acquisition advisory fee.

MRC Transmark Acquisition

On October 30, 2009, we acquired MRC Transmark. In connection with the acquisition of MRC Transmark, McJunkin Red Man Corporation agreed to pay to an affiliate of the Goldman Sachs Funds a €4.0 (US$6.0) million merger and acquisition advisory fee.

ABL Credit Facility

Goldman Sachs Lending Partners LLC was the co-documentation agent and a managing agent for our ABL Credit Facility and is a lender under our Global ABL Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Indebtedness—Global ABL Facility”.

Prior Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., or Goldman Sachs, was a lender under our prior revolving credit facility and our prior Term Loan Facility and Junior Term Loan Facility. Goldman Sachs Credit Partners was also a co-lead arranger and joint bookrunner under our prior revolving credit facility, was a co-lead arranger and joint bookrunner under our prior Term Loan Facility and our prior Junior Term Loan Facility and was also the syndication agent under our prior Term Loan Facility and our prior Junior Term Loan Facility.

We paid a $4.4 million fee to Goldman Sachs Credit Partners in May 2008 in connection with our prior Junior Term Loan Facility, a fee of $0.5 million to Goldman Sachs Credit Partners in June 2008 in connection with the $50 million upsizing of our prior revolving credit facility and a fee of $2 million to Goldman Sachs Credit Partners in October 2008 in connection with the $100 million upsizing of our prior revolving credit facility.

Notes Offerings

Goldman Sachs was a joint book-running manager for our December 2009 and February 2010 notes offerings and received fees of $9.5 million in connection with serving in this capacity. In addition, pursuant to the registration rights agreements we entered into at the time of the notes offerings, we have filed and are obligated to keep effective a market-making registration statement to enable Goldman Sachs to engage in market-making for the notes. The SEC declared the initial market-making registration statement effective in July 2011.

Transactions with USI Southwest

In January 2010, we engaged Anco Insurance Services of Houston, Inc. (doing business as USI Southwest), an affiliate of the Goldman Sachs Funds, to provide insurance brokerage services to us. During the year ended December 31, 2011 and the year ended December 31, 2010, we paid USI Southwest $1.6 million and $2.2 million, respectively, for these services.

Transactions with Kinder Morgan Energy Partners, L.P.

On September 1, 2009, we entered into a Supply Agreement with Kinder Morgan Energy Partners, L.P., an affiliate of the Goldman Sachs Funds, pursuant to which we have agreed to provide maintenance, repair and operating supplies and related products for an initial term expiring on December 31, 2014. Including services provided to Kinder Morgan prior to the entry of the Supply Agreement, we received $15.5 million in the year ended December 31, 2009, $13.7 million in the year ended December 31, 2010 and $9.9 million in the year ended December 31, 2011.

Transactions with Cobalt, Energy Future Holdings, CCS and EF Energy

Cobalt International Energy LP (“Cobalt”), Luminant Generation Company LLC, Luminant Mining Company LLC and Oncor Electric Delivery Company LLC (together with Luminant Generation Company LLC and Luminant Mining Company LLC, “Energy Future Holdings”), CCS Corporation (“CCS”) and EF Energy Holdings, L.L.C. (“EF Energy”), affiliates of the Goldman Sachs Funds, are customers of our Company. Our sales to Cobalt were $1.3 million in the year ended December 31, 2009, $6.1 million in the year ended December 31, 2010 and none for the in the year ended December 31, 2011. Our sales to Energy Future Holdings were $0.5 million in the year ended December 31, 2009, $4.1 million in the year ended December 31, 2010 and $61,000 in the year ended December 31, 2011. Our sales to CCS were $0.5 million in the year ended December 31, 2009, $0.4 million in the year ended December 31, 2010 and $1.2 million in the year ended December 31, 2011. Our sales to EF Energy were $1.0 million in the year ended December 31, 2011, and we had no sales to EF Energy prior to 2011.

Transactions with Prideco

We lease certain equipment and buildings from Prideco, LLC, an entity that Craig Ketchum (a member of the Board and our former president and CEO) and certain of his immediate family members own. Craig Ketchum owns a 25% interest in Prideco, LLC. We paid Prideco, LLC an aggregate rental amount of approximately $2.4 million in the year ended December 31, 2009, $1.5 million in the year ended December 31, 2010 and $0.6 million in the year ended December 31, 2011.

Under four separate real property leases, we lease office and warehouse space for the wholesale distribution of PVF from Prideco, LLC. The total rental amount under these leases was approximately $0.1 million in the year ended December 31, 2008, $0.1 million in the year ended December 31, 2009, $0.1 million in the year ended December 31, 2010 and $0.1 million in the year ended December 31, 2011. The location of the leased property, monthly rent for 2011, term, expiration date, square footage of the leased premises and renewal option for each of these leases are included in the table below:

Location	Monthly 2011 Rent	Term	Expiration	Square Feet	Renewal Option
Artesia, NM	$2,200	5 years	May 31, 2013	8,750	One five-year renewal option
Lovington, NM	$2,350	3 years	September 30, 2012	6,000	Open option to renew
Tulsa, OK	$3,000	3 years	March 31, 2012	7,980	One five-year renewal option
Woodward, OK	$3,500	5 years	July 31, 2012	6,000	None

Additionally, under one master lease, Prideco, LLC leases approximately 35 trucks, cars and sports utility vehicles to us. All of these vehicles are used in our operations. Under the master lease, most vehicles are leased for a term of 36 months. The total rental amount under this lease was approximately $2.3 million in the year ended December 31, 2009, $1.4 million in the year ended December 31, 2010 and $0.5 million in the year ended December 31, 2011.

We believe the rental amounts under our leases with Prideco, LLC are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Hansford Associates Limited Partnership

McJunkin Red Man Corporation leases certain land and buildings from Hansford Associates Limited Partnership, a limited partnership in which H. B. Wehrle, III (a member of the Board), E. Gaines Wehrle (a former member of the Board), Stephen D. Wehrle (a former executive officer of MRC Global Inc.) and certain of their immediate family members are limited partners. Together, these three persons and their immediate family members have a 50% ownership interest in the limited partnership. McJunkin Red Man Corporation paid Hansford Associates Limited Partnership an aggregate rental amount of approximately $2.5 million in the year ended December 31, 2008, $2.5 million in the year ended December 31, 2009, $2.5 million in the year ended December 31, 2010 and $2.3 million in the year ended December 31, 2011.

We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates Limited Partnership are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Executive Officers and Directors

GS Acquisition

Under the terms of the merger agreement for the GS Acquisition, McJunkin Red Man Corporation is required to use its commercially reasonable efforts promptly following the closing of the merger to sell certain of its assets (the “Non-Core Assets”) for cash and to distribute 95% of the net proceeds of the sales, less 40% of taxable gains, to McJunkin Red Man Corporation’s shareholders of record immediately prior to the merger, including H.B. Wehrle, III. All Non-Core Assets have subsequently been sold.

In connection with the GS Acquisition, on December 4, 2006, we entered into an indemnity agreement with certain former shareholders of McJunkin Red Man Corporation, including H.B.Wehrle, III and Stephen D. Wehrle. Under the indemnity agreement, certain former shareholders of McJunkin Red Man Corporation agreed to jointly and severally indemnify (i) McJunkin Red Man Corporation, (ii) MRC Global Inc. and (iii) the wholly owned subsidiary of MRC Global Inc. that merged with and into McJunkin Red Man Corporation in connection with the GS Acquisition, and their respective shareholders, members, partners, officers, directors, employees, attorneys, accountants, affiliates, agents, other advisors and successors, from and against all costs the indemnified parties incur relating to the holding and disposition of certain of the Non-Core Assets, and the distribution of net proceeds with respect to the disposition, to the extent the costs for each Non-Core Asset exceed the net proceeds received in the sale of the asset.

Additionally, the indemnity agreement provided that from and after the effective time of the merger that was consummated in connection with the GS Acquisition, the indemnifying shareholders would jointly and severally indemnify the indemnified parties for (i) any amounts paid or payable by McJunkin Red Man Corporation or any of its subsidiaries to any of its officers, directors or employees in excess of $965,000 in the nature of any “stay-pay bonuses” as a result of the merger, other than payments to certain specific employees, and (ii) any failure to properly withhold any amounts required to be withheld by McJunkin Red Man Corporation or any of its subsidiaries relating to stay-pay bonuses or any similar such payments (which indemnity only applied to withholding obligations that arose before the effective time of the merger on January 31, 2007).

May 2008 Dividend

Certain members of our management team and certain current and former members of the Board are members of PVF Holdings and therefore participated in PVF Holdings’ cash distributions to its members in May 2008. See “—Transactions with the Goldman Sachs Funds—May 2008 Dividend” above. The table below sets forth the proceeds of the distributions paid to the account of the profits units and common units held by our current and former executive officers and directors who are members of PVF Holdings:

Name	Proceeds from Distributions Paid on Common Units	Proceeds from Distributions Paid on Profits Units	Total
Randy K. Adams	$6,131.28	$48,420.00	$54,551.28
Rhys J. Best(1)	$194,826.51	—	$194,826.51
Peter C. Boylan, III(2)	$389,653.01	—	$389,653.01
David Fox, III(3)	$1,975,013.20	—	$1,975,013.20
Ken Hayes	$82,772.33	$16,140.00	$98,912.33
Harry K. Hornish, Jr.	$584,479.52	—	$584,479.52
Scott A. Hutchinson	$78,264.60	$20,982.00	$99,246.60
Rory M. Isaac	$195,160.51	$48,420.00	$243,580.51
Russell L. Isaacs	$137,300.00	—	$137,300.00
Gary A. Ittner	$39,299.30	$48,420.00	$87,719.30
Craig Ketchum(4)	$17,198,047.58	$48,420.00	$17,246,467.58
Kent Ketchum(5)	$6,878,317.54	$24,210.00	$6,902,527.54
Stephen W. Lake	$78,264.59	$16,140.00	$94,404.59
Jeffrey Lang	$38,965.30	$48,420.00	$87,385.30
Diana D. Morris	$19,482.65	—	$19,482.65
Dennis Niver	$333.99	$32,280.00	$32,613.99
Dee Paige	$77,930.60	$72,630.00	$150,560.60
James F. Underhill	$78,264.60	$75,858.00	$154,122.60
E. Gaines Wehrle(6)	$7,306,083.68	—	$7,306,083.68
H.B. Wehrle, III	$7,860,472.35	$48,420.00	$7,908,892.35
Stephen D. Wehrle	$6,627,379.72	$24,210.00	$6,651,589.72
Michael H. Wehrle	$7,095,097.13	—	$7,095,097.13
Martha G. Wehrle	$870,319.63	—	$870,319.63
Other Wehrle Family Members(7)	$34,345,051.70	—	$34,345,051.70
Other Ketchum Family Members(8)	$19,238,151.48	—	$19,238,151.48
All executive officers, directors and their immediate family members	$111,395,062.80	$572,970.00	$111,968,032.80

(1)	Mr. Best holds common units in PVF Holdings through a limited liability company which he controls.
(2)	Mr. Boylan holds common units in PVF Holdings through a limited liability company which he owns and controls.
(3)	The $1,975,013.20 that is indicated as being distributed on account of Mr. Fox’s common units (including common units) was distributed to a trust that Mr. Fox established. Of this sum, $993,087.61 was distributed with respect to common units and $81,345.60 was paid as a tax distribution with respect to restricted common units. The balance of this sum ($900,579.99) relates to proceeds of the dividend distributed with respect to restricted common units which are being held by PVF Holdings subject to vesting of the restricted common units.
(4)	Craig Ketchum was paid $17,197,713.60 in proceeds with respect to common units held by a limited liability company which he controls. Craig Ketchum received $333.99 in proceeds with respect to common units that he holds directly.

(5)	Kent Ketchum was paid $6,877,983.55 in proceeds with respect to common units held by a limited liability company which he controls. Kent Ketchum received $333.99 in proceeds with respect to common units that he holds directly.
(6)	The $7,306,083.68 that is indicated as being distributed with respect to Mr. Wehrle’s common units was distributed to a trust that Mr. Wehrle established.
(7)	As used in this table, “Other Wehrle Family Members” include the immediate family members of H.B. Wehrle, III, E. Gaines Wehrle, Stephen D. Wehrle and Michael H. Wehrle.
(8)	As used in this table, “Other Ketchum Family Members” include the immediate family members of Craig Ketchum and Kent Ketchum.

Registration Rights Agreement

In connection with its initial public offering, on April 11, 2012, MRC Global Inc. entered into a new registration rights agreement with PVF Holdings pursuant to which MRC Global Inc. may be required to register the sale of shares that PVF Holdings holds. Under the registration rights agreement, PVF Holdings has the right, including in connection with the initial public offering, to request that MRC Global Inc. use its reasonable best efforts to register the sale of shares that PVF Holdings holds on its behalf on up to six occasions including requiring MRC Global Inc. to file shelf registration statements permitting sales of shares into the market from time to time over an extended period. PVF Holdings’ right to demand registration is subject to certain limitations contained in the registration rights agreement, including MRC Global Inc.’s right to decline to cause a registration statement for a demand registration to be declared effective within 180 days after the effective date of any of its other registration statements.

In addition, PVF Holdings has the ability to exercise certain piggyback registration rights with respect to its own securities if MRC Global Inc. elects to register any of its equity securities. The registration rights agreement also includes provisions dealing with allocation of securities included in registration statements, registration procedures, indemnification, contribution and allocation of expenses. The registration rights agreement will be in effect until such time as PVF distributes all of the common stock which it holds to its members.

In connection with the initial public offering, MRC Global Inc. also amended the existing registration rights agreement, which will become effective at such time as PVF distributes any of the common stock which it holds to its members. Pursuant to the terms of such amended registration rights agreement, the existing members of PVF Holdings would thereafter be entitled to certain registration rights with respect to shares of common stock which are distributed to them by PVF Holdings. In particular, the Goldman Sachs Funds would be able to request that MRC Global Inc. use its reasonable best efforts to register the sale of shares that they own on up to five occasions, and Transmark Holdings would be able to request that MRC Global Inc. use its reasonable best efforts to register the sale of shares it owns on one occasion, and all of the members of PVF Holdings party to the existing registration rights agreement would have the ability to exercise certain piggyback registration rights with respect to their own securities if MRC Global Inc. elects to register any of its equity securities.

Management Stockholders Agreement

Each holder of a stock option or restricted stock award, including the members of the Board who have received awards, is a party to a management stockholders agreement. Employees or directors that purchase common stock of MRC Global Inc. must also become a party to the management stockholders agreement. The management stockholders agreement sets forth the terms and conditions governing common stock of MRC Global Inc., including vested restricted stock and shares of common stock received upon the exercise of stock option awards.

The management stockholders agreement provides that upon the termination of a shareholder’s employment with MRC Global Inc. or its affiliates (including, in the case of a non-employee member of the Board, the termination of his or her service on the Board), MRC Global Inc. may exercise its right to purchase from shareholder (or his or her permitted transferee) all or a portion of the shareholder’s vested restricted stock, common stock received upon the exercise of the shareholder’s stock options, or common stock the shareholder purchased. In the event of a termination by the Company or its affiliates for cause (as defined in the management stockholders agreement), the call option price would be the lesser of:

(i)	the fair market value on the date of repurchase (determined in accordance with the management stockholders agreement); or

(ii)	the price paid for the stock by such shareholder. Under all other circumstances, the call option price would be the fair market value of the stock subject to the call option on the date of repurchase (determined in accordance with the management stockholders agreement).

Prior to the consummation of an initial public offering of our common stock, if PVF Holdings proposes to:

(i)	transfer common stock to any person who is not its affiliate; or

(ii)	effect an Exit Event (as defined in the management stockholders agreement), PVF Holdings may require shareholders to transfer a proportionate number of their shares of common stock to the person.

In this event, shareholders would receive the same price for their common stock as PVF Holdings receives for its common stock and would be required to pay for a proportionate share of all transaction expenses.

Other than as described above in this section, the management stockholders agreement prohibits the transfer of any shares of common stock of MRC Global Inc. (including vested shares restricted stock) by a shareholder, other than following the death of the holder pursuant to the terms of any trust or will of the deceased or by the laws of intestate succession.

Our directors hold various equity interests in respect of our shares of common stock. Andrew R. Lane, Leonard Anthony, Dr. Cornelis A. Linse and John Perkins hold shares of our common stock that they have purchased for fair market value; Andrew R. Lane and Leonard Anthony hold awards of restricted stock; and Andrew R. Lane, Leonard Anthony, Rhys Best, Peter C. Boylan III, Gerard P. Krans, John Perkins and Dr. Cornelis A. Linse hold stock options to purchase shares of our common stock. Accordingly, each of them is a party to the management stockholders agreement. Upon the consummation of the initial public offering of our common stock, none of Messrs, Lane, Anthony, Linse or Perkins will be a party to the management stockholders agreement in respect of common stock purchased by them, and neither Mr. Lane nor Mr. Anthony will be a party to the management stockholders agreement in respect of common stock acquired by them upon exercise of their stock options.

MRC Global Inc. terminated the management stockholders agreements in connection with the consummation of the initial public offering.

Governance Agreement

Currently MRC Global Inc.’s largest shareholder is PVF Holdings. The Goldman Sachs Funds own a majority of the interests of PVF Holdings and have the right to select all of the directors of PVF Holdings. Accordingly, the Goldman Sachs Funds control PVF Holdings and the shares of common stock that PVF Holdings owns. Beginning one year after the closing date of MRC Global Inc.’s initial public offering, certain holders of interests of PVF Holdings have the right to require that PVF Holdings distribute to them the shares of common stock which PVF Holdings owns in an aggregate amount equal to the value of their interests in PVF Holdings.

In connection with the initial public offering, MRC Global Inc. entered into a governance agreement with PVF Holdings, which granted PVF Holdings certain rights relating to the nomination of candidates to the board of directors of MRC Global Inc.

The governance agreement allows PVF Holdings, for so long as it beneficially owns at least 15% of the shares of common stock outstanding, to designate a number of director nominees in the slate of director nominees that MRC Global Inc. proposes to stockholders in connection with an election of directors. The number of nominees that PVF Holdings has the right to designate is equal to the product of (i) the percentage of the total outstanding shares of common stock beneficially owned by PVF Holdings multiplied by (ii) the total number of directors comprising the board of directors. In the event that this calculation results in PVF Holdings having the right to designate a non-whole number of nominees, the number of nominees that PVF Holdings has a right to designate will be rounded up to the nearest whole number.

PVF Holdings has the right to assign its rights and obligations under the governance agreement to Goldman, Sachs & Co. and/or one or more of its affiliates, including the Goldman Sachs Funds, but not to any other person. In the event of an assignment, the director nomination rights described above will inure to the benefit of the assignee or assignees, and the shares of our common stock beneficially owned by Goldman, Sachs & Co. and its affiliates, taken together, will be counted towards the ownership thresholds referred to above.

Related Party Transaction Policy

MRC Global Inc. has in place a formal written policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which MRC Global Inc. was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The audit committee of the Board must review, approve and ratify a related party transaction if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the audit committee believes are no less favorable to MRC Global Inc. than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the audit committee otherwise determines that the transaction is not in MRC Global Inc.’s best interests. The audit committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction. In addition, the compensation committee will approve related party transactions involving compensation rather than our audit committee.

In addition, we are bound by a provision in the PVF LLC Agreement, which provides that neither we nor any of our subsidiaries may enter into any transactions with any of the Goldman Sachs Funds or any of their affiliates except for transactions that:

(i)	are otherwise permitted or contemplated by the PVF LLC Agreement; or

(ii)	are on fair and reasonable terms not materially less favorable to us than we would obtain in a hypothetical comparable arm’s length transaction with a person that was not an affiliate of the Goldman Sachs Funds.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s length transaction with a person that is not an affiliate.

DESCRIPTION OF NOTES

The notes were issued under an indenture (the “indenture”), dated December 21, 2009, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”). On December 21, 2009, the Issuer issued and sold $1.0 billion of 9.50% senior secured notes due 2016 (“original first lien notes”). On February 11, 2010, the Issuer issued and sold $50 million of 9.50% senior secured notes due 2016 (“additional first lien notes”). The original first lien notes and the additional first lien notes:

•	are pari passu in right of payment;

•	are secured equally and ratably;

•	vote together on any matter submitted to the holders for a vote, including waivers and amendments; and

•	are otherwise treated as a single class for all purposes under the indenture, including redemptions and offers to purchase.

Unless otherwise indicated, the original first lien notes, the additional first lien notes and the exchange notes issued in exchange thereof (“exchange notes”) are collectively referred to herein as the “notes”. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which is referred to in this prospectus as the Trust Indenture Act, or TIA.

You can find the definitions of certain terms used in this description under “—Certain Definitions”. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture, the collateral trust agreement, the intercreditor agreement and/or the exchange and registration rights agreements. In this description, the term “Parent” refers only to MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), a Delaware corporation, and not to any of its subsidiaries or direct or indirect equityholders, the term “Issuer” refers only to McJunkin Red Man Corporation, a Delaware corporation and a Wholly Owned Restricted Subsidiary of Parent, and not to any of its subsidiaries, the term “refinancing transactions” means the issuance of the original first lien notes and the application of the use of proceeds therefrom, and the term “current transactions” means the issuance of the additional first lien notes and the application of the use of proceeds therefrom.

The following description is a summary of the material provisions of the indenture, the collateral trust agreement, the intercreditor agreement and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the collateral trust agreement, the intercreditor agreement and the exchange and registration rights agreements because they, and not this description, define your rights as a holder of the notes. Copies of the indenture, the collateral trust agreement, the intercreditor agreement and the exchange and registration rights agreements from the Issuer without charge upon request.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general senior secured obligations of the Issuer;

•

share, equally and ratably with all obligations of the Issuer under any other Priority Lien Debt, in the benefits of Liens held by the collateral trustee on all Notes Priority Collateral from time to time owned by the Issuer, which Liens will be junior to all Permitted Prior Liens on the Notes Priority Collateral and senior to the Liens on the Notes Priority Collateral securing any future Subordinated Lien Obligations;

•

share, equally and ratably with all obligations of the Issuer under any other Priority Lien Debt, in the benefits of the Liens held by the collateral trustee on the ABL Priority Collateral, which Liens will be junior to all Permitted Prior Liens on the ABL Priority Collateral, including Liens securing the ABL Debt Obligations, and, consequently, the notes will be effectively junior to all ABL Debt Obligations to the extent of the value of the ABL Priority Collateral;

•	are structurally subordinated to any existing and future Indebtedness and other liabilities of the Issuer’s non-Guarantor Subsidiaries;

•	are pari passu in right of payment with all existing and future Indebtedness of the Issuer that is not subordinated;

•	are senior in right of payment to any existing and future subordinated Indebtedness of the Issuer; and

•	are guaranteed on a senior secured basis by the Subsidiary Guarantors, and on a senior unsecured basis by Parent, as described under the caption “—The Note Guarantees”.

As of December 31, 2011, the Issuer had outstanding $1.05 billion in aggregate principal amount of Priority Lien Debt (consisting solely of the notes) plus certain outstanding interest rate swap agreements that have been designated as Priority Lien Debt, approximately $437.9 million in aggregate principal amount of drawn ABL Debt and outstanding letters of credit of approximately $4.6 million (and $418.7 million of available borrowings under the then existing ABL Credit Facility) and no Subordinated Lien Debt. Pursuant to the indenture, the Issuer is permitted to incur additional Indebtedness as Priority Lien Debt in an amount not to exceed the Priority Lien Cap. The Issuer is also permitted to incur additional ABL Debt in an amount not to exceed the ABL Lien Cap and additional Subordinated Lien Debt in an amount not to exceed the Subordinated Lien Cap. Any future incurrence of Priority Lien Debt, ABL Debt or Subordinated Lien Debt will be subject to all of the covenants described below, including the covenants described under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”.

The Note Guarantees

The notes are guaranteed by Parent and by all of the current and future Wholly Owned Domestic Subsidiaries of the Issuer (other than Excluded Subsidiaries) and any of the Issuer’s future Restricted Subsidiaries that guarantee any Indebtedness of the Issuer or any Subsidiary Guarantor, including the Global ABL Facility.

Each guarantee by a Subsidiary Guarantor of the notes:

•	is a general senior secured obligation of that Subsidiary Guarantor;

•

shares, equally and ratably with all obligations of that Subsidiary Guarantor under any other Priority Lien Debt, in the benefit of Liens on all Notes Priority Collateral from time to time owned by that Subsidiary Guarantor, which Liens will be junior to all Permitted Prior Liens on the Notes Priority Collateral and senior to the Liens on the Notes Priority Collateral securing any future Subordinated Lien Obligations;

•

shares, equally and ratably with all obligations of that Subsidiary Guarantor under any other Priority Lien Debt, in the benefits of the Liens held by the collateral trustee on the ABL Priority Collateral of that Subsidiary Guarantor, which Liens will be junior to all Permitted Prior Liens on the ABL Priority Collateral, including Liens securing the ABL Debt Obligations, and, consequently, the Note Guarantees will be effectively junior to all ABL Debt Obligations to the extent of the value of the ABL Priority Collateral of that Subsidiary Guarantor;

•	is pari passu in right of payment with all existing and future Indebtedness of that Subsidiary Guarantor that is not subordinated; and

•	is senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor.

Not all of the Issuer’s Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of December 31, 2011, the Issuer’s non-Guarantor Subsidiaries had consolidated total liabilities (excluding intercompany liabilities of Subsidiaries that are not Guarantors) of approximately $557.3 million, including trade payables, and consolidated total assets of $633.7 million, which represented 20% of the Issuer’s and its Subsidiaries’ consolidated total assets. In addition, for the fiscal year ended December 31, 2011, the Issuer’s non-Guarantor subsidiaries had consolidated total revenue of $983.2 million, which represented 20% of the Issuer’s consolidated total revenue. See “Risk Factors—Risks Related to the Notes—Your Right to Receive Payment on the Notes Will Be Structurally Subordinated to the Liabilities of Our Non-Guarantor Subsidiaries”.

The guarantee by Parent of the notes is a general senior unsecured obligation of Parent, is pari passu in right of payment with all existing and future Indebtedness of Parent that is not subordinated, is senior in right of payment to any future subordinated Indebtedness of Parent and is effectively subordinated to any future secured Indebtedness of Parent and structurally subordinated to any Indebtedness of the Issuer and its Subsidiaries. Parent has no significant assets other than its interest in the Issuer, and has no income from operations independent of the Issuer and its Subsidiaries.

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary), such Wholly Owned Domestic Subsidiary must become a Subsidiary Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee. In addition, any Restricted Subsidiary of the Issuer that guarantees any Indebtedness of the Issuer or any Subsidiary Guarantor, including the Global ABL Facility, must become a Subsidiary Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the trustee.

The Note Guarantee of a Guarantor will be released under specified circumstances, including, in the case of a Subsidiary Guarantor, in connection with a disposition of the Subsidiary Guarantor’s Capital Stock if various conditions are satisfied. See “—Certain Covenants—Guarantees”.

As of the date the Issuer issued the notes, all of the Issuer’s Subsidiaries were “Restricted Subsidiaries”. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, the Issuer is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries”. Any Unrestricted Subsidiaries will not be subject to any of the covenants in the indenture and will not guarantee the notes. The notes are not guaranteed by PVF Holdings LLC, which is the largest shareholder of Parent.

Principal, Maturity and Interest

The indenture provides for the issuance by the Issuer of notes with an unlimited principal amount. The Issuer may issue additional notes (the “additional notes”) from time to time after this offering. Any offering of additional notes is subject to the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”. The original first lien notes, the additional first lien notes, the exchange notes, and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We intend to take the position that the additional first lien notes will be fungible with the original first lien notes for U.S. federal income tax purposes. See “Material United States Federal Tax Considerations—Qualified Reopening”. However, any additional notes may not be fungible with the additional first lien notes and the original first lien notes for U.S. federal income tax purposes. Any additional notes, if any, will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on December 15, 2016.

Interest on the notes accrues at the rate of 9.50% per annum and is payable semi-annually in arrears on June 15 and December 15, having commenced on June 15, 2010. The Issuer will make each interest payment to the holders of record on the immediately preceding June 1 and December 1, respectively.

Interest on the additional first lien notes will be deemed to accrue from December 21, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture and the procedures described in “Notice to Investors”. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

Security

The obligations of the Issuer with respect to the notes, the obligations of the Subsidiary Guarantors under the Note Guarantees, all other existing and future Priority Lien Obligations and the performance of all other obligations of the Issuer and the Subsidiary Guarantors under the note documents are secured by Liens held by the collateral trustee on the Notes Priority Collateral and the ABL Priority Collateral. The Liens on the Notes Priority Collateral securing the notes are senior to the Liens on the Notes Priority Collateral securing any future Subordinated Lien Obligations. The Liens on the ABL Priority Collateral securing the notes are junior to the Liens on the ABL Priority Collateral securing the ABL Debt Obligations, but senior to the Liens on the ABL Priority Collateral securing any future Subordinated Lien Obligations. All such Liens are subject to Permitted Prior Liens.

On December 21, 2009, the Issuer and the Subsidiary Guarantors entered into a collateral trust agreement with the collateral trustee and the trustee. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon all Collateral owned by the Issuer or any Subsidiary Guarantor for the benefit of all present and future holders of Priority Lien Obligations and all future holders of Subordinated Lien Obligations (if any). The Priority Lien Obligations and the Subordinated Lien Obligations are collectively referred to as the “Secured Obligations”.

Collateral Trustee

The collateral trustee acts for the benefit of the holders of:

•	the notes;

•	all other Priority Lien Obligations outstanding from time to time; and

•	all Subordinated Lien Obligations outstanding from time to time, if any.

U.S. Bank National Association currently acts as collateral trustee under the collateral trust agreement. Neither the Issuer nor any of its Affiliates may act as collateral trustee. No Secured Debt Representative may serve as collateral trustee; provided that the trustee may serve as collateral trustee if the notes are the only Secured Obligations outstanding (other than Hedging Obligations).

The collateral trustee holds (directly or through co-trustees or agents), and is entitled to enforce on behalf of the holders of Priority Lien Obligations and Subordinated Lien Obligations, if any, all Liens on the Collateral created by the security documents for their benefit, subject to the provisions of the intercreditor agreement and the collateral trust agreement, in each case as described below.

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee is not obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

The Issuer will deliver to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

On December 21, 2009, the collateral trustee entered into an intercreditor agreement (the “intercreditor agreement”) with the Issuer, the Subsidiary Guarantors, the trustee, and The CIT Group/Business Credit Inc. and Bank of America, N.A., each as co-collateral agent under the ABL Credit Facility (collectively in such capacity, and together with any other collateral agent, collateral trustee or other representative of lenders or holders of ABL Debt Obligations that becomes party to the intercreditor agreement upon the refinancing or replacement of the ABL Credit Facility, or any successor representative acting in such capacity, the “ABL Collateral Agent”), to provide for, among other things, the junior nature of the Liens on the ABL Priority Collateral securing the Priority Lien Obligations. The Liens held by the collateral trustee on the Notes Priority Collateral securing Priority Lien Obligations are senior to the Liens securing any future Subordinated Lien Obligations. The Liens held by the collateral trustee on the ABL Priority Collateral securing Priority Lien Obligations are junior to the Liens held by the ABL Collateral Agent on the ABL Priority Collateral securing the ABL Debt Obligations, but senior to the Liens on the ABL Priority Collateral securing any future Subordinated Lien Obligations. All such Liens are subject to Permitted Prior Liens.

Collateral

The Notes Priority Collateral comprises substantially all of the tangible and intangible assets of the Issuer and the Subsidiary Guarantors, other than the ABL Priority Collateral and Excluded Assets.

The ABL Priority Collateral comprises substantially all accounts, inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any inventory, all letter of credit rights, chattel paper, instruments, investment property and general intangibles pertaining to the foregoing, deposit accounts (other than the Net Available Cash Account, to the extent that it constitutes a deposit account) and securities accounts (other than the Net Available Cash Account, to the extent it constitutes a securities account), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing, all records, “supporting obligations” (as defined in Article 9 of the UCC) and related letters of credit, commercial tort claims or other claims and causes of action, in each case, to the extent not primarily related to the Notes Priority Collateral and, to the extent not otherwise included, all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, investment property, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, in each case held by the Issuer and the Subsidiary Guarantors, other than the Excluded ABL Assets.

ABL Debt

As of December 31, 2011, the Issuer had approximately $437.9 million in aggregate principal amount of drawn ABL Debt outstanding, all of which consisted of borrowings under the ABL Credit Facility, and outstanding letters of credit of approximately $4.6 million. As of December 31, 2011, the Issuer had approximately $418.7 million available for borrowing under the ABL Credit Facility. The indenture and the security documents provide that the Issuer and the Subsidiary Guarantors may incur additional ABL Debt, in an amount not to exceed the ABL Lien Cap. Any additional ABL Debt would be secured by Liens on the ABL Priority Collateral that would be effectively senior to the Liens on the ABL Priority Collateral securing the notes and other Priority Lien Debt. Additional ABL Debt will only be permitted if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”.

Additional Priority Lien Debt

The indenture and the security documents provide that the Issuer may incur additional Priority Lien Debt, in an amount not to exceed the Priority Lien Cap, by issuing additional notes under the indenture or under one or more additional indentures, incurring additional Indebtedness under Credit Facilities (other than the ABL Credit Facility) or otherwise issuing or increasing a new Series of Secured Debt secured by Priority Liens on the Notes Priority Collateral and junior Liens on the ABL Priority Collateral. All additional Priority Lien Debt will be pari passu in right of payment with the notes, will be guaranteed on a pari passu basis by each Subsidiary Guarantor and will be secured equally and ratably with the notes by Liens on the Collateral held by the collateral trustee for as long as the notes and the Note Guarantees are secured by the Collateral, subject to the covenants contained in the indenture. The collateral trustee under the collateral trust agreement holds all Priority Liens in trust for the benefit of the holders of the notes, any future Priority Lien Debt and all other Priority Lien Obligations. Additional Priority Lien Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”.

Future Subordinated Lien Debt

The indenture and the security documents provide that the Issuer and the Guarantors may incur Subordinated Lien Debt in the future, in an amount not to exceed the Subordinated Lien Cap, by issuing notes under one or more new indentures, incurring additional Indebtedness under other Credit Facilities (other than the ABL Credit Facility) or otherwise issuing or increasing a new Series of Secured Debt secured by Subordinated Liens on the Collateral. Subordinated Lien Debt will be permitted to be secured by the Collateral only if such Subordinated Lien Debt and the related Subordinated Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens”. The collateral trustee under the collateral trust agreement holds all Subordinated Liens in trust for the benefit of the holders of any future Subordinated Lien Debt and all other Subordinated Lien Obligations. The Liens on the Notes Priority Collateral securing any future Subordinated Lien Obligations will be junior to the Liens on the Notes Priority Collateral held by the collateral trustee securing the Priority Lien Obligations and the Liens on the Notes Priority Collateral held by the ABL Collateral Agent securing the ABL Debt Obligations. The Liens on the ABL Priority Collateral securing any future Subordinated Lien Obligations will be junior to the Liens on the ABL Priority Collateral securing the ABL Debt Obligations and the Liens securing the Priority Lien Obligations. All such Liens will be subject to Permitted Prior Liens.

The Intercreditor Agreement

On December 21, 2009, the collateral trustee, on behalf of all current and future holders of Priority Lien Obligations and all future holders of Subordinated Lien Obligations, entered into the intercreditor agreement with the Issuer, the Subsidiary Guarantors and the ABL Collateral Agent to provide for, among other things, the junior nature of the Liens on the ABL Priority Collateral securing the Priority Lien Obligations. The intercreditor agreement includes certain intercreditor arrangements relating to the rights of the collateral trustee in the ABL Priority Collateral.

The intercreditor agreement permits the ABL Debt Obligations, the Priority Lien Obligations and the Subordinated Lien Obligations to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities set forth in the intercreditor agreement, in each case without the consent of any holder of ABL Debt Obligations, Priority Lien Obligations (including holders of the notes) or Subordinated Lien Obligations.

Certain Definitions Used in the Intercreditor Agreement

“ABL Default” means an “Event of Default” (as defined in the ABL Credit Facility).

“Collateral Trustee Standstill Period” means a period of at least 180 days since the earlier of: (x) the date of the commencement of any Insolvency or Liquidation Proceeding by or against the Issuer or any Subsidiary Guarantor that has not been dismissed, or (y) the date on which the Collateral Trustee first declares the existence of a Priority Lien Default or a Subordinated Lien Default, as applicable, demands the repayment of all the principal amount of any Priority Lien Obligations or

Subordinated Lien Obligations, as applicable, and the ABL Collateral Agent has received notice from the Collateral Trustee of such declaration of a Priority Lien Default or Subordinated Lien Default, as applicable.

“Discharge of Subordinated Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Subordinated Lien Debt;

(2) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Indebtedness outstanding under the Subordinated Lien Documents and constituting Subordinated Lien Debt;

(3) termination or cash collateralization (in an amount and manner required by the Subordinated Lien Documents or otherwise reasonably satisfactory to the trustee, agent or other representative under the relevant Subordinated Lien Documents, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the Subordinated Lien Documents and constituting Subordinated Lien Debt; and

(4) payment in full in cash of all other Subordinated Lien Obligations that are outstanding and unpaid at the time the Subordinated Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Enforcement” means collectively or individually for the ABL Collateral Agent or the Collateral Trustee when an ABL Default, a Priority Lien Default or a Subordinated Lien Default, as the case may be, has occurred and is continuing, any action taken by such Person to repossess, or exercise any remedies with respect to, any material amount of Collateral or commence the judicial enforcement of any of the rights and remedies with respect to any Collateral under the ABL Debt Documents, the Priority Lien Documents, the Subordinated Lien Documents or under any applicable law, but in all cases excluding (i) the demand of the repayment of all the principal amount of any of the Obligations, (ii) the imposition of a default rate or late fee, (iii) the collection and application of, or the delivery of any activation notice with respect to, accounts or other proceeds of ABL Priority Collateral deposited from time to time in deposit accounts or securities accounts against the ABL Debt Obligations; provided, however, the foregoing exclusion set forth in clause (iii) shall immediately cease to apply upon the earlier of (x) the ABL Collateral Agent’s delivery of written notice to the Issuer that such exclusion no longer applies and (y) the termination of the commitments under the ABL Credit Facility, and (iv) the collection and application of, or the delivery of any activation notice with respect to, proceeds of Notes Priority Collateral or Subordinated Lien Collateral deposited from time to time in deposit accounts or securities accounts against the Priority Lien Obligations or Subordinated Lien Obligations, as applicable.

“Enforcement Notice” means a written notice delivered at a time when an ABL Default, a Priority Lien Default or a Subordinated Lien Default has occurred and is continuing, by either the ABL Collateral Agent or the Collateral Trustee to the other such Person announcing that an Enforcement Period has commenced, specifying the relevant event of default, stating the current balance of the ABL Debt Obligations, the current balance owing with respect to the Priority Lien Obligations or the current balance owing with respect to the Subordinated Lien Obligations, as the case may be, and requesting the payment of the current balance owing of the ABL Debt Obligations, the Priority Lien Obligations or the Subordinated Lien Obligations, as the case may be.

“Enforcement Period” means the period of time following the receipt by either the ABL Collateral Agent or the Collateral Trustee of an Enforcement Notice from the other until one of (i) in the case of an Enforcement Period commenced by the Collateral Trustee, the Discharge of Priority Lien Obligations or the Discharge of Subordinated Lien Obligations, as the case may be, (ii) in the case of an Enforcement Period commenced by the ABL Collateral Agent, the Discharge of ABL Debt Obligations, or (iii) the ABL Collateral Agent or the Collateral Trustee (as applicable) agree in writing to terminate the Enforcement Period.

“Net Available Cash Account” means any deposit account or securities account established by the Issuer or any Guarantor in accordance with the requirements of the covenant set forth in Section 15 of the ABL Credit Facility and which does not contain proceeds of Loans (as defined in the ABL Credit Facility) or ABL Priority Collateral and which has been identified to the ABL Collateral Agent as such at the time that proceeds from any sale of Priority Lien Collateral or Subordinated Lien Collateral shall be deposited pending final application in accordance with such covenant.

“Priority Lien Default” means an “Event of Default” (as defined in any of the Priority Lien Documents).

“Subordinated Lien Default” means an “Event of Default” (as defined in any of the Subordinated Lien Documents).

Relative Lien Priorities

The intercreditor agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Priority Lien Obligations granted on the Collateral, of any Liens securing the Subordinated Lien Obligations granted on the Collateral or of any Liens securing the ABL Debt Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or the relevant other documents or any defect or deficiencies in, or failure to perfect, the relevant Liens or any other circumstance whatsoever, any Lien of the ABL Collateral Agent on the ABL Priority Collateral, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Priority Lien Obligations or Subordinated Lien Obligations.

Prohibition on Contesting Liens

The intercreditor agreement provides that the ABL Collateral Agent, the Collateral Trustee, and each holder of ABL Debt Obligations, Priority Lien Obligations and Subordinated Lien Obligations will not (and will waive any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations in all or any part of the Collateral, or the provisions of the intercreditor agreement. The intercreditor agreement provides that nothing therein can be construed to prevent or impair the rights of the ABL Collateral Agent, the Collateral Trustee, or any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations to enforce the intercreditor agreement.

Enforcement

The intercreditor agreement provides that, except as provided below in this paragraph, until the Discharge of ABL Debt Obligations, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any Guarantor, neither the Collateral Trustee nor any holder of any Priority Lien Obligations or Subordinated Lien Obligations will:

(1) exercise or seek to exercise any rights or remedies with respect to any ABL Priority Collateral (including the exercise of any right of setoff or any right under any lockbox, pledged or blocked account agreement, securities account control agreement, armored car agreement, credit card processing agreement or any similar agreement among the Collateral Trustee and/or the ABL Collateral Agent and the Issuer or a Guarantor and the relevant service provider, depository or securities intermediary, landlord waiver or bailee’s letter or similar arrangement to which the Collateral Trustee or any holder of Priority Lien Obligations or Subordinated Lien Obligations is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), until after the passage of the Collateral Trustee Standstill Period, provided that the Collateral Trustee, each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations shall not exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of the Collateral Trustee Standstill Period, the ABL Collateral Agent or the holders of ABL Debt Obligations shall have commenced and be diligently pursuing the exercise of their rights and remedies with respect to all or any material portion of the ABL Priority Collateral;

(2) contest, protest or object to any foreclosure proceeding or action brought by the ABL Collateral Agent or any holder of ABL Debt Obligations or any other exercise by such Persons of any rights and remedies relating to the ABL Priority Collateral, whether under the ABL Debt Documents or otherwise; and

(3) subject to their rights under clause (1) above and except as may be permitted in clauses (1) through (7) of the third paragraph of this subsection, object to the forbearance by the ABL Collateral Agent or any holder of ABL Debt Obligations from bringing or pursuing any Enforcement.

Until the Discharge of ABL Debt Obligations (whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any Guarantor), the ABL Collateral Agent and the holders of ABL Debt Obligations have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary dispositions of ABL Priority Collateral by the respective Subsidiary Guarantors after an ABL Default), make determinations regarding the release, disposition or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of the Collateral Trustee or any holder of Priority Lien Obligations or Subordinated Lien Obligations, provided that the Liens securing the Priority Lien Obligations and the Subordinated Lien obligations shall remain on the proceeds (other than those properly applied to the ABL Debt Obligations) of such Collateral released or disposed of subject to the relative priorities described in the intercreditor agreement.

Notwithstanding the preceding paragraph, the Collateral Trustee and any holder of Priority Lien Obligations and any holder of Subordinated Lien Obligations may:

(1) file a claim or statement of interest with respect to the Priority Lien Obligations or Subordinated Lien Obligations, as applicable; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or a Subsidiary Guarantor;

(2) take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Collateral Agent or any holder of ABL Debt Obligations to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on any of the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim or other pleading objecting to or otherwise seeking the disallowance of the claims of the holders of Priority Lien Obligations or Subordinated Lien Obligations, if any, in each case, in accordance with the terms of the intercreditor agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Issuer or the Subsidiary Guarantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not prohibited by the terms of the intercreditor agreement;

(5) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not prohibited by the terms of the intercreditor agreement, with respect to the Priority Lien Obligations or the Subordinated Lien Obligations;

(6) exercise any of its rights or remedies with respect to any of the ABL Priority Collateral after the termination of the Collateral Trustee Standstill Period to the extent permitted by the intercreditor agreement; and

(7) make a cash bid on all or any portion of the ABL Priority Collateral in any foreclosure proceeding or action.

The Collateral Trustee, on behalf of itself and each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations, has agreed that it will not take or receive any ABL Priority Collateral or any proceeds of such ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such ABL Priority Collateral in its capacity as a creditor in violation of the intercreditor agreement. Unless and until the Discharge of ABL Debt Obligations, except as expressly provided in the provisions set forth in the first and third paragraph under the caption “—Enforcement”, and the provisions under the caption “—Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection, the sole right of the Collateral Trustee, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations with respect to the ABL Priority Collateral will be to hold a Lien (if any) on such Collateral pursuant to the respective Priority Lien Documents or Subordinated Lien Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Debt Obligations.

Subject to the provisions set forth in the first and third paragraph under the caption “—Enforcement”, and the provisions under the caption “—Agreements With Respect to Insolvency or Liquidation Proceedings” as they relate to adequate protection,

(1) the Collateral Trustee, on behalf of itself, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations, has agreed that such Persons will not take any action that would hinder any exercise of remedies under the ABL Credit Documents or that is otherwise prohibited under the intercreditor agreement, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;

(2) the Collateral Trustee, on behalf of itself, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations, has agreed to waive any and all rights such Persons may have as a junior lien creditor or otherwise to object to the manner in which the ABL Collateral Agent or the holders of ABL Debt Obligations seek to enforce or collect the ABL Debt Obligations or the Liens securing the ABL Debt Obligations granted in any of the ABL Debt Documents or undertaken in accordance with the intercreditor agreement, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent or the holders of ABL Debt Obligations is adverse to the interest of the holders of Priority Lien Obligations or Subordinated Lien Obligations; and

(3) the Collateral Trustee has acknowledged that no covenant, agreement or restriction contained in any Priority Lien Document or Subordinated Lien Document (in each case, other than the intercreditor agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the holders of ABL Debt Obligations with respect to the enforcement of the Liens on the ABL Priority Collateral as set forth in the intercreditor agreement and the ABL Debt Documents.

Except as otherwise set forth under the first paragraph under the caption “—Enforcement”, the fourth paragraph under the caption “—Enforcement”, and the provisions related to set-off and priorities of proceeds of Collateral as set forth in the intercreditor agreement, the Collateral Trustee and the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations may exercise rights and remedies as unsecured creditors against the Issuer or any Guarantor that has guaranteed or granted Liens to secure the Priority Lien Obligations or the Subordinated Lien Obligations, as applicable, and the Collateral Trustee may exercise rights and remedies with respect to the Notes Priority Collateral in accordance with the terms of the Priority Lien Documents and Subordinated Lien Documents, as applicable, and applicable law; provided, however, that in the event that the Collateral Trustee or any holder of Priority Lien Obligations or Subordinated Lien Obligations becomes a judgment Lien creditor in respect of ABL Priority Collateral as a result of its enforcement of such rights as an unsecured creditor with respect to the Priority Lien Obligations or Subordinated Lien Obligations, as applicable, such judgment Lien shall be subject to the terms of the intercreditor agreement for all purposes (including in relation to the ABL Debt Obligations) as the other Liens securing the Priority Lien Obligations and Subordinated Lien Obligations are subject to the intercreditor agreement.

Collateral Access Rights

The intercreditor agreement provides that the ABL Collateral Agent and the Collateral Trustee will not commence Enforcement until the earlier of the date on which (a) an Enforcement Notice has been given to the Collateral Trustee or the ABL Collateral Agent, as the case may be, or (b) any Insolvency or Liquidation Proceeding is commenced by or against the Issuer or any Subsidiary Guarantor that has not been dismissed. Subject to the provisions under the caption “—Enforcement”, the Collateral Trustee may, to the extent permitted by applicable law, join in any judicial proceedings commenced by the ABL Collateral Agent to enforce Liens on the Collateral, provided that neither the Collateral Trustee, nor any holder of Priority Lien Obligations or Subordinated Lien Obligations shall interfere with the Enforcement actions of the ABL Collateral Agent with respect to the ABL Priority Collateral.

If the Collateral Trustee, or any of its agents or representatives, or any third party pursuant to any Enforcement undertaken by the Collateral Trustee or any receiver, shall obtain possession or physical control of any real estate assets that are part of the Collateral, the Collateral Trustee shall notify the ABL Collateral Agent of such possession or physical control. The ABL Collateral Agent will be permitted, upon notice to the Collateral Trustee within at least 10 business days thereafter, to exercise access rights under the intercreditor agreement, at which time the parties shall confer in good faith to coordinate with respect to the ABL Collateral Agent’s exercise of such access rights. After delivery of such notice to the Collateral Trustee, the ABL Collateral Agent will have a nonexclusive rent free access right to use such property for a period of approximately 180 days, subject to certain adjustments (the “Access Period”) for the purposes specified in the intercreditor agreement. The intercreditor agreement provides that if the Collateral Trustee shall foreclose or otherwise sell any of the Notes Priority Collateral, the Collateral Trustee will notify the buyer thereof that the buyer is acquiring such Notes Priority Collateral subject to the terms of the intercreditor agreement.

The intercreditor agreement also addresses the relative rights of the ABL Collateral Agent and the Collateral Trustee to use the Issuer’s and the Subsidiary Guarantor’s intellectual property rights and equipment and agreements with landlords in connection with enforcement or exercise of remedies with respect to the Collateral.

Application of Proceeds

The intercreditor agreement provides that, subject to the provisions related to reorganization securities under the caption “—Insolvency or Liquidation Proceedings”, so long as the Discharge of ABL Debt Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any Guarantor, all ABL Priority Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the ABL Collateral Agent or the holders of ABL Debt Obligations, shall be applied by the ABL Collateral Agent to the ABL Debt Obligations in such order as specified in the relevant ABL Debt Documents. Upon the Discharge of ABL Debt Obligations, the ABL Collateral Agent will deliver to the Collateral Trustee any Collateral and proceeds of Collateral held by it or as a court of competent jurisdiction may otherwise direct to be applied by the Collateral Trustee in such order as specified in the Priority Lien Documents and Subordinated Lien Documents.

Payments Over in Violation of Intercreditor Agreement

The intercreditor agreement provides that, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Issuer or any Guarantor, any Collateral or proceeds thereof received by any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of the intercreditor agreement shall be segregated and held in trust and forthwith paid over to the ABL Collateral Agent or the Collateral Trustee, as appropriate, in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Collateral Trustee and the ABL Collateral Agent will each be irrevocably authorized to make any such endorsements as agent for the other Person.

Releases

The intercreditor agreement provides that if, in connection with the exercise of the ABL Collateral Agent’s remedies in respect of any Collateral as provided for under the caption “—Enforcement”, the ABL Collateral Agent, for itself and/or on behalf of any holder of ABL Debt Obligations, releases its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of the Collateral Trustee, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations, on the Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released.

The intercreditor agreement provides that if, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of the ABL Debt Documents, the Priority Lien Documents and the Subordinated Lien Documents (including voluntary Dispositions of ABL Priority Collateral by the Issuer or the respective Guarantors after an ABL Default, voluntary Dispositions of Notes Priority Collateral by the Issuer or the respective Guarantors after a Priority Lien Default and voluntary Dispositions of Notes Priority Collateral by the Issuer or the respective Guarantors after a Subordinated Lien Default), the ABL Collateral Agent, for itself and/or on behalf of any holder of ABL Debt Obligations, releases any of its Liens on any part of the ABL Priority Collateral (in each case other than in connection with the Discharge of ABL Debt Obligations or after the occurrence and during the continuance of a Priority Lien Default or a Subordinated Lien Default) then the Liens, if any, of the Collateral Trustee, for itself and/or on behalf of any of the holders of Priority Lien Obligations or any of the holders of Subordinated Lien Obligations, on such Collateral shall be automatically, unconditionally and simultaneously released.

Insurance

The intercreditor agreement provides that unless and until the Discharge of ABL Debt Obligations has occurred and subject to the terms of, and the rights of the Issuer and the Guarantors under, the ABL Debt Documents:

(1) the ABL Collateral Agent and the holders of ABL Debt Obligations shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Priority Collateral or the Liens with respect thereto in the event of any loss thereunder or with respect thereto and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; and

(2) all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to such ABL Priority Collateral and to the extent required by the ABL Debt Documents shall be paid to the ABL Collateral Agent for the benefit of the holders of ABL Debt Obligations pursuant to the terms of the ABL Debt Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no ABL Debt Obligations are outstanding, and subject to the terms of, and the rights of the Issuer and the Guarantors under, the Priority Lien Documents or Subordinated Lien Documents, as applicable, to the Collateral Trustee for the benefit of the holders of Priority Lien Obligations or the holders of Subordinated Lien Obligations, as applicable, to the extent required under the Priority Lien Documents or Subordinated Lien Documents, as applicable, and then, to the extent no Priority Lien Obligations or Subordinated Lien Obligations which were secured by such Collateral are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.

The ABL Collateral Agent and Collateral Trustee have each received separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure the Collateral. To the extent any proceeds are received for business interruption or for any liability or indemnification and those proceeds are not compensation for a casualty loss with respect to the Notes Priority Collateral or Subordinated Lien Collateral, such proceeds shall (subject to the rights of the Issuer and the Guarantors) first be applied to repay the ABL Debt Obligations and then be applied, to the extent required by the Priority Lien Documents or the Subordinated Lien Documents, to the Priority Lien Obligations or Subordinated Lien Obligations, as applicable.

Bailees for Perfection

The intercreditor agreement provides that the ABL Collateral Agent will:

(1) agree to hold that part of the Collateral that is in its (or its agents’ or bailees’) possession or control to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations and as bailee for the Collateral Trustee and any assignee solely for the purpose of perfecting the security interest granted under the Priority Lien Documents and the Subordinated Lien Documents, subject to the terms and conditions under this caption “—Bailees for Perfection”;

(2) have no obligation whatsoever to any other Person to ensure that the Pledged Collateral is genuine or owned by the Issuer or any of the Guarantors or to preserve rights or benefits of any Person except as expressly set forth under this caption “—Bailees for Perfection”;

(3) not have a fiduciary relationship with any other Person with respect to such acts; and

(4) upon the Discharge of ABL Debt Obligations, deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Collateral Trustee to the extent the Priority Lien Obligations or the Subordinated Lien Obligations which are secured by such Pledged Collateral remain outstanding, and second, to the Issuer or the applicable Guarantor.

The duties or responsibilities of the ABL Collateral Agent described under this caption “—Bailees for Perfection” will be limited solely to holding the Pledged Collateral as bailee in accordance therewith and delivering the Pledged Collateral upon a Discharge of ABL Debt Obligations as provided in the paragraph above, so that, subject to the terms of the intercreditor agreement, until a Discharge of ABL Debt Obligations, the ABL Collateral Agent will be entitled to deal with the Pledged Collateral or ABL Priority Collateral within its “control” in accordance with the terms of the intercreditor agreement and other ABL Debt Documents as if the Liens (if any) of the Collateral Trustee did not exist.

Agreements With Respect to Insolvency or Liquidation Proceedings

Until the Discharge of ABL Debt Obligations has occurred, if the Issuer or any Subsidiary Guarantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall, acting in accordance with the ABL Credit Facility, agree to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) other than the identifiable cash proceeds of any Priority Lien Collateral or Subordinated Lien Collateral, in each case, on which a Lien has been granted to the ABL Collateral Agent pursuant to the ABL Debt Documents, or to the Issuer or any Subsidiary Guarantor to obtain financing, whether from the holders of ABL Debt Obligations or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”); provided that, the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of ABL Debt Obligations plus the aggregate face amount of any letters of credit issued and not reimbursed under the ABL Credit Facility does not exceed the ABL Lien Cap, then each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations will agree that it will raise no objection to or contest such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements:

(1) it is on commercially reasonable terms; and

(2) the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their perfected interests in the Notes Priority Collateral or Subordinated Lien Collateral, as applicable.

To the extent the Liens securing the ABL Debt Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (1) and (2) above, the Collateral Trustee will agree (a) to subordinate any Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by terms of the intercreditor agreement), and (b) to permit a sale of the ABL Priority Collateral free and clear of Liens or other claims, under Section 363 of the Bankruptcy Code or otherwise, then each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations will agree that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (it being understood that the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations will still, but subject to the intercreditor agreement, have rights with respect to the proceeds of such Collateral).

Until the Discharge of ABL Debt Obligations has occurred, the Collateral Trustee, each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations, agrees not to seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Collateral Agent, and until both the Discharge of Priority Lien Obligations and the Discharge of Subordinated Lien Obligations have occurred, the ABL Collateral Agent, on behalf of itself and the holders of ABL Debt Obligations, will not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Notes Priority Collateral and Subordinated Lien Collateral (other than to the extent such relief is required to exercise its rights as set forth under the captions “—Collateral Access Rights” or with respect to the provisions of the intercreditor agreement regarding intellectual property rights, access to information or use of equipment, without the prior written consent of the Collateral Trustee).

The Collateral Trustee, each holder of Priority Lien Obligations and each holder of Subordinated Lien Obligations, agrees not to contest (or support any other Person contesting): (a) any request by the ABL Collateral Agent for adequate protection with respect to the ABL Priority Collateral or (b) any objection by the ABL Collateral Agent to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Debt Obligations claiming a lack of adequate protection with respect to the ABL Priority Collateral.

Notwithstanding the foregoing paragraph, in any Insolvency or Liquidation Proceeding, (i) if the holders of ABL Debt Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral) in connection with any Cash Collateral use or DIP Financing, then the Collateral Trustee, on behalf of itself, any of the holders of Priority Lien Obligations or any of the holders of Subordinated Lien Obligations, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated (except to the extent that the Collateral Trustee already had a Lien on such Collateral (in which case the priorities set forth in the intercreditor agreement shall apply)) to the Liens securing the ABL Debt Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the Collateral Trustee on the ABL Priority Collateral and (ii) in the event the Collateral Trustee, on behalf of itself, any of the holders of Priority Lien Obligations or any of the holders of Subordinated Lien Obligations, seeks or requests adequate protection of their respective interest in the ABL Priority Collateral and such adequate protection is granted in the form of additional collateral, then the Collateral Trustee, on behalf of itself, any of the holders of Priority Lien Obligations or any of the holders of Subordinated Lien Obligations, will agree that it will not oppose any request by the ABL Collateral Agent for adequate protection in the form of a Lien on such additional collateral as security for the ABL Debt Obligations and for any Cash Collateral use or DIP Financing provided by the holders of the ABL Debt Obligations and that any Lien on such additional collateral securing the Priority Lien Obligations and/or Subordinated Lien Obligations shall be subordinated to the Lien on such collateral securing the ABL Debt Obligations and any such DIP Financing provided by the holders of ABL Debt Obligations (and all obligations relating thereto) and to any other Liens granted to the holders of ABL Debt Obligations as adequate protection on the same basis as the other Liens securing the Priority Lien Obligations and the Subordinated Lien Obligations are so subordinated to such ABL Debt Obligations under the intercreditor agreement.

The intercreditor agreement provides that:

(1) except as otherwise expressly set forth in the first paragraph under the caption “—Agreements With Respect to Insolvency or Liquidation Proceedings” or in connection with the exercise of remedies with respect to the ABL Priority Collateral, nothing in the intercreditor agreement will limit the rights of any holder of Priority Lien Obligations or any holder of Subordinated Lien Obligations from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise);

(2) if any holder of ABL Debt Obligations, any holder of Priority Lien Obligations or any holder of Subordinated Lien Obligations is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Issuer or any Guarantor any amount paid in respect of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations, as the case may be (a “Recovery”), then such Person shall be entitled to a reinstatement of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations, as the case may be, with respect to all such recovered amounts and, if the intercreditor agreement is terminated prior to such Recovery, the intercreditor agreement will be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties to the intercreditor agreement from such date of reinstatement;

(3) if, in any Insolvency or Liquidation Proceeding,

(a) the holders of Priority Lien Obligations or the holders of Subordinated Lien Obligations receive pursuant to a plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations (“Junior Lien Reorganization Securities”) in whole or in part on account of their junior Liens on the ABL Priority Collateral (such Collateral, the “Applicable Junior Collateral”) that are secured by Liens on such Applicable Junior Collateral, and

(b) the holders of ABL Debt Obligations receive pursuant to such plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations (“Senior Lien Reorganization Securities”) in whole or in part on account of their ABL Debt Obligations that are secured by Liens on such Applicable Junior Collateral, then the holders of Priority Lien Obligations and holders of Subordinated Lien Obligations, as applicable, shall be entitled to retain their Junior Lien Reorganization Securities and shall not be obligated to turnover the same to any or all of the holders of ABL Debt Obligations, and, to the extent the Junior Lien Reorganization Securities and the Senior Lien Reorganization Securities are secured by Liens upon the same Applicable Junior Collateral, the provisions of the intercreditor agreement will survive the distribution of such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and will apply with like effect to the Junior Lien Reorganization Securities and Senior Lien Reorganization Securities, to such Liens securing such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and to the distribution of proceeds of such Applicable Junior Collateral;

(4) the holders of ABL Debt Obligations, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations acknowledge and agree that (i) the grants of Liens pursuant to the ABL Debt Documents, the Priority Lien Documents and the Subordinated Lien Documents constitute three separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Priority Lien Obligations, the Subordinated Lien Obligations and the ABL Debt Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the holders of ABL Debt Obligations, the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the holders of ABL Debt Obligations shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the holders of Priority Lien Obligations or the holders of Subordinated Lien Obligations, with the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations agreeing to turn over to the holders of ABL Debt Obligations amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the holders of Priority Lien Obligations or the holders of Subordinated Lien Obligations;

(5) neither the Collateral Trustee nor any holder of Priority Lien Obligations or any holder of Subordinated Lien Obligations will oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of ABL Debt Obligations for allowance in any Insolvency or Liquidation Proceeding of ABL Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any holder of ABL Debt Obligation’s claim, without regard to the existence of the Lien of the Collateral Trustee on behalf of the holders of Priority Lien Obligations and the holders of Subordinated Lien Obligations on the Collateral; and

(6) neither the ABL Collateral Agent nor any holder of ABL Debt Obligations shall oppose or seek to challenge any claim by the Collateral Trustee, any holder of Priority Lien Obligations or any holder of Subordinated Lien Obligations for allowance in any Insolvency or Liquidation Proceeding of Priority Lien Obligations or Subordinated Lien Obligations, as applicable, consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any holder of Priority Lien Obligation’s or holder of Subordinated Lien Obligation’s, as applicable, claim, without regard to the existence of the Lien of the ABL Collateral Agent on behalf of the holders of ABL Debt Obligations on the Collateral.

Notice Requirements and Procedural Provisions

The intercreditor agreement also provides for various advance notice requirements and other procedural provisions typical for agreements of this type, including procedural provisions to allow any successor ABL Collateral Agent to become a party to the intercreditor agreement (without the consent of any holder of ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations) upon the refinancing or replacement of the ABL Debt Obligations, Priority Lien Obligations or Subordinated Lien Obligations as permitted by the applicable ABL Debt Documents, Priority Lien Documents and Subordinated Lien Documents.

The Collateral Trust Agreement

On December 21, 2009, the Issuer and the Subsidiary Guarantors entered into a collateral trust agreement with the collateral trustee and the trustee. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens on all Collateral owned by the Issuer or any Subsidiary Guarantor for the benefit of all present and future holders of Priority Lien Obligations and all future holders of Subordinated Lien Obligations (if any).

Enforcement of Liens

If the collateral trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders, subject to the limitations set forth in the intercreditor agreement with respect to the rights of the collateral trustee in the ABL Priority Collateral. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations, subject in all cases to the limitations in the intercreditor agreement.

Until the Discharge of Priority Lien Obligations, the holders of the notes and the holders of other future Priority Lien Obligations will have, subject to the intercreditor agreement and the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights”, and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the collateral trustee with respect to the Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and the provisions of the security documents relating thereto, and no Subordinated Lien Representative or holder of Subordinated Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the holders of Subordinated Lien Obligations may, subject to the rights of the holders of Permitted Prior Liens and subject to the limitations set forth in the intercreditor agreement, direct the collateral trustee with respect to Collateral:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to the priority of the Liens securing Priority Lien Obligations, Liens securing ABL Debt Obligations and Permitted Prior Liens) of the Subordinated Liens upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the security documents, the holders of Subordinated Lien Obligations may not require the collateral trustee to take any action to perfect any Subordinated Liens on any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Subordinated Liens upon any Collateral.

Subject to the intercreditor agreement and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights”, both before and during an Insolvency or Liquidation Proceeding, until the Discharge of Priority Lien Obligations, none of the holders of Subordinated Lien Obligations, the collateral trustee (unless acting pursuant to an Act of Required Debtholders) or any Subordinated Lien Representative will be permitted to:

(1) request judicial relief, in an Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Subordinated Liens or grant the Subordinated Liens equal ranking to the Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any Insolvency or Liquidation Proceeding;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale of Collateral in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing and subject to the terms of the intercreditor agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations or Subordinated Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against the Issuer or any Guarantor in accordance with applicable law; provided the applicable Secured Debt Documents will provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative will be permitted to take any action prohibited by the intercreditor agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the immediately preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings”.

The collateral trust agreement provides that, at any time prior to the Discharge of Priority Lien Obligations and after:

(1) the commencement of any Insolvency or Liquidation Proceeding in respect of the Issuer or any Guarantor; or

(2) the collateral trustee and each Subordinated Lien Representative have received written notice from any Priority Lien Representative that:

(a) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise), or

(b) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Document to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Issuer or any Subsidiary Guarantor to the collateral trustee (other than distributions to the collateral trustee for the benefit of the holders of Priority Lien Obligations), any Subordinated Lien Representative or any holder of Subordinated Lien Obligations (including, without limitation, payments and prepayments made for application to Subordinated Lien Obligations).

All proceeds of Collateral received by the collateral trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations in violation of the provisions described in the immediately preceding paragraph will be held by such Person for the account of, prior to the Discharge of Priority Lien Obligations, the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Subordinated Liens will remain attached to and, subject to the provisions described under the caption “—Provisions of the Indenture Relating to Security—Ranking of Subordinated Liens”, enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee, any Subordinated Lien Representative or any holder of Subordinated Lien Obligations not in violation of the immediately preceding paragraph will be received by such Person free from the Priority Liens and all other Liens except Subordinated Liens and Permitted Prior Liens, subject to the terms of the intercreditor agreement.

Waiver of Right of Marshalling

The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of Subordinated Lien Obligations, each Subordinated Lien Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations or the Priority Lien Representatives (in their capacity as priority lienholders) with respect to the Collateral. Following the Discharge of Priority Lien Obligations, the holders of Subordinated Lien Obligations and any Subordinated Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations, subject to the terms of the intercreditor agreement.

Insolvency or Liquidation Proceedings

The collateral trust agreement provides that, if in any Insolvency or Liquidation Proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations or any Priority Lien Representative consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such Insolvency or Liquidation Proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Collateral; or

(4) relating to a sale of assets of the Issuer or any Subsidiary Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Priority Liens and Subordinated Liens will attach to the proceeds of the sale;

then, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative opposes or otherwise contests any request made by the holders of Subordinated Lien Obligations or a Subordinated Lien Representative for the grant to the collateral trustee, for the benefit of the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing and subject to the terms of the intercreditor agreement, both before and during an Insolvency or Liquidation Proceeding, the holders of Subordinated Lien Obligations and the Subordinated Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of Insolvency or Liquidation Proceedings against the Issuer or any Guarantor in accordance with applicable law; provided that the applicable Secured Debt Documents will provide that no holder of Subordinated Lien Obligations or Subordinated Lien Representative will be permitted to take any action prohibited by the intercreditor agreement or any of the actions prohibited by the provisions described in clauses (1) through (5) of the third paragraph under the caption “—Enforcement of Liens”, or oppose or contest any order that it has agreed not to oppose or contest under the provisions described in clauses (1) through (4) of the immediately preceding paragraph.

The holders of Subordinated Lien Obligations or any Subordinated Lien Representative will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Subordinated Liens, except that, subject to the provisions of the intercreditor agreement:

(1) they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated to, all Liens granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of Application

The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Priority Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement will be distributed by the collateral trustee, subject to the provisions of the intercreditor agreement, in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any security document;

SECOND, to the repayment of Indebtedness and other obligations (other than Secured Debt Obligations) secured by a Permitted Prior Lien on the Collateral sold or realized upon, to the extent that such other Indebtedness or obligation is (or is required) to be discharged in connection with such sale or other realization;

THIRD, to the respective Priority Lien Representatives for application to the payment of all outstanding notes and other Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding notes and other Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the respective Subordinated Lien Representatives for application to the payment of all outstanding Subordinated Lien Debt and any other Subordinated Lien Obligations that are then due and payable in such order as may be provided in the Subordinated Lien Documents in an amount sufficient to pay in full in cash all outstanding Subordinated Lien Debt and all other Subordinated Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Subordinated Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Subordinated Lien Document) of all outstanding letters of credit, if any, constituting Subordinated Lien Debt); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Issuer or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any Subordinated Lien Representative or any holder of a Subordinated Lien Obligation collects or receives any proceeds with respect to Subordinated Lien Obligations of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the provisions described in the immediately preceding paragraph, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Subordinated Lien Representative or such holder of a Subordinated Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations to be applied in accordance with the provisions described in the immediately preceding paragraph. Until so delivered, such proceeds will be held by that Subordinated Lien Representative or that holder of a Subordinated Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations. These provisions will not apply to payments received by any holder of Subordinated Lien Obligations if such payments are not proceeds of realization upon Collateral.

The provisions described above under the caption “—Order of Application” are intended for the benefit of, and will be enforceable by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee, as holder of Priority Liens and Subordinated Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

No appraisal of the fair market value of the Collateral has been made in connection with this offering of the notes or was made at the time of the offering of the original first lien notes or the additional first lien notes, and the value of the Collateral will depend on market and economic conditions, the availability of buyers and other factors. As a result, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. There can be no assurance that the value of the Collateral or that the net proceeds received upon a sale of the Collateral would be sufficient to repay all, or would not be substantially less than, amounts due on the notes following a foreclosure upon the Collateral (and any payments in respect of Permitted Prior Liens) or a liquidation of the Issuer’s assets or the assets of the Subsidiary Guarantors. See “Risk Factors—Risks Related to the Collateral and the Guarantees—The Value of the Collateral Securing the Notes May Not Be Sufficient to Satisfy Our Obligations Under the Notes”.

Release of Liens on Collateral

The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Issuer or any Subsidiary Guarantor (including indirectly, by way of a sale or other disposition of Capital Stock of a Subsidiary Guarantor) to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Restricted Subsidiary of the Issuer in a transaction or other circumstance that is not prohibited by either the “Asset Sale” provisions of the indenture or by the terms of any applicable Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(3) upon completion of any Asset Sale Offer conducted in compliance with the provision of the indenture described below under the caption “—Repurchase at the Option of Holders—Asset Sales”, to the extent any Net Proceeds constituted Excess Proceeds with respect to such Asset Sale Offer and remain unexpended following the consummation of such Asset Sale Offer;

(4) as to less than all or substantially all of the Collateral, if consent to the release of all Priority Liens (or, at any time after the Discharge of Priority Lien Obligations, consent to the release of all Subordinated Liens) on such Collateral has been given by an Act of Required Debtholders;

(5) as to all or substantially all of the Collateral, if (a) release of that Collateral is permitted under each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Issuer has delivered an Officers’ Certificate to the collateral trustee certifying that all requirements for such release have been complied with;

(6) if and to the extent (a) required by all Series of Secured Debt at the time outstanding or (b) upon request of the Issuer, if such release is permitted for all Series of Secured Debt at the time outstanding without the consent of the holders thereof, in each case as provided for in the applicable Secured Debt Documents; or

(7) if and to the extent required by the provisions of the intercreditor agreement described above under the caption “—The Intercreditor Agreement—Releases”,

and, in each such case, upon request of the Issuer, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to the Issuer; provided, however, to the extent the Issuer requests the collateral trustee to deliver evidence of the release of Collateral in accordance with this paragraph, the Issuer will deliver to the collateral trustee an Officers’ Certificate to the effect that such release of Collateral pursuant to the provisions described in this paragraph did not violate the terms of any applicable Secured Debt Document.

The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the immediately preceding paragraph, subject to the provisions of the intercreditor agreement.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as described under the caption “—Satisfaction and Discharge”;

(2) upon a Legal Defeasance or Covenant Defeasance of the notes as described under the caption “—Legal Defeasance and Covenant Defeasance”;

(3) upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged;

(4) in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”; or

(5) if and to the extent required by the provisions of the intercreditor agreement described above under the caption “—The Intercreditor Agreement—Releases”.

Amendment of Security Documents

The collateral trust agreement provides that:

(1) no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein; (b) curing any ambiguity, defect, mistake, omission or inconsistency; (c) providing for the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of the assets of the Issuer or such Guarantor, as applicable; (d) making any change that would provide any additional rights or benefits to the secured parties or the collateral trustee or that does not adversely affect in any material respect the legal rights under the indenture or any other Secured Debt Document of any holder of notes, any other secured party or the collateral trustee; (e) conforming the text of any security document to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of any security document; or (f) complying with any requirement of the Commission, will, in each case, become effective when executed and delivered by the Issuer and any applicable Subsidiary Guarantor party thereto and the collateral trustee;

(2) no amendment or supplement to the provisions of any security document that

(a) reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(i) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Priority Lien Debtholders,

(ii) to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization after default on any Collateral that has not been released in accordance with the provisions described above under “—Release of Liens on Collateral”, or

(iii) to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral”, or

(b) amends the provisions described in this clause (2) or the definition of “Act of Required Debtholders”, “Required Priority Lien Debtholders” or “Required Subordinated Lien Debtholders”, will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected as specified under the applicable Secured Debt Documents; and

(3) no amendment or supplement to the provisions of any security document that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, in its individual capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, as applicable.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only if such release is granted in accordance with the applicable Secured Debt Document in compliance with each then outstanding Series of Secured Debt, except as specified in the next sentence. Any amendment or supplement that results in the collateral trustee’s Liens upon all or substantially all of the Collateral no longer securing the notes and all related Obligations under the note documents may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes”.

The collateral trust agreement provides that, notwithstanding anything to the contrary in the provisions described under the caption “—Amendment of Security Documents”, but subject to the provisions described in clauses (2) and (3) of the first paragraph under that caption, any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Subordinated Lien Document without the consent of or notice to any Subordinated Lien Representative or holder of Subordinated Lien Obligations and without any action by the Issuer, any Subsidiary Guarantor, any holder of notes or other Priority Lien Obligations or any Subordinated Lien Representative or holder of Subordinated Lien Obligations.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each applicable Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the collateral trust agreement. See “Act of Required Debtholders”.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Priority Lien Debt;

(3) the order or method of attachment or perfection of any Lien securing any Series of Priority Lien Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt;

(5) the time of taking possession or control over any Collateral securing any Series of Priority Lien Debt;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Priority Liens granted at any time by the Issuer or any Subsidiary Guarantor will secure, equally and ratably, all present and future Priority Lien Obligations of the Issuer or such Subsidiary Guarantor, as the case may be.

The provisions described in the immediately preceding paragraph are intended for the benefit of, and will be enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee, as holder of Priority Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Priority Lien Representative of each future Series of Priority Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Priority Lien Debt.

Ranking of Subordinated Liens

The indenture requires the Subordinated Lien Documents, if any, to provide that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien;

(7) the rules for determining priority under any law governing relative priorities of Liens; or

(8) all Subordinated Liens at any time granted by the Issuer or any Subsidiary Guarantor will be subject and subordinate to all Priority Liens securing all present and future Priority Lien Obligations of the Issuer or such Subsidiary Guarantor, as the case may be.

The indenture also requires the Subordinated Lien Documents, if any, to provide that the provisions described in the foregoing clauses (1) through (8) are intended for the benefit of, and will be enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee as holder of Priority Liens, in each case, as a party to the collateral trust agreement or as a third party beneficiary thereof. The Subordinated Lien Representative of each future Series of Subordinated Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee at the time of incurrence of such Series of Subordinated Lien Debt.

Relative Rights

Nothing in the note documents will:

(1) impair, as between the Issuer and the holders of the notes, the obligation of the Issuer to pay principal, interest, premium, if any, or Special Interest, if any, on the notes in accordance with their terms or any other obligation of the Issuer or any Guarantor under the note documents;

(2) affect the relative rights of holders of notes as against any other creditors of the Issuer or any Guarantor (other than as expressly specified in the intercreditor agreement or the collateral trust agreement);

(3) restrict the right of any holder of notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “—The Intercreditor Agreement” and “—The Collateral Trust Agreement”;

(4) restrict or prevent any holder of notes or other Priority Lien Obligations, the trustee, the collateral trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “—The Intercreditor Agreement” and “—The Collateral Trust Agreement”; or

(5) restrict or prevent any holder of notes or other Priority Lien Obligations, the trustee, the collateral trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the provisions of the intercreditor agreement or the collateral trust agreement, as generally described above under the captions “—The Intercreditor Agreement” and “—The Collateral Trust Agreement”.

Further Assurances

The indenture provides that the Issuer and each of the Subsidiary Guarantors will do or cause to be done all acts and things that may be reasonably required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Obligations under the notes documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Secured Debt Documents.

The collateral trust agreement provides that, upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, the Issuer and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as and to the extent contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

Insurance

The indenture requires that the Issuer and the Subsidiary Guarantors:

(1) keep their properties insured and maintain such general liability, automobile liability, workers’ compensation/employers’ liability, property casualty insurance and any excess umbrella coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2) maintain such other insurance as may be required by law; and

(3) maintain such other insurance as may be required by the security documents relating to the Notes.

The indenture provides that upon the request of the trustee or the collateral trustee, the Issuer and the Subsidiary Guarantors will furnish to the trustee or collateral trustee full information as to their property and liability insurance carriers. The indenture requires that the Issuer (x) provide the trustee and the collateral trustee with notice of cancellation or modification with respect to its property and casualty policies before the effective date of such cancellation or modification and (y) name the trustee or collateral trustee as a co-loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in clause (1) above.

Compliance with the Trust Indenture Act

The indenture has been qualified under and is subject to and governed by the Trust Indenture Act. To the extent applicable, the indenture requires the Issuer to comply with the provisions of TIA

§ 314 and to cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee.

Notwithstanding anything to the contrary in the preceding paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if the Issuer determines, in good faith, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to released collateral. The Issuer and the Guarantors may, subject to the provisions of the indenture, among other things, without any release or consent by the trustee or the collateral trustee or any holder of Priority Lien Obligations, conduct ordinary course activities with respect to the Collateral.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

At any time prior to December 15, 2012, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including the notes offered hereby, the original first lien notes, the additional first lien notes and any additional notes) at a redemption price of 109.50% of the principal amount thereof, plus accrued and unpaid interest and Special Interest (if any) thereon to the applicable redemption date, with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Issuer and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

At any time prior to December 15, 2012, the Issuer may, on any one or more occasions, redeem all or a part of the notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest (if any) to, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at the Issuer’s option prior to December 15, 2012.

On or after December 15, 2012, the Issuer may redeem all or a part of the notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, thereon, to the applicable redemption date, if redeemed during the 12-month period beginning on December 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	107.125%
2013	104.750%
2014	102.375%
2015 and thereafter	100.000%

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form”, based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent electronically or mailed by first class mail or as otherwise provided in accordance with the procedures of DTC at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be given prior to the completion thereof, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Qualified Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on notes or portions of them called for redemption.

The Issuer or its Affiliates may acquire notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise so long as the acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuer or its Affiliates may determine which may be more or less than the consideration for which the notes offered hereby are being sold and could be for cash or other consideration.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest (if any) thereon, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuer will send a notice to each holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than

30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate of the Issuer stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer in connection with a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the notes pursuant to the indenture as described above under the caption “—Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Global ABL Facility provides that certain change of control events will constitute a default under the Global ABL Facility. Credit agreements that the Issuer enters into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the Global ABL Facility and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the Issuer’s ability to pay cash to holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources; sufficient funds may not be available to the Issuer when necessary to make any required repurchases of notes. See “Risk Factors—Risks Related to the Notes—We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer or the Asset Sale Offer Required by the Indenture Governing the Notes”.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control would be triggered at such time as a majority of the members of the Board of Directors of the Issuer or Parent are not Continuing Directors (defined as directors serving on December 21, 2009, nominated by directors a majority of whom were serving on December 21, 2009 or nominated or elected by our sponsor). You should note, however, that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) with respect to Asset Sales involving aggregate consideration in excess of $25.0 million, such fair market value is determined in good faith by the Board of Directors of the Issuer or Parent; and

(3) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of cash, Cash Equivalents or Replacement Assets; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto), of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms contractually subordinated in right of payment to the notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Restricted Subsidiary of the Issuer) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases the Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash or Cash Equivalents received in that conversion); and

(c) any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of the Issuer’s Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than (1) a Sale of Notes Priority Collateral or (2) a Sale of a Subsidiary Guarantor, the Issuer or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

(1) to repay, repurchase or redeem Priority Lien Obligations (including Priority Lien Obligations under the notes) or ABL Debt Obligations;

(2) to repay any Indebtedness secured by a Permitted Prior Lien;

(3) to repay Indebtedness and other obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(4) to repay other Indebtedness of the Issuer or any Subsidiary Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated in right of payment to the notes), other than Indebtedness owed to Parent, the Issuer or a Restricted Subsidiary of the Issuer; provided that the Issuer shall equally and ratably redeem or repurchase the notes as described under the caption “—Optional Redemption”, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

(5) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(6) to make an Investment in Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; or

(7) any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provisions described in clauses (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (5) and (6) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes (1) a Sale of Notes Priority Collateral or (2) a Sale of a Subsidiary Guarantor, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1) to make an Investment in other assets or property that would constitute Notes Priority Collateral;

(2) to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Subsidiary Guarantor or is merged into or consolidated with the Issuer or any Subsidiary Guarantor;

(3) to make a capital expenditure with respect to assets that constitute Notes Priority Collateral;

(4) to repay Indebtedness secured by a Permitted Prior Lien on any Notes Priority Collateral that was sold in such Asset Sale;

(5) to repay, repurchase or redeem Priority Lien Obligations (including Priority Lien Obligations under the notes); provided that the Issuer shall equally and ratably redeem or repurchase the notes as described under the caption “—Optional Redemption”, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

(6) any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provision described in clauses (1), (2) and (3) of this paragraph if, and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to make an Investment in assets or property that would constitute Notes Priority Collateral or make an Investment in Capital Stock of another Permitted Business or to make a capital expenditure with respect to assets that constitute Notes Priority Collateral in compliance with the provisions described in clauses (1), (2) and (3) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Any Net Proceeds from Asset Sales that are not applied or invested as described in the two preceding paragraphs will constitute “Excess Proceeds”. Within 10 business days after the aggregate amount of Excess Proceeds exceeds $35.0 million, the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other Priority Lien Debt that may be purchased out of the Excess Proceeds. The offer price for the notes and any other Priority Lien Debt in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such other Priority Lien Debt purchased, plus accrued and unpaid interest and Special Interest (if any) on the notes and any other Priority Lien Debt to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other Priority Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other Priority Lien Debt shall be purchased on a pro rata basis based on the principal amount of notes and such other Priority Lien Debt tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with the indenture) or with respect to Excess Proceeds of $35.0 million or less.

The Global ABL Facility provides that certain asset sales will constitute a default under the Global ABL Facility. Credit agreements that the Issuer enters into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the Global ABL Facility and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the Issuer’s ability to pay cash to holders of notes following the occurrence of an Asset

Sale may be limited by their then existing financial resources; sufficient funds may not be available to the Issuer when necessary to make any required repurchases of notes. See “Risk Factors—Risks Related to the Notes—We May Not Have the Ability to Raise the Funds Necessary to Finance the Change of Control Offer or the Asset Sale Offer Required by the Indenture Governing the Notes”.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Certain Covenants

Effectiveness of Certain Covenants

If on any date following December 21, 2009:

(1) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Certain Covenants—Restricted Payments”;

(3) “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5) clause (3) of “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(6) “—Certain Covenants—Transactions with Affiliates”;

(7) “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(8) “—Certain Covenants—Guarantees”; and

(9) “—Certain Covenants—Reports”.

During any period that the foregoing covenants have been suspended, the Issuer’s or Parent’s Board of Directors may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries”.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since December 21, 2009 except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

Restricted Payments

(A) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer or (b) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any, Subordinated Lien Debt or any Indebtedness of the Issuer or any Subsidiary Guarantor that is unsecured or contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except payments of (x) interest, (y) principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (z) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such restricted payments and other restricted actions set forth in clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after December 21, 2009 permitted by the provisions described in clauses (1), (6), (7), (9), (10), (12), (18) and (19) of the next succeeding paragraph (B), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the first fiscal quarter beginning after December 21,

2009 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value of assets other than cash received by the Issuer since December 21, 2009 as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer or from the issue or sale of Equity Interests of any direct or indirect parent of the Issuer to the extent such net cash proceeds are actually contributed to the Issuer as equity (other than Excluded Contributions, Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer), plus

(c) the net cash proceeds and the fair market value of assets other than cash received by the Issuer or any Restricted Subsidiary of the Issuer from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after December 21, 2009, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, and (ii) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, plus

(d) without duplication, (i) to the extent that any Unrestricted Subsidiary of the Issuer that was designated as such after December 21, 2009 is redesignated as a Restricted Subsidiary, the fair market value of the Issuer’s direct or indirect Investment in such Subsidiary as of the date of such redesignation, plus (ii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer to the Issuer or any Restricted Subsidiary of the Issuer after December 21, 2009, except, in each case, to the extent that any such Investment or net reduction in Investment is included in the calculation of Consolidated Net Income, plus

(e) without duplication, in the event the Issuer or any Restricted Subsidiary of the Issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment.

(B) The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of the indenture;

(2) (a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) or from substantially concurrent contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”); provided, that for the purposes hereof, Restricted Payments will be deemed to be made substantially concurrent with any such sale or contributions if the Restricted Payment occurs within 45 days of such sale or contribution; and

(b) the declaration and payment of accrued dividends on any Equity Interests redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale;

provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from the amount described in clause (3)(b) of the preceding paragraph (A) and clause (4) of this paragraph (B) and shall not constitute Excluded Contributions;

(3) the payment, defeasance, redemption, repurchase, retirement or other acquisition of (a) Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee or (b) any Subordinated Lien Debt or (c) any Indebtedness of the Issuer or any Subsidiary Guarantor that is unsecured or (d) Disqualified Stock of the Issuer or any Restricted Subsidiary thereof, in each such case of (a) through (d) in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(4) Restricted Investments acquired (a) as a capital contribution to, or out of the net cash proceeds of substantially concurrent contributions to, the equity capital of the Issuer or (b) from the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) of, or in exchange for, Equity Interests of the Issuer (other than Disqualified Stock); provided, that for the purposes hereof, Restricted Investments will be deemed to be acquired substantially concurrent with such contribution or the sale of any such Equity Interests if the acquisition occurs within 45 days of such contribution or sale; provided, further, that the amount of any such net cash proceeds that are utilized for any such acquisition and the fair market value of any assets so acquired or exchanged shall be excluded from the amount described in clause (3)(b) of the preceding paragraph (A) and clause (2) of this paragraph (B) and shall not constitute Excluded Contributions;

(5) the repurchase of Equity Interests deemed to occur (i) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(6) the payment of dividends on the Issuer’s common stock (or the payment of dividends to Parent or any other direct or indirect parent of the Issuer to fund the payment of dividends on its common stock) following any public offering of common stock of the Issuer or Parent or any other direct or indirect parent of the Issuer, in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Issuer (or by Parent or any other direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering; provided, however that the aggregate amount of all such dividends pursuant to this clause (6) since December 21, 2009 shall not exceed the aggregate amount of net proceeds received by the Issuer (or by a direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering;

(7) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Issuer, Parent or any other direct or indirect parent of the Issuer held by any current, future or former director, officer, consultant or employee of the Issuer, Parent or any other direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to Parent to enable Parent to repurchase Equity Interests owned by Parent’s parent at the same time as Parent’s parent repurchases Equity Interests from their directors, officers, consultants and employees), in an amount not to exceed $10.0 million in any calendar year prior to a Qualified Equity Offering (and $15.0 million in any calendar year following a Qualified Equity Offering); provided that the Issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value permitted to have been but not made in any preceding calendar year up to a maximum of $20.0 million in any calendar year prior to a Qualified Equity Offering (and $25.0 million in any calendar year following a Qualified Equity Offering), provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after December 21, 2009 of Equity Interests of the Issuer or, to the extent contributed to the Issuer, Equity Interests of Parent or any other direct or indirect parent of the Issuer, in each case to directors, officers, consultants or employees of the Issuer, Parent or any other direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer after December 21, 2009, plus (b) the cash proceeds of key man life insurance policies received by the Issuer, its Restricted Subsidiaries, Parent or any other direct or indirect parent of the Issuer and contributed to the Issuer after December 21, 2009, in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or increase the amounts available for Restricted Payments pursuant to clause (3)(b) of the preceding paragraph (A) or clauses (2), (4) or (16) of this paragraph (B);

(8) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary thereof by, any Unrestricted Subsidiary;

(9) upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the offer to repurchase notes and other Priority Lien Obligations pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Lien Debt or any Indebtedness of the Issuer or any Subsidiary Guarantor that is unsecured or contractually subordinated to the notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10) within 90 days after completion of any offer to repurchase notes or other Priority Lien Obligations pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the purchase of all notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Lien Debt or any Indebtedness of the Issuer or any Subsidiary Guarantor that is unsecured or contractually subordinated to the notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(11) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

(12) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer;

(13) the declaration and payment of dividends or distributions by the Issuer or any Restricted Subsidiary to, or the making of loans to, Parent or any other direct or indirect parent of the Issuer in amounts sufficient for Parent or any other direct or indirect parent of the Issuer to pay, in each case without duplication:

(a) franchise and excise taxes and other fees, taxes and expenses, in each case to the extent required to maintain their corporate existence, any taxes required to be withheld and paid by Parent or any other direct or indirect parent of the Issuer, and tax distributions pursuant to the limited liability company agreement of PVF Holdings LLC;

(b) federal, state, local and non-U.S. income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay taxes attributable to the income of such Unrestricted Subsidiaries, determined as if the Issuer and such Subsidiaries filed a separate consolidated, combined, unitary or affiliated tax return as a stand-alone group;

(c) (1) customary salary, bonus and other benefits payable to officers and employees of Parent or any other direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Issuer, Parent or any other direct or indirect parent of the Issuer;

(d) general corporate administrative, operating and overhead costs and expenses of Parent or any other direct or indirect parent of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses related to any equity or debt offering of Parent or such other parent entity (whether or not successful);

(14) dividends or distributions from the Issuer to Parent on December 21, 2009 in order to repay the Junior Term Loan Facility in connection with the refinancing transactions;

(15) Investments in Unrestricted Subsidiaries or joint ventures which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (15), do not exceed the greater of $30.0 million and 1.0% of the Issuer’s Consolidated Total Assets;

(16) Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions;

(17) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and preferred stock of any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(18) the declaration and payment of dividends or distributions:

(a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer issued after December 21, 2009;

(b) to Parent or any other direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Parent or any other direct or indirect parent of the Issuer issued after December 21, 2009; provided, however, that the aggregate amount of dividends declared and paid pursuant to this clause (18)(b) does not exceed the net cash proceeds (other than net cash proceeds constituting Excluded Contributions) actually received by the Issuer from any such sale of Designated Preferred Stock; and

(c) on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (18), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is preferred stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(19) other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (19), do not exceed the greater of $50.0 million and 1.75% of the Issuer’s Consolidated Total Assets; or

(20) payments, dividends or distributions in an amount equal to the net cash proceeds of any disposition, sale, liquidation, retirement or redemption of Non-Core Assets for the purposes of complying with the requirements of that certain Agreement and Plan of Merger, dated as of December 4, 2006, among the Issuer, Parent and Hg Acquisition Corp., as amended through December 21, 2009, provided that, in the case of clauses (4), (7) through (11) and (16) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In determining whether any Restricted Payment is permitted by the covenant described under the caption “—Restricted Payments”, the Issuer and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (20) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “—Restricted Payments” (including categorization as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under the caption “—Restricted Payments”; and provided, further that the Issuer and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than in each case Disqualified Stock or preferred stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as so held); provided, however, that (i) the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and (ii) any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (excluding Acquired Debt not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and preferred stock that may be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors, pursuant to the foregoing, shall not exceed $60.0 million at any one time outstanding.

The covenant described by the first paragraph under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by the Issuer or any Subsidiary Guarantor under Credit Facilities (and the incurrence by the Subsidiary Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding under the provision described in this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed (as of any date of incurrence of Indebtedness under the provision described in this clause (1) and after giving pro forma effect to such incurrence and the application of the net proceeds therefrom) the greater of (a) $1.25 billion and (b) the amount of the Borrowing Base as of the date of such incurrence;

(2) Indebtedness incurred by the Issuer and the Subsidiary Guarantors represented by the notes and the Note Guarantees issued on December 21, 2009 and the notes and related guarantees to be issued in exchange for the notes and the Note Guarantees pursuant to the exchange and registration rights agreement (other than any additional notes, but including exchange notes and related exchange guarantees to be issued in exchange for additional notes otherwise permitted to be incurred hereunder pursuant to a registration rights agreement);

(3) Existing Indebtedness;

(4) Indebtedness of the Issuer or any of its Restricted Subsidiaries (including without limitation Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock issued by the Issuer or any Restricted Subsidiary and preferred stock issued by any Restricted Subsidiary, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used in the business of the Issuer or such Restricted Subsidiary or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (4), not to exceed as of any date of incurrence the greater of (a) 1.0% of the Issuer’s Consolidated Total Assets and (b) $30.0 million;

(5) Permitted Refinancing Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred or Disqualified Stock or Preferred Stock permitted to be issued under the provisions described in the first paragraph of this covenant or clauses (2), (3), (4), (5), (8), (9), (10), (15), (16) or (17) of this paragraph;

(6) intercompany Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries and owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (6);

(7) (a) the Guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant, (b) the Guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant or (c) any Guarantee by a Restricted Subsidiary of Indebtedness of the Issuer (so long as such Restricted Subsidiary also guarantees the Notes if required pursuant to the covenant under the caption “—Guarantees”);

(8) (x) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Acquired Debt; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio for the Issuer would not be less than immediately prior to such transactions;

(9) preferred stock of a Restricted Subsidiary of the Issuer issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by the provision described in this clause (9);

(10) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (10), not to exceed as of any date of incurrence the greater of 4.0% of the Issuer’s Consolidated Total Assets and $125.0 million;

(11) Indebtedness incurred by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes;

(12) Indebtedness of the Issuer or any Restricted Subsidiary consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(13) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(14) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non- Affiliates or (b) otherwise constituting Investments permitted under the indenture;

(15) (a) Indebtedness of Foreign Subsidiaries outstanding on December 21, 2009 and (b) additional Indebtedness of Foreign Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (15)(b), not to exceed as of any date of incurrence the greater of 4.0% of the Issuer’s Consolidated Total Assets and $125.0 million;

(16) Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Issuer, the direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by clause (2) of the second paragraph of the covenant described under the caption “—Restricted Payments”, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (16), not to exceed $5.0 million as of any date of incurrence;

(17) Contribution Indebtedness;

(18) (a) Indebtedness incurred in connection with any permitted Sale and Leaseback Transaction and (b) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (a) above, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(b) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and

(c) Indebtedness representing deferred compensation to employees of the Issuer (or any direct or indirect parent thereof) and its Restricted Subsidiaries incurred in the ordinary course of business; and

(19) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock such that it will be deemed to have been incurred pursuant to another of such clauses or the first paragraph of this covenant to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or the first paragraph of this covenant at the time of such reclassification (including in part pursuant to one or more clauses and/or in part pursuant to the first paragraph of this covenant), provided, however, that Indebtedness under the ABL Credit Facility outstanding on December 21, 2009 will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or first committed (in the case of revolving credit debt); provided that if such Indebtedness denominated in a foreign currency is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included.

The Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the ABL Credit Facility, Existing Indebtedness, or any other agreements in effect on December 21, 2009 and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on December 21, 2009;

(2) existing under, by reason of or with respect to any other Credit Facility of the Issuer permitted under the indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility (with respect to other credit agreements) or the indenture (with respect to other indentures), in each case as in effect on December 21, 2009;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4) with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacement or refinancings are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility, the indenture, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

(5) in the case of the provision described in clause (3) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by the indenture,

(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements arising in connection with the entering into of such transactions;

(7) existing under, by reason of or with respect to any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8) existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11) existing under, by reason of or with respect to the indenture, the notes, the Note Guarantees and the security documents; and

(12) existing under, by reason of or with respect to Indebtedness of a Restricted Subsidiary not prohibited to be incurred under the indenture; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Issuer’s or any Subsidiary Guarantor’s ability to make principal and interest payments on the notes, as determined in good faith by the Issuer.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (i) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the notes or becomes a co-issuer of the notes in connection therewith) and (ii) assumes all the obligations of the Issuer under the notes, the indenture and the exchange and registration rights agreements pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after giving effect to such transaction no Event of Default exists;

(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, on a pro forma basis, either

(a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would not be less than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transactions; and

(4) each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under the covenant described under the caption “—Merger, Consolidation or Sale of Assets”, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Issuer or the surviving Person in accordance with the notes and the indenture.

The provision described in clause (3) of the immediately preceding paragraph will not apply to (a) any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries or (b) any merger between the Issuer and an Affiliate of the Issuer, or between a Restricted Subsidiary and an Affiliate of the Issuer, in each case in this clause (b) solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $3.5 million (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on fair and reasonable terms not materially less favorable to the Issuer or the relevant Restricted Subsidiary than it would obtain in a hypothetical comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that was not an Affiliate of the Issuer; and

(2) the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of Parent’s Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(2) payment of reasonable fees and compensation to, and indemnification and similar arrangements on behalf of, current, former or future directors of Parent, any other direct or indirect parent of the Issuer, the Issuer or any Restricted Subsidiary of the Issuer;

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and the definition of Permitted Investments (including any payments that are excluded from the definitions of Restricted Payment and Restricted Investment);

(4) any sale of Equity Interests (other than Disqualified Stock) of the Issuer;

(5) loans and advances to officers and employees of Parent, any other direct or indirect parent of the Issuer, the Issuer or any of the Issuer’s Restricted Subsidiaries or guarantees in respect thereof or otherwise made on the Issuer’s or any of its Restricted Subsidiaries’ behalf (or the cancellation of such loans, advances or guarantees), in both cases for bona fide business purposes in the ordinary course of business;

(6) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers and employees of Parent, the Issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Parent, the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person;

(8) payments by the Issuer or any of its Restricted Subsidiaries to The Goldman Sachs Group, Inc. and its Affiliates for any financial advisory services, financing, mergers and acquisitions advisory, insurance brokerage, underwriting or placement services or in respect of other investment banking services, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of Parent in good faith;

(9) transactions pursuant to any contracts, instruments or other agreements or arrangements in each case as in effect on December 21, 2009, and any transactions contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuer and its Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on December 21, 2009;

(10) any Guarantee by Parent or any other direct or indirect parent of the Issuer of Indebtedness of the Issuer that was permitted by the indenture;

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer, as determined in good faith by the Issuer;

(13) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of prong (1) of the previous paragraph of this covenant;

(14) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement to which it is a party or becomes a party in the future;

(15) any contribution to the common equity capital of the Issuer;

(16) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(17) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(18) payments by the Issuer (or Parent or any other direct or indirect parent of the Issuer) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer or Parent may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than Equity Interests of any Restricted Subsidiary of such Subsidiary that is concurrently being designated as an Unrestricted Subsidiary);

(4) the Subsidiary being so designated, after giving effect to such designation:

(a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer that would not be permitted under “—Certain Covenants—Transactions with Affiliates” after giving effect to the exceptions thereto;

(b) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Restricted Payments”; and

(c) (i) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation and (ii) to the extent the Indebtedness of the Subsidiary is non-recourse Indebtedness, any Guarantee or credit support by the Issuer or a Restricted Subsidiary would be permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Restricted Payments”; and

(5) no Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of

Directors of the Issuer or Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the indenture, the Issuer shall be in default under the indenture.

The Board of Directors of the Issuer or Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

If the Issuer or any of its Restricted Subsidiaries (a) acquires or creates another Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) on or after December 21, 2009 or (b) any Restricted Subsidiary of the Issuer becomes a guarantor with respect to the ABL Credit Facility or any other indebtedness of the Issuer or any Subsidiary Guarantor, then, within 45 days of the date of such acquisition or guarantee, as applicable, such Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee.

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Issuer or any Subsidiary Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless such subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness. This covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. In addition, in the event that any Wholly Owned Domestic Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, or if any Excluded Subsidiary becomes a guarantor with respect to the ABL Credit Facility or any other Indebtedness of the Issuer or any Subsidiary Guarantor, then such Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the trustee within 45 days of the date of such event. The form of the Note Guarantee will be attached as an exhibit to the indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions described in this clause (i) shall not apply if such Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (ii) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the exchange and registration rights agreements pursuant to a supplemental indenture satisfactory to the trustee; or

(b) in the case of a Subsidiary Guarantor, such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”.

Notwithstanding the foregoing, any Guarantor may (i) merge with the Issuer or a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of the preceding paragraph.

The Note Guarantee of Parent will automatically and unconditionally be released without the need for any further action by any party upon written notice from the Issuer to the trustee. The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1) in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Issuer, if the sale of such Capital Stock of that Subsidiary Guarantor complies with the covenants described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Restricted Payments”;

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with any other Subsidiary Guarantor;

(3) in the event of the release of the guarantee under the ABL Credit Facility of a Subsidiary Guarantor that is not (a) a Wholly Owned Domestic Subsidiary or (b) a Restricted Subsidiary that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor;

(4) if the Issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture;

(5) upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the indenture;

(6) solely in the case of a Note Guarantee created pursuant to the provision described in the second paragraph under the caption “—Guarantees”, upon the release or discharge of the

Guarantee which resulted in the creation of such Note Guarantee pursuant to the covenant described under the caption “—Guarantees”, except a discharge or release by or as a result of payment under such Guarantee”; or

(7) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture.

In addition, the Note Guarantee of any Subsidiary Guarantor will be released in connection with a sale of all of the assets of such Subsidiary Guarantor in a transaction that complies with the conditions in the third paragraph under the caption “—Guarantees” above. Also, notwithstanding any other provision in the indenture, any Restricted Subsidiary of the Issuer (including any Subsidiary Guarantor) may be liquidated at any time, so long as all assets owned by such entity which constitute Collateral remain Collateral owned by the Issuer or a Subsidiary Guarantor following any such liquidation.

Reports

Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Issuer will furnish to the holders of notes or cause the trustee to furnish to the holders of notes or post on its website or file with the Commission for public availability:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report (whether or not unqualified) thereon by the Issuer’s certified independent accountants, which reports shall be filed (a) in the case of quarterly reports, within 15 days after the time period specified in the Commission’s rules and regulations and (b) in the case of annual reports, within 30 days after the time period specified in the Commission’s rules and regulations; and

(2) as soon as practicable, and in any event 5 days after the time periods specified in the Commission’s rules and regulations, all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports;

provided, however, that if the last day of any such time period is not a business day, such report will be due on the next succeeding business day.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, except that such reports will not be required to contain separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the notes that would be required under Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the Commission, except to the extent required by the rules and regulations of the Commission actually applicable to the Issuer at such time.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods specified above.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In the event that (1) the rules and regulations of the Commission permit the Issuer and Parent, or any other direct or indirect parent of the Issuer, to report at such parent entity’s level on a consolidated basis and (2) such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

Notwithstanding the foregoing, prior to completion of the exchange offer or effectiveness of the shelf registration statement contemplated by the exchange and registration rights agreements, the requirements above will be deemed satisfied (1) by the filing with the Commission of the exchange offer registration statement or shelf registration statement and any amendments thereto, within the time periods set forth above, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting reports that would be required to be filed substantially in the form required by the Commission on the Issuer’s website (or the website of Parent or other direct or indirect parent of the Issuer) or providing such reports to the trustee, subject to exceptions consistent with the presentation of financial information in this prospectus.

In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (4) under “Events of Default and Remedies” until 90 days after the date any report required to be provided by this covenant is due.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 consecutive days in the payment when due of interest on, or Special Interest with respect to, the notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control”, “—Repurchase at the Option of Holders—Asset Sales”, or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the third paragraph under the caption “—Certain Covenants—Guarantees” for 30 days after written notice by the trustee or holders representing 25% or more of the aggregate principal amount of notes outstanding;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or holders representing 25% or more of the aggregate principal amount of notes outstanding to comply with any of the agreements in the indenture or the security documents for the benefit of the holders of the notes other than those referred to in clauses (1)-(3) above;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), or the payment of which is guaranteed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), whether such Indebtedness or Guarantee now exists, or is created after December 21, 2009, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (after giving effect to any applicable grace period) (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer) to pay non-appealable final judgments aggregating in excess of $50.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage and has the ability to perform), which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) the occurrence of any of the following:

(a) any security document for the benefit of holders of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant security documents; or

(b) except as permitted by the indenture, any Priority Lien for the benefit of holders of the notes purported to be granted under any security document for the benefit of holders of the notes on Collateral, individually or in the aggregate, having a fair market value in excess of $50.0 million ceases to be an enforceable and perfected first-priority Lien in any material respect, subject only to Permitted Prior Liens, and such condition continues for 60 days after written notice by the trustee or the collateral trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this clause 7(b) if such condition results from the action or inaction of the trustee or the collateral trustee; or

(c) the Issuer or any Significant Subsidiary that is a Subsidiary Guarantor (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Subsidiary Guarantors that together constitute a Significant Subsidiary) set forth in or arising under any security document for the benefit of holders of the notes;

(8) except as permitted by the indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Issuer (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee if, and only if, in each such case, such Default continues for 21 days after notice of such Default shall have been given to the trustee; and

(9) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary of the Issuer (or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default(s).

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any, or Special Interest, if any) if it determines that withholding notice is in their interest. In addition, the trustee shall have no obligation to accelerate the notes if in the best judgment of the trustee acceleration is not in the best interest of the holders of the notes.

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture or the security documents except a continuing Default or Event of Default in the payment of interest or Special Interest, if any, on, premium, if any, on, or the principal of, the notes and may rescind any acceleration with respect to the notes and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction). No such rescission shall affect any subsequent default or impair any right consequent thereon. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless each of the following conditions is met:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity, security or prefunding reasonably satisfactory to the trustee against any costs, loss, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or Special Interest, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder, except to the extent that the institution or prosecution thereof or the entry of judgment thereon would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien of a security document upon any property subject to such Lien.

The Issuer is required to deliver to the trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default unless such Default or Event of Default has been cured before the end of the 30 day period.

In addition to acceleration of maturity of the notes, if an Event of Default occurs and is continuing, the trustee, the collateral trustee and/or the holders of the notes will have the right to exercise remedies with respect to the Collateral, such as foreclosure, as are available under the indenture, the security documents and at law.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, or of Parent or any other direct or indirect parent of the Issuer, shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or the note documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith;

(4) the Legal Defeasance provisions of the indenture; and

(5) the optional redemption provisions of the indenture to the extent that Legal Defeasance is to be effected together with a redemption.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since December 21, 2009, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(7) if the notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

(8) the Issuer must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—The Collateral Trust Agreement—Release of Liens in Respect of Notes”, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees, or the security documents relating to the notes (subject to compliance with the intercreditor agreement and the collateral trust agreement) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes, the Note Guarantees or the security documents relating to the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, or change the Stated Maturity of, any note or alter the provisions, or waive any payment, with respect to the redemption of such notes (other than provisions relating to the covenants described under “—Repurchase at the Option of Holders” (except to the extent provided in clause (9) below));

(3) reduce the rate of, or change the time for, payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than U.S. dollars;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, or Special Interest, if any, on the notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture or the Note Guarantees;

(8) impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(10) make any change in the amendment and waiver provisions, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding (but only to the extent any such consent is required under the Collateral Trust Agreement).

Notwithstanding the preceding, without notice to or the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Note Guarantees or the security documents relating to the notes to:

(1) cure any ambiguity, omission, mistake, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such issuer’s or Guarantor’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of such holder under the indenture in any material respect;

(5) comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) comply with the provisions described under “—Certain Covenants—Guarantees”;

(7) conform the text of the indenture, the notes, the Note Guarantees or any security document to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of the indenture, the notes, the Note Guarantees or any security document;

(8) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture, or evidence and provide for a successor or replacement collateral trustee under the security documents;

(9) provide for the issuance of additional notes (and the grant of security for the benefit of the additional notes) in accordance with the terms of the indenture and the collateral trust agreement;

(10) make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release, termination or discharge of Collateral that becomes effective as set forth in the indenture or any of the security documents;

(11) grant any Lien for the benefit of the holders of any future Subordinated Lien Debt or any present or future Priority Lien Debt in accordance with the terms of the indenture and the collateral trust agreement;

(12) add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the indenture;

(13) mortgage, pledge, hypothecate or grant a security interest in favor of the collateral agent for the benefit of the trustee and the holders of the notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee or the collateral trustee in accordance with the terms of the indenture or otherwise;

(14) provide for the succession of any parties to the security documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the indenture and the relevant security document;

(15) provide for a reduction in the minimum denominations of the notes;

(16) add a Guarantor or other guarantor under the indenture or release a Guarantor in accordance with the terms of the indenture;

(17) add covenants for the benefit of the holders or surrender any right or power conferred upon the Issuer or any Guarantor;

(18) make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes, provided that compliance with the indenture as so amended may not result in notes being transferred in violation of the Securities Act or any applicable securities laws;

(19) provide for the assumption by one or more successors of the obligations of any of the Guarantors under the indenture and the Note Guarantees;

(20) provide for the issuance of exchange notes in accordance with the terms of the indenture; or

(21) comply with the rules of any applicable securities depositary.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the indenture and the notes issued thereunder on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture and not provided for by the deposit required by clause 1(b) above; and

(4) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—The Collateral Trust Agreement—Release of Liens in Respect of Notes”, upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by the Issuer as paying agent and registrar with respect to the notes.

If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits its right, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security, indemnity or prefunding satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes may be issuable from time to time in denominations of less than $2,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $2,000 by DTC.

Except as set forth below, global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer and the Guarantors take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest (including Special Interest, if any) and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the global notes and the Issuer fails to appoint a successor depositary within ninety (90) days of delivery of such notice or (b) has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor depositary within ninety (90) days of delivery of such notice;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and a Holder requests that its global note be exchanged for a Certificated Note.

In addition, beneficial interests in a global note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors” in the offering memorandum dated December 16, 2009 or February 8, 2010, respectively, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the global notes, including principal, premium, if any, and interest (including Special Interest, if any), by wire transfer of immediately available funds to the accounts specified by the holder of the global note. The Issuer will make all payments of principal, interest (including Special Interest, if any) and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Credit Facility” means that certain $900,000,000 Revolving Loan Credit Agreement, dated as of October 31, 2007, as amended by the First Amendment, dated as of December 21, 2009, among the Issuer (f/k/a McJunkin Corporation), the several lenders from time to time party thereto, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners, The CIT Group/Business Credit Inc., as administrative agent and co-collateral agent, Bank of America, N.A., as co-collateral agent and syndication agent, and JPMorgan Chase Bank, N.A., Wachovia Bank. N.A., and PNC Bank, National Association, as co-documentation agents, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, or other commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof. On March 27, 2012, we replaced the $900,000,000 Revolving Loan Credit Agreement with the $1,250,000,000 Amended and Restated Loan, Security and Guarantee Agreement, dated March 27, 2012, between the Issuer and the other parties thereto.

“ABL Debt” means

(1) Indebtedness outstanding under the ABL Credit Facility on December 21, 2009 or incurred from time to time after such date under the ABL Credit Facility; and

(2) additional Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Issuer or any Subsidiary Guarantor secured by Liens on ABL Priority Collateral; provided, in the case of any additional Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional Indebtedness is incurred by the Issuer or such Guarantor, as applicable, such additional Indebtedness is designated by the

Issuer, in an Officers’ Certificate delivered to the collateral trustee, as “ABL Debt” for purposes of the Secured Debt Documents; provided, that such Indebtedness may not be designated as both ABL Debt and Priority Lien Debt, or designated as both ABL Debt and Subordinated Lien Debt; and

(b) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agent, the collateral trustee, the Issuer and each applicable Guarantor have duly executed and delivered the intercreditor agreement (or a joinder to the intercreditor agreement or a new intercreditor agreement substantially similar to the intercreditor agreement, as in effect on December 21, 2009, and in a form reasonably acceptable to each of the parties thereto).

“ABL Debt Documents” means the ABL Credit Facility, any additional credit agreement or indenture related thereto and all other loan documents, security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Credit Facility, as such agreements or instruments may be amended or supplemented from time to time.

“ABL Debt Obligations” means ABL Debt incurred or arising under the ABL Debt Documents and all other Obligations (excluding any Obligations that would constitute ABL Debt) in respect thereof, together with (1) Banking Product Obligations of the Issuer or any Subsidiary Guarantor relating to services provided to the Issuer or any Guarantor that are secured, or intended to be secured, by the ABL Debt Documents if the provider of such Banking Product Obligations has agreed to be bound by the terms of the intercreditor agreement or such provider’s interest in the ABL Priority Collateral is subject to the terms of the intercreditor agreement; and (2) Hedging Obligations that are secured, or intended to be secured, under the ABL Debt Documents if the provider of such Hedging Obligations has agreed to be bound by the terms of the intercreditor agreement or such provider’s interest in the ABL Priority Collateral is subject to the terms of the intercreditor agreement.

“ABL Lien Cap” means, as of any date of determination, the greater of (1) $1.25 billion and (2) the amount of the Borrowing Base as of such date, after giving pro forma effect to the incurrence of any ABL Debt and the application of the net proceeds therefrom.

“ABL Priority Collateral” means all accounts, inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any inventory, all letter of credit rights, chattel paper, instruments, investment property and general intangibles pertaining to the foregoing, deposit accounts (other than the “Net Available Cash Account” (as defined in the intercreditor agreement), to the extent that it constitutes a deposit account) and securities accounts (other than the “Net Available Cash Account” (as defined in the intercreditor agreement), to the extent it constitutes a securities account), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing, all records, “supporting obligations” (as defined in Article 9 of the UCC) and related letters of credit, commercial tort claims or other claims and causes of action, in each case, to the extent not primarily related to the Notes Priority Collateral and, to the extent not otherwise included, all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, investment property, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, in each case held by the Issuer and the Subsidiary Guarantors, other than the Excluded ABL Assets.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of at least 50.1% of the sum of:

(a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Subordinated Lien Debt representing the Required Subordinated Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—The Collateral Trust Agreement—Voting”.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 15, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through December 15, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any property or assets, other than Equity Interests of the Issuer; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Issuer’s Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under the caption “—Repurchase at the Option of Holders —Asset Sales”; and

(2) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves property or assets having a fair market value of less than $15.0 million;

(2) a transfer of property or assets between or among the Issuer and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary thereof;

(4) the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business (including, without limitation, any ABL Priority Collateral);

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Issuer or its Restricted Subsidiaries;

(8) the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(9) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the indenture or the note documents;

(10) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(12) foreclosures, condemnations or any similar action on assets;

(13) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

(14) the sale of Non-Core Assets.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Banking Product Obligations” means, with respect to the Issuer or any Subsidiary Guarantor, any obligations of the Issuer or such Guarantor owed to any Person in respect of treasury management services (including, without limitation, services in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored valued card services, other cash management services or lock-box leases and other banking products or services related to any of the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent month preceding such date for which internal financial statements are available that were not more than 180 days past due; plus

(2) 65% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date for which internal financial statements are available.

“business day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition;

(3) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million (or $100.0 million in the case of a non-U.S. bank);

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Rating Services (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(7) securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(8) money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition;

(9) (a) euros or any national currency of any participating member state of the EMU;

(b) local currency held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Issuer or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and

(d) investments of the type and maturity described in clauses (3) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer (unless, after such liquidation or dissolution, Parent assumes all of the obligations of the Issuer under the indenture and the security documents for the benefit of holders of the notes as provided thereunder);

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, has become the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Issuer; or

(4) the first day on which a majority of the members of the Board of Directors of the Issuer or the Parent are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Class” means (1) in the case of Subordinated Lien Debt, every Series of Subordinated Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means the Notes Priority Collateral and the ABL Priority Collateral.

“collateral trustee” means U.S. Bank National Association, in its capacity as collateral trustee under the collateral trust agreement, together with its successors in such capacity.

“Commission” means the United States Securities and Exchange Commission and any successor organization.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period (including without limitation (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing such Consolidated Net Income; plus

(4) any other non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities pursuant to GAAP, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash expense or charge that was paid in a prior period); plus

(5) the amount of any integration costs or other business optimization expenses or costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities; plus

(6) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(7) the amount of management, monitoring, consulting and advisory fees and related expenses (if any) paid in such period to the Principals to the extent otherwise permitted under the terms of the indenture; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person, other than the specified Person, that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall not be included, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent converted into cash) or Cash Equivalents to the specified Person or a Restricted Subsidiary thereof during such period;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph under “—Certain Covenants —Restricted Payments”, the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) any amortization of fees or expenses that have been capitalized shall be excluded;

(5) non-cash charges relating to employee benefit or management compensation plans of the Issuer or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of Parent or the Issuer or employees of Parent or the Issuer and its Restricted Subsidiaries shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6) any non-recurring charges or expenses incurred in connection with the refinancing transactions shall be excluded;

(7) any non-cash restructuring charges, plus up to an aggregate of $20.0 million of other restructuring charges in any fiscal year shall be excluded;

(8) any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(9) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(10) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(11) any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, shall be excluded;

(12) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the refinancing transactions or any acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(13) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded; and

(14) accruals and reserves that are established or adjusted by December 21, 2010 that are so required to be established or adjusted as a result of the refinancing transactions in accordance with GAAP shall be excluded.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or Parent, as the case may be, who:

(1) was a member of such Board of Directors on December 21, 2009;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated for election or elected to that Board of Directors by the Principals or their Related Parties.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate principal amount equal to the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Subsidiary Guarantor after December 21, 2009; provided that:

(1) such cash contributions have not been used to make a Restricted Payment, and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof.

“Discharge of ABL Debt Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute ABL Debt;

(2) payment in full in cash of the principal of, and interest and premium, if any, on all ABL Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of ABL Debt;

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable ABL Debt Document) of all outstanding letters of credit constituting ABL Debt; and

(4) payment in full in cash of all other ABL Debt Obligations that are outstanding and unpaid at the time the ABL Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of, and interest and premium, if any, and Special Interest, if any, on, all Priority Lien Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of Priority Lien Debt;

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control (or similarly defined term) or an Asset Sale (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the notes mature. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class, for the account of the holders of such Series of Priority Lien Debt or Subordinated Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and Special Interest (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit and whether for payment or cash collateralization) on, each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class when the allocation or distribution is made, and thereafter; and

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit and whether for payment or cash collateralization) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Priority Lien Debt or Subordinated Lien Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded ABL Assets” means each of the following:

(1) Non-Core Assets;

(2) all “general intangibles” as such term is defined in Article 9 of the UCC, including “payment intangibles” also as such term is defined in Article 9 of the UCC, and, in any event, including with respect to the Issuer and any Subsidiary Guarantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which the Issuer or such Subsidiary Guarantor is a party or under which the Issuer or such Subsidiary Guarantor has any right, title or interest or to which the Issuer or such Subsidiary Guarantor or any property of the Issuer or such Subsidiary Guarantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of the Issuer or such Subsidiary Guarantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of the Issuer or such Subsidiary Guarantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of the Issuer or such Subsidiary Guarantor for damages arising out of any breach of or default thereunder and (d) all rights of the Issuer or such Subsidiary Guarantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by the Issuer or such Subsidiary Guarantor of a security interest in its right, title and interest in any such contract, agreement, instrument or indenture (i) is prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, (ii) would give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is not permitted without consent if all necessary consents to such grant of a security interest have not been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (provided that the foregoing shall not affect, limit, restrict or impair the grant by Issuer or such Subsidiary Guarantor of a security interest in any account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture);

(3) all “equipment”, as such term is defined in Article 9 of the UCC, now or hereafter owned by the Issuer or any Subsidiary Guarantor or to which the Issuer or any Subsidiary Guarantor has rights and, in any event, shall include all machinery, equipment, computers, furnishings, appliances, fixtures, tools and vehicles (in each case, regardless of whether characterized as equipment under the UCC) now or hereafter owned by the Issuer or any Subsidiary Guarantor or to which the Issuer or any Subsidiary Guarantor has rights and any and all proceeds, accessions, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto to the extent such equipment is subject to a Lien permitted by the indenture and the terms of the Indebtedness securing such Lien prohibit assignment of, or granting of a security interest in, the Issuer’s or such Subsidiary Guarantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such equipment shall cease to constitute an “Excluded ABL Asset”);

(4) rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including the trade secrets, the copyrights, the patents, the trademarks and the licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, now or hereafter owned by the Issuer or any Subsidiary Guarantor, in each case to the extent the grant by the Issuer or such Subsidiary Guarantor of a security interest in any such rights, priorities and privileges relating to intellectual property (i) is prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, (ii) would give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is not permitted without consent if all necessary consents to such grant of a security interest have not been obtained from the relevant parties (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9- 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); and

(5) all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts of the Issuer or any Subsidiary Guarantor, whether now or hereafter acquired by the Issuer or any Subsidiary Guarantor, in each case to the extent the grant by the Issuer or a Subsidiary Guarantor of a security interest therein in its right, title and interest in any such investment property (i) is prohibited by any contract, agreement, instrument or indenture governing such investment property without the consent of any other party thereto, (ii) would give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is not permitted without the consent if all necessary consents to such grant of a security interest have not been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law).

“Excluded Assets” means each of the following:

(1) Excluded ABL Assets;

(2) all interests in real property other than fee interests and other interests appurtenant thereto;

(3) fee interests in real property (a) on December 21, 2009 other than the fee interests listed on Exhibit G to the indenture and (b) acquired after December 21, 2009 if the net book value of such fee interest is less than $2.0 million;

(4) all “securities” of any of the Issuer’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act);

(5) any property or asset to the extent that the grant or perfection of a Lien under the security documents in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as such consequences will no longer result;

(6) any intellectual property to the extent that the grant or perfection of a Lien under the security documents will constitute or result in the abandonment, invalidation or rendering unenforceable of any right, title or interest of any grantor therein; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as such consequences will no longer result;

(7) (i) deposit or securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Issuer or any Subsidiary Guarantor to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Issuer or its Subsidiaries and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of employees of the Issuer or its Subsidiaries, and (ii) all segregated deposit or securities accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts;

(8) Equity Interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such Equity Interests is prohibited by the documents covering such joint venture;

(9) any property owned by a Foreign Subsidiary that is not a Subsidiary Guarantor;

(10) items specified in the Security Agreement as exceptions to the collateral described therein; and

(11) the cash, cash equivalents or other assets subject to Permitted Liens described in clauses (5), (10), (11), (18), (20), (23) (to the extent that the cash, cash equivalents or other assets subject to a Permitted Lien that was refinanced pursuant to clause (23) itself qualified as an Excluded Asset), (26), (27), (28) and (29) of such definition; provided that if and when any such cash, cash equivalents or other assets cease to be subject to a Permitted Lien listed in this clause (11), such property shall be deemed at all times from and after December 21, 2009 to constitute Notes Priority Collateral.

“Excluded Contributions” means net cash proceeds received by the Issuer and its Restricted Subsidiaries as capital contributions after December 21, 2009 or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Issuer or a direct or indirect parent of the Issuer, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate and not previously included in the calculation set forth in clause (3)(b) of paragraph (A) of “Certain Covenants—Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means:

(1) any Foreign Subsidiary; and

(2) any Restricted Subsidiary of the Issuer; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the twelvemonth period ending on the last day of the most recent fiscal quarter for which financial statements for the Issuer are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the ABL Credit Facility) in existence on December 21, 2009, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “—Certain Covenants”, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $50.0 million will be made by the Issuer’s or Parent’s Board of Directors and evidenced by a resolution thereof and set forth in an Officers’ Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, retires or redeems any Indebtedness or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, retirement or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, acquisitions, dispositions, mergers, consolidations, business restructurings, operational changes and any financing transactions relating to any of the foregoing (collectively, “relevant transactions”), in each case that have been made by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent deducted (and not added back) in computing Consolidated Net Income, including, without limitation, (a) amortization of original issue discount, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, (f) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and (g) in each case net of the effect of all payments made or received pursuant to Hedging Obligations, but in each case excluding (v) accretion of accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) any Special Interest, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment or other financing fees; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, and all cash dividends on any series of preferred stock of any Restricted Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, less

(5) interest income for such period, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified

Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. At any time after December 21, 2009, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the holders of notes.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) Parent;

(2) each direct or indirect Wholly Owned Domestic Subsidiary of the Issuer on December 21, 2009 (other than Excluded Subsidiaries);

(3) any other Restricted Subsidiary of the Issuer that has issued a guarantee with respect to the ABL Credit Facility or any other Indebtedness of the Issuer or any Guarantor; and

(4) any other Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the indenture in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies; and

(3) commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies;

including, in each case, any guarantee obligations in respect thereof.

“holder” means a Person in whose name a note is registered.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations and Attributable Debt;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(7) representing Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for foreign, federal, state, local or other taxes,

(ii) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business,

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iv) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(v) any indebtedness existing on December 21, 2009 that has been satisfied and discharged or defeased by legal defeasance,

(vi) agreements providing for indemnification, adjustment of purchase price or earnouts or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received in connection with such transaction, or

(vii) indebtedness under leases that exists solely as a result of the implementation of the proposed revisions to lease accounting standards by the Financial Accounting Standards Board and the International Accounting Standards Board, as described in the discussion paper “Leases: Preliminary Views” dated March 2009.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Issuer or any Guarantor under the Bankruptcy Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the indenture and the security documents;

(3) any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to the Issuer or any Guarantor or any of their assets;

(4) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5) any analogous procedure or step in any jurisdiction.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2) debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers and trade credit in the ordinary course of business to the extent they are in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, directors and employees made in the ordinary course of business, and excluding advances set forth in the preceding parenthetical), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the Issuer or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”.

“Junior Term Loan Facility” means the $450,000,000 Term Loan Credit Agreement, dated as of May 22, 2008, among Parent, the several lenders from time to time party thereto, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as co-lead arrangers and joint bookrunners, Lehman Brothers Commercial Paper Inc., as administrative agent and collateral agent, and Goldman Sachs Credit Partners L.P., as syndication agent, as amended.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Priority Lien Debt, the written agreement of the Secured Debt Representative of such Series of Priority Lien Debt, holders of such Series of Priority Lien Debt or as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, for the benefit of all holders of Secured Debt and each then present or future Secured Debt Representative:

(a) that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Issuer or any Subsidiary Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c) consenting to the terms of the collateral trust agreement and the intercreditor agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform, its obligations under the collateral trust agreement and the intercreditor agreement;

(2) as to any Series of ABL Debt, the written agreement of the Secured Debt Representative of such Series of ABL Debt, the holders of such Series of ABL Debt or as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the benefit of all holders of Secured Debt and each then present future Secured Debt Representative, that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the intercreditor agreement; and

(3) as to any Series of Subordinated Lien Debt, the written agreement of the Secured Debt Representative of such Series of Subordinated Lien Debt, the holders of such Series of Subordinated Lien Debt or as set forth in the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, for the benefit of all holders of Secured Debt and each then present or future Secured Debt Representative:

(a) that all Subordinated Lien Obligations will be and are secured equally and ratably by all Subordinated Liens at any time granted by the Issuer or any Subsidiary Guarantor to secure any Obligations in respect of such Series of Subordinated Lien Debt, whether or not upon property otherwise constituting Collateral for such Series of Subordinated Lien Debt, and that all such Subordinated Liens will be enforceable by the collateral trustee for the benefit of all holders of Subordinated Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Subordinated Lien Debt are bound by the provisions of the collateral trust agreement and the intercreditor agreement, including the provisions relating to the ranking of Subordinated Liens and the order of application of proceeds from the enforcement of Subordinated Liens; and

(c) consenting to the terms of the collateral trust agreement and the intercreditor agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform, its obligations under the collateral trust agreement and the intercreditor agreement.

“Moody’s” means Moody’s Investors Service Inc., and any successor to the rating agency business thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage or sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, as well as any other reserve established in accordance with GAAP related to pension and other post-employment benefit liabilities, liabilities related to environmental matters, or any indemnification obligations associated with such transaction; provided that, in the case of a Sale of a Subsidiary Guarantor, any Net Proceeds received in such Sale of a Subsidiary Guarantor in respect of ABL Priority Collateral will constitute Net Proceeds from an Asset Sale other than a Sale of a Subsidiary Guarantor and will not constitute Net Proceeds from an Asset Sale that constitutes a Sale of a Subsidiary Guarantor.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Core Assets” means the following assets owned by the Issuer and/or its Subsidiaries on the date hereof: (1) 623,521 shares of common stock of PrimeEnergy Corporation; (2) Hansford Street property and building and fixtures related thereto (1352, 1354, 1401 and 1403 Hansford Street, Charleston, WV 25301); and (3) Vacant lot and fixtures related thereto at Hillcrest Drive (835 Hillcrest Drive, Charleston, WV, 25311).

“note documents” means the indenture, the notes and the security documents related to the notes, each as amended or supplemented in accordance with the terms thereof.

“Note Guarantee” means a Guarantee of the notes pursuant to the indenture.

“Notes Priority Collateral” means all of the tangible and intangible properties and assets at any time owned or acquired by the Issuer or any Subsidiary Guarantor, except:

(1) Excluded Assets; and

(2) ABL Priority Collateral.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, Special Interest (if any), fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under any Secured Debt Documents or ABL Debt Documents, as the case may be.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, any Executive Vice President, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Issuer that meets the requirements of the indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee (who may be counsel to or an employee of the Issuer, any Subsidiary of the Issuer or the trustee) that meets the requirements of the indenture.

“Parent” means MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), a Delaware corporation, and its successors.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the offering circular) by the Issuer and its Restricted Subsidiaries on December 21, 2009 and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Holder” means each of the Principals and their Related Parties, PVF Holdings LLC and its members, and members of management of the Issuer or a direct or indirect parent of the Issuer and any group (within the meaning of Section 1 3(d)(3) or Section 1 4(d)(2) of the Exchange Act or any

successor provision) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Principals, Related Parties, PVF Holdings LLC and its members and members of management, collectively, have direct or indirect beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2) any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or from any other disposition of assets not constituting an Asset Sale;

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer;

(6) Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8) loans or advances to employees of the Issuer or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Issuer or Parent, in an aggregate principal amount of $5.0 million at any one time outstanding;

(9) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(10) other Investments in any Person that is not an Affiliate of the Issuer (other than a Restricted Subsidiary or any Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, own Equity Interests in or controls such Person) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since December 21, 2009, not to exceed the greater of (1) $75.0 million and (2) 2.5% of the Issuer’s Consolidated Total Assets at the time of such Investment;

(11) any Investment existing on December 21, 2009;

(12) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such

Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13) guarantees of Indebtedness of the Issuer or any Restricted Subsidiary which Indebtedness is permitted under the covenant described in “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the covenant described under “—Certain Covenants—Transactions With Affiliates”;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(16) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business; and

(17) Investments in Unrestricted Subsidiaries and joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed $75.0 million.

“Permitted Liens” means:

(1) Liens on ABL Priority Collateral securing (a) ABL Debt in an aggregate principal amount (as of the date of incurrence of any ABL Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit issued under the ABL Credit Facility being deemed to have a principal amount equal to the face amount thereof), not exceeding the ABL Lien Cap, and (b) all other ABL Debt Obligations;

(2) Priority Liens securing (a) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit issued under any Priority Lien Documents being deemed to have a principal amount equal to the face amount thereof), not exceeding the Priority Lien Cap, and (b) all other Priority Lien Obligations;

(3) Subordinated Liens securing (a) Subordinated Lien Debt in an aggregate principal amount (as of the date of incurrence of any Subordinated Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Subordinated Lien Cap and (b) all other Subordinated Lien Obligations, which Liens are made junior to the Priority Lien Obligations (and, with respect to ABL Priority Collateral, to ABL Lien Obligations) pursuant to the collateral trust agreement and the intercreditor agreement;

(4) Liens in favor of the Issuer or any Restricted Subsidiary;

(5) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Issuer or the Restricted Subsidiary;

(6) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(7) Liens existing on December 21, 2009, other than liens to secure the notes issued on December 21, 2009 or to secure Obligations under the ABL Credit Facility outstanding on such date;

(8) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture (other than ABL Debt, Priority Lien Debt or Subordinated Lien Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(10) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(11) Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(13) Carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(14) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(15) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(16) with respect to any leasehold interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(18) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under the indenture pursuant to clause (6) under “Events of Default and Remedies”, so long as such Liens are adequately bonded;

(20) deposits made in the ordinary course of business to secure liability to insurance carriers;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the indenture;

(23) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (5), (6), (7), (9), (13) through (16), (18), (19) and (22) through (29) of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(24) Liens on cash or Cash Equivalents securing Hedging Obligations incurred by the Company or any Subsidiary Guarantor in the normal course of business and not for speculative purposes;

(25) Liens other than any of the foregoing incurred by the Issuer or any Restricted Subsidiary of the Issuer with respect to Indebtedness or other obligations that do not, in the aggregate, exceed $50.0 million at any one time outstanding;

(26) Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(27) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(29) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by the indenture.

“Permitted Prior Liens” means:

(1) Liens described in clauses (1), (5), (6), (7), (8) (to the extent the Lien refinanced pursuant to clause (8) itself qualified as a Permitted Prior Lien), (9), (10), (11), (13), (18), (19), (20), (21), (22), (23) (to the extent the Lien refinanced pursuant to clause (23) itself qualified as a Permitted Prior Lien), (24), (25), (26), (27), (28) and (29) of the definition of “Permitted Liens”; and

(2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the security documents.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the notes or any Note Guarantees, such Permitted Refinancing Indebtedness is par! passu in right of payment with, or subordinated in right of payment to, the notes or such Note Guarantees; and

(5) such Indebtedness is incurred either (a) by the Issuer or any Subsidiary Guarantor or (b) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B) any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Issuer or any of its Restricted Subsidiaries); provided that:

(1) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3) such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is contractually subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4) such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5) such Disqualified Stock is issued either (a) by the Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary that is the issuer of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means The Goldman Sachs Group, Inc., a Delaware corporation, Goldman, Sachs & Co., a New York limited partnership, GS Capital Partners V Fund, L.P., a Delaware limited partnership, and GS Capital Partners VI Fund, L.P., a Delaware limited partnership.

“Priority Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Issuer or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date of determination, the amount of Priority Lien Debt that may be incurred by the Issuer or any of the Subsidiary Guarantors such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Priority Lien Debt Ratio would not exceed (i) 3.75 to 1.0 at any time after the Company’s financial results for the fiscal quarter ended March 31, 2010 would be included in the calculation of the Priority Lien Debt Ratio and (ii) 3.00 to 1.0 at any time prior thereto.

“Priority Lien Debt” means:

(1) the original first lien notes together with the related Note Guarantees of the Subsidiary Guarantors (and exchange notes and exchange guarantees issued in lieu thereof);

(2) the additional first lien notes together with the related Note Guarantees of the Subsidiary Guarantors (and exchange notes and exchange guarantees issued in lieu thereof) and any additional notes issued under any indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Issuer that is secured equally and ratably with the notes by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document, and guarantees (including Note Guarantees) thereof by any of the Guarantors; provided, in the case of any additional notes, guarantees or other Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such additional notes are issued or Indebtedness is incurred by the Issuer or guarantees incurred by such Subsidiary Guarantor, such additional notes, guarantees or other Indebtedness, as applicable, is designated by the Issuer, in an Officers’ Certificate delivered to the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt and no Series of Secured Debt may be designated as both ABL Debt and Priority Lien Debt;

(b) such additional notes, guarantees or other Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation and meets the requirements described in “Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt”; and

(c) all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such additional notes, guarantees or other Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Issuer delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such notes, guarantees or other Indebtedness is “Priority Lien Debt”); and

(3) Hedging Obligations of the Issuer or any Subsidiary Guarantor incurred in accordance with the terms of the Secured Debt Documents; provided that:

(a) on or before or within thirty (30) days after the date on which such Hedging Obligations are incurred by the Issuer or Subsidiary Guarantor (or on or within thirty (30) days after December 21, 2009 for Hedging Obligations in existence on such date), such Hedging Obligations are designated by the Issuer or Subsidiary Guarantor, as applicable, in an Officers’ Certificate delivered to the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Hedging Obligation may be designated as both Priority Lien Debt and Subordinated Lien Debt;

(b) the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Priority Lien, executes and delivers a joinder to the collateral trust agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the collateral trust agreement; and

(c) all other requirements set forth in the collateral trust agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Issuer delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Hedging Obligations are “Priority Lien Debt”).

“Priority Lien Debt Ratio” means, as of any date of determination, the ratio of Priority Lien Debt of the Issuer and its Restricted Subsidiaries as of that date to the Issuer’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of Priority Lien

Debt and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”. For purposes of this calculation, the amount of Priority Lien Debt outstanding as of any date of determination shall not include any Priority Lien Debt that consists solely of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes.

“Priority Lien Documents” means the indenture and any additional indenture, credit facility or other agreement pursuant to which any Priority Lien Debt is incurred and the security documents related thereto (other than any security documents that do not secure Priority Lien Obligations), as each may be amended, supplemented or otherwise modified.

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof.

“Priority Lien Representative” means (1) the collateral trustee, in the case of the notes, or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who is appointed as a representative of such Series of Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (1) are directly attributable to an acquisition that occurred during the four- quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of December 21, 2009, (2) were actually implemented with respect to any acquisition within 12 months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by underlying accounting records or (3) the Issuer reasonably determines are probable based upon specifically identifiable actions taken or to be taken within 12 months of the date of determination and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be established by a certificate delivered to the trustee from the Issuer’s Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (3) above, that states such savings have been determined to be probable.

“Qualified Equity Offering” means (1) any public or private placement of Capital Stock (other than Disqualified Stock) of the Issuer, Parent or any other direct or indirect parent of the Issuer (other than Capital Stock sold to the Issuer or a Subsidiary of the Issuer); provided that if such public offering or private placement is of Capital Stock of Parent or any other direct or indirect parent of the Issuer, the term “Qualified Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Issuer or (2) the contribution of cash to the Issuer as an equity capital contribution.

“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) if either S&P or Moody’s no longer provide ratings, any other ratings agency which is nationally recognized for rating debt securities.

“Related Party” means (1) any investment fund under common control or management with The Goldman Sachs Group, Inc., (2) any controlling stockholder, general partner or member of The Goldman Sachs Group, Inc. and (3) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning an 80% or more interest of which consist of The Goldman Sachs Group, Inc. and/or the Persons referred to in the immediately preceding clauses (1) and (2). Notwithstanding the foregoing, the term “Related Party” shall not include any operating company which would be deemed a “Related Party” solely by virtue of ownership by The Goldman Sachs Group, Inc. and/or the Persons referred to in the immediately preceding clauses (1) and (2).

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Priority Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Priority Lien Debt then outstanding, calculated in accordance with the provisions described in “—The Collateral Trust Agreement—Voting”. For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by, any issuer thereof, any guarantor thereof or any Affiliate of any issuer or any guarantor thereof will be deemed not to be outstanding.

“Required Subordinated Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Subordinated Lien Debt then outstanding, calculated in accordance with the provisions described in “—The Collateral Trust Agreement—Voting”. For purposes of this definition, Subordinated Lien Debt registered in the name of, or beneficially owned by, any issuer thereof, any guarantor thereof or any Affiliate of any issuer or any guarantor thereof will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

“Sale of a Subsidiary Guarantor” means (1) any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of a majority of the Capital Stock of a Subsidiary Guarantor or (2) the issuance of Equity Interests by a Subsidiary Guarantor, other than (a) an issuance of Equity Interests by a Subsidiary Guarantor to the Issuer or another Subsidiary Guarantor and (b) an issuance of directors’ qualifying shares.

“Sale of Notes Priority Collateral” means any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of Notes Priority Collateral.

“Secured Debt” means Priority Lien Debt and Subordinated Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Subordinated Lien Documents.

“Secured Debt Representative” means each Priority Lien Representative and Subordinated Lien Representative.

“Secured Obligations” means Priority Lien Obligations and Subordinated Lien Obligations.

“Security Agreement” means the Security Agreement dated as of December 21, 2009, by and among the issuer, the Subsidiary Guarantors and the collateral trustee, as amended or supplemented from time to time in accordance with its terms.

“security documents” means the collateral trust agreement, the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—The Collateral Trust Agreement—Amendment of Security Documents”.

“Series of ABL Debt” means, severally, the ABL Credit Facility and any Credit Facility and other Indebtedness or Hedging Obligations that constitutes ABL Debt Obligations.

“Series of Priority Lien Debt” means, severally, the notes and any additional notes, any Credit Facility (other than the ABL Credit Facility) and other Indebtedness or Hedging Obligations that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Subordinated Lien Debt and each Series of Priority Lien Debt.

“Series of Subordinated Lien Debt” means, severally, each issue or series of Subordinated Lien Debt for which a single transfer register is maintained.

“Shelf Registration Statement” has the meaning set forth in the exchange and registration rights agreements.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Special Interest” means all special interest then owing pursuant to the exchange and registration rights agreements.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any Collateral of the Issuer or any Subsidiary Guarantor to secure Subordinated Lien Obligations.

“Subordinated Lien Cap” means, as of any date of determination, the amount of Subordinated Lien Debt that may be incurred by the Issuer or any Subsidiary Guarantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom the Subordinated Lien Debt Ratio would not exceed 4.0 to 1.0.

“Subordinated Lien Debt” means

(1) any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Issuer or any Subsidiary Guarantor that is secured on a subordinated basis to the Priority Lien Debt by a Subordinated Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a) on or before the date on which such Indebtedness is incurred by the Issuer or such Subsidiary Guarantor, such Indebtedness is designated by the Issuer or Subsidiary

Guarantor, as applicable, in an Officers’ Certificate delivered to the collateral trustee, as “Subordinated Lien Debt” for the purposes of the indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation and meets the requirements described in “Provisions of the Indenture Relating to Security—Ranking of Subordinated Liens”; and

(c) all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (1) will be conclusively established if the Issuer delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Subordinated Lien Debt”); and

(2) Hedging Obligations of the Issuer or any Subsidiary Guarantor incurred in accordance with the terms of the Secured Debt Documents; provided that:

(a) on or before or within thirty (30) days after the date on which such Hedging Obligations are incurred by the Issuer or Subsidiary Guarantor (or on or within thirty (30) days after December 21, 2009 for Hedging Obligations in existence on such date), such Hedging Obligations are designated by the Issuer or Subsidiary Guarantor, as applicable, in an Officers’ Certificate delivered to the collateral trustee, as “Subordinated Lien Debt” for the purposes of the Secured Debt Documents; provided that no Hedging Obligation may be designated as both Subordinated Lien Debt and Priority Lien Debt;

(b) the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Subordinated Lien, executes and delivers a joinder to the collateral trust agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the collateral trust agreement; and

(c) all other requirements set forth in the collateral trust agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Issuer delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Hedging Obligations are “Subordinated Lien Debt”).

“Subordinated Lien Debt Ratio” means, as of any date of determination, the ratio of (1) Priority Lien Debt, plus (2) Subordinated Lien Debt of the Issuer and its Restricted Subsidiaries as of that date to the Issuer’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of Priority Lien Debt, the amount of Subordinated Lien Debt and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”. For purposes of this calculation, the amount of Priority Lien Debt and/or Subordinated Lien Debt outstanding as of any date of determination shall not include any Priority Lien Debt or Subordinated Lien Debt that consists solely of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes.

“Subordinated Lien Documents” means, collectively, any indenture, credit agreement or other agreement governing each Series of Subordinated Lien Debt and the security documents related thereto (other than any security documents that do not secure Subordinated Lien Obligations), in each case as such documents may be amended, restated, modified or supplemented from time to time in accordance with their terms.

“Subordinated Lien Obligations” means Subordinated Lien Debt and all other Obligations in respect thereof.

“Subordinated Lien Representative” means, in the case of any future Series of Subordinated Lien Debt, the trustee, agent or representative of the holders of such Series of Subordinated Lien Debt (1) is appointed as a Subordinated Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, together with its successors in such capacity, and (2) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means a Guarantor that is a Restricted Subsidiary of the Issuer.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2012; provided, however, that if the period from the redemption date to December 15, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Issuer’s or Parent’s Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you hold your note as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) (generally, investment property).

This summary does not discuss considerations or consequences relevant to persons subject to special provisions of United States federal tax law, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations and passive foreign investment companies, and shareholders of such corporations;

•	regulated investment companies;

•	real estate investment trusts;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If a partnership or an entity or arrangement classified as a partnership for United States federal tax purposes holds notes, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) or a partner in a partnership, you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local or non-U.S. income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and non-U.S. income and other tax consequences of purchasing, owning and disposing of notes.

Qualified Reopening

We issued $1,000,000,000 and $50,000,000 aggregate principal amount of our 9.50% senior secured notes due December 15, 2016 on December 21, 2009 and February 11, 2010, respectively. We have taken the position that the issuance of notes on February 11, 2010 (the “February notes”) constituted a “qualified reopening” of our 9.50% senior secured notes due December 15, 2016 for United States federal income tax purposes. Accordingly, we have treated all of the February notes as having the same issue price as the notes issued on December 21, 2009 (the “December notes”) and therefore as having been issued with the same amount of original issue discount (“OID”) as the December notes for United States federal income tax purposes. However, the application of the qualified reopening rules is not entirely clear, and it is possible that the February notes could be treated as a separate issue from the December notes, with an issue price determined by the first price at which a substantial amount of the February notes was sold (other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). In that event, the February notes would have been issued with OID in an amount different from the amount of OID on the December notes, the February notes would not have been fungible with the December notes for United States federal income tax purposes and the notes received in exchange for the February notes would not be fungible with the notes received in exchange for the December notes for United States federal income tax purposes. The remainder of this summary assumes that the issuance of the February notes constituted a qualified reopening of our 9.50% senior secured notes due December 15, 2016 for United States federal income tax purposes.

U.S. Holders

The following summary applies to you only if you are a “U.S. Holder”. As used in this summary, the term U.S. Holder means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of such income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person”.

Stated Interest and Original Issue Discount

Stated interest on your notes will be taxable to you as ordinary interest income at the time it is paid or accrued in accordance with your usual method of accounting for United States federal income tax purposes.

The notes were issued with OID for United States federal income tax purposes. Generally, a debt instrument is issued with OID if the excess of the stated redemption price at maturity of the debt instrument (which, in the case of the notes, equals the stated principal amount) over its issue price is equal to or greater than a de minimis amount (generally 1/4 of 1 percent of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity date).

You will be required to include OID in gross income, as ordinary income, as the OID accrues on a constant yield basis, in advance of the receipt of the cash payment attributable to the OID, regardless of your usual method of accounting for United States federal income tax purposes. The amount of OID that you must include in gross income for each taxable year is the sum of the daily portions of OID that accrue on your notes for each day of the taxable year during which you hold the notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates), other than an initial short accrual period or the final accrual period, a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period multiplied by the yield to maturity of the notes (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to reflect the length of the accrual period), reduced by the amount of any stated interest allocable to such accrual period. The “adjusted issue price” of the notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the notes in all prior accrual periods and decreased by the amount of any payments other than of stated interest. The “yield to maturity” is the discount rate that, when applied to all principal and interest payments under the notes, produces a present value equal to the issue price. As explained above, we have treated all of the notes (that is, the December notes and the February notes as well as the notes received in exchange for the December notes and the February notes) as having the same amount of OID for United States federal income tax purposes. The amount of OID included in your gross income will increase your adjusted tax basis in the notes. Under these rules, you will have to include increasingly greater amounts of OID in successive accrual periods. You should consult your own tax advisor concerning the consequences of, and accrual of, OID on the notes.

Market Discount

If you purchase a note for an amount that is less than its adjusted issue price as of the date of the purchase, the excess of the adjusted issue price over your purchase price will be treated as market discount. However, the market discount will be considered to be zero if it is less than 1/4 of 1 percent of the principal amount of the note multiplied by the number of complete years to maturity from the date you purchase the note.

Under the market discount rules of the Internal Revenue Code, if you purchase a note with market discount, you will generally be required to include any gain realized on the sale, exchange, retirement, redemption or other disposition of the note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in your gross income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. However, you may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and the deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium

If you purchase a note for an amount that exceeds the note’s adjusted issue price as of the date of the purchase and is less than or equal to the note’s stated redemption price at maturity, you will be considered to have purchased the note with acquisition premium. Under the acquisition premium rules, you are permitted to reduce your OID accruals on such note by a fraction, the numerator of which is the excess of your adjusted tax basis in the note immediately after its purchase over the note’s adjusted issue price at the time of purchase and the denominator of which is the total amount of unaccrued OID remaining on the note.

Bond Premium

If you purchase a note for an amount in excess of the amount payable at maturity of the note, you will be considered to have purchased the note with bond premium equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortization premium), and you will not be required to include any OID in income. It may be possible for you to elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note includible in gross income in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. If you make such an election, your tax basis in the note will be reduced by the amount of the allowable amortization. If you do not elect to amortize bond premium, the premium will decrease the gain or increase the loss you would otherwise recognize on a disposition of your note. Your election to amortize premium on a constant yield method will apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Constant Yield Method Election

As an alternative to the above-described rules for including interest payments, OID and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on your notes, including stated interest, OID, any market discount (including any de minimis market discount), and any adjustments for bond premium, on the constant yield method. If you make such an election with respect to a note with amortizable bond premium, you are deemed to have made the election to amortize bond premium currently with respect to all other debt instruments held or subsequently acquired by you. If you make such an election with respect to a note with market discount, you are deemed to have made the election to include market discount currently in income on all debt instruments held or subsequently acquired by you. Particularly if you are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Taxable Disposition of Notes

Upon the sale, redemption, exchange or other taxable disposition of notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “Material United States Federal Tax Considerations—U.S. Holders—Stated Interest and Original Issue Discount”); and

•	your adjusted tax basis in the notes.

In the absence of a constant yield election, your adjusted tax basis in a note generally will be its cost increased by the amount of OID and any market discount on the note previously included in your income and decreased by the amount of any previously amortized bond premium and the amount of any payment, other than a payment of stated interest, on the note. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the note for more than one year. The deductibility of capital losses is subject to limitations. If you are a non-corporate U.S. Holder, your long-term capital gain generally will be subject to tax at preferential rates.

Medicare Contribution Tax on Unearned Income

For taxable years beginning after December 31, 2012, certain U.S. Holders with income that exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income including, among other things, interest on and capital gain from the sale or other taxable disposition of the notes, subject to certain limitations and exceptions. You should consult your own tax advisor regarding the effect, if any, of this new tax on your ownership and disposition of the notes.

Backup Withholding

In general, “backup withholding” (currently at a rate of 28 percent) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate U.S. Holder and you fail to provide a correct taxpayer identification number or otherwise fail to comply with applicable requirements of the backup withholding rules or otherwise establish an exemption.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a U.S. Holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “Non-U.S. Holder”).

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•

you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A) us or our paying agent; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described above. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30 percent United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “Material United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “Material United States Federal Tax Considerations—Non-U.S. Holders—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other taxable disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from United States federal income tax on such interest under an applicable income tax treaty (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30 percent United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the interest will be exempt from the withholding tax discussed under “Material United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting generally will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a Non-U.S. Holder as described in “Material United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. Holder (as described in “Material United States Federal Tax Considerations—U.S. Holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax (currently at a rate of 28 percent). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of U.S. broker or a foreign broker with certain United States connections unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman Sachs may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Certain affiliates of Goldman Sachs, including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings LLC, our largest stockholder. Under the registration rights agreement that we entered into when the notes were initially sold pursuant to Rule 144A and Regulation S under the Securities Act, we agreed to file a “market-making” prospectus in order to enable Goldman Sachs to engage in market-making activities for the notes. Goldman Sachs was a joint book-running manager for our December 2009 and February 2010 notes offerings and received fees of $9.5 million in connection with serving in this capacity. See “Certain Relationships and Related Party Transactions”. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, is a lender under our Global ABL Facility and was a lender, lead arranger, bookrunner and/or syndication agent under our previous credit facilities. Goldman Sachs Credit Partners L.P. has received customary fees for its services in such capacity. In addition, Goldman Sachs and its affiliates have engaged in and may in the future continue to engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. We have been advised by Goldman Sachs that, subject to applicable laws and regulations, it intends to make a market in the notes. However, Goldman Sachs is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

We and Goldman Sachs, among other parties, have entered into registration rights agreements with respect to the use by Goldman Sachs of this prospectus. Pursuant to such agreements, we agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman Sachs might be required to make in respect thereof.

LEGAL MATTERS

The validity of the notes offered hereby and the guarantees thereof will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters with respect to Texas law will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. Certain matters with respect to West Virginia law will be passed upon for us by Bowles Rice McDavid Graff & Love LLP.

EXPERTS

The consolidated financial statements of MRC Global Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the notes, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit, any reference thereto is qualified in all respects by the terms of the filed exhibit.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports and other information with the SEC. The indenture for the notes provides that, if we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nonetheless continue to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, unless the SEC will not accept such a filing. The indenture for the notes also provides that MRC Global Inc. may comply with the reporting requirements of the indenture in lieu of McJunkin Red Man Corporation, the issuer of the notes. In accordance therewith, MRC Global Inc., and not McJunkin Red Man Corporation, will file reports and other information with the SEC.

In addition, we have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Any of the reports, statements or other information that we file with the SEC, and the registration statement, including exhibits and schedules, may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549, and copies of all or any part of these documents may be obtained from that office after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

MRC Global Inc.

2 Houston Center, 909 Fannin, Suite 3100

Houston, TX 77010

Attention: Daniel J. Churay

(877) 294-7574

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MRC Global Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of MRC Global Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MRC Global Inc. and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Charleston, West Virginia

March 5, 2012

CONSOLIDATED BALANCE SHEETS

MRC GLOBAL INC.

	December 31,
	2011	2010
	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$46,127	$56,202
Accounts receivable, net	791,280	596,404
Inventories	899,064	765,367
Income taxes receivable	—	32,593
Other current assets	11,437	10,209

Total current assets	1,747,908	1,460,775
Other assets:
Debt issuance costs, net	25,818	32,211
Assets held for sale	—	12,722
Other assets	13,394	14,212

	39,212	59,145
Fixed assets:
Property, plant and equipment, net	107,430	104,725
Intangible assets:
Goodwill, net	561,270	549,384
Other intangible assets, net	771,867	817,165

	1,333,137	1,366,549

	$3,227,687	$2,991,194

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$479,584	$426,632
Accrued expenses and other current liabilities	108,973	102,807
Income taxes payable	11,950	—
Deferred revenue	4,450	18,140
Deferred income taxes	68,210	70,636

Total current liabilities	673,167	618,215
Long-term obligations:
Long-term debt, net	1,526,740	1,360,241
Deferred income taxes	288,985	303,083
Other liabilities	17,933	19,897

	1,833,658	1,683,221
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share; 400,000 shares authorized, issued and outstanding December 2011—84,427, issued and outstanding December 2010—84,404	844	844
Preferred stock, $0.01 par value per share; 150,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in-capital	1,282,949	1,274,560
Retained (deficit)	(536,791)	(565,790)
Accumulated other comprehensive loss	(26,140)	(19,856)

	720,862	689,758

	$3,227,687	$2,991,194

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

MRC GLOBAL INC.

	Year Ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)
Sales	$4,832,423	$3,845,536	$3,661,922
Cost of sales	4,124,271	3,327,072	3,067,437
Inventory write-down	—	362	46,491

Gross margin	708,152	518,102	547,994
Operating expenses:
Selling, general and administrative expenses	513,563	451,680	411,580
Goodwill and intangible impairment	—	—	386,100

Total operating expenses	513,563	451,680	797,680

Operating income (loss)	194,589	66,422	(249,686)
Other income (expense):
Interest expense	(136,844)	(139,641)	(116,504)
Write off of debt issuance costs	(9,450)	—	—
Change in fair value of derivative instruments	7,044	(4,926)	8,946
Other, net	429	2,968	2,490

	(138,821)	(141,599)	(105,068)
Income (loss) before income taxes	55,768	(75,177)	(354,754)
Income tax expense (benefit)	26,784	(23,353)	(14,983)

Net income (loss)	$28,984	$(51,824)	$(339,771)

Basic (loss) earnings per common share	$0.34	$(0.61)	$(4.30)
Diluted (loss) earnings per common share	$0.34	$(0.61)	$(4.30)
Weighted-average common shares, basic	84,417	84,384	79,067
Weighted-average common shares, diluted	84,655	84,384	79,067
Dividends per common share	$—	$—	$0.04

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

MRC GLOBAL INC.

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
	(In thousands)
Balance at December 31, 2008	77,949	$779	$1,213,016	$(171,545)	$(55,089)	$987,161
Net loss	—	—	—	(339,771)	—	(339,771)
Foreign currency translation	—	—	—	—	23,434	23,434
Pension related adjustments, net of tax	—	—	—	—	651	651
Change in fair value of derivative instrument	—	—	—	—	1,761	1,761
Fair value of derivative instrument reclassified into earnings	—	—	—	—	15,898	15,898

Net comprehensive loss						(298,027)
Common stock issued for acquisition of Transmark Fcx	6,367	64	49,340	—	—	49,404
Equity contribution	21	—	500	—	—	500
Restricted stock vested during period	33	—	—	—	—	—
Repurchase of common stock	(2)	—	(70)	—	—	(70)
Dividends	—	—	—	(2,900)	—	(2,900)
Equity-based compensation expense	—	—	7,830	—	—	7,830

Balance at December 31, 2009	84,368	843	1,270,616	(514,216)	(13,345)	743,898
Net loss	—	—	—	(51,824)	—	(51,824)
Foreign currency translation	—	—	—	—	(4,707)	(4,707)
Pension related adjustments, net of tax	—	—	—	—	(1,804)	(1,804)

Net comprehensive loss						(58,335)
Equity contribution	11	—	200	—	—	200
Restricted stock vested during period	25	1	—	—	—	1
Forfeited dividends on forfeited unvested restricted stock	—	—	—	250	—	250
Equity-based compensation expense	—	—	3,744	—	—	3,744

Balance at December 31, 2010	84,404	844	1,274,560	(565,790)	(19,856)	689,758
Net income	—	—	—	28,984	—	28,984
Foreign currency translation	—	—	—	—	(6,919)	(6,919)
Pension related adjustments, net of tax	—	—	—	—	635	635
Net comprehensive income						22,700
Restricted stock vested during period	23	—	1	—	—	1
Forfeited dividends on forfeited unvested restricted stock	—	—	—	15	—	15
Equity-based compensation expense	—	—	8,385	—	—	8,385
Exercise of stock options	—	—	3	—	—	3

Balance at December 31, 2011	84,427	$844	$1,282,949	$(536,791)	$(26,140)	$720,862

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

MRC GLOBAL INC.

(In thousands)	Year Ended December 31,
	2011	2010	2009
Operating activities
Net income (loss)	$28,984	$(51,824)	$(339,771)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	17,046	16,579	14,516
Amortization of intangibles	50,652	53,852	46,575
Equity-based compensation expense	8,385	3,744	7,830
Deferred income tax (benefit) expense	(16,362)	2,673	(49,237)
Amortization of debt issuance costs	10,456	11,800	6,900
Write off of debt issuance costs	9,450	—	—
Increase (decrease) in LIFO reserve	73,703	74,557	(115,597)
Change in fair value of derivative instruments	(7,044)	4,926	(8,946)
Hedge termination	—	(25,038)	—
Provision for uncollectible accounts	433	(2,042)	994
Inventory write-down	—	362	46,491
Goodwill and other intangible asset impairment	—	—	386,100
Amortization and release of previously designated hedge from OCI	—	—	27,925
Net gain on early extinguishment of debt	—	—	(1,304)
Non-operating losses (gains) and other items not using (providing) cash	4,025	260	(573)
Changes in operating assets and liabilities:
Accounts receivable	(177,744)	(83,648)	311,613
Inventories	(182,173)	27,098	521,528
Income taxes	45,333	(12,278)	(79,827)
Other current assets	(35)	1,249	9,296
Accounts payable	36,550	85,074	(193,825)
Deferred revenue	(13,642)	1,071	(18,322)
Accrued expenses and other current liabilities	9,086	4,293	(66,874)

Net cash (used in) provided by operations	(102,897)	112,708	505,492

Investing activities
Purchases of property, plant and equipment	(18,056)	(14,307)	(16,698)
Proceeds from the disposition of property, plant & equipment	3,087	3,054	6,518
Acquisitions, net of cash acquired of $2,036, $781 and $42,989 for 2011, 2010, and 2009, respectively	(39,865)	(12,393)	(55,490)
Proceeds from the sale of assets held for sale	10,594	4,060	—
Other investment and notes receivable transactions	(3,795)	3,351	(1,266)

Net cash used in investing activities	(48,035)	(16,235)	(66,936)

Financing activities
Net proceeds (payments) on/from revolving credit facilities	150,428	(141,899)	(342,476)
Proceeds from issuance of senior secured notes	—	47,897	975,330
Payments on long-term obligations	—	—	(997,359)
Debt issuance costs paid	(9,836)	(4,386)	(26,875)
Proceeds from exercise of stock options	3	—	—
Cash equity contributions	—	200	500
Repurchase of common stock	—	—	(70)
Dividends paid	—	—	(2,900)

Net cash provided by (used in) financing activities	140,595	(98,188)	(393,850)

(Decrease) increase in cash	(10,337)	(1,715)	44,706
Effect of foreign exchange rate on cash	262	1,673	(567)
Cash—beginning of period	56,202	56,244	12,105

Cash—end of period	$46,127	$56,202	$56,244

Supplemental disclosures of cash flow information:
Cash paid for interest	$124,039	$125,419	$78,398
Cash (received) paid for income taxes	$(1,051)	$(10,250)	$112,620

See notes to consolidated financial statements.

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Business Operations:    MRC Global, Inc. is a holding company headquartered in Houston, Texas. We are a majority owned subsidiary of PVF Holdings LLC. Our wholly owned subsidiaries, McJunkin Red Man Corporation and its subsidiaries, are global distributors of pipe, valves, fittings and related products and services across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining, petrochemical processing and general industrials) markets. We have branches in principal industrial, hydrocarbon producing and refining areas throughout the United States, Canada, Europe, Asia and Australasia. Our products are obtained from a broad range of suppliers.

Basis of Presentation:    PVF Holdings LLC was formed on November 20, 2006 by affiliates of the Goldman Sachs Group, Inc. (“Goldman Sachs”) and certain shareholders of McJunkin Corporation (“McJunkin”) for the purposes of acquiring McJunkin on January 31, 2007. The affiliates of Goldman Sachs referred to in the previous sentence are GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, and GS Capital Partners V Institutional, L.P. (collectively, the “GSCP V Funds”). In connection with the business combination transaction with Red Man Pipe & Supply Co. (“Red Man”) in October 2007, the GSCP V Funds and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, and GS Capital Partners VI Parallel, L.P. (collectively, the “GSCP VI Funds,” and together with the GSCP V Funds, the “Goldman Sachs Funds”) and certain existing members of PVF Holdings LLC and certain shareholders of Red Man made cash and noncash equity contributions to PVF Holdings LLC in exchange for common units of PVF Holdings LLC. Management and control of all of the Goldman Sachs Funds is vested exclusively in their general partners and investment managers, which are affiliates of Goldman Sachs. The investment manager of certain of the Goldman Sachs Funds is Goldman, Sachs & Co., which is a wholly owned subsidiary of Goldman Sachs.

The consolidated financial statements include the accounts of MRC Global Inc. and its wholly owned and majority owned subsidiaries (collectively referred to as the “Company” or by such terms as “we,” “our” or “us”). All material intercompany balances and transactions have been eliminated in consolidation. Investments in our unconsolidated joint ventures, over which we exercise significant influence, but do not control, are accounted for by the equity method. Our unconsolidated joint ventures, along with our percentage of ownership of each, are: (a) TFCX Finland Oy (50%) and (b) Transmark DRW GmbH (50%). As of December 31, 2011 and 2010, our total investment in these entities was insignificant.

Use of Estimates:    The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. We believe that our most significant estimates and assumptions are related to estimated losses on accounts receivable, the last-in, first-out (LIFO) inventory costing methodology, estimated realizable value on excess and obsolete inventories, goodwill, intangibles, deferred taxes and self-insurance programs. Actual results could differ materially from those estimates.

Cash Equivalents:    We consider all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts:    We evaluate the adequacy of the allowance for losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer and other relevant data. This formal analysis is inherently subjective and requires us to make significant estimates of factors affecting doubtful accounts, including customer specific information, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually but is based upon historical loss experience.

Because this process is subjective and based on estimates, ultimate losses may differ from those estimates. Receivable balances are written off when we determine that the balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance when received. The provision for losses on receivables is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Inventories:    Our inventories are generally valued at the lower of cost, principally LIFO or market. We believe that the use of LIFO results in a better matching of costs and revenues. This practice excludes certain inventories, which are held outside of the United States, approximating $217.0 million and $140.0 million at December 31, 2011 and 2010, which are valued at the lower of weighted-average cost or market. Our inventory is substantially comprised of finished goods.

Allowances for excess and obsolete inventories are determined based on analyses comparing inventories on hand to sales trends. The allowance, which totaled $16.5 million and $11.0 million at December 31, 2011 and 2010, is the amount deemed necessary to reduce the cost of the inventory to its estimated realizable value.

Debt Issuance Costs:    We defer costs directly related to obtaining financing and amortize them over the term of the indebtedness on a straight-line basis. The use of the straight-line method does not produce results that are materially different from those which would result from the use of the effective interest method. Such amounts are reflected in the consolidated statement of operations as a component of interest expense. Debt issuance costs are shown net of accumulated amortization of $3.5 million and $14.2 million at December 31, 2011 and 2010.

Fixed Assets:    Land, buildings and equipment are stated on the basis of cost. For financial statement purposes, depreciation is computed over the estimated useful lives of such assets principally by the straight-line method; accelerated depreciation and cost recovery methods are used for income tax purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. Maintenance and repairs are charged to expense as incurred.

Goodwill and Other Intangible Assets:    Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is tested for impairment annually or more frequently if circumstances indicate that impairment may exist. We evaluate goodwill for impairment at two reporting units that mirror our two segments (North America and International).

The goodwill impairment test compares the carrying value of the reporting unit that has the goodwill with the estimated fair value of that reporting unit. If the carrying value is more than the estimated fair value, we then calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the estimated fair value of the reporting unit. Impairment losses are recognized to the extent that recorded goodwill exceeds implied goodwill. Our impairment methodology uses discounted cash flow and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses. These valuation methods require us to make certain assumptions and estimates regarding future operating results, the extent and timing of future cash flows, working capital, sales prices, profitability, discount rates and growth trends. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently if circumstances indicate that impairment may exist. This test compares the carrying value of the indefinite lived intangible assets with their estimated fair value. If the carrying value is more than the estimated fair value, impairment losses are recognized in an amount equal to the excess of the carrying value over the estimated fair value. Our impairment methodology uses discounted cash flow and estimated royalty rate valuation techniques. These valuation methods require us to make certain assumptions and estimates regarding future operating results, sales prices, discount rates and growth trends. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Other intangible assets primarily include customer bases and noncompetition agreements resulting from business acquisitions. Other intangible assets are recorded at fair value at the date of acquisition. Amortization is provided using the straight-line method over their estimated useful lives, ranging from one to twenty years.

The carrying value of amortizable intangible assets is subject to an impairment test when events or circumstances indicate a possible impairment. When events or circumstances indicate a possible impairment, we assess recoverability from future operations using undiscounted cash flows derived from the lowest appropriate asset group. To the extent the carrying value exceeds the undiscounted cash flows, an impairment charge would be recognized to the extent that the carrying value exceeds the fair value, which is determined based on a discounted cash flow analysis. While we believe that assumptions and estimates utilized in the impairment analysis are reasonable, the actual results may differ materially from the projected results. These impairments are determined prior to performing our goodwill impairment test.

Derivatives and Hedging:    We utilize interest rate swaps to reduce our exposure to potential interest rate increases. Changes in the fair values of our derivative instruments are based upon independent market quotes. We do not designate our interest rate swaps as hedging instruments; therefore, we record our interest rate swaps on the consolidated balance sheets at fair value, with the gains and losses recognized in earnings in the period of change.

We utilize foreign exchange forward contracts (exchange contracts) to manage our foreign exchange rate risks resulting from purchase commitments and sales orders. Changes in the fair values of our exchange contracts are based upon independent market quotes. We do not designate our exchange contracts as hedging instruments; therefore, we record our exchange contracts on the consolidated balance sheets at fair value, with the gains and losses recognized in earnings in the period of change.

Fair Value:    We measure certain of our assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions for inputs used in the valuation methodologies to measuring fair value:

Level 1:    Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2:    Significant observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3:    Significant unobservable inputs for the asset or liability. Unobservable inputs reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability (including all assumptions about risk).

Certain assets and liabilities are measured at fair value on a nonrecurring basis. Our assets and liabilities measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill and other intangible assets. We do not measure these assets at fair value on an ongoing basis; however, these assets are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Our impairment methodology for goodwill and other intangible assets uses both (i) a discounted cash flow analysis requiring certain assumptions and estimates to be made regarding the extent and timing of future cash flows, discount rates and growth trends and (ii) valuation comparisons to a group of similar, publicly traded companies. As all of the assumptions employed to measure these assets and liabilities on a nonrecurring basis are based on management’s judgment using internal and external data, these fair value determinations are classified as Level 3. We have not elected to apply the fair value option to any of our eligible financial assets and liabilities.

Insurance:    We are self-insured for first party automobile coverage, product recall, ocean cargo shipments and portions of employee healthcare and asbestos claims. In addition, we maintain a nonmaterial deductible program as it relates to workers’ compensation, automobile liability, property and general liability claims including, but not limited to, certain product liability claims, which are secured by various letters of credit totaling $4.6 million. Our estimated liability and related expenses for claims are based in part upon estimates provided by insurance carriers, third-party administrators, and actuaries. Insurance reserves are deemed by us to be sufficient to cover outstanding claims, including those incurred but not reported as of the estimation date. Further, we maintain a commercially reasonable umbrella/excess policy that covers liabilities in excess of the primary limits.

Income Taxes:    We use the liability method for determining our income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.

Deferred tax assets and liabilities are recorded for differences between the financial reporting and tax bases of assets and liabilities using the tax rate expected to be in effect when the taxes will actually be paid or refunds received. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our tax provision is based upon our expected taxable income and statutory rates in effect in each country in which we operate. We are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact on the amount of income taxes we provide during any given year.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including any related appeals or litigation processes, on the basis of the technical merits. We adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which the new information is available.

We classify interest and penalties related to unrecognized tax positions as income taxes in our financial statements. We intend to permanently reinvest certain earnings of our foreign subsidiaries in operations outside the U.S., and accordingly, we have not provided for U.S. income taxes on such earnings.

Foreign Currency Translation and Transactions:    The functional currency of our foreign operations is the applicable local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in accumulated other comprehensive income. The balance sheet accounts (with the exception of stockholders’ equity) are translated using current exchange rates as of the balance sheet date. Stockholders’ equity is translated at historical exchange rates and revenue and expense accounts are translated using a weighted-average exchange rate during the year. Historically, gains or losses resulting from foreign currency transactions have been immaterial and are recognized in the consolidated statements of income within other, net.

Equity-Based Compensation:    Our equity-based compensation consists of (1) restricted common units and profit units of PVF Holdings LLC and (2) restricted stock and nonqualified stock options of our Company. The cost of employee services received in exchange for an award of an equity instrument is measured based on the grant-date fair value of the award. Our policy is to expense equity-based compensation using the fair-value of awards granted, modified or settled. Restricted common units, profit units and restricted stock are credited to equity as they are expensed over their vesting periods based on the then current market value of the shares vested.

The fair value of nonqualified stock options is measured on the grant date of the related equity instrument using the Black-Scholes option-pricing model and is recognized as compensation expense over the applicable vesting period.

Revenue Recognition:    Sales to our principal customers are made pursuant to agreements that normally provide for transfer of legal title and risk upon shipment. We recognize revenue as products are shipped, title has transferred to the customer and the customer assumes the risks and rewards of ownership, and collectability is reasonably assured. Freight charges billed to customers are reflected in revenues. Return allowances, which are not material, are estimated using historical experience. Amounts received in advance are deferred and recognized as revenue when the products are shipped and title transfers.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales in the accompanying consolidated statements of income.

Cost of Sales:    Cost of sales includes the cost of inventory sold and related items, such as vendor rebates, inventory allowances, and shipping and handling costs associated with inbound and outbound freight.

Certain purchasing costs and warehousing activities (including receiving, inspection and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales. As such, our gross margin may not be comparable to others that may include these expenses as a component of cost of sales. Purchasing and warehousing costs approximated $27.3 million, $25.5 million, and $24.4 million for the years ended December 31, 2011, 2010, and 2009.

Earnings per Share:    Basic earnings per share are computed based on the weighted-average number of common shares outstanding, excluding any dilutive effects of unexercised stock options and unvested restricted stock. Diluted earnings per share are computed based on the weighted-average number of common shares outstanding including any dilutive effect of unexercised stock options and unvested restricted stock. The dilutive effect of unexercised stock options and unvested restricted stock is calculated under the treasury stock method.

Concentration of Credit Risk:    Most of our business activity is with customers in the energy and industrial sectors. In the normal course of business, we grant credit to these customers in the form of trade accounts receivable. These receivables could potentially subject us to concentrations of credit risk; however, we minimize this risk by closely monitoring extensions of trade credit. We generally do not require collateral on trade receivables.

We maintain the majority of our cash and cash equivalents with several financial institutions. These financial institutions are located in many different geographical regions with varying economic characteristics and risks. Deposits held with banks may exceed insurance limits. We believe the risk of loss associated with our cash equivalents to be remote.

We have a broad customer base doing business in many regions of the world. During 2011, 2010 and 2009, we did not have sales to any one customer in excess of 10% of gross sales. At those respective year-ends, no individual customer balances exceeded 10% of gross accounts receivable. Accordingly, no significant concentration of credit risk is considered to exist.

We have a broad supplier base, sourcing our products in most regions of the world. During 2011, we did not have purchases from any one vendor in excess of 10% of our gross purchases. During 2010, we had purchases from one vendor in excess of 10% of our gross purchases (11%), while during 2009 we did not have purchases from any one vendor in excess of 10% of our gross purchases, and at those respective year-ends no individual vendor balance exceeded 10% of gross accounts payable. Accordingly, no significant concentration is considered to exist.

Segment Reporting:    We have two operating segments, one consisting of our North American operations, including the United States and Canada, and one consisting of our other International operations, including Europe, Asia, and Australasia. These segments represent our global business of providing pipe, valves, fittings and related products and services to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining and petrochemical processing) markets, through our distribution operations located throughout the world.

Reclassifications:    Certain immaterial amounts in the prior year’s statement of operations and statement of cash flows have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements:    In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU No. 2011-05), Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. The amendments in this update are to be applied retrospectively.

In December 2011, the FASB issued Accounting Standards Update to the above statement (ASU No. 2011-12), Deferral of the Effective Date for Amendments to the Presentation of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, an amendment to ASC Topic 220, Comprehensive Income. Under this amendment, changes in Update 2011-05 that relate to presentation of reclassification adjustments have been deferred. All other requirements in Update 2011-05 are not affected by this update. The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted. We do not expect the guidance to materially impact our consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update (ASU No. 2011-08), Testing for Goodwill Impairment, an amendment to ASC Topic 350, Intangibles – Goodwill and Other. Under this amendment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The guidance for public entities is effective during interim or annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We do not believe that ASU No. 2011-08 will have a material impact on our consolidated financial statements.

NOTE 2—TRANSACTIONS

Acquisitions

In October 2009, we acquired Transmark Fcx Group BV (together with its subsidiaries, “Transmark”) for total consideration $147.9 million which included 6.4 million shares of the Company’s common stock with a fair value of $49.4 million. Headquartered in Bradford, United Kingdom, Transmark is a global distributor of specialty valves and flow control equipment, with a network of 37 distribution and service facilities in 13 countries throughout Europe, Asia and Australasia. The purchase price has been allocated in the following table. In connection with this transaction, we expensed approximately $17.4 million in transaction costs, including $5.8 million paid to an affiliate of the Goldman Sachs Funds as reimbursement of their costs associated with due diligence and advisory services.

These expenses are included within selling, general and administrative expenses in our consolidated statements of income. As a part of the acquisition, we renamed Transmark Fcx Group BV as MRC Transmark Group B.V. (“MRC Transmark”).

In May and August 2010, we acquired The South Texas Supply Company, Inc. (“South Texas”) and the operations and assets from Dresser Oil Tools, Inc. (“Dresser”), respectively. South Texas operates two branches in southern Texas, within the Eagle Ford Shale region.

Dresser operates five branches in North Dakota and Montana, within the Bakken Shale region. The impact of these acquisitions was not material to our consolidated financial statements.

In June 2011, we acquired Stainless Pipe and Fittings Australia Pty. Ltd. (“MRC SPF”). MRC SPF, a distributor of stainless steel piping products, which operates in seven locations across Australia, Korea, Italy, United Kingdom, and the United Arab Emirates. The impact of this acquisition was not material to our consolidated financial statements.

In July 2011, we acquired certain assets and operations of the distribution business of the Valve Systems and Controls (“VSC”) business unit of Curtiss-Wright Flow Control Corporation. VSC is based in Houston, Texas with a sales office in Baton Rouge, Louisiana. VSC specializes in valve automation for upstream projects and maintenance, repairs and operation in the downstream sector. The impact of this acquisition was not material to our consolidated financial statements.

In December 2011, we signed an agreement to acquire the operations and assets of OneSteel Piping Systems (“OPS”). This acquisition was completed in March 2012. OPS is a leading PVF product and service specialist supplying the oil and gas, mining and mineral processing industries in Australia. The impact of this acquisition will not be material to our financial statements.

The consideration paid for these acquisitions has been allocated as follows (in millions):

	2011 Acquisition of MRC SPF and VSC	2010 Acquisition of South Texas and Dresser	2009 Acquisition of Transmark Fcx Group BV
Cash consideration paid	$41.9	$13.2	$98.5
Value of common stock issued	—	—	49.4

Total consideration	$41.9	$13.2	$147.9

Net assets acquired:
Cash	$2.0	$0.7	$43.0
Accounts receivable	24.6	7.1	71.9
Inventory	35.4	7.3	65.1
Other current assets	2.5	—	11.4
Fixed assets	5.9	0.9	11.1
Other assets	0.8	0.1	11.2
Customer base intangibles	4.9	—	43.0
Trade name	2.3	—	14.0
Sales order backlog	—	—	6.0
Goodwill	14.3	3.6	44.4
Accounts payable	(20.3)	(5.5)	(47.2)
Accrued expenses	(6.5)	(0.6)	(22.0)
Income taxes payable	—	—	(6.8)
Deferred income taxes	(2.2)	—	(12.8)
Debt	(17.9)	—	(80.2)
Other liabilities	(3.9)	(0.4)	(4.2)

	$41.9	$13.2	$147.9

Goodwill deductible for tax purposes	No	No	No

NOTE 3—ACCOUNTS RECEIVABLE

The rollforward of our allowance for doubtful accounts is as follows (in thousands):

	2011	December 31, 2010	2009
Allowance for doubtful accounts
Beginning balance	$4,451	$8,790	$9,915
Net charge-offs	(69)	(2,297)	(2,119)
Provision	433	(2,042)	994

Ending balance	$4,815	$4,451	$8,790

Our accounts receivable is also presented net of other volume related allowances. Those allowances approximated $4.2 million and $4.7 million at December 31, 2011 and 2010.

NOTE 4—INVENTORIES

The composition of our inventory is as follows (in thousands):

	December 31,
	2011	2010
Finished goods inventory at average cost:
Energy carbon steel tubular products	$488,938	$396,611
Valves, fittings, flanges and all other products	601,706	481,137

	1,090,644	877,748
Less: Excess of average cost over LIFO cost (LIFO reserve)	(175,122)	(101,419)
Less: Other inventory reserves	(16,458)	(10,962)

	$899,064	$765,367

During 2010 and 2009, our inventory quantities were reduced, resulting in a liquidation of a LIFO inventory layer that was carried at a higher cost prevailing from a prior year, as compared with current costs in the current year (a “LIFO decrement”). A LIFO decrement results in the erosion of layers created in earlier years, and, therefore, a LIFO layer is not created for years that have decrements. In 2010, the effect of this LIFO decrement decreased cost of sales by approximately $10.5 million and in 2009 increased cost of sales by $45.2 million. There was no LIFO decrement in 2011.

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in thousands):

		December 31,
	Depreciable Life	2011	2010
Land and improvements	—	$16,894	$16,964
Building and building improvements	40 years	55,458	50,609
Machinery and equipment	3 to 10 years	103,224	76,875
Construction in progress	—	638	2,902
Property held under capital leases	20 to 30 years	3,217	2,089

		179,431	149,439
Allowances for depreciation and amortization		(72,001)	(44,714)

		$107,430	$104,725

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	North America	International	Total
Goodwill at December 31, 2008	$807,250	$—	$807,250
Goodwill impairment charge	(309,900)	—	(309,900)
Acquisition of Transmark	—	44,441	44,441
Other	(172)	—	(172)
Effect of foreign currency translation	9,396	(1,282)	8,114

Goodwill at December 31, 2009(a)	$506,574	$43,159	$549,733
Acquisition of South Texas Supply and Dresser	3,591	—	3,591
Other	(687)	—	(687)
Effect of foreign currency translation	—	(3,253)	(3,253)

Goodwill at December 31, 2010(a)	509,478	39,906	549,384
Acquisition of Valve Systems and Controls	2,780	—	2,780
Acquisition of Stainless Pipe and Fittings Australia Pty. Ltd.	—	11,565	11,565
Other	(211)	—	(211)
Effect of foreign currency translation	—	(2,248)	(2,248)

Goodwill at December 31, 2011(a)	$512,047	$49,223	$561,270

(a)	Net of accumulated impairment losses of $309,900 in the North American segment.

During 2009, our earnings progressively decreased due to the weakening of the U.S. and global economies, the reductions in oil and natural gas prices, and the reductions in our customers’ expenditure programs (both new programs and recurring maintenance programs). These factors resulted in a reduced demand for our product; consequently, we revised our long-term projections, which in turn impacted the fair value of our business. As a result, we concluded that the carrying value of our reporting unit exceeded the fair value of our reporting unit and thus, for the year ended December 31, 2009, we recorded a pre-tax goodwill impairment charge of $309.9 million and a $76.2 million pre-tax impairment charge on indefinite lived trade names in our North American segment. No impairment charges were recorded in 2010 and 2011.

Other intangible assets by major classification consist of the following (in thousands):

	Weighted- Average Amortization Period (in years)	Gross	Accumulated Amortization	Net Book Value
December 31, 2011
Customer base	16.1	$696,326	$(194,836)	$501,490
Amortizable trade names	6.0	21,980	(11,642)	10,338
Indefinite lived trade names	N/A	260,023	—	260,023
Noncompete agreements	5	970	(954)	16

	15.8	$979,299	$(207,432)	$771,867

December 31, 2010
Customer base	16.2	$693,809	$(149,312)	$544,497
Amortizable trade names	5.8	20,409	(7,974)	12,435
Indefinite lived trade names	N/A	260,023	—	260,023
Noncompete agreements	5	970	(760)	210

	15.8	$975,211	$(158,046)	$817,165

Amortization of Intangible Assets

Total amortization of intangible assets for each of the years ending December 31, 2012 to 2016 is currently estimated as follows (in thousands):

2012	$48,777
2013	48,761
2014	48,634
2015	48,086
2016	47,793

NOTE 7—LONG-TERM DEBT

The significant components of our long-term debt are as follows (in thousands):

	December 31,
	2011	2010
9.50% senior secured notes due 2016, net of discount of $18,358 and $22,062	$1,031,642	$1,027,938
ABL Credit Facility	456,411	—
MRC Transmark term loan facility	30,824	—
MRC Transmark factoring facility	7,189	6,979
MRC Transmark revolving credit facility	—	23,214
Other	674	—
Asset-based revolving credit facility	—	286,398
Midfield revolving credit facility	—	1,297
Midfield term loan facility	—	14,415

	1,526,740	1,360,241
Less current portion	—	—

	$1,526,740	$1,360,241

Senior Secured Notes:    In December 2009, McJunkin Red Man Corporation issued $1.0 billion of aggregate principle amount of its 9.5% senior secured notes (“the Notes”). We used the proceeds of the offering of the Notes to pay all the outstanding borrowings under our then-existing term loan facility and junior term loan facility. McJunkin Red Man Corporation issued an additional $50 million of Notes in February 2010.

The Notes mature on December 15, 2016. Interest accrues at 9.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2010. The Notes are guaranteed on a senior secured basis by MRC Global Inc. and all of the current and future wholly owned domestic subsidiaries of McJunkin Red Man Corporation (other than certain excluded subsidiaries) and any of McJunkin Red Man Corporation’s future restricted subsidiaries that guarantee any indebtedness of McJunkin Red Man Corporation or any subsidiary guarantor, including the ABL Credit Facility (the “Subsidiary Guarantors”).

Redemption and Repurchase.    At any time prior to December 15, 2012 and subject to certain conditions, McJunkin Red Man Corporation may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.50%, plus accrued and unpaid interest, with the cash proceeds of certain qualifying equity offerings. Additionally, at any time prior to December 15, 2012, McJunkin Red Man Corporation may, on any one or more occasions, redeem all or a part of the Notes at a redemption price equal to 100%, plus any accrued and unpaid interest, and plus a make-whole premium. On or after December 15, 2012,

McJunkin Red Man Corporation may redeem all or a part of the Notes upon not less than 15 nor more than to 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Percentage
On or after December 15, 2012, but before December 15, 2013	107.125%
On or after December 15, 2013, but before December 15, 2014	104.750%
On or after December 15, 2014, but before December 15, 2015	102.375%
On or after December 15, 2015 and thereafter	100.000%

Upon the occurrence of a change of control as defined under the Indenture, McJunkin Red Man Corporation will be required to make an offer to repurchase each holder’s Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants.    The Indenture contains covenants that limit the ability of McJunkin Red Man Corporation and its restricted subsidiaries to, among other things, incur additional indebtedness, issue certain preferred stock or disqualified capital stock, create liens, pay dividends or make other restricted payments, make certain payments on debt that is subordinated or secured on a basis junior to the Notes, make investments, sell assets, create restrictions on the payment of dividends or other amounts to McJunkin Red Man Corporation from restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of McJunkin Red Man Corporation’s assets, enter into transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries.

Collateral.    The Notes and the Subsidiary Guarantor guarantees are secured on a senior basis (subject to permitted prior liens), together with any other Notes issued under the Indenture or other debt that is secured equally and ratably with the Notes, subject to certain conditions (“Priority Lien Obligations”), equally and ratably by security interests granted to the collateral trustee in all Notes Priority Collateral (as such term is defined in the Indenture) from time to time owned by McJunkin Red Man Corporation or the Subsidiary Guarantors. The guarantee of MRC Global Inc. of the Notes is not secured. The Notes Priority Collateral generally comprises substantially all of McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ tangible and intangible assets, other than specified excluded assets.

The Notes and the guarantees by the Subsidiary Guarantors are also secured on a junior basis (subject to the lien to secure the ABL Credit Facility and other permitted prior liens) by security interests granted to the collateral trustee in all ABL Priority Collateral (as such term is defined in the Indenture) that McJunkin Red Man Corporation or the Subsidiary Guarantors owns from time to time. Subject to certain exceptions, the ABL Priority Collateral generally comprises substantially all of McJunkin Red Man Corporation’s and the Subsidiary Guarantors’ accounts receivable, inventory, general intangibles and other assets relating to the foregoing, deposit and securities accounts, and proceeds and products of the foregoing, other than specified excluded assets. Assets owned by McJunkin Red Man Corporation’s non-guarantor subsidiaries and by MRC Global Inc. are not part of the collateral securing the Notes.

ABL Credit Facility:

In June 2011, McJunkin Red Man Corporation and certain of its subsidiaries entered into an asset-based revolving credit facility with Bank of America, N.A., as agent and a lender (the “Agent”) and other lenders from time to time parties to the facility. McJunkin Red Man Corporation is a wholly owned, direct subsidiary of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation). The ABL Credit Facility consists of:

•

a U.S. tranche, under which McJunkin Red Man Corporation and certain of its U.S. subsidiaries (the “U.S. Borrowers”) may borrow in U.S. Dollars up to a maximum amount of the lesser of the U.S. Borrowing Base (as defined below) and $900 million (the “Total U.S. Commitment”), and

•

a Canadian tranche, under which Midfield Supply LLC, a wholly owned Canadian subsidiary of McJunkin Red Man Corporation, may borrow in Canadian Dollars up to a maximum amount of the lesser of its Canadian Borrowing Base (as defined below) and CAD$150 million (the “Total Canadian Commitment”).

The U.S. Borrowers may use up to $80 million of the U.S. tranche for letters of credit and up to $75 million for swingline loans. Subject to certain conditions, McJunkin Red Man Corporation has the power to designate other Canadian subsidiaries as borrowers under the ABL Credit Facility (together with Midfield Supply LLC, the “Canadian Borrowers”). The Canadian Borrowers may use up to CAD$20 million of the Canadian tranche for letters of credit and up to CAD$25 million for swingline loans. The ABL Credit Facility matures on June 14, 2016. We refer to the Canadian Borrowers and the U.S. Borrowers collectively as the “Borrowers” in this “ABL Credit Facility” description.

Each Canadian Borrower is permitted to make borrowings under the Canadian tranche in Canadian Dollars of up to the maximum amount of the lesser of its Canadian Borrowing Base (calculated separately from the Canadian Borrowing Bases of the other Canadian Borrowers) and the Total Canadian Commitment (less the borrowings of any other Canadian Borrowers). Subject to certain conditions, the Total U.S. Commitment and the Total Canadian Commitment may be increased from time to time up to an amount which, in the aggregate for all such increases, does not exceed $250 million.

Borrowing Bases.    The “U.S. Borrowing Base” will be equal to the sum of:

•	the book value of eligible accounts receivable of the U.S. Borrowers; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the U.S. Borrowers and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the U.S. Borrowers multiplied by the advance rate of 85%;

•	minus certain reserves.

Each “Canadian Borrowing Base” will be equal to the sum of:

•	the book value of eligible accounts receivable of the applicable Canadian Borrower; plus

•	the lesser of:

•	70% of the net book value of eligible inventory (adding back the LIFO reserve calculated in accordance with GAAP) of the applicable Canadian Borrower and

•

the net orderly liquidation value of eligible inventory (net of current monthly shrinkage reserve calculated in accordance with GAAP and valued at cost) of the applicable Canadian Borrower multiplied by the advance rate of 85%;

•	minus certain reserves.

Guarantees and Security.    The U.S. Borrowers guarantee the obligations under the U.S. tranche. The U.S. Borrowers and the Canadian Borrowers guarantee the obligations under the Canadian tranche.

Obligations under the U.S. tranche are secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers. Obligations under the Canadian tranche are secured, subject to certain exceptions, by:

•	a first-priority security interest in the accounts receivable and inventory of the U.S. Borrowers and the Canadian Borrowers and

•	a pledge of indebtedness owing to the Canadian Borrowers and capital stock of their wholly owned subsidiaries.

The security interest in accounts receivable and inventory of the U.S. Borrowers ranks prior to the security interest in this collateral, which secures the Notes (as defined below).

Interest Rate and Fees.    Borrowings under the U.S. tranche bear interest at a rate per annum equal to, at the U.S. Borrower’s option, either:

•	the adjusted LIBOR rate plus an applicable margin or

•	a U.S. base rate plus an applicable margin.

Borrowings under the Canadian Tranche bear interest at a rate per annum equal to, at the Canadian Borrower’s option, either:

•	the adjusted Canadian BA Rate (as defined) plus an applicable margin,

•	a Canadian base rate plus an applicable margin or

•	a Canadian prime rate plus an applicable margin.

The applicable margin was initially 2.00% for LIBOR and Canadian BA Rate borrowings and 1.00% for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings, in each case subject to a 0.25% step-up or step-down based on a consolidated fixed charge coverage ratio as of the end of the most recent fiscal quarter. The applicable margin for the U.S. base rate, Canadian base rate and Canadian prime rate borrowings will be 100 basis points lower than the applicable margin for LIBOR and Canadian BA Rate borrowings.

In addition to paying interest on outstanding principal under the ABL Credit Facility, the Borrowers are required to pay a commitment fee in respect of unutilized commitments under the ABL Credit Facility, which is equal to 0.375% per annum.

Voluntary Prepayments.    The Borrowers may voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to the payment of certain costs in the case of LIBOR and Canadian BA Rate borrowings.

Restrictive Covenants and Other Matters.    The ABL Credit Facility requires the Company and its restricted subsidiaries, on a consolidated basis, to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA to the sum of cash interest, principal payments on indebtedness, unfinanced capital expenditures and accrued income taxes) of at least 1.0 to 1.0 when excess availability is less than or equal to the greater of:

•	10% of the total commitments under the ABL Credit Facility; and

•	$75 million.

The ABL Credit Facility also contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Borrowers and their restricted subsidiaries to:

•	create, incur, assume, or suffer to exist, any liens;

•	create, incur, assume or permit to exist, directly or indirectly, any additional indebtedness;

•	consolidate, merge, amalgamate, liquidate, wind up, or dissolve themselves;

•	convey, sell, lease, license, assign, transfer or otherwise dispose of the Borrowers’ or their restricted subsidiaries’ assets;

•	make certain restricted payments;

•	make certain investments;

•	amend or otherwise alter the terms of documents related to certain subordinated indebtedness;

•	enter into transactions with affiliates; and

•	prepay certain subordinated indebtedness.

The ABL Credit Facility also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with many restrictions on the repayment of subordinated indebtedness, restricted payments and investments not being applicable when the Borrowers’ excess availability exceeds a certain threshold. The restriction on incurring unsecured indebtedness is not applicable when the Borrowers’ and their restricted subsidiaries’ total debt to EBITDA ratio is less than or equal to 5.5:1.0, and the restriction on incurring secured indebtedness is not applicable when, among other things, the Borrowers’ and their restricted subsidiaries’ secured debt to EBITDA ratio is less than or equal to 5.0:1.0.

The ABL Credit Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the ABL Credit Facility to be in force and effect and change of control. If such an event of default occurs, the Agent under the ABL Credit Facility is entitled to take various actions, including the acceleration of amounts due under the ABL Credit Facility, the termination of all revolver commitments and all other actions that a secured creditor is permitted to take.

MRC Transmark Revolving Credit and Term Loan Facilities:    On September 17, 2010, MRC Transmark, our international subsidiary, refinanced its revolving credit facility (“MRC Transmark Revolver”). This facility provides for borrowings up to €60 million (USD $78 million), with a €20 million (USD $26 million) sub-limit on letters of credit. The facility matures on September 17, 2013.

The facility reduces by €10 million (USD $13 million) over its term, as follows: €0.5 million (USD $0.6 million) per quarter starting in the fourth quarter of 2010 through the third quarter of 2012, and then by €1.5 million (USD $2.0 million) per quarter, starting in the fourth quarter of 2012 through the third quarter of 2013.

The facility bears interest at LIBOR or, in relation to any loan in Euros, EURIBOR, plus an applicable margin. The margin varies based on MRC Transmark’s leverage as described in the following table:

MRC Transmark’s Leverage Ratio	Margin
Less than or equal to 0.75:1	1.50%
Greater than 0.75:1, but less than or equal to 1.00:1	1.75%
Greater than 1.00:1, but less than or equal to 1.50:1	2.00%
Greater than 1.50:1, but less than or equal to 2.00:1	2.25%
Greater than 2.00:1	2.50%

The facility is secured by substantially all of the assets of MRC Transmark and its wholly owned subsidiaries.

The facility also requires MRC Transmark to maintain: (i) an interest coverage ratio not less than 3.50:1 and (ii) a leverage ratio not to exceed 2.50:1. We were in compliance with these covenants as of and for the year ended December 31, 2011.

On October 4, 2011, this facility was amended to bifurcate the remaining unamortized €58  million commitment between a €34.5 million revolving credit facility and an AUD $30.9 million term loan facility.

MRC Transmark Overdraft Facility:    On June 30, 2011, MRC Transmark entered into an overdraft facility associated with an existing revolving credit facility. This facility consists of two components, a Collective Sterling Net Overdraft Facility and a Multi Currency Overdraft Facility. These facilities provide for aggregate borrowings of €10.0  million (USD $13 million). The interest rate on the Collective Sterling Net Overdraft Facility is based on the Bank of England Base Rate plus 2.00% per annum and the lending rate on the Multi Currency Overdraft Facility is based on the lending rate of HSBC as established on the HSBC website plus 2.00% per annum. The facility is secured by substantially all of the assets of MRC Transmark and its wholly owned subsidiaries.

MRC Transmark Factoring Facility:    MRC Transmark also maintains a factoring facility for one of its wholly owned subsidiaries. The subsidiary factors all invoices for certain approved customers in transactions through which the lender will advance the face value of the invoices (subject to a 10% withholding deposit). The lender receives a commission of 0.18%. The interest rate on this facility is EURIBOR plus 0.45%.

Availability:    At December 31, 2011, our availability under our revolving credit facilities was as follows (in thousands):

	Commitment Amount	Eligible Collateral (up to Commitment Amount)	Amount Outstanding	Letters of Credit and Other Deductions	Availability
ABL Credit Facility	$1,047,105	$999,772	$456,411	$4,639	$538,722
MRC Transmark revolving credit facility	56,980	56,980	—	12,011	44,969

	$1,104,085	$1,056,752	$456,411	$16,650	$583,691

Interest on Borrowings:    Our weighted-average interest rate on average borrowings outstanding at December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010
9.50% senior secured notes due 2016, net of discount	9.88%	9.88%
ABL Credit Facility	2.66%	—
MRC Transmark term loan facility	7.17%	—
MRC Transmark factoring facility	1.85%	1.46%
Asset based revolving credit facility	—	3.34%
Midfield revolving credit facility	—	5.00%
Midfield term loan facility	—	5.86%
MRC Transmark revolving credit facility	—	2.61%

	7.63%	8.29%

Maturities of Long-Term Debt:    At December 31, 2011, annual maturities of long-term debt during the next five fiscal years and thereafter are as follows (in thousands):

2012	$—
2013	38,537
2014	109
2015	41
2016	1,488,053
Thereafter	—

At December 31, 2011, we classified $11.6 million of short-term debt as long term. Settlement of these obligations is not expected to require the use of working capital in 2012, as we have the ability and intent to refinance the debt on a long term basis.

NOTE 8—DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments to help manage our exposure to interest rate risk and fluctuations in foreign currencies.

Effective March 31, 2009, we entered into a freestanding $500 million interest rate swap contract to pay interest at a fixed rate of approximately 1.77% and receive 1-month LIBOR variable interest rate payments monthly through March 31, 2012. We have several additional interest rate swap derivatives, with notional amounts approximating $19 million in the aggregate. All of our derivative instruments are freestanding and, accordingly, changes in their fair market value are recorded in earnings.

The table below provides data about the fair value of the derivative instruments that are recorded in our consolidated balance sheets (in thousands):

	December 31, 2011		December 31, 2010
	Assets	Liabilities	Assets	Liabilities

Derivatives not designated as hedging instruments:
Foreign exchange forward contracts(1)	$—	$144	$—	$209
Interest rate contracts(1)	—	2,010	—	8,975

(1)	Included in “Accrued expenses and other current liabilities” in our consolidated balance sheets. The total notional amount of our interest rate swaps was approximately $519 million at December 31, 2011 and December 31, 2010. The total notional amount of our forward foreign exchange contracts was approximately $39 million and $8 million at December 31, 2011 and December 31, 2010.

The table below provides data about the amount of gains and (losses) recognized in our consolidated statements of operations related to our derivative instruments (in thousands):

	Year Ended December 31,
	2011	2010	2009
Derivatives designated as hedging instruments:
Interest rate contracts(2)	$—	$—	$(27,925)
Derivatives not designated as hedging instruments:
Interest rate contracts	6,973	(5,548)	8,045
Foreign exchange forward contracts	71	622	901

(2)	On June 29, 2009, we removed the designation of a $700 million interest rate swap as a cash flow hedge. As a result, we reclassified $28 million from accumulated other comprehensive income to earnings. The amount is included in “Interest expense” in our consolidated statements of operations.

NOTE 9—INCOME TAXES

The components of our income (loss) before income taxes were (in thousands):

	Year Ended December 31,
	2011	2010	2009
United States	$50,654	$(59,375)	$(273,416)
Foreign	5,114	(15,802)	(81,338)

	$55,768	$(75,177)	$(354,754)

Income taxes included in the consolidated statements of income consist of (in thousands):

	Year Ended December 31,
	2011	2010	2009
Current:
Federal	$32,080	$(26,111)	$32,684
State	2,878	(1,709)	3,609
Foreign	8,188	1,794	(2,039)

`	43,146	(26,026)	34,254
Deferred:
Federal	(14,960)	5,801	(44,214)
State	(1,177)	458	(3,443)
Foreign	(225)	(3,586)	(1,580)

	(16,362)	2,673	(49,237)

Income tax expense (benefit)	$26,784	$(23,353)	$(14,983)

Our effective tax rate varied from the statutory federal income tax rate for the following reasons (in thousands):

	Year Ended December 31,
	2011	2010	2009
Federal tax expense at statutory rates	$19,518	$(26,311)	$(124,246)
State taxes	977	(813)	6
Nondeductible expenses	1,121	1,024	1,303
Goodwill impairment charge	—	—	104,049
Effect of tax rate changes on existing temporary differences	3,993	—	—
Effect of foreign operations	(499)	701	3,501
Change in valuation allowance	522	1,615	—
Other	1,152	431	404

Income tax expense (benefit)	$26,784	$(23,353)	$(14,983)

Effective tax rate	48.0%	31.1%	4.2%

Significant components of our current deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Accounts receivable valuation	$2,336	$1,141
Accruals and reserves	4,009	2,445
Net operating loss carryforwards	5,250	3,005
Other	3,352	3,103

Total deferred tax assets	14,947	9,694
Valuation allowance	(2,137)	(1,615)

	12,810	8,079
Deferred tax liabilities:
Accounts receivable	(4,550)	(4,550)
Inventory valuation	(70,198)	(73,470)
Property, plant and equipment	(23,554)	(21,006)
Interest in foreign subsidiary	(11,880)	(9,813)
Intangible assets	(253,351)	(266,437)
Debt	(5,745)	(5,745)
Other	(727)	(777)

Total deferred tax liabilities	(370,005)	(381,798)

Net deferred tax liability	$(357,195)	$(373,719)

We record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We have provided a valuation allowance for operating loss carryforwards in certain non-U.S. jurisdictions.

In the United States, we had approximately $77.6 million of state net operating loss carryforwards as of December 31, 2011, which will expire in future years through 2031. In certain non-U.S. jurisdictions, we had $20.8 million of net operating loss carryforwards, of which $13.3 million have no expiration and $7.5 will expire in future years through 2021.

We consider the undistributed earnings of our foreign subsidiaries to be indefinitely reinvested, as we have no current intention to repatriate these earnings. As such, deferred income taxes are not provided for temporary differences of approximately $98.8 million, and $126.2 million as of December 31, 2011 and 2010, representing earnings of non-U.S. subsidiaries intended to be permanently reinvested. These additional foreign earnings could become subject to additional tax if remitted, or deemed remitted, as a dividend. Computation of the potential deferred tax liability associated with these undistributed earnings and any other basis differences is not practicable.

Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions where we conduct business. We are no longer subject to U.S. federal income tax examination for all years through 2007 and the statute of limitations at our international locations is generally six to seven years.

At December 31, 2011 and 2010, our unrecognized tax benefits were immaterial to our consolidated financial statements.

NOTE 10—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 150,000,000 shares of preferred stock. Our Board of Directors has the authority to issue shares and set the terms of the shares of preferred stock. As of December 31, 2011 and 2010, there were no shares of preferred stock issued or outstanding.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss in the accompanying consolidated balance sheets consists of the following (in thousands):

	December 31,
	2011	2010
Currency translation adjustments	$(25,622)	$(18,703)
Pension related adjustments	(518)	(1,153)

Accumulated other comprehensive loss	$(26,140)	$(19,856)

Reverse Stock Split

On February 29, 2012, our Board of Directors and our shareholders approved a two-for-one reverse stock split which reduced the number of shares by one half. All share and per share amounts have been adjusted to retroactively reflect this change. In connection with the reverse stock split, the number of authorized shares was reduced from 800 million to 400 million.

Earnings per Share

Earnings per share are calculated in the table below (in thousands, except per share amounts).

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$28,984	$(51,824)	$(339,771)

Average basic shares outstanding	84,417	84,384	79,067
Effect of dilutive securities	238	—	—

Average diluted shares outstanding	84,655	84,384	79,067

Net income (loss) per share:
Basic	$0.34	$(0.61)	$(4.30)
Diluted	$0.34	$(0.61)	$(4.30)

Stock options and shares of restricted stock are disregarded in this calculation if they are determined to be anti-dilutive.

For the years ended December 31, 2011, 2010 and 2009, our anti-dilutive stock options approximated 2.3 million, 2.0 million and 2.0 million. Our anti-dilutive restricted stock for the years ended December 31, 2010 and 2009, approximated 0.1 million and 0.1 million.

NOTE 11—EMPLOYEE BENEFIT PLANS

Stock Option and Restricted Stock Plans:    The 2007 Stock Option Plan permits the grant of stock options to our employees, directors and consultants for up to 3.8 million shares of new common stock. The options may not be granted at prices less than their fair value on the date of the grant, nor for a term exceeding ten years. Vesting generally occurs over a five year period on the anniversaries of the date specified in the employees’ respective option agreements, subject to accelerated vesting under certain circumstances set forth in the option agreements. We expense the fair value of the stock option grants on a straight-line basis over the vesting period. A Black-Scholes option-pricing model is used to estimate the fair value of the stock options. One of the key inputs into the Black-Scholes option pricing model is the fair value of the Company’s common equity. The Company determined the fair value of its common stock by a combination of consistently applied valuation procedures based on an internally prepared discounted cash flow analysis and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses.

The Company’s Board of Directors periodically grants stock options to directors and employees. In June 2011, 133,156 stock options were granted to two new employees with an exercise price $15.02. In August 2011, 66,577 stock options were granted to one new employee with an exercise price of $15.02. In September 2011, 23,301 stock options were issued to new employees with an exercise price of $15.02. In November 2011, as part of an annual issuance, the Board granted 764,935 stock options to a broad group of employees with an exercise price of $18.10. In addition, as more fully described below, in 2011 we modified the exercise price of a total of 1,865,118 stock options, which were treated as forfeitures and new grants.

Under the terms of the restricted stock plan, up to 500,000 shares of restricted stock may be granted at the direction of the Board of Directors and vesting generally occurs in one-fourth increments on the first, second, third, and fourth anniversaries of the date specified in the employees’ respective restricted stock agreements, subject to accelerated vesting under certain circumstances set forth in the restricted stock agreements. The fair value of the restricted stock was based on the fair value of our stock on the date of issuance determined by an internally prepared discounted cash flow analysis and multiples of cash earnings valuation techniques, plus valuation comparisons to similar businesses. We expense the fair value of the restricted stock grants on a straight-line basis over the vesting period. In August of 2011, 90,000 shares of restricted stock were issued to one employee. The fair value of each restricted share was $15.02.

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(years)	(thousands)
Stock Options
Balance at December 31, 2010	1,968,561	$19.90
Granted	2,853,087	16.90
Exercised	(318)	9.62
Forfeited	(1,963,992)	19.74
Expired	(11,650)	9.62

Balance at December 31, 2011	2,845,688	$17.04	7.7	$3,616

At December 31, 2011:
Options outstanding, vested and exercisable	818,679	$14.56	6.3	$2,284
Options outstanding, vested and expected to vest	2,714,193	$17.00	7.7	$3,524

	Shares	Weighted Average Grant-Date Fair Value
Restricted Stock
Nonvested at December 31, 2010	77,733	$11.94
Granted	90,000	15.02
Vested	(23,353)	9.42
Forfeited	(2,383)	9.42

Nonvested at December 31, 2011	141,997	$14.36

The following table summarizes award activity under our stock option and restricted stock plans:

	Year Ended December 31,
	2011	2010	2009
Stock Options
Weighted-average, grant-date fair value of awards granted	$3.46	$5.10	$1.82
Total intrinsic value of stock options exercised	$1,715	$—	$—
Total fair value of stock options vested	$1,833,836	$727,441	$23,061
Restricted Stock
Weighted-average, grant-date fair value of awards granted	$14.36	$—	$9.42
Total fair value of restricted stock vested	$378,670	$514,082	$955,866

Stock Options

Following are the weighted-average assumptions used to estimate the fair values of our stock options:

	Year Ended December 31,
	2011	2010	2009
Risk-free interest rate	1.32%	2.54%	2.45%
Dividend yield(1)	0.00%	0.00%	0.00%
Expected volatility	46.05%	22.07%	22.07%
Expected life (in years)	5.0	6.2	6.2

(1)	The expected dividend yield reflects the restriction on our ability to pay dividends and does not anticipate “special” dividends.

During 2009, we modified the exercise price of approximately 0.9 million stock option grants from $35.24 to $25.00. Also, in conjunction with the $3 million dividend paid during 2009, we reduced the exercise prices of the outstanding options by between $0.02 and $0.04 per option. In August 2011, we modified the exercise price of approximately 0.9 million stock option grants from $24.96 to $15.02. The effect of the modifications were evaluated and accounted for in accordance with U.S. generally accepted accounting principles, ASC 718 Compensation—Stock Compensation, which resulted in additional compensation expense of $2.5 million incurred in 2011 and an incremental $2.4 million of compensation expense to be recognized over the remaining vesting period of the modified options. The exercise price of these stock options, along with 0.1 million additional stock options, were subsequently modified in 2011 from $15.02 to $18.10 with no impact on compensation expense.

Restricted Common Units:    Certain of our key employees received restricted common units of PVF Holdings LLC that vested over a three-to-five year requisite service period. At December 31, 2011, all of the restricted common units were either vested or forfeited. Prior to full vesting or forfeiture, the expense was being recognized on a straight-line basis over the vesting period.

Profits Units:    Certain of our key employees received profit units in PVF Holdings LLC that vest over a five-year requisite service period. The holders of these units are entitled to a share of any distributions made by PVF Holdings LLC once common unit holders have received a return of their capital contributions (for purposes of the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC, dated October 31, 2007, as amended). Expense is being recognized on a straight-line basis over the vesting period.

Recognized compensation expense and related income tax benefits under our equity-based compensation plans are set forth in the table below (in thousands):

	Year Ended December 31,
	2011	2010	2009
Equity-based compensation expense:
Stock options	$6,707	$2,425	$3,077
Restricted stock	412	253	247
Restricted common units	(1)	(337)	2,466
Profit units	1,267	1,403	2,040

Total equity-based compensation expense	$8,385	$3,744	$7,830

Income tax benefits related to equity-based compensation	$3,081	$1,383	$2,892

Unrecognized compensation expense under our equity-based compensation plans is set forth in the table below (in thousands):

	Weighted- Average Vesting Period (in years)	December 31, 2011
Unrecognized equity-based compensation expense:
Stock options	3.2	$14,557
Restricted stock	4.1	1,528
Profit units	0.7	461

Total unrecognized equity-based compensation expense		$16,546

Defined Contribution Employee Benefit Plans:    Immediately upon hire employees may participate in the McJunkin Red Man Retirement Plan whereby employees elect to defer a percentage of their base earnings and overtime, pursuant to Section 401(k) of the Internal Revenue Code. In addition, we make matching contributions with respect to participant contributions. The McJunkin Red Man Retirement Plan also features a discretionary profit-sharing component.

Eligible employees of Midfield Supply ULC located in Canada participate in a Registered Retirement Savings Plan after three months of service. Elective contributions are made by employees to defer a percentage of their base, overtime, commission and bonus compensation and we make matching contributions on the base pay portion of the employee’s compensation.

We maintain defined contribution plans in the following international locations:

Country	Approximate Employer Contribution
Belgium	Service prior to January 1, 1999, contributions at a rate of 1.5% of salary plus 3% paid at death Service after January 1, 1999, contributions at a rate of 4% of salary
Australia	Statutory minimum of 9% of salary
United Kingdom	Employer contributions at rates of 5%, 8% and 10% of salary
New Zealand

Service after April 1, 2008, statutory minimum of 1% of salary in 2008, 2% of salary in 2009, 3% of salary in 2010, and 4% of salary in 2011.

Service prior to April 1, 2008, contributions at a rate of 5% of salary

France	Employer contribution rate of 5% of salary

Our provisions for the defined contribution plans are set forth in the table below (in thousands):

	Year Ended December 31,
	2011	2010	2009
Defined contribution plans	$6,531	$5,179	$4,075
Profit-sharing expenses	—	—	—

	$6,531	$5,179	$4,075

Defined Benefit Employee Benefit Plans:    We sponsor defined benefit pension plans in Europe for two subsidiaries of MRC Transmark. Independent trusts or insurance companies administer these plans. Benefits are dependent on years of service and the employees’ compensation. Pension costs under our retirement plans are actuarially determined.

The following tables set forth the benefit obligations, the fair value of the plan assets and the funded status of our pension plans; and the amounts recognized in our consolidated financial statements (in thousands):

	December 31,
	2011	2010
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$27,538	$26,277
Service cost	1,073	927
Interest cost	1,465	1,315
Curtailment for change in projected benefit obligation	(311)	—
Actuarial loss	511	2,362
Benefits paid	(1,528)	(1,139)
Expenses paid	(146)	(133)
Foreign currency exchange	(704)	(2,071)

Projected benefit obligation at end of period	$27,898	$27,538

Accumulated benefit obligation at end of period	$25,892	$25,388

	December 31,
	2011	2010
Change in plan assets:
Fair value of plan assets at beginning of period	$29,231	$29,838
Return on plan assets	2,692	1,703
Employer contributions	556	755
Participant contributions	459	457
Benefits paid	(1,528)	(1,139)
Expenses paid	(146)	(133)
Foreign currency exchange	(811)	(2,250)

Fair value of plan assets at end of period	$30,453	$29,231

Funded status and net amounts recognized:
Plan assets, net of projected benefit obligation	$2,555	$1,693
Unrecognized actuarial loss (gain)	947	1,401

Net amount recognized in the consolidated balance sheets	$3,502	$3,094

Amounts recognized in the consolidated balance sheets consist of:
Noncurrent other assets	$2,798	$2,306
Noncurrent other liabilities	(243)	(613)

Accrued benefit obligation	2,555	1,693
Other comprehensive loss	947	1,401

Net amount recognized in the consolidated balance sheets	$3,502	$3,094

The following table sets forth our net periodic pension cost (in thousands):

	Year Ended December 31,
	2011	2010
Service cost	$1,073	$927
Interest cost	1,465	1,315
(Gain) of curtailment	(311)	—
Expected return on plan assets	(1,762)	(1,498)

Net periodic pension cost	$465	$744

Valuation:    We use the corridor approach in the valuation of our defined benefit plans. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. These unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date for active plan participants or, for retired participants, the average remaining life expectancy.

The following table sets forth the principal weighted-average assumptions used to determine benefit obligation and benefit costs:

	Year Ended December 31,
	2011	2010
Benefit obligation:
Discount rate	4.70%	5.00%
Rate of compensation increase	2.00%	2.00%
Benefit cost:
Discount rate	4.70%	5.00%
Rate of compensation increase	2.00%	2.00%
Expected return on plan assets	5.27%	5.55%

We determine our discount rates in the Euro zone using the iBoxx Euro Corporate AA Bond indices, with appropriate adjustments for the duration of the plan obligations.

The expected rate of return is assessed annually and is based on long-term relationships among major asset classes and the level of incremental returns that can be earned by investment management strategies. Equity returns are based on estimates of long-term inflation rates, real rates of return, fixed income premiums over cash and equity risk premiums. Fixed income returns are based on maturity, long-term inflation, real rates of return and credit spreads. Insurance contract returns are based upon the average fixed return on contracts and the historical supplemental profit sharing of the insurers.

Plan Assets:    The investment objective for the plans are to earn a long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and expenses and meet any other cash needs, in the short-to-medium term.

The following table sets forth the weighted-average target asset allocations for our pension plans:

	2011	2010
Fixed income securities	78%	73%
Equity securities	18%	22%
Insurance contracts	4%	5%

Total	100%	100%

Our investment policies and strategies for the pension benefit plans do not use target allocations for the individual asset categories. Our goals are to maximize returns subject to specific risk management policies. We address diversification by the use of investments in domestic and international fixed income securities and domestic and international equity securities. These investments are readily marketable and can be sold to fund benefit obligations as they become payable.

Our defined benefit plan assets are measured at fair value on a recurring basis and include the following items:

Cash and cash equivalents:    Foreign and domestic currencies, as well as short-term securities, are valued at cost plus accrued interest, which approximates fair value.

Equity securities and fixed income:    Valued at the closing price reported on the active market in which the individual securities are traded. These securities are traded on exchanges, as well as in the over-the-counter market.

Insurance contracts:    Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximates fair value.

The following table sets forth the fair values of our pension plan assets (in thousands):

	Total	Level 1	Level 2	Level 3
December 31, 2011
Cash and cash equivalents	$66	$66	$—	$—
Fixed income	21,438	—	21,438	—
Mutual fund	5,399	—	5,399	—
Insurance contracts	3,550	—	3,550	—

	$30,453	$66	$30,387	$—

December 31, 2010
Cash and cash equivalents	$200	$200	$—	$—
Fixed income	19,250	—	19,250	—
Mutual fund	5,886	—	5,886	—
Insurance contracts	3,895	—	3,895	—

	$29,231	$200	$29,031	$—

During 2011, we determined that pension assets previously classified as Level 1 should be classified as Level 2. Accordingly, the 2010 classifications have been revised based on this determination.

The financial objectives of the qualified pension plans are determined in conjunction with a comprehensive review of each plan’s liability structure. Our asset allocation policy is based on detailed asset/liability analyses. In developing investment policy and financial goals, consideration is given to each plan’s demographics, the returns and risks associated with alternative investment strategies and the current and projected cash, expense and funding ratios of each plan. Investment policies must also comply with local statutory requirements as determined by each country. We have adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, market sectors, investment managers, developed and emerging markets and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

External investment managers are hired to manage pension assets. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan’s target asset allocation. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to meet the future needs of the plan.

We expect to contribute approximately $1.0 million to our defined benefit pension plans in 2012. The table below reflects pension benefits expected to be paid from the plan assets for the next ten years (in thousands). The expected benefits are based on the same assumptions used to measure our benefit obligation at December 31, 2011 and include estimated future employee service.

2012	$1,168
2013	1,210
2014	1,268
2015	1,879
2016	1,355
2017-2021	7,396

NOTE 12—RELATED-PARTY TRANSACTIONS

Europump Systems Inc.

Certain Midfield Supply ULC employees, who are shareholders, serve as executive officers of Europump Systems Inc. (“Europump”). Europump is engaged in the business of selling, servicing and renting industrial pumps. On July 1, 2007, we entered into a five-year distribution agreement with Europump. During the years ended December 31, 2011, 2010 and 2009, our purchases from Europump approximated $42.0 million, $28.1 million and $10.0 million. At December 31, 2011 and 2010, we had payables to Europump of approximately $5.2 million and $1.2 million. During the years ended December 31, 2011, 2010 and 2009, our sales to Europump approximated $2.5 million, $0.8 million and $0.6 million. At December 31, 2011 and 2010, we had receivables of approximately $0.3 million from Europump. We also agreed to make certain profit sharing payments to the Europump shareholders in respect of certain oilfield supply and service stores located in Western Canada. For the years ended December 31, 2011, 2010 and 2009, the expense we recognized for the aggregate profit participation for Europump was approximately $5.8 million, $1.1 million and $0.1 million.

Leases

We lease land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”) and Prideco LLC (“Prideco”), as well as certain employees and former Midfield shareholders. We lease equipment and vehicles from Prideco. Certain of our directors participate in ownership of Hansford Associates and Prideco. Most of these leases are renewable for various periods through 2019 and are renewable at our option. The renewal options are subject to escalation clauses. These leases contain clauses for payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties.

Rent expense attributable to related parties is set forth in the following table (in thousands):

	Year Ended December 31,
	2011	2010	2009
Hansford Associates	$2,284	$2,545	$2,547
Prideco	596	1,510	2,374
Employees and former Midfield shareholders	2,572	2,484	1,998

	$5,452	$6,539	$6,919

Future minimum rental payments required under operating leases with related parties that have initial or remaining noncancelable lease terms in excess of one year are set forth in the following table (in thousands):

	2012	2013	2014	2015	2016 and thereafter
Hansford Associates	$682	$405	$79	$—	$—
Prideco	208	65	5	—	—
Employees and former Midfield shareholders	2,413	2,113	1,413	928	947

	$3,303	$2,583	$1,497	$928	$947

Credit Facilities

Goldman Sachs Credit Partners L.P. (“GSCP”), an affiliate of the Goldman Sachs Funds, was a co-lead arranger and joint bookrunner under our previous asset-based revolving credit facility, and was the co-lead arranger and joint bookrunner under previous term loan facilities in addition to serving as the syndication agent under those facilities. In addition, Goldman Sachs Lending Partners L.L.C. is a participant in our ABL Credit Facility.

Payments made to affiliates of the Goldman Sachs Funds in connection with these credit facilities are set forth in the following table (in thousands):

	Year Ended December 31,
	2011	2010	2009
Affiliates of the Goldman Sachs Funds	$250	$700	$10,750

Affiliates of the Goldman Sachs Funds

From time to time, we sell products to affiliates of the Goldman Sachs Funds. The total revenues from these affiliates are set forth in the following table (in thousands):

	Year Ended December 31,
	2011	2010	2009
Affiliates of the Goldman Sachs Funds	$12,049	$24,430	$17,839

The total receivables due from these affiliates are set forth in the following table (in thousands):

	Year Ended December 31,
	2011	2010
Affiliates of the Goldman Sachs Funds	$1,390	$1,900

In January of 2010, we engaged an affiliate of the Goldman Sachs Funds to provide insurance brokerage services. During 2011 and 2010, we paid this affiliate approximately $1.6 million and $2.2 million, respectively.

Certain affiliates of the Goldman Sachs Funds are counterparties to our interest rate swap agreements. The notional amount attributable to these affiliates was $325 million of the $0.5 billion outstanding at December 31, 2011 and 2010.

NOTE 13—SEGMENT, GEOGRAPHIC AND PRODUCT LINE INFORMATION

We operate as two business segments, North America and International. Our North American segment consists of our operations in the United States and Canada. Our International segment consists of our operations outside of North America, principally Europe, Asia and Australasia. These segments represent our business of selling pipe, valves and fittings to the energy and industrial sectors, across each of the upstream (exploration, production and extraction of underground oil and gas), midstream (gathering and transmission of oil and gas, gas utilities, and the storage and distribution of oil and gas) and downstream (crude oil refining, petrochemical processing and general industrials) markets.

The following table presents financial information for each segment (in millions):

	Year Ended December 31,
	2011	2010	2009
Sales
North America	$4,502.8	$3,589.9	$3,610.1
International	329.6	255.6	51.8

Consolidated revenues	$4,832.4	$3,845.5	$3,661.9

Depreciation and amortization
North America	$14.1	$14.8	$14.0
International	2.9	1.8	0.5

Total depreciation and amortization expense	$17.0	$16.6	$14.5

Amortization of intangibles
North America	$44.6	$44.1	$44.6
International	6.1	9.8	2.0

Total amortization of intangibles expense	$50.7	$53.9	$46.6

Goodwill and intangible impairment
North America	$—	$—	$386.1
International	—	—	—

Total goodwill and intangible impairment	$—	$—	$386.1

Operating income (loss)
North America	$183.9	$56.0	$(253.5)
International	10.7	10.4	3.8

Total operating income (loss)	194.6	66.4	(249.7)
Interest expense	136.8	139.6	116.5
Other expense (income)	2.0	2.0	(11.4)

Income (loss) before income taxes	$55.8	$(75.2)	$(354.8)

	December 31,
	2011	2010
Goodwill
North America	$512.1	$509.5
International	49.2	39.9

Total goodwill	$561.3	$549.4

Total assets
North America	$2,923.3	$2,748.7
International	304.4	242.5

Total assets	$3,227.7	$2,991.2

The percentages of our revenues relating to the following geographic areas are as follows:

	Year Ended December 31,
	2011	2010	2009
Revenues
United States	80%	80%	88%
Canada	13%	13%	11%
International(1)	7%	7%	1%

	100%	100%	100%

	December 31,
	2011	2010
Fixed assets
United States	60%	63%
Canada	25%	28%
International(1)	15%	9%

	100%	100%

(1)	International includes our operations in Europe, Asia and Australasia.

The percentages of our net sales by product line are as follows:

	Year Ended December 31,
Type	2011	2010	2009
Energy carbon steel tubular products:
Line pipe	21%	18%	20%
Oil country tubular goods	17%	20%	21%

	38%	38%	41%

Valves, fittings, flanges and other products:
Valves and specialty products	24%	25%	20%
Carbon steel fittings and flanges and stainless steel and alloy pipe and fittings	18%	17%	18%
Other	20%	20%	21%

	62%	62%	59%

NOTE 14—FAIR VALUE MEASUREMENTS

We used the following methods and significant assumptions to estimate fair value for assets and liabilities recorded at fair value.

Interest Rate Contracts:    Interest rate contracts are reported at fair value utilizing Level 2 inputs. We obtain dealer quotations to value our interest rate swap agreements. These quotations rely on observable market inputs such as yield curves and other market-based factors.

Foreign Exchange Forward Contracts:    Foreign exchange forward contracts are reported at fair value utilizing Level 2 inputs, as the fair value is based on broker quotes for the same or similar derivative instruments.

The following table presents assets and liabilities measured at fair value on a recurring basis, and the basis for that measurement (in thousands):

	Total	Level 1	Level 2	Level 3
December 31, 2011
Assets:	$—	$—	$—	$—
Liabilities:
Foreign exchange forward contracts	144	—	144	—
Interest rate swap agreements	2,010	—	2,010	—

December 31, 2010
Assets:	$—	$—	$—	$—
Liabilities:
Foreign exchange forward contracts	209	—	209	—
Interest rate swap agreements	8,975	—	8,975	—

The following table presents the carrying value and estimated fair value of our financial instruments that are carried at adjusted historical cost (in thousands):

	December 31, 2011		December 31, 2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Cash	$46,127	$46,127	$56,202	$56,202
Accounts receivable, net	791,280	791,280	596,404	596,404

Financial liabilities
Trade accounts payable	479,584	479,584	426,632	426,632
Accrued expenses and other liabilities	108,973	108,973	102,807	102,807
Long-term debt	1,526,740	1,542,490	1,360,241	1,292,826

The carrying values of our financial instruments, including cash and cash equivalents, accounts receivable, trade accounts payable and accrued liabilities, approximate fair value because of the short maturity of these financial instruments.

We estimated the fair value of the senior secured notes using quoted market prices as of December 31, 2011 and 2010.

The carrying value of our ABL Credit Facility and remaining portions of our long-term debt approximate their fair values.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Leases

We regularly enter into operating and capital lease arrangements for certain of our facilities and equipment. Our leases are renewable at our option for various periods through 2021. Certain renewal options are subject to escalation clauses and contain clauses for payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Leases with escalation clauses based on an index, such as the consumer price index, are expensed and projected based on current rates. Leases with specified escalation steps are expensed and projected based on the rate in effect in the respective period which is not materially different than the straight-line method. We amortize leasehold improvements over the remaining life of the lease. Rental expense under our operating lease arrangements is as follows:

	Year Ended December 31,
	2011	2010	2009
Operating rental expense	$40,255	$37,804	$30,371

Future minimum lease payments under noncancelable operating and capital lease arrangements having initial terms of one year or more are as follows (in thousands):

	Operating Leases	Capital Leases
2012	$31,311	$480
2013	26,014	532
2014	18,792	524
2015	13,609	313
2016	8,070	268
Thereafter	16,812	1,206

	$114,608	$3,323

Litigation

Asbestos Claims.    We are involved in various legal proceedings and claims, both as a plaintiff and a defendant, which arise in the ordinary course of business. These legal proceedings include claims that individuals brought against a large number of defendant entities, including us, seeking damages for injuries that certain products containing asbestos allegedly caused. As of December 31, 2011, we are a defendant in lawsuits involving approximately 981 of these claims. Each claim involves allegations of exposure to asbestos-containing materials by an individual or his or her family members. The complaints typically name many defendants. In a majority of these lawsuits, little or no information is known regarding the nature of the plaintiff’s alleged injuries or their connection with products that we distributed. Through December 31, 2011, lawsuits involving 11,831 claims have been brought against us. No asbestos lawsuit has resulted in a judgment against us to date, with the majority being settled, dismissed or otherwise resolved. In total, since the first asbestos claim brought against us in 1984 through December 31, 2011, approximately $1.8 million has been paid to asbestos claimants in connection with settlements of claims against us without regard to insurance recoveries. Of this amount, approximately $1.4 million has been paid to settle claims alleging mesothelioma, $0.4 million for claims alleging lung cancer and $0.1 million for non-malignant claims.

We annually conduct analyses of our asbestos-related litigation to estimate the adequacy of the reserve for pending and probable asbestos-related claims. These analyses consist of separately estimating our reserve with respect to pending claims (both those scheduled for trial and those for which a trial date had not been scheduled), mass filings (including lawsuits brought in West Virginia each involving many, in some cases over a hundred, plaintiffs, which include little information regarding the nature of each plaintiff’s claim and historically have rarely resulted in any payments to plaintiff) and probable future claims. A key element of the analysis is categorizing our claims by the type of disease the plaintiffs allege and developing “benchmark” estimated settlement values for each claim category based on our historical settlement experience. These estimated settlement values are applied to each of our pending individual claims. With respect to pending claims where the disease type is unknown, the outcome is projected based on historic experience. The reserve with respect to mass filings is estimated by determining the number of individual plaintiffs included in the mass filings likely to have claims resulting in settlements based on our historical experience with mass filings. Finally, we estimate the value of probable claims that plaintiffs may assert against us over the next 15 years based on public health estimates of future incidences of certain asbestos-related diseases in the general U.S. population. Estimated settlement values are applied to those projected claims. Our annual assessment, dated September 30, 2011, projected that our payments to asbestos claimants over the next 15 years are estimated to range from $5 million to $11 million. Given these estimates and existing insurance coverage that historically has been available to cover substantial portions of our past payments to claimants and defense costs, we believe that our current accruals and associated estimates relating to pending and probable asbestos-related litigation likely to be asserted over the next 15 years are currently adequate. Our belief that our accruals and associated estimates are currently adequate, however, relies on a number of significant assumptions, including:

•	That our future settlement payments, disease mix and dismissal rates will be materially consistent with historic experience;

•	That future incidences of asbestos-related diseases in the U.S. will be materially consistent with current public health estimates;

•	That the rates at which future asbestos-related mesothelioma incidences result in compensable claims filings against us will be materially consistent with its historic experience;

•	That insurance recoveries for settlement payments and defense costs will be materially consistent with historic experience;

•	That legal standards (and the interpretation of these standards) applicable to asbestos litigation will not change in material respects;

•	That there are no materially negative developments in the claims pending against us; and

•	That key co-defendants in current and future claims remain solvent.

If any of these assumptions prove to be materially different in light of future developments, liabilities related to asbestos-related litigation may be materially different than amounts accrued or estimated. Further, while we anticipate that additional claims will be filed in the future, we are unable to predict with any certainty the number, timing and magnitude of such future claims.

Other Legal Claims and Proceedings.    From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, there are no material pending legal proceedings that are likely to have a material effect on our business, financial condition or results of operations.

Product Claims.    From time to time, in the ordinary course of our business, our customers may claim that the products that we distribute are either defective or require repair or replacement under warranties that either we or the manufacturer may provide to the customer. These proceedings are, in the opinion of management, ordinary and routine matters incidental to our normal business. Our purchase orders with our suppliers generally require the manufacturer to indemnify us against any product liability claims, leaving the manufacturer ultimately responsible for these claims. In many cases, state, provincial or foreign law provides protection to distributors for these sorts of claims, shifting the responsibility to the manufacturer. In some cases, we could be required to repair or replace the products for the benefit of our customer and seek our recovery from the manufacturer for our expense. In the opinion of management, the ultimate disposition of these claims and proceedings is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

NiSource Claim.    In the summer of 2010, our customer NiSource, Inc. notified us that certain polyethylene pipe that PolyPipe, Inc. manufactured may be defective. NiSource requested that the Company and PolyPipe repair and replace the allegedly defective pipe and reimburse NiSource for the costs of locating and removing the pipe. When installing the pipe, NiSource did not track where the pipe was installed, so to locate the allegedly defective pipe, NiSource has embarked on a program of “potholing” or digging holes by possible sites where the pipe was used to locate the serial numbers of the pipe that may be defective. This has caused NiSource to test locations far in excess of the locations where the allegedly defective pipe may have been used.

On April 28, 2011, PolyPipe filed a petition in the District Court in Cooke County, Texas against the Company and NiSource seeking, among other things, a declaratory judgment that PolyPipe was not responsible for the costs relating to NiSource’s alleged failure to track and record the installation locations of the pipe and NiSource’s expenditures to implement a potential remediation plan including finding the pipe and removing the pipe. On June 1, 2011, the Court entered an order of non-suit, dismissing PolyPipe’s claims without prejudice to their re-filing the same claims.

NiSource is in the process of locating where the allegedly defective pipe was used while the parties discuss a possible resolution of their respective claims. NiSource has asserted that the Company and PolyPipe are liable for the costs of finding the allegedly defective pipe. Under its contract with NiSource, the Company is not liable for consequential damages. The Company believes that this applies to damages such as finding the allegedly defective pipe. To the extent that pipe is actually defective, the Company may be liable under its warranty to replace the defective pipe. The Company believes that PolyPipe, as the manufacturer of the pipe, is ultimately liable for any manufacturing defects. The Company believes that the ultimate outcome of NiSource’s claim will not be material.

Former Shareholder Litigation.    On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company has not fully complied with a contractual obligation to divest of certain non-core assets contained in the December 2006 merger agreement, and seeking damages and equitable relief. We have also received written notice from other former shareholders who similarly claim the Company has not fully complied with that contractual obligation. On September 28, 2010, we filed a motion to dismiss the action in its entirety. On February 11, 2011, the Court granted our motion to dismiss the claims for equitable relief with prejudice, but denied the motion to dismiss the contractual claims. The Company moved for summary judgment to dismiss the remaining claims, and the plaintiffs moved for summary judgment to uphold their claims, in each case, on October 21, 2011. The Delaware Chancery Court heard oral arguments with respect to the summary judgment motion on February 8, 2012. The parties subsequently reached an agreement whereby the Company agreed to distribute $1.9 million to the former shareholders (excluding the plaintiffs in the litigation) and both parties have released each other from their respective claims. The final settlement documents were executed by the parties in February 2012.

Customer Contracts

We have contracts and agreements with many of our customers that dictate certain terms of our sales arrangements (pricing, deliverables, etc.). While we make every effort to abide by the terms of these contracts, certain provisions are complex and often subject to varying interpretations. Under the terms of these contracts, our customers have the right to audit our adherence to the contract terms. Historically, any settlements that have resulted from these customer audits have been immaterial to our consolidated financial statements.

Letters of Credit

Our letters of credit outstanding at December 31, 2011 approximated $9 million.

Bank Guarantees

Certain of our international subsidiaries have trade guarantees given by bankers on their behalf. The amount of these guarantees at December 31, 2011 was approximately €6 million (USD $8 million).

Purchase Commitments

We have purchase obligations consisting primarily of inventory purchases made in the normal course of business to meet operating needs. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases, cancellations may subject us to cancellation fees or penalties depending on the terms of the contract.

Warranty Claims

We are involved from time to time in various warranty claims, which arise in the ordinary course of business. Historically, any settlements that have resulted from these warranty claims have been immaterial to our consolidated financial statements.

Insurance Coverage

In the area of first party auto collision, we do not have excess coverage. In addition, we had no self insurance accrued liabilities in this area as of December 31, 2011 or 2010.

In the area of product recall, we do not have excess coverage. However, manufacturers are liable for replacement under the Uniform Commercial Code to the extent that they are identifiable and have the financial wherewithal. The net amount of self-insurance accrued liabilities in North America was $0.3 million and $0.8 million as of December 31, 2011 and 2010.

In the area of ocean cargo shipments, we do not have excess coverage. In addition, there was no self-insurance accrued as of December 31, 2011 and 2010.

In the area of asbestos claims, we have excess coverage to the extent claims do not arise from entities acquired or exposures dated after 1986. The net amount of self-insurance accrued liabilities in North America was $0.8 million and $0.8 million as of December 31, 2011 and 2010.

In the area of employee healthcare, we have excess stop loss protection attaching after $0.3 million per person per year. The amount of self-insurance accrued liabilities in North America were $2.8 million and $2.4 million as of December 31, 2011 and 2010.

NOTE 16—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

In December 2009 and February 2010, McJunkin Red Man Corporation (presented as Issuer in the following tables), a 100%-owned subsidiary of MRC Global Inc. (presented as Parent in the following tables), issued senior secured notes due December 15, 2016. The senior secured notes are fully and unconditionally, and jointly and severally, guaranteed on a senior basis by MRC Global Inc. and substantially all existing and future 100%-owned domestic restricted subsidiaries of McJunkin Red Man Corporation (collectively, the “Guarantors”). All other subsidiaries of McJunkin Red Man Corporation, whether direct or indirect, do not guarantee the senior secured notes (the “Non-Guarantors”).

The following condensed consolidating financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors, and (5) eliminations to arrive at the information for MRC Global Inc. on a consolidated basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe such information is material to investors. Therefore, each of the Guarantors is combined in the presentation below.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash	$0.1	$4.8	$0.2	$41.0	$—	$46.1
Accounts receivable, net	0.7	585.9	—	204.7	—	791.3
Inventory, net	—	682.1	—	217.0	—	899.1
Income taxes receivable	0.8	28.5	—	—	(29.3)	—
Other current assets	—	2.2	2.1	7.1	—	11.4

Total current assets	1.6	1,303.5	2.3	469.8	(29.3)	1,747.9
Investment in subsidiaries	718.0	607.1	—	—	(1,325.1)	—
Intercompany receivable	7.3	258.3	561.3	—	(826.9)	—
Other assets	—	31.8	0.1	7.3	—	39.2
Fixed assets, net	—	45.2	19.6	42.6	—	107.4
Goodwill	—	512.0	—	49.3	—	561.3
Other intangible assets, net	—	707.2	—	64.7	—	771.9

	$726.9	$3,465.1	$583.3	$633.7	$(2,181.3)	$3,227.7

Trade accounts payable	$—	$328.1	$2.5	$149.0	$—	$479.6
Accrued expenses	0.2	63.1	12.4	33.3	—	109.0
Income taxes payable	—	—	37.1	4.2	(29.3)	12.0
Deferred revenue	—	3.7	—	0.7	—	4.4
Deferred income taxes	—	71.0	(0.6)	(2.2)	—	68.2

Total current liabilities	0.2	465.9	51.4	185.0	(29.3)	673.2
Long-term debt, net	—	1,469.8	—	56.9	—	1,526.7
Intercompany payable	—	530.2	—	296.7	(826.9)	—
Deferred income Taxes	5.7	269.7	1.0	12.6	—	289.0
Other liabilities	0.1	11.5	0.2	6.1	—	17.9
Shareholders’ equity	720.9	718.0	530.7	76.4	(1,325.1)	720.9

	$726.9	$3,465.1	$583.3	$633.7	$(2,181.3)	$3,227.7

	December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash	$1.1	$4.4	$—	$50.7	$—	$56.2
Accounts receivable, net	0.7	447.1	—	148.6	—	596.4
Inventory, net	—	625.4	—	140.0	—	765.4
Income taxes receivable	1.0	89.8	—	1.9	(60.1)	32.6
Other current assets	—	2.7	2.1	5.4	—	10.2

Total current assets	2.8	1,169.4	2.1	346.6	(60.1)	1,460.8
Investment in subsidiaries	686.6	478.3	—	—	(1,164.9)	—
Intercompany receivable	6.5	88.7	480.2	—	(575.4)	—
Other assets	—	49.3	0.1	9.7	—	59.1
Fixed assets, net	—	46.3	19.9	38.5	—	104.7
Goodwill	—	509.5	—	39.9	—	549.4
Other intangible assets, net	—	747.3	—	69.9	—	817.2

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

Trade accounts payable	$—	$306.5	$1.1	$119.0	$—	$426.6
Accrued expenses	0.1	67.2	11.1	24.4	—	102.8
Income taxes payable	—	—	60.1	—	(60.1)	—
Deferred revenue	—	17.4	—	0.7	—	18.1
Deferred income taxes	—	73.2	(0.6)	(2.0)	—	70.6

Total current liabilities	0.1	464.3	71.7	142.1	(60.1)	618.1
Long-term debt, net	—	1,314.3	—	45.9	—	1,360.2
Intercompany payable	—	327.6	—	247.8	(575.4)	—
Deferred Taxes	5.7	285.4	2.3	9.7	—	303.1
Other liabilities	0.4	10.6	1.1	8.0	—	20.1
Shareholders’ equity	689.7	686.6	427.2	51.1	(1,164.9)	689.7

	$695.9	$3,088.8	$502.3	$504.6	$(1,800.4)	$2,991.2

Condensed Consolidated Statements of Income

(in millions)

	Year Ended December 31, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$3,849.2	$—	$983.2	$—	$4,832.4
Cost of sales	—	3,336.6	4.1	783.5	—	4,124.2

Gross margin	—	512.6	(4.1)	199.7	—	708.2

Operating expenses	1.0	263.5	85.7	163.4	—	513.6
Operating (loss) income	(1.0)	249.1	(89.8)	36.3	—	194.6
Other (expense) income	—	(364.3)	256.6	(31.1)	—	(138.8)

(Loss) income before taxes	(1.0)	(115.2)	166.8	5.2	—	55.8
Equity in earnings of subsidiary	29.2	101.5	—	—	(130.7)	—
Income tax (benefit)	(0.8)	(42.9)	62.5	8.0	—	26.8

Net (loss) income	$29.0	$29.2	$104.3	$(2.8)	$(130.7)	$29.0

	Year Ended December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$3,124.8	$—	$726.7	$(6.0)	$3,845.5
Cost of sales	—	2,742.1	3.8	587.5	(6.0)	3,327.4

Gross margin	—	382.7	(3.8)	139.2	—	518.1
Operating expenses	1.7	244.8	78.5	126.7	—	451.7

Operating (loss) income	(1.7)	137.9	(82.3)	12.5	—	66.4
Other (expense) income	—	(266.2)	153.0	(28.4)	—	(141.6)

(Loss) income before taxes	(1.7)	(128.3)	70.7	(15.9)	—	(75.2)
Equity in earnings of subsidiary	(51.1)	29.2	—	—	21.9	—
Income tax (benefit)	(1.0)	(48.0)	27.4	(1.8)	—	(23.4)

Net (loss) income	$(51.8)	$(51.1)	$43.3	$(14.1)	$21.9	$(51.8)

	Year Ended December 31, 2009
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Sales	$—	$3,215.6	$—	$448.3	$(2.0)	$3,661.9
Cost of sales	—	2,690.1	2.6	376.7	(2.0)	3,067.4
Inventory write-down	—	44.1	—	2.4	—	46.5

Gross margin	—	481.4	(2.6)	69.2	—	548.0
Operating expenses	1.2	248.5	89.4	72.5	—	411.6
Goodwill and intangible impairment	—	317.1	—	69.0	—	386.1

Operating (loss) income	(1.2)	(84.2)	(92.0)	(72.3)	—	(249.7)
Other (expense) income	(6.2)	(383.3)	293.5	(9.1)	—	(105.1)

(Loss) income before taxes	(7.4)	(467.5)	201.5	(81.4)	—	(354.8)
Equity in earnings of subsidiary	(334.7)	47.9	—	—	286.8	—
Income tax (benefit)	(2.3)	(84.9)	75.8	(3.6)	—	(15.0)

Net (loss) income	$(339.8)	$(334.7)	$125.7	$(77.8)	$286.8	$(339.8)

Condensed Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31, 2011
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(0.8)	$(147.5)	$7.1	$38.3	$—	$(102.9)
Investing activities	(0.2)	1.2	(6.9)	(42.1)	—	(48.0)
Financing activities	—	144.2	—	(3.6)	—	140.6

Increase (decrease) in cash	(1.0)	(2.1)	0.2	(7.4)	—	(10.3)
Effect of exchange rate on cash	—	2.5	—	(2.3)	—	0.2
Cash—beginning of period	1.1	4.4	—	50.7	—	56.2

Cash—end of period	$0.1	$4.8	$0.2	$41.0	$—	$46.1

	Year Ended December 31, 2010
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(0.2)	$32.6	$5.5	$74.8	$—	$112.7
Investing activities	0.6	(13.6)	(5.5)	2.3	—	(16.2)
Financing activities	0.3	(15.8)	—	(82.7)	—	(98.2)

Increase (decrease) in cash	0.7	3.2	—	(5.6)	—	(1.7)
Effect of exchange rate on cash	—	(4.0)	—	5.7	—	1.7
Cash—beginning of period	0.4	5.2	—	50.6	—	56.2

Cash—end of period	$1.1	$4.4	$—	$50.7	$—	$56.2

	Year Ended December 31, 2009
	Parent	Issuer	Guarantors	Non- Guarantors	Elim	Total
Cash flows provided by (used in):
Operating activities	$(9.2)	$480.7	$4.8	$29.2	$—	$505.5
Investing activities	(0.2)	(106.3)	(4.9)	44.5	—	(66.9)
Financing activities	9.8	(377.1)	—	(26.6)	—	(393.9)

Increase (decrease) in cash	0.4	(2.7)	(0.1)	47.1	—	44.7
Effect of exchange rate on cash	—	1.4	—	(2.0)	—	(0.6)
Cash—beginning of period	—	6.5	0.1	5.5	—	12.1

Cash—end of period	$0.4	$5.2	$—	$50.6	$—	$56.2

NOTE 17—QUARTERLY INFORMATION (UNAUDITED)

Our quarterly financial information is presented in the table below (in thousands, except per share amounts):

	First	Second	Third	Fourth	Year
2011
Revenues	$991.8	$1,168.0	$1,366.2	$1,306.4	$4,832.4
Gross margin	147.0	172.7	201.1	187.4	708.2
Net income (loss)	(1.1)	4.7	21.9	3.5	29.0
EPS:
Basic	$(0.01)	$0.06	$0.26	$0.04	$0.34
Diluted	$(0.01)	$0.06	$0.26	$0.04	$0.34
2010
Revenues	$858.3	$926.9	$1,025.5	$1,034.8	$3,845.5
Gross margin	129.5	117.4	136.8	134.4	518.1
Net loss	(11.9)	(15.9)	(10.5)	(13.5)	(51.8)
EPS:
Basic	$(0.14)	$(0.19)	$(0.12)	$(0.16)	$(0.61)
Diluted	$(0.14)	$(0.19)	$(0.12)	$(0.16)	$(0.61)

McJunkin Red Man Corporation

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Goldman, Sachs & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The registration rights agreement relating to the securities of the registrants being registered hereby provides that McJunkin Red Man Corporation (the “Company”) will bear all expenses in connection with the performance of its obligations relating to the market-making activities of Goldman, Sachs & Co. and its respective affiliates. The following table sets forth the approximate costs and expenses paid by the Company.

Accounting fee and expenses	$90,000
Legal fees and expenses	100,000
Printing and engraving expenses	40,000
Trustee fee	10,000
Miscellaneous expenses	10,000

Total	$250,000

Item 14. Indemnification of Directors and Officers.

Delaware

The Company, McJunkin Red Man Development Corporation, MRC Global Inc. and MRC Management Company are Delaware corporations. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The bylaws of the Company and MRC Global Inc. provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law. The bylaws of McJunkin Red Man Development Corporation provide that the corporation has the power to indemnify of directors and officers for acts in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal matters, for which such person did not have reasonable cause to believe such conduct was unlawful. The bylaws of MRC Management Company provide for indemnification of directors and officers in accordance with the provisions of Section 145 of the DGCL. The certificates of incorporation of the Company and MRC Global Inc. provide that a director shall have no personal liability for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

MRC Global Inc. has entered into Indemnity Agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in MRC Global Inc.’s Certificate of Incorporation and to provide additional procedural protections. MRC Global Inc. intends to enter into amended Indemnity Agreements with its directors and officers in connection with its initial public offering. At present, there is no pending litigation or proceeding involving a director, officer or employee of MRC Global Inc. regarding which indemnification is sought, nor is MRC Global Inc. aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in MRC Global Inc.’s Certificate of Incorporation and Bylaws and the Indemnity Agreements entered into between MRC Global Inc. and each of its directors and officers may be sufficiently broad to permit indemnification of MRC Global Inc.’s directors and officers for liabilities arising under the Securities Act.

West Virginia

Greenbrier Petroleum Corporation, Milton Oil & Gas Company and Ruffner Realty Company are West Virginia corporations. The West Virginia Business Corporation Act (“WVBCA”) empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; and (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding; or (2) in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

The bylaws of Greenbrier Petroleum Corporation provide for indemnification of directors and officers for acts in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal matters, for which such person did not have reasonable cause to believe such conduct was unlawful. The bylaws of Milton Oil & Gas Company and

Ruffner Realty Company provide for indemnification of directors and officers except in relation to matters as to which such person is adjudged to be liable for such person’s own negligence or misconduct in the performance of such person’s duties.

New York

Midway-Tristate Corporation is a New York corporation. Section 722(a) of the New York Business Corporation Law (“NYBCL”) provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except (i) liability of a director if a judgment or other final adjudication adverse to such director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

The bylaws of Midway-Tristate Corporation provide for indemnification to the fullest extent permitted by New York law except if it is adjudged that such persons acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or such person gained a financial profit or other advantage to which such person was not legally entitled. The certificate of incorporation of Midway-Tristate Corporation provides for indemnification of all persons whom it shall have power to indemnify under Article 7 of the NYBCL to the fullest extent permitted under said Article and that no director of the corporation shall be liable for any breach of duty except if such person’s actions are adjudged to be in bad faith or involved intentional misconduct or a knowing violation of the law or such person personally gained a financial profit or other advantage to which such person was not legally entitled or that such person’s acts violated Section 719 of the NYBCL.

Texas

The South Texas Supply Company, Inc. is a Texas corporation. The Texas Business Corporation Act (“TBCA”) permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests and, in the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. However, indemnification is limited to reasonable expenses actually incurred where (a) a person is found liable on the basis that a personal benefit was improperly received or (b) the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under the TBCA.

The bylaws of The South Texas Supply Company, Inc. provide that the board of directors of the corporation may authorize the corporation to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against directors and officers as provided by Article 2.02(A)(16) of the TBCA.

Insurance

The registrants are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrants have not sold their securities without registration under the Securities Act of 1933, as amended (the “Securities Act”) except as described below.

On December 21, 2009 and February 11, 2010, the Company issued an aggregate of $1,050,000,000 of 9.50% senior secured notes due December 15, 2016 (the “Notes”). The sales of the Notes were made in private placements pursuant to Section 4(2) of the Securities Act. To the extent applicable, the initial resale of the Notes by Goldman, Sachs & Co. and the other initial purchasers thereof was made to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act.

On October 30, 2009, MRC Global Inc. sold 21,853 shares of common stock for $500,000 to one of its directors. On October 21, 2010, MRC Global Inc. sold 10,788 shares of common stock for $200,000 to one of its directors. On April 1, 2011, MRC Global Inc. sold 317 shares of common stock for $3,054 to one of its employees. All of these sales were made in reliance on Section 4(2) under the Securities Act and Rule 506 thereunder. The amounts of MRC Global Inc. common stock, restricted stock and stock options described in this Item 15 and the corresponding share prices are adjusted to give retroactive effect to the two-for-one reverse split of the common stock which occurred on February 29, 2012.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of December 4, 2006, by and among McJunkin Corporation, McJ Holding Corporation and Hg Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.1.1	McJunkin Contribution Agreement, dated as of December 4, 2006, by and among McJunkin Corporation, McJ Holding LLC and certain shareholders of McJunkin Corporation (incorporated by reference to Exhibit 2.1.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.1.2	McApple Contribution Agreement, dated as of December 4, 2006, among McJunkin Corporation, McJ Holding LLC and certain shareholders of McJunkin Appalachian Oilfield Supply Company (incorporated by reference to Exhibit 2.1.2 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.2	Stock Purchase Agreement, dated as of April 5, 2007, by and between McJunkin Development Corporation, Midway-Tristate Corporation and the other parties thereto (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.2.1	Assignment Agreement, dated as of April 27, 2007, by and among McJunkin Development Corporation, McJunkin Appalachian Oilfield Supply Company, Midway- Tristate Corporation, and John A. Selzer, as Representative of the Shareholders (incorporated by reference to Exhibit 2.2.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.3	Stock Purchase Agreement, dated as of July 6, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., the Shareholders listed on Schedule 1 thereto, PVF Holdings LLC, and Craig Ketchum, as Representative of the Shareholders (incorporated by reference to Exhibit 2.3 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.3.1	Contribution Agreement, dated July 6, 2007, by and among McJ Holding LLC and certain shareholders of Red Man Pipe & Supply Co. (incorporated by reference to Exhibit 2.3.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

2.3.2	Amendment No. 1 to Stock Purchase Agreement, dated as of October 24, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., and Craig Ketchum, as Representative of the Shareholders (incorporated by reference to Exhibit 2.3.2 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

Exhibit Number	Description
2.3.3	Joinder Agreement and Amendment No. 2 to the Stock Purchase Agreement, dated as of October 31, 2007, by and among West Oklahoma PVF Company, Red Man Pipe & Supply Co., PVF Holdings LLC, Craig Ketchum, as Representative of the Shareholders, and the other parties thereto (incorporated by reference to Exhibit 2.3.3 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

3.1	Certificate of Incorporation of McJunkin Red Man Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.2	Bylaws of McJunkin Red Man Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.3	Form of Amended and Restated Certificate of Incorporation of MRC Global Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

3.3.1	Amended and Restated Certificate of Incorporation of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035)).

3.3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of MRC Global Inc. dated January 10, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc. filed with the SEC on January 13, 2012).

3.3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of MRC Global Inc. dated February 29, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc. filed with the SEC on March 1, 2012).

3.4	Form of Amended and Restated Bylaws of MRC Global Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

3.4.1	Bylaws of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) filed with the SEC on November 16, 2011).

3.5	Amended and Restated Certificate of Incorporation of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.5.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of MRC Global Inc. dated January 10, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc., filed with the SEC on January 13, 2012).

3.5.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of MRC Global Inc. dated February 29, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc., filed with the SEC on March 1, 2012.)

Exhibit Number	Description
3.6	Bylaws of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), filed with the SEC on November 16, 2011).

3.7	Certificate of Incorporation of McJunkin Red Man Development Corporation (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.8	Bylaws of McJunkin Red Man Development Corporation (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.9	Certificate of Incorporation of Milton Oil & Gas Company (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.10	Bylaws of Milton Oil & Gas Company (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.11	Certificate of Incorporation of Ruffner Realty Company (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.12	Bylaws of Ruffner Realty Company (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.13	Certificate of Incorporation of Greenbrier Petroleum Corporation (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.14	Bylaws of Greenbrier Petroleum Corporation (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.15	Certificate of Incorporation of Midway-Tristate Corporation (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.16	Bylaws of Midway-Tristate Corporation (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.17	Certificate of Incorporation of MRC Management Company (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.18	Bylaws of MRC Management Company (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.19	Certificate of Incorporation of The South Texas Supply Company, Inc. (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

3.20	Bylaws of The South Texas Supply Company, Inc. (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

Exhibit Number	Description
4.1	Indenture, dated as of December 21, 2009, by and among McJunkin Red Man Corporation, the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

4.2	Form of 9.50% Senior Secured Notes due December 15, 2016 (included as part of Exhibit 4.2 above).

4.3	Exchange and Registration Rights Agreement, dated as of December 21, 2009, by and among McJunkin Red Man Corporation, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), the subsidiary guarantors party thereto, Goldman, Sachs & Co., Barclays Capital Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

4.4	Exchange and Registration Rights Agreement, dated as of February 11, 2010, by and among McJunkin Red Man Corporation, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), the subsidiary guarantors party thereto, Goldman, Sachs & Co. and Barclays Capital Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

4.5	Reaffirmation Agreement, dated as of February 11, 2010, by and among McJunkin Red Man Corporation, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), the subsidiary guarantors party thereto, and U.S. Bank National Association, as collateral trustee (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

5.1+	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

5.2+	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

5.3+	Opinion of Bowles Rice McDavid Graff & Love LLP.

10.1	Amended and Restated Loan, Security and Guarantee Agreement, dated March 27, 2012, between McJunkin Red Man Corporation and the other parties thereto (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 28, 2012).

10.2	Revolving Facility Agreement, dated September 17, 2010, between MRC Transmark Holdings UK Limited, HSBC Bank plc and the other parties thereto (incorporated by reference to Exhibit 10.6 to Amendment No. 4 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on July 1, 2011).

10.3	Form of Registration Rights Agreement between MRC Global Inc. and PVF Holdings LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

10.3.1	Form of Second Amendment to the Registration Rights Agreement among MRC Global Inc., PVF Holdings LLC and the other parties thereto (incorporated by reference to Exhibit 10.3.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

Exhibit Number	Description
10.4	Form of Indemnification Agreement between MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Directors (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

10.4.1	Form of Indemnification Agreement between MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Executive Officers (incorporated by reference to Exhibit 10.4.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

10.5†	Employment Agreement, dated as of September 10, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Andrew R. Lane (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.5.1†	Amendment to Employment Agreement by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Andrew R. Lane, dated February 23, 2011 (incorporated by reference to Exhibit 10.7.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.6†	Amended and Restated Employment Agreement, dated as of December 5, 2011, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and James Underhill (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.7†	Employment Agreement, dated as of September 10, 2009, by and between Transmark Fcx Limited and Neil P. Wagstaff (incorporated by reference to Exhibit 10.10.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.7.1†	Amendment to Employment Agreement by and between MRC Transmark Limited and Neil P. Wagstaff, dated February 23, 2011 (incorporated by reference to Exhibit 10.10.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.8†	Letter Agreement, dated as of September 24, 2008, by and among H.B. Wehrle, III, PVF Holdings LLC and McJunkin Red Man Corporation (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.9†	Letter Agreement, dated as of December 22, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Craig Ketchum (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.10†	2007 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.13.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

Exhibit Number	Description
10.10.1†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.17.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091) filed with the SEC on September 26, 2008).

10.10.2†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (Director Grant May 2010—Dutch residents) (incorporated by reference to Exhibit 10.9.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.10.3†	Form of McJunkin MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (Director Grant May 2010—US residents) (incorporated by reference to Exhibit 10.9.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.11†	2007 Restricted Stock Plan, as amended (incorporated by reference to Exhibit 10.14.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.12.1†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.18.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.13†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) 2007 Stock Option Plan (Canada) (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.13.1†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (Canada) (for plan participants who are parties to non-competition agreements) (incorporated by reference to Exhibit 10.19.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.13.2†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (Canada) (for plan participants who are not parties to non-competition agreements) (incorporated by reference to Exhibit 10.19.2 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.14†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Deferred Compensation Plan (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

Exhibit Number	Description
10.15	Indemnity Agreement, dated as of December 4, 2006, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), Hg Acquisition Corp., McJunkin Red Man Corporation, and certain shareholders of McJunkin Red Man Corporation named therein (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.16†	Management Stockholders Agreement, dated as of March 27, 2007, by and among PVF Holdings LLC, MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), and the other parties thereto (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.16.1†	Amendment No. 1 to the Management Stockholders Agreement, dated as of December 21, 2007, executed by PVF Holdings LLC (incorporated by reference to Exhibit 10.22.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.16.2†	Amendment No. 2 to the Management Stockholders Agreement, dated as of December 26, 2007, executed by PVF Holdings LLC (incorporated by reference to Exhibit 10.22.2 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.17†	Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC, dated as of October 31, 2007 (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.17.1†	Amendment No. 1, dated as of December 18, 2007, to the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC (incorporated by reference to Exhibit 10.20.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.17.2†	Amendment No. 2, dated as of October 31, 2009, to the Amended and Restated Limited Liability Company Agreement of PVF Holdings LLC (incorporated by reference to Exhibit 10.20.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.18†	Subscription Agreement, dated as of September 10, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), Andrew R. Lane, and PVF Holdings LLC (incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

10.19.1†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement, dated as of September 10, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Andrew R. Lane (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (No. 333-153091), filed with the SEC on September 26, 2008).

Exhibit Number	Description
10.19.2†	Amendment to the MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Corporation Nonqualified Stock Option Agreement, dated as of June 1, 2009, by and among McJunkin Red Man Holding Corporation, PVF Holdings LLC, and Andrew R. Lane (incorporated by reference to Exhibit 10.23.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.19.3†	Second Amendment to the MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement, dated as of September 10, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Andrew R. Lane (incorporated by reference to Exhibit 10.23.3 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.20.1†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Restricted Stock Award Agreement, dated as of February 24, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Andrew R. Lane (incorporated by reference to Exhibit 10.24.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.20.2†	Amendment to the MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Restricted Stock Award Agreement, dated as of June 1, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Andrew R. Lane (incorporated by reference to Exhibit 10.24.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.21†	Subscription Agreement, dated as of October 3, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), Len Anthony, and PVF Holdings LLC (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.21.1†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement, dated as of October 3, 2008, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Len Anthony (incorporated by reference to Exhibit 10.26.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.21.2†	Amendment to the MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement, dated as of September 10, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Len Anthony (incorporated by reference to Exhibit 10.26.2 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.22†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Restricted Stock Award Agreement, dated as of September 10, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and Len Anthony (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

Exhibit Number	Description
10.23†	Subscription Agreement, dated as of October 30, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), John A. Perkins, and PVF Holdings LLC (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.24†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement, dated as of December 3, 2009, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), PVF Holdings LLC, and John A. Perkins (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.25†	Indemnification Agreement by and between the Company and Peter C. Boylan, III dated August 11, 2010 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

10.26†	Employment Agreement, dated as of November 15, 2011, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and Daniel J. Churay (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.27†	Employment Agreement, dated as of November 15, 2011, by and among MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) and James E. Braun (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), filed with the SEC on November 16, 2011).

10.28†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.27 the Annual Report on Form 10-K of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), filed with the SEC on March 5, 2012).

10.28.1†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Director Option Agreement (incorporated by reference to Exhibit 10.28.1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.28.2†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.28.2 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.28.3†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Director Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.28.3 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.28.4†	Form of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.28.4 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on January 12, 2012).

10.29†	MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) Director Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation), filed with the SEC on November 16, 2011).

Exhibit Number	Description
10.30	Form of Governance Agreement, by and among PVF Holdings LLC and MRC Global Inc. (incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries of MRC Global Inc. (formerly known as McJunkin Red Man Holding Corporation) (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the Registration Statement on Form S-1 of MRC Global Inc. (No. 333-178980), filed with the SEC on March 6, 2012).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1 above).

23.3+	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5.2 above).

23.4+	Consent of Bowles Rice McDavid Graff & Love LLP (included in Exhibit 5.3 above).

23.5	Consent of Spears & Associates, Inc.

24.1+	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 9.50% Senior Secured Notes due December 15, 2016 (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 of McJunkin Red Man Corporation (No. 333-173035), filed with the SEC on March 24, 2011).

+	Previously filed.
†	Management contract or compensatory plan or arrangement required to be posted as an exhibit to this report.

Item 17. Undertakings.

Each of the undersigned registrants hereby undertakes:

(a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, McJunkin Red Man Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MCJUNKIN RED MAN CORPORATION

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, MRC Global Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MRC GLOBAL INC.

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

* Leonard M. Anthony	Director	April 17, 2012

* Rhys J. Best	Director	April 17, 2012

* Peter C. Boylan III	Director	April 17, 2012

* Henry Cornell	Director	April 17, 2012

* Christopher A.S. Crampton	Director	April 17, 2012

* John F. Daly	Director	April 17, 2012

* Craig Ketchum	Director	April 17, 2012

	Signature	Title	Date

	* Gerard P. Krans	Director	April 17, 2012

	* Dr. Cornelis A. Linse	Director	April 17, 2012

	* John A. Perkins	Director	April 17, 2012

	* H.B. Wehrle, III	Director	April 17, 2012

* By:	/s/ ANDREW R. LANE Andrew R. Lane, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, McJunkin Red Man Development Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MCJUNKIN RED MAN DEVELOPMENT CORPORATION

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, Milton Oil & Gas Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MILTON OIL & GAS COMPANY

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, Ruffner Realty Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

RUFFNER REALTY COMPANY

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, Greenbrier Petroleum Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

GREENBRIER PETROLEUM CORPORATION

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Sole Director	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, Midway-Tristate Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MIDWAY-TRISTATE CORPORATION

By:	/S/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Sole Director	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, MRC Management Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

MRC MANAGEMENT COMPANY

By:	/s/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act, The South Texas Supply Company, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 17th day of April, 2012.

THE SOUTH TEXAS SUPPLY COMPANY, INC.

By:	/s/ ANDREW R. LANE
Andrew R. Lane
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW R. LANE Andrew R. Lane	Chairman, President and Chief Executive Officer (Principal Executive Officer and Sole Director)	April 17, 2012

/S/ JAMES E. BRAUN James E. Braun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2012

/S/ ELTON BOND Elton Bond	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 17, 2012